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As filed with the Securities and Exchange Commission on September 9, 2005

Registration No. 333-126803

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO.1 TO
 FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

LNR CAPITAL CORPORATION
(Exact name of registrant as specified in its governing instruments)

1601 Washington Avenue, Suite 800
Miami Beach, Florida 33139
(305) 695-5500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Zena M. Dickstein, Esq.
General Counsel
1601 Washington Avenue, Suite 800
Miami Beach, Florida 33139
(305) 695-5500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
André Weiss, Esq. David E. Rosewater, Esq. Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 (212) 756-2000	David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. The securities described in this prospectus may not be sold until the registration statement that we have filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 2005

PROSPECTUS

                        Shares

Common Stock

        LNR Capital Corporation is a newly formed company that will continue the real estate finance activities of LNR Property Holdings Ltd., or LNR Property, including its investments in real estate-related securities, real estate-related loans and other real estate-related assets, such as commercial mortgage backed securities, collateralized debt obligations, B-Notes and other subordinated real estate interests. We will be externally managed by LNR Capital Management LLC, or our Manager, an indirect wholly owned subsidiary of LNR Property. We are organized and will conduct our operations so as to qualify as a real estate investment trust, or REIT, for federal income tax purposes.

        We are selling                    shares of our common stock. To the extent that the underwriters sell more than            shares of common stock, the underwriters have the option to purchase up to an additional            shares from us at the initial public offering price less the underwriting discount.

        This is the initial public offering of our common stock. Prior to this offering, there has been no public market for our common stock. We currently expect the initial public offering price to be between $                        and $                        per share. We have applied to have our common stock listed on the New York Stock Exchange under the symbol "LNR."

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 18 of this prospectus for a discussion of these risks.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

        The underwriters expect to deliver the shares to purchasers on or about                        , 2005.

Deutsche Bank Securities Goldman, Sachs & Co. Citigroup Merrill Lynch & Co.

                        , 2005

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

        Until                           , 2005 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

SUMMARY

        This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you should consider before making an investment in our common stock. You should read carefully the more detailed information set forth under "Risk Factors" and the other information included in this prospectus. Except where the context suggests otherwise, the terms "we" "us" and "our" refer to LNR Capital Corporation (the issuer in this offering) and its subsidiaries, including the Operating Partnership (as defined below) and its subsidiaries; "LNR Property" refers to LNR Property Holdings Ltd. and its subsidiaries; "our Manager" refers to our external manager, LNR Capital Management, LLC, an indirect wholly owned subsidiary of LNR Property; "Operating Partnership" refers to LNR Capital Limited Partnership, a subsidiary of ours which will conduct substantially all of our business and own substantially all of our assets. References to LNR Property's historical operations relate to the operations of its wholly owned subsidiary, LNR Property Corporation prior to February 3, 2005; "LNR Partners" refers to LNR Partners, Inc. which is LNR Property's special servicing entity; "DSHI" refers to DSHI LLC and its subsidiaries, which are affiliates of LNR Property; "Cerberus" refers to Cerberus Capital Management, L.P. and certain affiliated management companies which manage funds and accounts that own a majority of the voting equity of LNR Property. Such funds and accounts are referred to herein as the "Cerberus Group." Unless indicated otherwise, the information in this prospectus assumes no exercise by the underwriters of their option to purchase up to an additional             shares of our common stock, no shares reserved for issuance under our stock incentive plan and no shares reserved for issuance in exchange for the redemption of limited partnership interests in the Operating Partnership.

  Our Company

        LNR Capital Corporation is a newly formed company that will continue the real estate finance activities of LNR Property. We intend to continue to invest in real estate-related securities, real estate-related loans, and other real estate-related assets, including commercial mortgage backed securities, or CMBS, collateralized debt obligations, or CDOs, or other resecuritizations, B-Notes and other subordinated real estate interests. We also expect that the real estate underlying these investments will be located primarily in the United States or its territories. Our objective is to provide our stockholders with attractive risk-adjusted returns through a combination of dividends and capital appreciation.

        LNR Capital Limited Partnership, or the Operating Partnership, will conduct substantially all of our business and own (either directly or indirectly through subsidiaries or joint ventures) substantially all of our assets. We are the sole general partner of the Operating Partnership. In connection with this offering, the Operating Partnership will acquire from certain subsidiaries of LNR Property a portfolio of real estate finance assets, which we refer to as the "Initial Portfolio." LNR Property, through its subsidiaries, will receive all of the net proceeds of this offering and limited partnership interests in the Operating Partnership, which excluding the special limited partnership interests, we refer to as "OP Units" in exchange for the Initial Portfolio. After the consummation of this offering, we will own       % (       % if the underwriters exercise their over-allotment option in full) of the partnership interests in the Operating Partnership in our capacity as a holder of OP Units and as the sole general partner of the Operating Partnership, and LNR Property and its subsidiaries will own the remaining       % (       % if the underwriters exercise their over-allotment option in full) of the partnership interests in the Operating Partnership through ownership of OP Units.

        As of                  , 2005 (a date two days prior to date of this prospectus), the assets that will comprise the Initial Portfolio included substantially all of the CMBS, CDOs and B-Notes of LNR Property, consisting primarily of $          billion face amount of CMBS, $          billion face amount

of CDOs (including notional amounts of preferred shares) and $          million face amount of loans, primarily B-Notes. The aggregate fair market value of the Initial Portfolio is $                  , as of                          , 2005, as determined by the management of LNR Property. The CMBS include subordinated interests in commercial mortgage pools, most of which are either unrated or non-investment grade rated and were acquired by LNR Property over the past twelve years. The CDOs represent subordinated interests issued by special purpose entities that hold portfolios of CMBS and other real estate-related debt securities. The B-Notes represent subordinated interests in mortgage loans typically (a) secured by first mortgages on large properties and (b) subordinated to "A-Notes" secured by the same first mortgages on the same properties.

        We will be externally managed by LNR Capital Management LLC, an indirect wholly owned subsidiary of LNR Property, pursuant to the management agreement that we will enter into concurrently with the consummation of this offering. LNR Property is a market leader in real estate finance, management and development, with established operations and demonstrated capability in investing in, managing and servicing real estate assets, including real estate properties, loans collateralized by real estate properties and securities backed by loans on real estate properties. With a staff of over 500 employees and a seasoned senior management team, we believe LNR Property has in place an operating infrastructure which cannot be easily duplicated. We do not expect to have any employees. LNR Property's employees will perform all functions and services on our behalf, although none of LNR Property's employees will be exclusively dedicated to us. Following the consummation of this offering, LNR Property will continue to operate its other real estate-related activities, including investing in properties, securities and loans. However, our management agreement will give us the right of first offer to invest in certain categories of investments, including unrated and non-investment grade rated CMBS, preferred shares of and unrated and non-investment grade rated CDOs and other resecuritizations of commercial real estate assets, B-Notes, and mezzanine debt. In exchange for the services provided by our Manager, we will pay our Manager an annual base management fee based on our equity and will reimburse our Manager for certain expenses. The Operating Partnership will make an incentive allocation based on our performance to our Manager, who will hold a special limited partnership interest in the Operating Partnership, the principal purpose of which is to entitle it to such an incentive allocation under the partnership agreement for the Operating Partnership, which we refer to as the "Operating Partnership Agreement."

        Each of LNR Property and, indirectly, our Manager is majority owned and controlled by funds and accounts managed by Cerberus. Founded in 1992, Cerberus is a private investment firm with in excess of $16 billion of capital under management. The Cerberus Group acquired its controlling interest in LNR Property Corporation on February 3, 2005. As a result, LNR Property Corporation, a public company, became privately held, and the senior management team of LNR Property Corporation became the senior management of LNR Property. The acquisition constituted a going private transaction in which LNR Property's current management group and principal stockholder exchanged some of their equity in LNR Property Corporation for equity in LNR Property. LNR Property Corporation, at the time of its acquisition by the Cerberus Group, was engaged in a broad array of real estate related activities, of which the assets that will constitute the Initial Portfolio, were approximately 30% of the total assets of LNR Property Corporation based on book value at such time. As a result of the acquisition, the Cerberus Group beneficially owns approximately    % of LNR Property's outstanding equity securities and after this offering will beneficially own approximately    % of our common stock, assuming redemption of all OP Units held by LNR Property in exchange for shares of our common stock, and the members of LNR Property's and our senior management own approximately    % of LNR Property's outstanding equity securities and beneficially own approximately    % of our common equity, assuming redemption of all outstanding OP Units held by LNR Property in exchange for shares of our common stock. Cerberus sponsors other investment vehicles or accounts and controls other portfolio companies that invest in certain of the types of real estate finance assets in which we will invest, and neither Cerberus nor the Cerberus Group has any obligation to introduce investment opportunities to us. The purpose of this offering is to raise funds that LNR Property will use to fund its current and future operations or to reduce its indebtedness, and to provide us with a capital structure that will enable us to grow our business.

        We will elect to be taxed as a real estate investment trust, or REIT, under Sections 856 through 859 of the Internal Revenue Code of 1986, as amended, or Internal Revenue Code, commencing with our taxable year ending on December 31, 2005. We will be structured as an umbrella partnership real estate investment trust, or UPREIT, under which substantially all of our current and future business is, and will be, conducted through our controlling interest in the Operating Partnership. We will be the sole general partner of the Operating Partnership. We believe that this structure will provide future benefits to us with respect to the tax basis of certain assets. The initial limited partners of the Operating Partnership will be us and subsidiaries of LNR Property. Such limited partners will receive their respective OP Units in connection with the transactions in which we will acquire the Initial Portfolio. The OP Unit holders will have the right to require the Operating Partnership to redeem their OP Units, subject to certain restrictions, into, at our option, cash equal to the value of an equivalent number of our shares or a number of shares equal to the number of OP Units. The OP Unit holders will be entitled to achieve liquidity through such redemption, subject to such restrictions and the 180-day lockup period described in "Underwriting".

Formation Transactions and Structure

        In connection with this offering, the Operating Partnership will acquire the Initial Portfolio, which as of                           , 2005, had a fair market value of $             as determined by the management of LNR Property, from certain subsidiaries of LNR Property. The transactions pursuant to which we will acquire our assets are referred to as the Formation Transactions. After giving effect to the Formation Transactions and, assuming the sale of     shares of common stock in this offering:

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  LNR Property and its subsidiaries will own OP Units representing       % (       % if the underwriters exercise their over-allotment option in full) of the outstanding partnership interests in the Operating Partnership;

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  we will own OP Units and general partnership interests representing the remaining       % (       % if the underwriters exercise their over-allotment option in full) of the outstanding partnership interests in the Operating Partnership; and

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  all of the net proceeds of this offering will have been paid to LNR Property or its subsidiaries.

        The Formation Transactions will include, but not be limited to, the following:

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  We will purchase from Diesel Ltd., a subsidiary of LNR Property, all of its interests in CDOs in exchange for a portion of the net proceeds of this offering.

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  We will shortly thereafter contribute such CDOs, either directly, or through one or more of our subsidiaries, to the Operating Partnership and in return, we will receive the entire general partnership interest of the Operating Partnership and OP Units.

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  In a series of transactions, LNR Property, through its subsidiary, LNR Securities Holdings LLC, will contribute all of its interest in CMBS and B-Notes in exchange for OP Units.

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  LNR Securities Holdings LLC will subsequently transfer some of such OP Units to LNR Property Corporation.

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  LNR Property Corporation will sell a portion of its OP Units to us in exchange for the remaining net proceeds of this offering at a price equal to the public offering price per share of common stock for each OP Unit.

        We will use any net proceeds from the full or partial exercise of the underwriters' over-allotment option to purchase additional OP Units from LNR Property Corporation at the initial offering price per share for each OP Unit, thereby increasing our percentage ownership of partnership interests in the Operating Partnership. If the number of shares of common stock sold in this offering (exclusive of the exercise of the underwriters' over-allotment option) exceeds             shares, the remaining net proceeds of this offering will be used to purchase additional OP Units from LNR Property Corporation. Upon any such purchase, the percentage ownership by us of partnership interests in the Operating Partnership will increase. To the extent that the number of shares of common stock sold in this offering (exclusive of shares purchased upon exercise of the over-allotment option) is less than        shares, the percentage ownership by us of the partnership interests in the Operating Partnership will decrease.

        Our Manager will also hold an interest in the Operating Partnership as a special limited partner. As a special limited partner, our Manager will be solely entitled to an incentive allocation each quarter pursuant to the Operating Partnership Agreement. We will be the sole general partner of the Operating Partnership. As the sole general partner of the Operating Partnership, we have the exclusive power to manage and conduct the business of the Operating Partnership, subject to the limited partners' right to approve certain extraordinary transactions and the other rights of the holders of the OP Units provided for in the Operating Partnership Agreement.

        The chart below shows our structure and relationships among us, LNR Property, the Operating Partnership and various affiliated entities after giving effect to this offering:

*    REIT

Our Investments

        Our objective is to provide attractive risk-adjusted returns to our investors through a combination of dividends and capital appreciation. We will seek to achieve this objective by managing the Initial Portfolio and opportunistically investing in a portfolio of real estate-related securities, real estate-related loans and certain other real estate-related assets.

        We will attempt to maximize returns and mitigate risk in our transactions through intensive due diligence before the acquisition of our target assets, followed by thorough and disciplined management after they are acquired. LNR Property's credit analysis prior to the acquisition of investments is based on an extensive property and loan level due diligence process. This process includes a detailed underwriting of the assets, as well as what we believe to be a consistent and formalized analysis, evaluation and risk/reward assessment. In addition to the emphasis on credit underwriting, we will typically seek to invest in subordinated real estate-related securities where we can appoint LNR Property, through its special servicing subsidiary, LNR Partners, as special servicer, which will control the workout process. LNR Property will use its workout expertise, surveillance, shadow servicing, special servicing skills and experience to maximize recoveries and reduce credit losses, improving the performance of the underlying assets in the Initial Portfolio and future investments.

Our Target Asset Classes

        We expect to invest in real estate-related assets located primarily in the United States and its territories. The Initial Portfolio consists of unrated and non-investment grade rated CMBS; preferred shares of, unrated and non-investment grade rated CDOs and other resecuritizations of commercial real estate assets; and loans, primarily B-Notes. We will have a right of first offer from LNR Property through our Manager with respect to these categories of assets, as well as mezzanine loans, debt of other REITs and real estate companies and synthetic investments (including derivatives) related to real estate. In addition, we may pursue investments in certain other categories of real estate-related assets including investment grade rated CMBS and CDOs; mortgage loans; bridge loans; equity securities of other real estate entities (including other REITs); real estate properties; and other real estate-related debt instruments, including non-performing loans and credit tenant leases, although such investments are not subject to the right of first offer from LNR Property.

        While not intended to be a primary focus of our business, we may acquire investments or interests in real estate properties through (i) direct or joint venture investments in real estate properties such as office buildings, apartment buildings, condominiums, shopping centers, industrial properties, hotels, other properties, special purpose buildings and/or undeveloped land, (ii) foreclosures of mortgages and mortgage related assets, or (iii) termination of CMBS trust vehicles that have foreclosed upon mortgages. Our Manager would provide portfolio management services and monitoring services with respect to these assets as is more particularly described in "Our Manager—Management Agreement." We have no financing in place that would limit our ability to finance any such investments or interests in real estate properties either in amount, by type of mortgages that may be placed on such investments or otherwise. We have not put policies in place regarding these potential real property investments but may adopt the same should we pursue these investments or interests in real estate properties.

        In addition, while not intended to be a primary focus of our business, we may engage in loan origination, loan servicing and warehousing of mortgages and we may either hold the loans for the income they generate or pool the same for prospective securitizations, financings or sales. We have not put policies in place regarding these potential activities but may adopt the same should we pursue such activities.

Our Acquisition Process

        In making and managing our investments, we will rely on LNR Property's significant experience in acquiring, developing, managing and working out real estate-related assets. At the core of our acquisition process will be LNR Property's intensive due diligence. We believe that LNR Property's standardized due diligence methodology enables its employees to efficiently conduct due diligence on a wide array of potential investments. The following describes LNR Property's acquisition process, using a CMBS acquisition as an example:

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  Initial review. LNR Property initially reviews property summaries prepared by underwriters and loan originators in connection with rating agency reviews and analyzes pro forma financials. From its analysis, LNR Property performs risk-adjusted yield modeling on each bond class to be purchased, forecasting frequency and severity of losses. If the investment meets LNR Property's criteria, it may submit a non-binding or soft bid.

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  Due diligence. Once a soft bid is accepted, LNR Property begins its formalized due diligence process. Asset managers evaluate the credit-worthiness of borrowers of the underlying loans, visit many of the underlying properties, and review loan files including environmental reports, appraisals, major leases, mortgage documents and property inspection reports. In addition, LNR Property typically visits three comparable properties to confirm market information relative to occupancy, rental rates and competition. From the data collected, market information and extensive internal knowledge, LNR Property's asset managers perform independent analyses of loan models and expected cash flows, which we refer to as "re-underwriting," prepare ten-year property level pro forma financials, which forecast debt service coverage and credit statistics, and arrive at an independent value for the properties. Relevant information is presented in a standardized format to allow for efficient review and documentation.

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  Internal approvals. After the loans and the underlying properties in the CMBS pool are reviewed, the results are presented to senior management in a standardized "roll-up book" which models the expected cash flows from the properties and loans. The senior management team reviews the roll-up book at a round-table session and evaluates the assumptions used in the underwriting of the underlying properties. During this process, loans not meeting LNR Property's investment criteria are discussed with the originators and either loans may be removed from the securitization portfolio prior to issuance or the eventual price for which the bonds will be acquired may be reduced, with the goal of reducing the risk inherent in the investment and enhancing returns. Finally, LNR Property creates a "Greenbook" which summarizes the transaction, cash flows and expected yields for review and approval by LNR Property's president and chief executive officer, chief investment officer, chief operating officer and chief financial officer.

Our Active Investment Management Process

        LNR Property, through our Manager, will continue to conduct its ongoing active investment management process on our behalf through its surveillance, shadow servicing and special servicing activities described below:

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  Surveillance. During the underwriting process and continuing after the acquisition, LNR Property identifies certain loans that are placed on an internal watch list either due to performance or credit concerns, or due to the size of the exposure. LNR Property reviews information available on borrowers, properties and, if applicable, tenants every month. LNR Property also performs monthly reviews of loan level information and the most recent property financial statements available to identify concerns or issues.

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  Shadow Servicing. Shadow servicing, an early warning system utilized by LNR Property, involves reviewing the activities of the master servicers and trustees for asset pools in which it has an investment. Every month LNR Property reviews the master servicers' application of cash receipts from the borrowers and the trustees' distributions of funds to the certificate holders to verify all funds were distributed in accordance with the Pooling and Service Agreement, which governs the parameters of securitizations. LNR Property also reviews the other servicing activities performed by the master servicers to verify their responsibilities were fulfilled in a timely manner. LNR Property communicates regularly with the master servicers and trustees to resolve any issues.

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  Special Servicing. The primary function of the special servicer in a securitization is to manage loans that go into default or become delinquent during their term or at maturity. LNR Property has substantial experience in working out loans, having resolved more than $23 billion face amount of loans over the past 13 years. We will generally seek investments where we will retain the right to appoint LNR Property, through its special servicing subsidiary, LNR Partners, as the special servicer. LNR Property increases the level of scrutiny of loans that may go into default and attempts to develop strategies to work out such loans prior to the time a loan becomes specially serviced.

Our Competitive Advantages

Leading Manager with Proven Track Record

        LNR Property has a long history of proven investment performance in commercial real estate-related securities, loans and real properties, and has been recognized as one of the leaders in these sectors. LNR Property has developed substantial resources and proprietary technology to support its real estate investment activities. With a staff of over 500 employees and a seasoned senior management team, we believe LNR Property has an established infrastructure which cannot be easily duplicated. LNR Property's senior management team has worked together for over a decade. Jeffrey P. Krasnoff, LNR Property's president and chief executive officer, Ronald E. Schrager, LNR Property's chief operating officer, and Robert Cherry, LNR Property's chief investment officer, each have substantial real estate experience, including investing in and managing assets similar to those in which we intend to or may invest. Moreover, Delaware Securities Holdings, Inc., the predecessor of DSHI LLC, whose assets represent a majority of the assets in the Initial Portfolio, was a private REIT. Therefore, although our Manager was recently formed, its management team has experience in managing a private REIT.

        LNR Property's management team has managed its investment portfolio through several real estate cycles, through which LNR Property has never experienced a quarterly or annual net loss. LNR Property's management team's past performance includes both our business as well as LNR Property's other real estate and real estate-related activities. We cannot assure our investors that such past performance or any other past performance of LNR Property's management referred to in this prospectus is an indicator of our future results.

Immediate Yield from Initial Portfolio

        As of June 30, 2005, the cash yield on the Initial Portfolio was approximately 15% based on LNR Property's book value. The acquisition of the Initial Portfolio will occur substantially concurrently with the consummation of this offering and will provide an immediate source of cash flow to generate earnings.

Significant Deal Flow

        Our Manager, through LNR Property, has significant access to deal flow through three primary sources:

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  Strong Relationships. We believe LNR Property's reputation and capacity to complete multiple transactions simultaneously are the principal reasons that financial institutions, who are instrumental in originating loans and CMBS, have sought LNR Property as a purchaser or partner. In addition, LNR Property has built long-term relationships with partners, other real estate owners and developers, borrowers, management companies, leasing agents, brokers, attorneys, and lenders.

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  The Initial Portfolio. LNR Property has already completed extensive due diligence on the Initial Portfolio which we believe will enable us to efficiently make additional investments in these transactions. The due diligence process for the purchase of a typical investment can take up to four weeks. Since this process has already been conducted on the Initial Portfolio, the amount of time and costs associated with any further investments in the same transaction that are included in the Initial Portfolio will be substantially reduced. Combined with LNR Property's ongoing surveillance and shadow servicing activities, our knowledge of the Initial Portfolio also enables us to act quickly when presented with an investment opportunity, and in some cases, can be the difference in being able to buy the investment.

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  Our Affiliation with Cerberus. Our affiliation with Cerberus provides another source of potential investment opportunities. Certain of the funds and accounts comprising the Cerberus Group are established real estate investors. We believe their long-standing presence and extensive relationships in the real estate sector and investment banking community may provide us with additional deal flow, although neither Cerberus nor the Cerberus Group has any obligation to offer any of its opportunities to us.

Right of First Offer from LNR Property

        Our management agreement will give us the right of first offer from LNR Property, through our Manager, for specific categories of investments, including unrated and non-investment grade rated CMBS, preferred shares of, unrated and non-investment grade rated CDOs and other resecuritizations of real estate-related assets, B-Notes and mezzanine debt.

Significant Real Estate Acquisition, Operation, Management and Disposition Experience

        We intend to appoint LNR Property, through its special servicing subsidiary, LNR Partners, as special servicer on all of our investments where we hold such right. LNR Property has significant experience in the purchase, development, management and workout of real estate assets, which we believe will be critical to our future success. In the past decade, LNR Property has invested in properties, loans and securities with an underlying real estate value estimated to be in excess of $230 billion. In addition, LNR Property has worked out thousands of loans that have gone into default, returning them to performing status, resolving them through payoffs or enhancing the underlying foreclosed properties before sale. We believe a combination of experience, disciplined methodologies, proprietary systems and advanced warning through its surveillance and shadow servicing programs allows LNR Property to enhance returns and mitigate risk on its assets. We believe LNR Property has more U.S. commercial loan workout experience than any of its competitors, and that its collection track record leads the industry. In fact, the major rating agencies that rate the capabilities of CMBS special servicers have recognized LNR Partners' abilities by assigning it their highest special servicing rating.

Existing Infrastructure and Scalable Platform

        We believe that LNR Property's established infrastructure, although not exclusively dedicated to us, will be an important component of our success. We will benefit from LNR Property's extensive portfolio management infrastructure, which includes a proprietary systems platform that has been developed internally, based on LNR Property's broad investment experience. We will also benefit from LNR Property's established accounting, treasury, risk management, legal, and other financial and administrative functions, all supported by over 500 employees. We also believe we will benefit from existing policies, procedures and controls established during LNR Property's history. In addition, LNR Property Corporation was recently a public company, and LNR Property continues to maintain resources, policies, procedures and controls intended to reflect public company oversight requirements.

        We believe LNR Property's existing infrastructure and operating capabilities are scalable thereby positioning us for continued expansion in the real estate markets. LNR Property's current professional staff has the ability to handle increased deal flow through leveraging their expertise, methodologies and in-house systems and technology. LNR Property has also developed a number of tools to automate tasks that would otherwise be performed manually.

Market Innovator and Leader

        We believe LNR Property's management team has played a key leadership role in the origin or development of many of the products and markets in which we will invest and its capabilities will provide us with a competitive advantage as the real estate finance industry continues to evolve. We believe some of these products and services have become well-accepted and growing components of the real estate financing market. For example, we believe LNR Property was:

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  in 1991, one of the earliest to invest in and work out large portfolios of distressed real estate assets, which resulted from the real estate market turmoil in the late 1980s and early 1990s;

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  in 1993 and 1994, one of the first entities to structure and complete private securitization transactions as issuer through securitizations of performing loan portfolios;

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  in 1993, one of the first to incorporate the concepts of special servicer and controlling class into third-party securitization transactions and the first to incorporate the combination of investing and special servicing in the same deal to enable control over the workout of assets underlying such investment;

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  in 1997, among the first to complete a commercial real estate resecuritization transaction and the first to create bonds rated higher than BBB from non-investment grade rated and unrated securities; LNR Property has subsequently completed four other such resecuritization transactions; and

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  in 1998, a participant in the initial structuring of B-Notes and one of the early B-Note purchasers.

        In addition, LNR Property, through its subsidiary LNR Partners, is the leader in the special servicing and loan workout market, with special servicing rights on 141 CMBS pools with an original face value in excess of $157 billion as of June 30, 2005, and has a track record of over 13 years of special servicing. LNR Property has resolved more than $23 billion of loans during that period. See "Business—Our Competitive Advantages—Positioned to Capitalize on Compelling Market Opportunity—Special Servicers for U.S. CMBS in 2004."

Positioned to Capitalize on a Compelling Market Opportunity

        The commercial real estate market in the U.S. is estimated at $5.4 trillion (Source: Emerging Trends in Real Estate: 2005), and LNR Property has historically targeted investments in a relatively small subset of this large market. We intend to continue LNR Property's focus on transactions where we can capitalize upon market opportunities. Since 1993, the CMBS market has grown significantly and we believe it can continue to grow, thus presenting to us the potential for an increasingly significant source of profits and growth. Through the first half of 2005, CMBS issued in the U.S. exceeded $72 billion, which was a 65% increase over the same period in 2004 (Source: Commercial Mortgage Alert (CMAlert.com)), further demonstrating the U.S. market's acceptance of CMBS as a viable financing option.

  Sources: LNR Property management and Commercial Mortgage Alert (CMAlert.com).

  (1)
  LNR Property participation is defined as deals in which LNR Property has invested and/or is the special servicer.

Summary Risk Factors

        An investment in shares of our common stock involves a high degree of risk. You should consider carefully the risks discussed below and under "Risk Factors" before purchasing our common stock.

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  We are dependent on our Manager and may not find suitable replacements if our Manager terminates the management agreement or key personnel of LNR Property are no longer available to us. None of LNR Property's infrastructure or its employees will be entirely dedicated to our business.

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  Our board of directors will approve very broad investment guidelines for our Manager and will not approve each investment decision made by our Manager.

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  We have recently been organized for the purpose of continuing the real estate finance activities of LNR Property. We have no operating history as a company independent from LNR Property and no experience operating as a publicly held REIT. We may not be able to successfully operate our business or generate sufficient revenue to make or sustain dividends to stockholders.

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  We expect to incur debt in the future, potentially in significant amounts, to finance our investments. None of our charter, bylaws or the management agreement will limit the amount of leverage we can employ. Our use of leverage may have the effect of increasing losses when interest rates and economic conditions are unfavorable. In addition, the failure to procure adequate capital and funding would adversely affect our results and may, in turn, negatively affect the market price of shares of our common stock and our ability to distribute dividends.

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  The Operating Partnership Agreement, our management agreement and the agreements to acquire the Initial Portfolio will be agreed to without arm's-length negotiation between related parties and their respective terms, including amounts payable thereunder, may not be as favorable to us as they would have been if they had been negotiated with unaffiliated third parties.

  •
  Cerberus sponsors other investment vehicles or accounts and controls other portfolio companies that invest in certain of the types of real estate finance assets in which we will invest. Neither Cerberus nor the Cerberus Group has any obligation to introduce investment opportunities to us.

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  Our Manager will be entitled to a base management fee which is unrelated to our portfolio's performance.

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  Our Manager, as special limited partner of the Operating Partnership, will be entitled to an incentive allocation based on our portfolio's performance, which may lead our Manager to place emphasis on the maximization of net income. This could result in increased risk to the value of our invested portfolio.

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  We intend to invest in B-Notes, mezzanine debt and other subordinated real estate interests as part of our investment strategy, which may subject us to certain risks relating to the structure and terms of these transactions.

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  The Initial Portfolio and the assets in which we intend to invest are subject to the credit risk of the underlying real estate collateral and in the event of default of such real estate collateral and the exhaustion of any underlying or additional credit support, we may not recover our full investment.

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  Our operating results may be sensitive to changes in prevailing interest rates and credit spreads, which may result in a mismatch between our asset yields and borrowing rates and consequently reduce or eliminate income derived from our investments or result in losses. In addition, increases in interest rates and widening credit spreads could negatively affect the value of our investments, particularly our investments in CMBS, which could result in reduced earnings or losses in the event such investments were or would need to be sold, and could negatively affect the cash available for distribution to our stockholders.

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  We intend to engage in certain hedging transactions to offset the impact of changes in interest rates that may expose us to contingent liabilities in the future and thus adversely affect our financial condition.

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  The use of CDOs or similar resecuritization structures may include over-collateralization or interest coverage requirements that may have a negative impact on our cash flow.

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  The requirements of the Investment Company Act of 1940, as amended, which we refer to as the "Investment Company Act," may impose limits on our operations. If we were required to register as an investment company under the Investment Company Act, we would become subject to limitations with respect to our capital structure (including our ability to use leverage), restrictions on our ability to enter into transactions with affiliated persons (as defined in the Investment Company Act), limits on our portfolio composition and other matters.

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  There may not be an active market for our common stock, which may cause our common stock to trade at a discount and make it difficult to sell the common stock you purchase.

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  CB Riley Investor L.P., an affiliate of Cerberus, will have significant influence over most matters requiring the approval of our stockholders because it controls the majority of the voting power of LNR Property's equity securities. While the interests of Cerberus may be aligned with those of our other stockholders, there may be situations where their interests may not coincide with the interests of other stockholders.

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  Our rights and the rights of our stockholders to take action against our directors, officers and Manager are limited, which could limit your recourse in the event of actions not in your best interests.

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  Our fiduciary obligations to the Operating Partnership may conflict with the interests of our stockholders.

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  Approval rights held by the limited partners of the Operating Partnership could preclude us from taking certain actions that would be beneficial to our stockholders.

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  Complying with REIT requirements may force us to liquidate otherwise attractive investments.

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  Failure to qualify as a REIT would subject us to income tax, which would reduce the amount of cash available for distribution to our stockholders.

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  Failure to make required distributions to our stockholders could subject us to tax or cause us to fail to qualify as a REIT.

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  Complying with REIT requirements relating to distributions may require us to pay dividends in excess of our cash flows thereby causing us to use cash reserves, incur debt, issue equity securities or liquidate assets at times when such actions might be unfavorable to us.

Our Management Agreement

        We will enter into a management agreement with our Manager effective upon the consummation of this offering. The initial term of the management agreement will be through December 31, 2008, with automatic one-year renewals. Our Manager will be responsible for performing all of the day-to-day functions of our business, determining investment criteria and, subject to the oversight of our board of directors, identifying and analyzing investments, asset sales, and financings and performing asset management duties. The following table summarizes the fees and expense reimbursements and other amounts that we will pay or allocate to our Manager for its services.

Type	Description
Base management fee
2.00% per annum for the first $1 billion of an amount equal to the sum of our stockholders' equity plus any minority interest related to the Operating Partnership for OP Units, and 1.75% per annum of such amount over $1 billion. The base management fee will be paid monthly in arrears in cash.

Incentive allocation	Quarterly allocation equal to 25% of:
•
the amount by which our consolidated net income before the incentive allocation and non-cash compensation for such quarter, without giving effect to the amount of net income that was reduced because it represents the minority interest related to the Operating Partnership for OP Units, divided by the sum of (i) shares representing the weighted average number of our shares outstanding during the quarter and (ii) the weighted average number of OP Units outstanding during the quarter not held by us or any of our subsidiaries exceeds an amount equal to:
• the product of the weighted average price per share in this offering and any subsequent offerings of our common stock multiplied by the higher of:
• 2.00%; and
• 0.50% plus 25% of the then applicable 10-year U.S. Treasury Note rate,
•
multiplied by the sum of the weighted average number of shares of common stock outstanding during the quarter and the weighted average number of OP Units outstanding not held by us or any of our subsidiaries.

The incentive allocation calculation provides for a rolling four-quarter high watermark. The incentive allocation will only be made in the current quarter if the incentive allocation based upon our current and prior three quarters' consolidated net income plus income attributable to the minority interest related to the Operating Partnership for OP Units, non-cash compensation expense and the incentive allocation is greater than the incentive allocation made in the prior three quarters cumulatively.
The calculation is subject to adjustment for certain one-time charges and will be made each fiscal quarter in cash.
Expense reimbursement
Reimbursement of third party expenses incurred by our Manager, including legal, accounting and other services; expenses of our Manager related to due diligence performed on our behalf and on behalf of our subsidiaries; and expenses for other services provided by our Manager, at the lower of cost or market rate. The expense reimbursement will be paid monthly in cash.
Termination fee
If we terminate the management agreement for cause, no termination fee is payable. If we terminate or fail to renew without cause, we will be required to pay a termination fee equal to four times the annual base management fee earned during the 12-month period immediately preceding the date of termination.
Buyout of special limited partnership interest
If our Manager ceases to act in such capacity because we terminate our relationship with our Manager for cause, no purchase of our Manager's special limited partnership interest in the Operating Partnership will be required. If we terminate the relationship without cause, we will be required to purchase our Manager's special limited partnership interest in the Operating Partnership for an amount equal to four times the sum of the annual incentive allocation earned during the 12-month period immediately preceding the date of termination.

        Pursuant to the management agreement, for future investments we will make where we will have the right to appoint the special servicer, we intend to appoint LNR Property, through its subsidiary LNR Partners, as special servicer which will entitle them to receive special servicing fees from cash receipts collected from the borrowers of the underlying loans which are held by CMBS Trusts, pursuant to servicing agreements to which we will not be a party.

Conflicts of Interest

        We are subject to potential conflicts of interest relating to our Manager, LNR Property, Cerberus and their respective affiliates because, among other things:

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  our chairman, chief executive officer, president and chief operating officer, chief financial officer and other officers also serve as officers, directors or are otherwise employed by LNR Property and/or its respective affiliates and are therefore not exclusively dedicated to our business. In addition, a minority of our directors are affiliated with LNR Property;

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  the Operating Partnership Agreement, our management agreement and the agreement to acquire the Initial Portfolio will be agreed to without arm's-length negotiation between related parties, and their respective terms, including fees payable, may not be as favorable to us as they would have been if they had been negotiated with unaffiliated third parties;

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  LNR Property, Cerberus and their respective affiliates may engage in additional management or investment opportunities that have overlapping objectives with us;

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  our Manager's incentive allocation, which is based in part upon our achievement of specified levels of net income, may lead our Manager to place undue emphasis on maximizing net income at the expense of other criteria, such as preservation of capital, maintaining sufficient liquidity and/or avoiding excess credit risk or interest rate risk, in order to achieve higher incentive compensation in the short run;

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  termination of the management agreement with our Manager without cause is difficult and costly; and

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  the ability of LNR Property to engage in other activities may reduce the time that LNR Property's employees spend on managing us.

Tax Status

        As a REIT, we generally will not be subject to federal income tax on the REIT taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify as a REIT, we may be subject to some federal, state and local taxes on our income or property. Any taxable REIT subsidiary, or TRS, that we form will be a regular taxable corporation that will be subject to federal, state and local income tax on its income. Our qualification as a REIT will depend upon our ability to satisfy on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

Investment Company Act

        We intend to conduct our operations so as not to be an investment company under the Investment Company Act. We must monitor our holdings to ensure continued compliance with the requirements of the Investment Company Act.

Our Distribution Policy

        Federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains.

        In connection with the REIT requirements, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock. Any future distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. These results and our ability to pay distributions will be affected by various factors, including the net interest, gains and other income from our portfolio, our operating expenses and any other expenditures. In order to maintain our REIT status, we may be required to pay dividends in excess of our cash flows and use cash reserves, incur debt, issue equity securities or liquidate assets to do so.

The Offering

Common stock offered	shares
Common stock to be outstanding after this offering
shares (excludes up to an additional shares of common stock subject to the underwriters' over-allotment option, shares potentially issuable upon redemption of OP Units and shares reserved for issuance under our stock incentive plan. See "Management—Stock Incentive Plan").
Listing	We have applied to have our common stock listed on the New York Stock Exchange under the symbol "LNR."
Use of proceeds
We estimate that the net proceeds to us from our sale of shares of common stock in this offering, at an assumed initial public offering price of $ per share, which is the mid-point of the range set forth on the cover page of this prospectus, after deducting the underwriting discount and other estimated offering expenses, will be approximately $ million. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $ million. In connection with this offering, the Operating Partnership will acquire from certain subsidiaries of LNR Property the Initial Portfolio. LNR Property through its subsidiaries will receive all of the net proceeds of this offering and % ( % if the underwriters exercise their over-allotment option in full) of the limited partnership interests in the Operating Partnership in exchange for the Initial Portfolio. If the over-allotment option is exercised, in part or in full, the resulting net proceeds will be utilized to purchase from LNR Property additional limited partnership interests in the Operating Partnership, which will increase our overall ownership percentage.
Ownership and transfer restrictions
Due to limitations on the concentration of ownership of shares imposed by the Internal Revenue Code, prior to the consummation of the offering, we will amend and restate the charter to reflect the following: our charter generally prohibits any stockholder from beneficially or constructively owning, applying certain attribution rules under the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock, subject to certain exceptions. Our board may, in its sole discretion, waive the 9.8% ownership limit with respect to a particular stockholder if it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT. LNR Property and its direct and indirect members and affiliates will be excepted from the 9.8% ownership limitation. Our charter also prohibits any person from:

•
beneficially or constructively owning shares of our capital stock that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and
	•	transferring shares of our capital stock if such transfer would result in our capital stock being beneficially owned by fewer than 100 persons.

Our charter will provide that any ownership or purported transfer of our capital stock in violation of the foregoing restrictions (including the procurement and delivery of a required investor letter) will result in the shares owned or transferred in such violation being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If the transfer is ineffective for any reason to prevent a violation of the restriction, the transfer that would have resulted in such violation will be void ab initio.
Risk factors	Investing in our common stock involves a high degree of risk. See "Risk Factors."

Our Corporate Information

        Our offices, our Manager's offices and LNR Property's offices are located at 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139 and our telephone number is (305) 695-5500. We will maintain a website at www.lnrcapital.com, which will be operational upon consummation of this offering. Information on our website is not and should not be considered part of this prospectus.

RISK FACTORS

        An investment in our common stock involves a number of risks. You should carefully consider the following information, together with the other information contained in this prospectus, before buying shares of our common stock. If any of the risks discussed in this prospectus actually occur, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to occur, the price of our common stock could decline significantly, and you may lose all or part of your investment. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statement referred to under "Cautionary Note Regarding Forward-Looking Statements."

Risks Related to our Business and Investment Strategy

We are dependent upon LNR Property's key personnel for our success and may not find suitable replacements if LNR Property terminates the management agreement.

        As an externally managed company, we will have no employees and as a result, we will depend on the knowledge, diligence, skill, continued service and network of contacts of LNR Property's senior management and investment professionals. That same senior management team will evaluate, negotiate, structure, close and monitor our investments and will manage the infrastructure necessary to operate our business. The departure of any of the senior managers of LNR Property, or of a significant number of the investment professionals of LNR Property, could have a material adverse effect on our performance. LNR Property's key personnel, including Jeffrey P. Krasnoff, our Chairman, Robert B. Cherry, our Chief Executive Officer, Ronald E. Schrager, our President and Chief Operating Officer, and Brian Tageson, our Chief Financial Officer, will not be exclusively dedicated to our operations and may devote a substantial portion of their working time to matters unrelated to our business. LNR Property has not dedicated any particular number of employees or employee-hours to our business, and our management agreement does not require LNR Property to make any particular employee-hour commitment. In addition, we can offer no assurance that we will continue to have access to LNR Property's professionals or their information and deal flow. We are subject to the risk that our Manager will terminate the management agreement and that no suitable replacements will be found to manage us or that, if we do find replacements, they may be more costly and may not have access to the same level of deal flow as LNR Property.

Our board of directors will approve very broad investment guidelines for our Manager and will not approve each investment decision made by our Manager.

        Our Manager will be authorized to follow very broad investment guidelines and will have substantial latitude to determine the types of assets that are appropriate investments for us. Our board of directors will periodically review our investment guidelines and our investment portfolio. However, our board of directors will not review all of our proposed investments. In addition, in conducting periodic reviews, our board of directors is expected to rely primarily on information provided to them by our Manager. Furthermore, our Manager may use complex strategies and enter into transactions that may be difficult or impossible to unwind by the time they are reviewed by our board.

We have no operating history as an independent company from LNR Property, and we may not be able to successfully operate our business or generate sufficient revenue to make or sustain dividends to stockholders.

        We have recently been organized and have no operating history independent of LNR Property. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objectives and that the value of your investment could decline substantially. There can be no assurance that we will be able to generate sufficient revenue to pay our operating expenses and make or sustain dividends to stockholders. See "Distribution Policy."

LNR Property has no prior experience managing a publicly held REIT.

        Although LNR Property has experience as a public company, it has not managed a publicly held REIT. The federal income tax laws impose numerous constraints on the operations of REITs and the investments made by REITs. In addition, federal laws and NYSE regulations impose additional requirements on publicly held companies. These constraints may hinder our ability to achieve our investment objectives because, among other things, they will limit the types of investments we can own. Our investors are not acquiring an interest in our Manager or in any of LNR Property's other managed entities or subsidiaries through this offering. We can offer no assurance that LNR Property, through our Manager, will replicate its historical record or its management team's record in its previous endeavors, and we caution you that our investment returns could be substantially lower than the returns achieved by funds managed by LNR Property or any of its affiliates or LNR Property's other endeavors.

Our financial condition and results of operation will depend on LNR Property's ability to manage future growth effectively.

        Our ability to achieve our investment objectives will depend on LNR Property's ability to grow our portfolio of investments, which will depend, in turn, on LNR Property's ability to identify and invest in assets that meet our investment criteria. Accomplishing this result on a cost-effective basis will be largely a function of our investment process, LNR Property's ability to provide competent, attentive and efficient services to us and our access to investment deal flow and financing on acceptable terms. Our performance will also be dependent upon LNR Property's ability to successfully hire, train, supervise and manage new employees. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

We expect to leverage our investments, which may adversely affect the return on our investments and may reduce cash available for distribution.

        We expect to leverage our investments primarily through secured financings, including revolving credit facilities, warehouse facilities, bank lines of credit, reverse repurchase agreements, secured loans, and other borrowings, although we currently do not have any such arrangements in place. The percentage of leverage will vary depending on the ability to obtain credit facilities. The return on our investments, the income from the assets in the Initial Portfolio and the cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions increase the cost of our financing relative to the income that can be derived from the assets acquired. The debt service payments that we will be required to make will reduce cash flow available for distributions to stockholders. We may not be able to meet these debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy the obligations. For example, we may leverage certain of our assets through reverse repurchase agreements. A decrease in the value of these assets may lead to margin calls which we must satisfy by either pledging additional assets or making payments in cash. We may not have the assets or funds available to satisfy any such margin calls, and cash flow sweeps or asset liquidations may result, which would reduce our cash available for operations and adversely affect our financial condition.

Failure to procure adequate capital and funding would adversely affect our results and may, in turn, negatively affect the market price of shares of our common stock and our ability to distribute dividends.

        We will depend upon the availability of adequate funding and capital for our operations. As a REIT, we are required to distribute annually at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, to our stockholders and are therefore not able to retain significant amounts of our earnings for new investments. Although any TRS that we form will be able to retain (and likely will retain) earnings for future investments, REIT requirements place a limitation on the relative value of TRS stock and securities owned by a REIT. We cannot assure you that any, or sufficient, funding or capital will be available to us in the future on terms that are acceptable to us. In the event that we cannot obtain sufficient funding or capital on acceptable terms, there may be a negative impact on the market price of our common stock and our ability to distribute dividends.

The lack of liquidity in our investments may adversely affect our business.

        Substantially all of the assets in the Initial Portfolio are not publicly traded. We expect to target and hold investments that are not publicly traded and our investment guidelines will not limit our holding of such investments. These investments would be subject to legal and other restrictions on resale, have no ready market in which to sell, or will otherwise be less liquid than publicly traded investments. This lack of liquidity may make it difficult for us to sell such investments if the need arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments. Moreover, we may face other restrictions on our ability to liquidate an investment in a business entity to the extent that we or LNR Property has or could be attributed with material non-public information regarding such business entity.

A significant economic slowdown, a recession or declining real estate values could impair our investments and harm our operating results.

        Many of our investments may be susceptible to economic slowdowns or recessions, which could lead to financial losses in our investments and a decrease in cash flows, revenues, net income and asset values. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us which could potentially impair our liquidity. These events could prevent us from increasing or acquiring new investments and limit our ability to sell existing investments, both of which could have a material adverse effect on our operating results and our ability to pay dividends.

Declines in the market values of our assets may adversely affect periodic reported results and credit availability, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

        A substantial portion of our assets will be classified for accounting purposes as "available-for-sale." Changes in the market values of those assets will be directly charged or credited to stockholders' equity. As a result, a decline in values may reduce the book value of our assets. Moreover, if the decline in value of an available-for-sale security is other than temporary, such decline will reduce earnings.

        The market value of our investments may decline for a number of reasons, such as:

  •
  changes in prevailing market rates;

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  widening of credit spreads with respect to our investments;

  •
  increases in actual or perceived credit risk related to the investments;

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  increases in defaults with respect to our investments;

  •
  declines in the market value of the underlying real estate; and

  •
  increases in extensions for certain investments.

        A decline in the market value of our assets may adversely affect us, particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we would have to sell the assets at a time when we might not otherwise choose to do so. A reduction in credit availability may reduce our earnings and, in turn, cash available for distribution to stockholders.

        Further, credit facilities that we enter into may require us to maintain a certain amount of cash and short-term liquid investments or to maintain unencumbered assets sufficient to maintain a specified liquidity position which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would otherwise choose, which could reduce our return on equity. In the event that we are unable to meet these contractual obligations, our financial condition could deteriorate rapidly.

There are conflicts of interest in our relationship with LNR Property that could result in decisions that are not in the best interests of our stockholders.

        Our chairman, chief executive officer, president and chief operating officer, chief financial officer and other officers will also serve as officers, directors or are otherwise employed by LNR Property and/or its respective affiliates. As a result, our Operating Partnership Agreement, management agreement and agreements to acquire the Initial Portfolio will be agreed to without arm's-length negotiation between related parties, and their respective terms, including fees payable, may not be as favorable to us as they would have been if they had been negotiated with unaffiliated third parties. In addition, we may enter into transactions in the future with LNR Property or its affiliates with the approval of the independent members of our board.

        We will indemnify our Manager and its officers and directors with respect to all liabilities, damages, judgments, costs, charges, loss, expense and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed or not performed in good faith in accordance with and pursuant to the management agreement.

        Termination of the management agreement without cause would be difficult and costly. The management agreement provides that the initial term shall end on December 31, 2008 and shall automatically be renewed for a one-year term thereafter, and it may only be terminated without cause following the initial term annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of at least a majority of the outstanding shares of our common stock, based upon (1) unsatisfactory performance by our Manager that is materially detrimental to us or (2) a determination that the aggregate remuneration payable to our Manager is unfair, subject to its right to prevent such a termination by accepting a mutually acceptable reduction of such remuneration. Our Manager will be provided 180 days' prior notice of any such termination and will be paid a termination fee equal to the amount of four times the sum of the annual base management fee earned by our Manager during the 12-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. At such time, our Manager will also be entitled to have its special limited partnership interest in the Operating Partnership purchased by us for an amount equal to four times the sum of the annual incentive allocation earned during the 12-month period immediately preceding the date of termination. These provisions may increase the effective cost to us of terminating our management relationship with our Manager, thereby adversely affecting our ability to terminate our Manager without cause.

We may compete with existing and future investment vehicles of Cerberus, LNR Property, and their affiliates for access to investments.

        Cerberus sponsors other investment vehicles or accounts and controls other portfolio companies that invest in certain of the types of real estate finance assets in which we will invest. We have no right of first offer or any other obligation due to us from Cerberus or the Cerberus Group. In addition, neither Cerberus nor the Cerberus Group has any obligation to introduce investment opportunities to us or not to compete with us in respect of those opportunities.

        In addition, we may make investments that are senior or junior to participations in, or have rights and interests different from or adverse to, the investments made by other vehicles or accounts managed by LNR Property and its affiliates, including Cerberus and its affiliates. Our interests in such investments may conflict with the interests of such other vehicles or accounts in related investments at the time of origination or in the event of a default or restructuring of the investment. If a default occurs with respect to such an investment, our Manager will advise our independent directors who will direct our Manager with respect to the resolution or disposition of the investment.

        LNR Property currently sponsors or manages other investment vehicles or accounts and may sponsor additional investment vehicles or accounts in the future. If any such vehicles or accounts have an investment focus that overlaps with our focus, subject to our right of first offer with respect to certain types of investments from LNR Property, we may be competing for access to the benefits that we expect our relationship with LNR Property to provide to us and for the time of their senior management, and investment professionals to carry out and facilitate our investment activities.

We may acquire investments from LNR Property or its affiliates or otherwise participate in investments in which LNR Property or its affiliates have an interest or for which they have a related investment which could result in conflicts of interest.

        We expect that, even after we acquire the Initial Portfolio, we will in the future acquire investments from LNR Property or its affiliates, including Cerberus, make investments that finance a portion of LNR Property's or its affiliates' investments, make co-investments with LNR Property or its affiliates or make other investments that provide significant benefit to LNR Property or its affiliates. These transactions will require independent director approval, but nevertheless will not be the result of arm's-length negotiations and will involve conflicts between our interests and the interest of LNR Property and its affiliates. There can be no assurance that any additional procedural protections, such as obtaining independent third-party appraisals, valuations or fairness opinions will be used or, if used, will be sufficient to assure that the consideration we either pay or receive for these investments will not exceed their fair market value.

Investments in securities, such as CMBS, where LNR Partners acts as special servicer present conflicts of interest which could result in decisions which are not in our best interest.

        LNR Partners, an affiliate of LNR Property, acts as special servicer for a substantial portion of the investments that will comprise the Initial Portfolio. For future investments where we will have the right to appoint the special servicer, we intend to appoint LNR Partners as special servicer which will entitle them to receive special servicing fees paid from cash receipts collected from the borrowers of the underlying loans which are held by CMBS trusts, pursuant to servicing agreements to which we will not be a party. Payments of such fees to LNR Property could therefore temporarily or permanently reduce the amount of interest or principal we may receive on our investments. Because of the fees paid to LNR Partners for its special servicing activities, LNR Property could be motivated to cause us to make certain investments even though the risk adjusted potential yields may not justify such investments. LNR Partners, LNR Property or its other affiliates may have ongoing relationships with, render services to, engage in transactions with and own debt or equity securities of the obligors on the underlying assets of the securitization, any of which would present LNR Partners with a conflict of interest in exercising its rights as special servicer with respect to those underlying assets. A conflict of interest may also arise in circumstances where LNR Partners may need to determine the resolution of certain assets in a securitization in which we are an investor and possibly also where LNR Property or its affiliates also has an investment, which may result in a decision that benefits LNR Property and its other affiliates to our detriment.

We must pay our Manager a base management fee each month regardless of our net income.

        The management agreement with our Manager will require us to pay our Manager substantial base management fees on a monthly basis, based on our equity regardless of our net income.

Incentive allocations to which our Manager is entitled may induce it to make certain investments, including speculative investments, which may result in increased risk to the value of our investment portfolio.

        In addition to its base management fee, our Manager, as special limited partner of the Operating Partnership, is entitled to receive incentive allocations based in part upon the achievement of targeted levels of our consolidated net income. In evaluating investments and other management strategies, the opportunity to earn incentive allocations based on such net income may lead our Manager to place undue emphasis on maximizing such net income at the expense of other criteria, such as preservation of capital. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our investment portfolio.

Our investments in CMBS are generally in subordinated positions and therefore subject to an increased risk of loss.

        Following the acquisition of the Initial Portfolio, we will own a significant amount of unrated and non-investment grade rated CMBS, and we anticipate continuing to acquire more of these types of assets.

        In general, losses related to a mortgage loan included in a securitization will be borne first by a cash reserve fund or letter of credit, if any, then by the equity holder of the property, then by mezzanine holders, then by the most subordinated security holder in the CMBS transaction and then by the other security holders in reverse order of seniority. The most subordinated class in a securitization structure is the first in that transaction to bear the loss upon a default on, restructuring or liquidation of the underlying collateral and is typically the last to receive payment of interest and principal. Such class is subject to heightened risks, including a substantially greater risk of loss of principal and non-payment of interest than a more senior, rated class. In the event of default and the exhaustion of any cash reserves or letter of credit, support from equity holders, mezzanine holders and holders of any classes of equity securities or debt junior to those in which we invest, we may not be able to recover all of our investment in such CMBS, which we typically purchase at a discount. In addition, if losses are incurred or if the values subsequently decline and, as a result, lower valued collateral is available to satisfy interest and principal payments due on the related CMBS, the securities in which we invest may effectively become the most subordinated position, which may result in losses to us to the extent that such loss is greater than the discount at which we typically acquire such assets. The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic conditions. As a result of these and other factors, subordinated interests generally are not actively traded and may not provide holders thereof with liquidity. In addition, the yield to maturity on subordinated interests of the type we intend to acquire may be sensitive to the default and loss experience of the underlying mortgage loans and the timing of such defaults or losses. Because the collateralized securities each represent a small percentage of the total pool of underlying mortgage loans, delinquencies, defaults and losses may have a disproportionate impact on the type of collateralized securities that we hold in such securitization.

The mortgage loans in which we will invest and the mortgage loans underlying the mortgage and asset-backed securities in which we will invest are subject to delinquency, foreclosure and loss, which could result in losses to us.

        Asset-backed securities are bonds or notes backed by loans and/or other financial assets. The ability of a borrower to repay these loans or make payments on these other financial assets is dependent upon, among other factors, the income or assets of these borrowers.

        The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower's ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, tenant's operation of the property, property location, management and condition, competition, changes in laws that increase operating expense or limit rental income, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental laws or terrorism, social unrest, and civil disturbances. In the event of a default of a loan, we may not fully recover the face amount and any interest due on the loan, which may result in a loss on such loan even if purchased at a discount.

        In addition, we may acquire interests in portfolios of distressed loans and additional interests in portfolios of nonperforming or subperforming mortgage loans, as well as mortgage loans that have had a history of delinquencies. Returns on an investment of this type primarily depend on the income producing capacity of the underlying real estate or, in the event of default, the capability of the loan's servicer to foreclose and liquidate the mortgaged property securing the mortgage loan in a timely and advantageous manner. We may acquire interests in investments of this type at a discount and in such cases, we will incur loss to the extent that such loss is greater than the discount at which we acquire such investment. There can be no assurance that we, LNR Property or a third-party servicer can liquidate a defaulted mortgage loan successfully or in a timely fashion.

The commercial mortgage loans underlying the CDOs or CMBS in which we may invest may have a high degree of geographic or tenant concentration, which could subject the applicable mortgage loans underlying the CDO or CMBS to a higher risk of loss.

        Certain pools of mortgaged properties securing the commercial mortgage loans underlying the CDOs or CMBS in which we may invest may have a higher degree of geographic concentration in a few states or regions or may be leased by the same tenant, affiliated tenants or tenants with related principals or tenants in the same industry.

        Any deterioration in the real estate market or economy or events in such states or regions where there is a high degree of geographic concentration, including earthquakes, hurricanes and other natural disasters, may increase the rate of delinquency experience (and as a consequence, losses) with mortgage loans related to properties in such state or region. As a result, realized losses may occur on the mortgage loans in such pools.

        In addition, the bankruptcy or insolvency of, or other financial problems with respect to, any tenant that is, directly or through affiliation, associated with a large pool of mortgaged properties securing the commercial mortgage loans could have an adverse effect on all of those properties where there is a high degree of tenant or industry concentration and on the ability of those properties to produce sufficient cash flow to make the required payments on the related commercial mortgage loan.

The commercial mortgage loans underlying the CDOs or CMBS in which we may invest may be subject to additional risks due to the character and use of commercial property securing such loans.

        Additional risks may be presented by the character and use of a particular commercial property. For example, hotel and motel properties are often operated pursuant to franchise management or operating agreements that may be terminable by the franchisor or operator; and the transferability of a hotel's operating, liquor and other licenses upon a transfer of title, whether through purchase or foreclosure, is subject to stringent local law requirements. Also, nursing homes may present special risks due to the significant governmental regulation of the ownership, operation, maintenance and financing of health care institutions. Furthermore, a particular commercial property (e.g., a hotel or nursing home) may not be converted to an alternative use without significant time and expense. In such cases, the conversion of the commercial property to an alternative use would generally require substantial capital expenditures. Thus, if the borrower becomes unable to meet its obligations under the related commercial mortgage loan, the liquidation value of such commercial property may be substantially less, relative to the amount outstanding on the related commercial mortgage loan, than would be the case if such commercial property were readily adaptable to other uses. A portion of the CMBS in the Initial Portfolio is secured by the type of commercial properties described in this risk factor.

Extension risks can adversely affect the yields on some of our investments and the cash available for distribution to our stockholders.

        The yield on our assets may be affected by term extensions that are different than our projections. Extensions on mortgage loans, where permitted under the loan documents, are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and subsequently, such extension rates cannot be predicted with certainty. We may acquire investments at a discount, and if any such investments do not pay off when expected, our anticipated yield may be negatively impacted. To the extent such extensions are different than our projections, our cash available for distributions to stockholders or for other purposes may be negatively impacted.

The performance of our investments and revenues generated by such investments will affect the amounts available for our distributions to our stockholders.

        As a REIT, we must distribute annually at least 90% of our REIT taxable income to our stockholders, determined without regard to the deduction for dividends paid and excluding net capital gains. Our ability to make and sustain cash distributions is based on many factors, including the return on our investments, expense levels and certain restrictions imposed by Maryland law. Some of the factors are beyond our control, and a change in any such factor could affect our ability to pay future dividends. No assurance can be given as to our ability to pay distributions. See "Distribution Policy."

Substantially all of the Initial Portfolio will be recorded at fair value, which will be determined in good faith by LNR Property and may differ materially from the realized value of these investments.

        Substantially all of the Initial Portfolio consists of securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. LNR Property values and records these investments quarterly at fair value, as they are deemed to be "available for sale" under generally accepted accounting principles. Because such valuations are inherently uncertain, may fluctuate over short periods of time and are based on estimates, LNR Property's determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. Our operating results could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal.

An increase in our borrowing costs relative to the interest we receive on our assets may adversely affect our profitability, and our cash available for distribution to our stockholders.

        There will be no debt outstanding upon consummation of this offering, and therefore, none of the assets in the Initial Portfolio will be match funded. Subsequent to this offering, we intend to incur indebtedness, which could be significant in amount, and anticipate that a portion of our debt will have maturities that are less than the maturities of the assets secured thereby. Therefore, as any credit facilities to which we may become subject mature, we may be required to extend the maturity date, refinance the debt with another lender, use available cash, or sell or resecuritize certain of our assets to payoff the debt. An increase in interest rates at the time we seek to employ these alternatives could result in increased financing costs, reduced borrowings due to lower advance rates and a decrease in the market value of the assets we are financing or selling thereby reducing the spread between the return on our assets and the cost of our new financing. This might reduce earnings and, in turn, cash available for distribution to our stockholders.

We are sensitive to changes in interest rates and other factors, that could significantly affect the value of our assets or affect our operating results.

        Most assets that we intend to invest in will bear interest at fixed rates, or derive their value from mortgages or other instruments that bear interest at fixed rates. The values of fixed-rate financial instruments are affected significantly by changes in market interest rates, generally falling when market interest rates rise and increasing when market interest rates fall. Further, the value of real estate itself may be affected by changes in interest rates, generally increasing when interest rates fall and declining when interest rates rise. Relatively long lasting changes in interest rates or credit spreads could significantly affect the value of our assets.

        If long-term rates were to increase significantly, the market value of our fixed-rate CMBS would decline and the repayment of loans underlying the CMBS could be extended, which would increase the duration and weighted average life of investments. In addition, to the extent spreads over benchmark interest rates increase significantly, the market value of these CMBS would similarly decline.

        The market values of our investments may decline without any general increase in interest rates for a number of reasons, such as increases in defaults and expected losses on collateral underlying such investments, increases in voluntary extensions for certain investments and widening of credit spreads. Declines in market value may ultimately reduce earnings or result in losses to us in the event the assets are actually disposed of, which may negatively affect cash available for distribution to our stockholders.

Hedging against interest rate exposure may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

        We intend to engage in certain hedging transactions to limit our exposure to changes in interest rates, and therefore may expose ourselves to risks associated with such transactions. Our hedging activities may vary in scope based on the level and volatility of interest rates, the type of assets and borrowings held, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

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  interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

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  available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

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  the duration of the hedge may not match the duration of the related asset or liability being hedged;

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  the amount of income that a REIT may earn from hedging transactions (other than through taxable REIT subsidiaries) to offset interest rate losses is limited by federal tax provisions governing REITs;

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  the credit quality of the party owing money in the hedging transactions may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;

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  we could be required to fund cash payments in certain circumstances; and

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  the party owing money in the hedging transaction may default on its obligation to pay.

        We may utilize instruments such as forward contracts and interest rate swaps, caps, collars and floors to seek to hedge against mismatches between the cash flows on our assets and the interest payments on our liabilities or fluctuations in the relative values of our portfolio investments, in each case, resulting from changes in market interest rates. Hedging against a decline in the values of our portfolio investments does not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions decline. Such hedging transactions may also limit the opportunity for gain if the values of the portfolio positions should increase. Moreover, if an interest rate fluctuation is generally anticipated, we may not be able to enter into a hedging transaction at an acceptable price. Our hedging activity may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

        The success of our hedging transactions will depend on our Manager's ability to manage interest rate risk. Therefore, while we may enter into such transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the investments being hedged may vary. Moreover, for a variety of reasons, we may not be able to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

We may enter into derivative contracts that could expose us to potential liabilities in the future.

        Part of our investment and hedging strategy may involve entering into derivative contracts that could require us to fund cash payments in certain circumstances. Our ability to fund these potential liabilities will depend on the liquidity of our assets and access to capital at the time. The need to fund liabilities resulting from derivative contracts could adversely impact our financial condition.

We may change our investment strategy and asset allocation without stockholder consent, which may result in riskier investments.

        We may change our investment strategy or asset allocation at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment strategy may increase our exposure to interest rate and real estate market fluctuations. Furthermore, a change in our asset allocation could result in our making investments in instrument categories different from those described in this prospectus.

We may not be able to engage in future resecuritization transactions, which could hurt our performance and limit our ability to grow our business.

        We intend to securitize certain of our portfolio investments to generate cash for funding new investments. There may be no market for such resecuritizations thereby exposing us to market risks. The inability to resecuritize our portfolio could hurt our performance and limit our ability to grow our business if we were unable to secure other sources of long term and match-funded financing or capital. While LNR Property did not rely on CDOs and other resecuritizations of commercial real estate assets to generate cash, its real estate finance activities did utilize CDOs and other resecuritizations. Nonetheless, unavailability of resecuritizations could impede our ability to grow if other sources of capital are not available.

The use of CDOs or similar resecuritization structures may include over-collateralization or interest coverage requirements that may have a negative impact on our cash flow.

        Some of the CDOs that we will own, and we expect that the CDOs or similar resecuritization structures we may issue in the future, may provide that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount, or that interest received from the assets exceed interest due on the CDOs, commonly referred to as "over-collateralization" and "interest coverage" respectively. We anticipate that some of the CDOs may contain terms providing that, if certain delinquencies and/or losses exceed the specified levels based on the rating agencies' analyses (or any financial guaranty insurer) of the assets collateralizing the bonds, and as such, the over-collateralization or interest coverage falls below a specified level, cash flow allocable to the subordinated CDOs may be swept and paid to the senior CDOs as principal until such time that the over-collateralization and interest coverage tests are met. Other tests (based on delinquency levels or other criteria) may restrict our ability to receive net income from assets collateralizing the obligations. We cannot assure you that the performance tests will be satisfied. In advance of completing negotiations with the rating agencies or other transaction parties on any future CDO financings, we cannot assure you of the actual terms of the CDO delinquency tests, over-collateralization or interest coverage terms, cash flow release mechanisms or other significant factors regarding the calculation of net income and cash flow to us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect the availability of net income and cash flow to us. If our assets fail to perform as anticipated, the over-collateralization, interest coverage or other credit enhancement provisions associated with our CDOs may adversely affect our net income and cash flow.

The loan participations in which we may invest may be subject to additional risks relating to the structure and terms of the transaction.

        We intend to invest in B-Notes and other subordinated real estate interests, including mezzanine loans, as part of our investment strategy. B-Notes are typically privately negotiated loans that are (a) secured by a first mortgage on a single large property or group of related properties and (b) subordinated to an "A-Note" secured by the same first mortgage on the same property. As a result, if a decline in value of such investments is realized through a disposition or if a borrower defaults, there may not be sufficient funds remaining for any payments to B-Note and subordinated real estate interest holders. B-Notes and other subordinated real estate interests, including mezzanine loans, reflect similar credit risks to comparably rated CMBS. However, B-Notes and mezzanine loans can vary in their structural characteristics and risks. For example, the rights of holders of B-Notes and other subordinated real estate interests, including mezzanine loans, related to real estate to control the workout process following a borrower default may vary from transaction to transaction. Further, B-Notes and other subordinated real estate interests typically are secured by a single property or a group of related properties, and so reflect the risks associated with significant concentration.

Any investments in mezzanine loans and bridge loans where the underlying assets are non-income producing properties are subject to higher risks that may result in losses.

        Investments in mezzanine loans and bridge loans where the underlying assets are non-income producing properties, including properties under development and undeveloped land, tend to have a higher risk of non-payment than fully-developed real estate assets as a result of the potential failure of any anticipated development project. In the event of any such failure, the loan may go into default, which could result in losses and adversely impact our financial condition. Based on face amount as of June 30, 2005, 0.5% of the Initial Portfolio represents mezzanine and bridge loans, of which approximately 76% has underlying assets which are non-income producing.

The requirements of the Investment Company Act impose limits on our operations.

        We intend to conduct our operations so as not to be an "investment company" as defined in the Investment Company Act, which will restrict the investments we make and may cause us to liquidate investments. See "Investment Company Act Considerations" in this prospectus.

        If we are unable to qualify for an exclusion or exemption from regulation as an investment company, we could, among other things, be required either: (a) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have a material adverse effect on us and the market price of our common stock. If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition and other matters.

Rapid changes in the values of our investments and other real estate-related investments may make it more difficult for us to maintain our qualification as a REIT or exception from the Investment Company Act.

        If the market value or income potential of our investments declines as a result of increased interest rates, reinvestment and extension risks related to asset classes subject to prepayment or other factors, we may need to increase our real estate-related investments and income and/or liquidate our non-qualifying assets in order to maintain our REIT qualification or exception from the definition of an investment company under the Investment Company Act. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of many of our assets. We may have to make investment decisions that we otherwise would not make absent the REIT and the Investment Company Act considerations.

We operate in a highly competitive market for investment opportunities, which may prevent us from being able to take advantage of attractive investment opportunities from time to time.

        We will compete with other REITs, public and private funds, commercial and investment banks and commercial finance companies. Some of our competitors are large and may have greater financial and technical resources and greater access to deal flow than we do. Several other REITs have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that are similar to ours, which may create competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. As a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time.

We are dependent upon the availability of attractive investment opportunities, the lack of which may reduce our revenues, assets and income.

        We are dependent upon the financial markets for the supply and quality of investment opportunities. Any event or trend that impacts the financial markets or makes it more difficult to originate investments could reduce the amount of opportunities made available to us and consequently may reduce our revenues, assets and income.

Our Manager's acquisition process may not reveal all liabilities or weaknesses related to an investment.

        Before making an investment, LNR Property, through our Manager, will assess factors that it believes are material to the performance of the investment. In making the assessment and otherwise conducting due diligence, LNR Property, will rely on the resources available to it and, in some cases, utilize third party services. There can be no assurance that our Manager's acquisition process will uncover all liabilities or weaknesses related to an investment or that any investment will perform according to our Manager's projections.

We could be affected by changes in real estate markets.

        Prices of real estate, including commercial real estate, tend to fluctuate over time. Real estate values may fluctuate based on changes in economic conditions, demand for commercial space, changes in interest rates, excess capacity created by over-building, changes in tax laws or environmental laws and a variety of other factors. A significant decline in the overall real estate market may impact us if we disposed of such assets or if the value of our assets became impaired.

        Weak real estate markets also increase the likelihood of defaults on mortgages, and make it more difficult to sell foreclosed properties for at least the amounts owed on the mortgages they secure. An increase in the rate of mortgage defaults could affect amounts we can realize on our investments.

Terrorist attacks and other acts of violence such as the events of September 11, 2001, and the resulting effects, expose us to certain risks.

        The terrorist attacks on September 11, 2001, disrupted the U.S. financial markets, including the real estate capital markets, and negatively impacted the U.S. economy in general. Any future terrorist attacks, or the anticipation of any such attacks, could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. The economic impact of these events could also adversely affect the credit quality of some of our loans and investments. Some of our loans and investments will be more susceptible to the adverse effects than others, such as hotel loans, which may experience a significant reduction in occupancy rates following any future attacks. We may suffer losses as a result of the adverse impact of any future attacks and these losses may adversely impact our performance and revenues and may result in the volatility of the value of our securities. A prolonged economic slowdown, a recession or declining real estate values could impair our investments and harm our financial condition, increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. We cannot assure you that there will not be further terrorist attacks against the United States or U.S. businesses, and we cannot predict the severity of the effect that such future events would have on the U.S. financial markets, the economy or our business.

        In addition, the events of September 11 created significant uncertainty regarding the ability of real estate owners of high profile assets to obtain insurance coverage protecting against terrorist attacks at commercially reasonable rates, if at all. With the enactment of the Terrorism Risk Insurance Act of 2002, insurers must make terrorism insurance available under their property and casualty insurance policies through the end of 2005. The absence of affordable insurance coverage may adversely affect the general real estate lending market, lending volume and the market's overall liquidity and may reduce the number of suitable investment opportunities available to us and the pace at which we are able to make investments. If the properties in which we invest are unable to obtain affordable insurance coverage, the value of those investments could decline, and in the event of an uninsured loss, we could lose all or a portion of our investment.

Insurance on real estate collateral may not cover all losses.

        There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors, including terrorism or acts of war, also might make the insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore our economic position with respect to the affected real property. Any uninsured loss could result in the loss of cash flow from the affected property, potentially reducing its value and could result in the default of the related loan.

We may be exposed to environmental liabilities with respect to properties to which we take title.

        In the course of our business, we may take title to real estate, and, if we do take title, we may be subject to environmental liabilities with respect to those properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, and investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases, at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

We rely upon information systems operated by LNR Property or by third parties, and systems failures may be disruptive to our business.

        Our business relies upon information systems operated by LNR Property or third parties. Any failure or interruption of the systems on which we rely could cause problems related to the management of our portfolio, including delays or other problems in our investing or management activities, which may be disruptive to our business and consequently may have an impact on our operating results.

Changes in accounting standards or interpretations of such standards could have an adverse impact on our financial position.

        We may be subject to changes in accounting standards or interpretations of accounting standards that could significantly change the method in which we account for our investments or operating activity. For example, under the current accounting standards, most CMBS trusts are structured such that they are deemed to be Qualified Special Purpose Entities, or QSPEs. QSPEs are exempt from being consolidated on the balance sheet of any of the holders of beneficial interests in the trusts. Therefore, even though we will hold beneficial interests in CMBS trusts (often the most subordinated piece), we are not required to and will not consolidate the assets of such CMBS trusts in which we hold beneficial interests. Recently, several large accounting firms have questioned whether CMBS trusts qualify as QSPEs and have asked the Financial Accounting Standards Board to resolve these issues. If such standards are revised or interpreted to no longer deem CMBS trusts as QSPEs, we may be required to consolidate the CMBS trusts in which we hold beneficial interests, which may have a material impact on our financial position, our level of indebtedness and may affect our ability to obtain competitive financing.

Risks Related to this Offering

There may not be an active market for our common stock, which may cause our common stock to trade at a discount and make it difficult to sell the common stock you purchase.

        Prior to this offering, there has been no public market for our common stock. We cannot assure you that an active trading market for our common stock will develop or be sustained after the offering. The initial public offering price for our common stock will be determined by negotiations between the underwriters and us. We cannot assure you that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that the price of our shares available in the public market will reflect our actual financial performance.

        We have applied to list our common stock on the New York Stock Exchange under the symbol "LNR." Listing on the New York Stock Exchange would not ensure that an actual market will develop for our common stock. Accordingly, no assurance can be given as to:

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  the likelihood that an active market for the shares will develop or be sustained;

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  the liquidity of any such market;

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  the ability of our stockholders to sell their common stock; or

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  the price that our stockholders may obtain for their common stock.

The market price and trading volume of our common stock may be volatile following this offering which could prevent you from selling your shares at or above your purchase price, and could adversely impact the liquidity of our common stock.

        Even if an active trading market develops, the market price of our common stock may be volatile and could be subject to wide fluctuations after this offering. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the initial public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

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  actual or anticipated variations in our quarterly operating results;

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  changes in our earnings estimates or publication of research reports about us or the real estate industry;

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  increases in market interest rates which may lead purchasers of our shares to demand a higher yield;

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  changes in market valuations of similar companies;

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  adverse market reaction to any increased indebtedness we incur in the future;

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  additions or departures of LNR Property's key personnel;

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  changes in our manager;

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  actions by institutional stockholders;

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  actions taken by rating agencies with regard to ratings on our indebtedness or securities;

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  speculation in the press or investment community; and

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  general market and economic conditions.

Broad market fluctuations could negatively impact the market price of our common stock.

        The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies' operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.

Future offerings of debt securities, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

        In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities. Upon liquidation, holders of our debt securities and lenders with respect to other financings, if any, will, and holders of our preferred stock, if any, may, receive a distribution of our available assets prior to the holders of our common stock. If we decide to issue debt securities in the future, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make or could reduce the amount of any dividend distribution to the holders of our common stock. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock. We, and indirectly our stockholders, will bear the cost of issuing and servicing such securities.

        Sales of substantial amounts of our common stock, or the perception that these sales could occur, could have a material adverse effect on the price of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

You should not rely on lock-up agreements in connection with this offering to limit the amount of common stock sold into the market as parties subject to lock-ups, may, at any time, be released from all or a portion of the restrictions contained in the lock-up agreements.

        We, our Manager, our respective officers and directors and LNR Property have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any shares of our common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of each of Deutsche Bank Securities Inc. and Goldman, Sachs & Co. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

        The parties subject to the foregoing lock-up agreement may, at any time, be released from all or a portion of the securities subject to the foregoing lock-up provisions. There are no present agreements between the underwriters and any such party releasing them or us from these lock-up agreements. However, we cannot predict the circumstances or timing under which lock-up restrictions may be waived. If such restrictions are waived or terminated, or upon expiration of a lock-up period, approximately               shares (including shares potentially issuable upon redemption of OP Units) will be available for sale into the market at that time, subject only to applicable securities rules and regulations. These sales or a perception that these sales may occur could reduce the market price for our common stock.

An increase in market interest rates may have an adverse effect on the market price of our common stock.

        One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our distribution rate as a percentage of our share price relative to market interest rates. If the market price of our common stock is based primarily on the earnings and return that we derive from our investments and income with respect to our properties and our related distributions to stockholders, and not from the market value or underlying appraised value of the properties or investments themselves, then interest rate fluctuations and capital market conditions will likely affect the market price of our common stock. For instance, if market rates rise without an increase in our distribution rate, the market price of our common stock could decrease as potential investors may seek other securities paying higher distributions or interest. In addition, rising interest rates would result in increased interest expense on our variable rate debt to the extent such debt is not covered by hedging, thereby adversely affecting cash flow and our ability to service our indebtedness and pay distributions.

Investors in this offering will pay a price per share that exceeds the net tangible book value per share of our common stock.

        The initial public offering price of our common stock is higher than the net tangible book value per share of our common stock outstanding immediately after this offering. Our net tangible book value per share as of    , 2005 was approximately $             , assuming the acquisition of the Initial Portfolio as of such date. Investors who purchase our common stock in this offering will pay a price per share that exceeds the net tangible book value per share of our common stock.

There is a risk that you may not receive distributions or that our distributions may not increase over time.

        We intend to make distributions on a quarterly basis out of assets legally available therefore to our stockholders in amounts such that all or substantially all of our REIT taxable income in each year is distributed. We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions.

Investing in our shares may involve an above average degree of risk.

        The investments we make in accordance with our investment objective may result in a higher amount of risk than alternative investment options and volatility or loss of principal. Our investments may be highly speculative and aggressive, and therefore, an investment in our shares may not be suitable for someone with lower risk tolerance.

CB Riley Investor L.P., an affiliate of Cerberus, will have significant influence over most matters requiring the approval of our stockholders.

        Upon the consummation of the offering, CB Riley Investor L.P., an affiliate of Cerberus, will beneficially own (through its ownership of LNR Property and its affiliates), approximately       % of the OP Units. Holders of OP Units have the right to cause the Operating Partnership to redeem their OP Units for, at our option, cash equal to the value of an equivalent number of our shares or a number of shares equal to the number of OP Units redeemed. As a result, the Cerberus Group could have       % of the total voting power of the outstanding shares of our common stock on all matters submitted to a vote of our stockholders, including the election of directors. In addition, CB Riley Investor L.P. will beneficially own (through its ownership of LNR Property and its affiliates) approximately       % of our Manager.

        So long as CB Riley Investor L.P. continues to own (through its ownership of LNR Property and its affiliates) a significant portion of the OP Units, Cerberus will continue to be able to significantly influence the decisions, policies, management and affairs, including certain actions requiring partner approval, of the Operating Partnership. The interests of Cerberus may not coincide with the interests of our stockholders. In particular, Cerberus, through its managed funds and accounts, is in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Cerberus, through its managed funds and accounts, may also pursue acquisition opportunities that may compete with our business, and as a result, those acquisition opportunities may not be available to us.

Risks Related to our Organization and Structure

Our charter and bylaws will contain provisions that may inhibit potential acquisition bids that you and other stockholders may consider favorable, and the market price of our common stock may be lower as a result.

        Upon completion of this offering, our charter and bylaws will contain provisions that may have an anti-takeover effect and inhibit a change in our board of directors. These provisions include the following:

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  There are ownership limits and restrictions on transferability and ownership in our charter.    In order to qualify as a REIT commencing with our taxable year ending on December 31, 2005, and for each taxable year after 2005, not more than 50% of the value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals during the second half of any calendar year, and our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To assist us in satisfying these tests, our charter generally prohibits any person from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of any class or series of our outstanding capital stock, subject to certain exceptions. This restriction may:

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  discourage a tender offer or other transactions or a change in the composition of our board of directors or control that might involve a premium price for our shares or otherwise be in the best interests of our stockholders; or

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  result in shares issued or transferred in violation of such restrictions being automatically transferred to a trust for a charitable beneficiary and thereby resulting in a forfeiture of owning the additional shares.

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  Our charter will permit our board of directors to issue stock with terms that may discourage a third party from acquiring us.    Upon completion of this offering, our charter will permit our board of directors to amend the charter without stockholder approval to increase the total number of authorized shares of stock or the number of shares of any class or series and issue common or preferred stock, having preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption as determined by our board. Thus, our board could authorize the issuance of stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price of our shares.

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  Maryland Control Share Acquisition Act.    Maryland law provides that "control shares" of a corporation acquired in a "control share acquisition" will have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible to be cast on the matter under the Maryland Control Share Acquisition Act. "Control shares" means voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. If voting rights or control shares acquired in a control share acquisition are not approved at a stockholders' meeting or if the acquiring person does not deliver an acquiring person statement as required by the Maryland Control Share Acquisition Act, then subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value.

    If voting rights of such control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. Our bylaws contain a provision exempting acquisitions of our shares from the Maryland Control Share Acquisition Act. However, our board of directors may amend our bylaws in the future to repeal or modify this exemption, in which case any control shares of our company acquired in a control share acquisition will be subject to the Maryland Control Share Acquisition Act.

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  Business Combinations.    Under the Maryland Business Combination Act, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

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    any person who beneficially owns ten percent or more of the voting power of the corporation's shares; or

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    an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

    A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

    After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

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    eighty percent of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

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    two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

    These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

    The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution which provides that any business combination between us and any other person is exempted from the provisions of the Act, provided that the business combination is first approved by the board of directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, this statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

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  Maryland Law contains, and our charter and our bylaws will contain, other possible anti-takeover provisions.    Upon completion of this offering, our charter and bylaws will contain other provisions that may have the effect of delaying, deferring or preventing a change in control of us or the removal of existing directors and, as a result, could prevent our stockholders from being paid a premium for their common stock over the then-prevailing market price. For example, our charter will contain provisions restricting the ownership and transfer of our stock in a manner intended to preserve our REIT qualification. In order for us to qualify as a REIT for each taxable year, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. "Individuals" for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. See "Description of Capital Stock" and "Certain Provisions of Maryland General Corporation Law and Our Charter and Bylaws."

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  Redemption rights of the limited partners of the Operating Partnership.    The limited partners of the Operating Partnership have the right to cause the Operating Partnership to redeem their OP Units for, at our option, cash equal to the value of an equivalent number of our shares or a number of our shares equal to the number of OP Units redeemed, except to the extent such redemption ratio is adjusted in accordance with the terms of the Operating Partnership Agreement, in which case their OP Units will be redeemable for such adjusted cash amount or number of shares.

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  Extraordinary Transactions.    The Operating Partnership Agreement provides that neither we nor the Operating Partnership may generally engage in any merger, consolidation or other combination with or into another person, or sale of all or substantially all of our assets, or any reclassification, or any recapitalization or change of outstanding shares of common stock, which we refer to as a Business Combination, unless the holders of OP Units will receive, or have the opportunity to receive, the same pre-tax consideration per OP Unit as holders of common stock receive per share of common stock in the transaction; provided, however, if holders of OP Units will not be treated in such manner in connection with a proposed Business Combination, we may not engage in such transaction unless limited partners holding at least 85% of the OP Units held by limited partners (other than us) vote to approve the Business Combination. In addition, we have agreed, as general partner of the Operating Partnership, in the Operating Partnership

    Agreement with the limited partners that we will not consummate a Business Combination in which we conducted a vote of our stockholders unless the matter would have been approved had holders of OP Units been able to vote together with the stockholders on the transaction.

    The foregoing 85% vote shall not be required to effect a Business Combination where LNR Property and its affiliates collectively own less than 15% of the total OP Units plus outstanding common stock. The foregoing provision of the Operating Partnership Agreement would under no circumstances enable or require us to engage in a Business Combination which required the approval of our stockholders if our stockholders did not in fact give the requisite approval. Rather, if our stockholders did approve a Business Combination, we would not consummate the transaction unless (i) we, as general partner of the Operating Partnership, first conduct a vote of holders of partnership interests (including us) on the matter, (ii) we vote the general partnership interests held by us in the same proportion as our stockholders voted on the matter at the stockholder vote, and (iii) the result of such vote of the holders of partnership interests (including the proportionate vote of our general partnership interests) is that had such vote been a vote of stockholders, the Business Combination would have been approved by the stockholders.

    As a result of these provisions of the Operating Partnership Agreement, a third party may be inhibited from making an acquisition proposal that it would otherwise make, or we, despite having the requisite authority under our charter, may not be authorized to engage in a proposed Business Combination.

Our rights and the rights of our stockholders to take action against our directors, officers and Manager are limited, which could limit your recourse in the event of actions not in your best interests.

        Our charter will limit the liability of our directors and officers to us and our stockholders for money damages to the maximum extent permitted by Maryland law in effect from time to time.

        In addition, our charter will authorize us to indemnify our present and former directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws will require us to indemnify each present or former director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. See "Limitation on Liability of Directors and Officers and Indemnification and Advance of Expenses." In addition, under the management agreement, LNR Property through our Manager will have no liability to our stockholders or to us for any acts or omissions except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of our Manager's duties.

Our fiduciary obligations to the Operating Partnership may conflict with the interests of our stockholders.

        As the general partner of the Operating Partnership, we may have fiduciary obligations to the limited partners of the Operating Partnership, the discharge of which may conflict with the interests of our stockholders. Unless otherwise provided for in the partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibits such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. The limited partners of the Operating Partnership will have the right to cause the Operating Partnership to redeem their OP Units for cash or shares of our common stock. As general partner, our decision as to whether to exchange OP Units for cash or shares of our common stock may conflict with the interest of our common stockholders. We may decide to exchange OP Units for cash when it may be in the best interest of our common stockholders to dilute their shareholdings and retain such cash, or we may decide to exchange OP Units for our common shares when it may be in the best interest of our common stockholders to exchange such units for cash.

Approval rights held by the limited partners of the Operating Partnership preclude us from taking certain actions that would be beneficial to our stockholders.

        The requirement that we obtain consent from affiliates of LNR Property, as limited partners, to certain actions to be taken by the Operating Partnership could preclude us from taking certain actions that would be beneficial to our stockholders. For example, the Operating Partnership Agreement provides that neither we nor the Operating Partnership may generally engage in any merger, consolidation or other business combination with or into any other person, or the sale of all or substantially all of our assets, or any reclassification, or any recapitalization or change of outstanding shares of common stock unless the holders of the OP Units receive the same pre-tax consideration per OP Unit as holders of shares of our common stock would be entitled to receive in connection with such transaction, unless we obtain the consent of holders of at least 85% of the OP Units held by limited partners of the Operation Partnership (other than OP Units held by us). As a result, a third party may be inhibited or deterred from making an acquisition or other significant business combination proposal that it would otherwise make or we, despite having the requisite authority under our charter, may not be authorized to engage in such transaction.

Our UPREIT structure may result in potential conflicts of interest.

        Limited partners in the Operating Partnership have the right to vote on certain amendments to the Operating Partnership Agreement. Generally, amendments under the Operating Partnership Agreement must be approved by limited partners holding a majority of the OP Units. However, certain amendments that would, among other things, convert a limited partner's interest into a general partner's interest, modify the limited liability of a limited partner, alter the interest of a partner in profits and losses or the right to receive any distributions, alter or modify the redemption rights of limited partners, or cause the termination of the Operating Partnership at a time or on terms inconsistent with those set forth in the Operating Partnership Agreement must be approved by us and each limited partner that would be adversely affected by such amendment. In addition, the Company is required to obtain the affirmative vote of 85% of the limited partners of the Operating Partnership (other than us), in order to withdraw from or transfer our general partnership interest in the Operating Partnership (excluding transfers to one or more of our wholly-owned subsidiaries). The limited partners of the Operating Partnership also have the right to approve certain significant business combination transactions involving us and/or the Operating Partnership, unless the limited partners receive the same pre-tax consideration per OP Unit that our stockholders would be entitled to receive pursuant to the terms of such transaction for each common share of our stock held by such stockholder. See "The Operating Partnership Agreement—Extraordinary Transactions." Furthermore, the consent of limited partners holding at least 85% of the OP Units (other than OP Units held by us) must be obtained to waive any of the provisions of the Operating Partnership Agreement obligating the Company, in its capacity as general partner, to take certain actions for the benefit of the limited partners.

        Persons holding such voting rights may exercise them in a manner that conflicts with the interests of our stockholders. As general partner of the Operating Partnership, we are obligated to act in a manner that is in the best interest of all partners of the Operating Partnership. Circumstances may arise in the future when the interest of limited partners in the Operating Partnership may conflict with the interests of our stockholders. For example, the rights granted to limited partners of the Operating Partnership holding common OP Units under the Operating Partnership Agreement could require us to pay to such holders an amount in cash equal to the value of their OP Units based on a conversion factor in respect of common shares into which such OP Units are redeemable. It is possible that we may not have sufficient liquidity on hand at the time of such redemption to effect such cash payment, in which case we may be required to incur indebtedness or sell or otherwise liquidate assets to pay such amount. There can be no assurance that such financing will be available to us and, if available, that the terms of such financing would not adversely affect us and our stockholders. In addition, if we elect to redeem the OP Units with shares of our common stock, our stockholders would be subject to dilution to the extent of new common shares issued by us. See "The Operating Partnership—Redemption." Moreover, because the subsidiaries of LNR Property that will hold OP Units in the Operating Partnership may suffer different and more adverse tax consequences than holders of our capital stock upon the sale or refinancing of the properties owned by our Operating Partnership that were contributed by them, LNR Property may have different objectives regarding the appropriate pricing, timing and other material terms of any sale or refinancing of certain properties. See "The Operating Partnership Agreement—Taxation of the Operating Partnership—Tax Allocations with Respect to Contributed Assets."

Tax Risks

Your investment has various federal income tax risks.

        Although the provisions of the Internal Revenue Code relevant to your investment are generally described in "Material United States Federal Income Tax Consequences," we strongly urge you to consult your own tax advisor concerning the effects of federal, state and local income tax law on an investment in our common stock and on your individual tax situation.

        Complying with REIT requirements may cause us to forego otherwise attractive opportunities and rapid changes in the values of our CMBS and other real estate-related investments may require alterations of our portfolio to maintain our qualification as a REIT.

        To qualify as a REIT for federal income tax purposes, we must satisfy, on an ongoing basis, various tests regarding the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forego investments we might otherwise make. We may also be required to make distributions to stockholders at times when we otherwise would not have made distributions or when we do not have funds readily available for distributions. If the market value or income potential of our CMBS and other real estate-related investments declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase our real estate-related investments and other income and/or liquidate our non-qualifying assets in order to maintain our REIT qualification. If the decline in value and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of certain non-qualifying assets. Thus, compliance with the REIT requirements may hinder our investment performance.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

        To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our total assets consists of cash, cash items, government securities and qualified real estate assets, including shares of stock in other REITs, certain mortgage loans and mortgage backed securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 20% of the value of our total securities can be represented by securities of one or more taxable REIT subsidiaries. See "Material United States Federal Income Tax Consequences—Asset Tests". If we fail to comply with these requirements at the end of any quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT status and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Certain financing activities to which the "taxable mortgage pool" rules apply may subject us to U.S. federal income tax and may subject certain stockholders to increased taxes.

        We intend to make investments or enter into financing and securitization transactions that may result in a portion of our assets being treated as a "taxable mortgage pool" for federal income tax purposes. Certain categories of stockholders, such as foreign stockholders eligible for treaty benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to such a pool of assets and treated as "excess inclusion income" under the Internal Revenue Code. In addition, to the extent that our stock is owned by tax-exempt "disqualified organizations," such as certain government-related entities that are not subject to tax on unrelated business income, although Treasury regulations have not yet been drafted to clarify the law, we may incur a corporate level tax on a portion of our income from such a pool of assets. In that case, we may reduce the amount of our distributions to a disqualified organization whose stock ownership gave rise to the tax. We expect that disqualified organizations will own our stock. Because this tax would be imposed on us, all of our investors, including investors that are not disqualified organizations, may bear a portion of the tax cost associated with the classification of us or a portion of our assets as a taxable mortgage pool. For more information, please see "Material United States Federal Income Tax Consequences—Requirements for Qualification—Taxable Mortgage Pools and Excess Inclusion Income". We may also be precluded from selling partial equity interests in these transactions to outside investors, or selling any debt securities issued in connection with these transactions that might be considered to be equity interests for federal income tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from these transactions.

Failure to qualify as a REIT would subject us to federal income tax, which would reduce the cash available for distribution to our stockholders.

        We intend to operate in a manner that will cause us to qualify as a REIT for federal income tax purposes commencing with our taxable year ending on December 31, 2005. However, the federal income tax laws governing REITs are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year.

        If we fail to qualify as a REIT in any calendar year and we do not qualify for certain statutory relief provisions, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates and distributions to stockholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of our common stock. We might need to borrow money or sell assets in order to pay that tax. Furthermore, if we fail to maintain our qualification as a REIT and we do not qualify for certain statutory relief provisions, we no longer would be required to distribute substantially all of our REIT taxable income to our stockholders. Unless our failure to qualify as a REIT were excused under federal tax laws, we could not re-elect REIT status until the fifth calendar year following the year in which we failed to qualify.

Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our stockholders.

        In order to qualify as a REIT, we must distribute to our stockholders, each calendar year, at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions with respect to any calendar year are less than the sum of:

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  85% of our REIT ordinary income for that year;

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  95% of our REIT capital gain net income for that year; and

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  any undistributed taxable income from prior years.

        We intend to distribute our REIT taxable income to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. However, there is no requirement that taxable REIT subsidiaries distribute their after-tax net income to their parent REIT or their stockholders and any TRS that we establish may determine not to make any distributions to us. Mismatches between taxable income and cash flows could also affect our ability to make required distributions, as discussed below.

Our cash flows may be less than our taxable income, which may affect our ability to make required distributions, and could subject us to tax or cause us to fail to qualify as a REIT.

        Certain of our assets may generate substantial mismatches between taxable income and available cash. We expect to invest in assets that generate taxable income prior to receiving the corresponding cash flow from the assets (for example, mortgage backed securities that are deemed to have original issue discount, or OID). As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. We may incur corporate income tax and the 4% nondeductible excise tax with respect to any such "phantom income" items if we do not have enough cash to make sufficient distributions or we could fail to qualify as a REIT if we are unable to satisfy the distribution requirements. We may also be required to use cash reserves, incur debt, issue equity securities or liquidate non-cash assets at times that are unfavorable in order to avoid corporate income tax and the 4% nondeductible excise tax in a particular year. Failure to satisfy the distribution requirements could cause us to lose our qualification as a REIT.

Our ownership of and relationship with any TRS will be limited and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.

        A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT's assets may consist of stock or securities of one or more TRSs. A TRS will be subject to federal income tax, and state and local tax where applicable, at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm's length basis.

        Any TRS in which we, directly or indirectly, own an interest, will be subject to federal, state and local income tax on its taxable income, and its after-tax net income will be available for distribution to us but is not required to be distributed to us. We anticipate that the aggregate value of stock and securities of TRSs owned by us will be less than 20% of the value of our total assets (including the TRS stock and securities). Furthermore, we will monitor the value of our investments in TRSs for the purpose of ensuring compliance with the 20% rule. In addition, we will review all of our transactions with TRSs for the purpose of ensuring that they are entered into on arm's length terms in order to avoid incurring the 100% excise tax described above. There can be no complete assurance, however, that we will be able to comply with the 20% limitation discussed above or to avoid application of the 100% excise tax discussed above.

Our investment in the Operating Partnership and indirect investment in other REITs or partnerships subject us to the tax risks associated with the tax status of such entities.

        We may invest, through the Operating Partnership, in other REITs and partnerships. Such investments are subject to the risk that any such REIT or partnership may fail to satisfy the requirements to qualify as a REIT or a partnership, as the case may be, in any given taxable year. In the case of a REIT, such failure would subject such entity to taxation as a corporation, may require the REIT to incur indebtedness to pay its tax liabilities, may reduce its ability to make distributions to us and may render it ineligible to elect REIT status prior to the fifth taxable year following the year in which it fails to so qualify. In the case of a partnership, such as the Operating Partnership, failure to be treated as a partnership for federal income tax purposes could subject such partnership to an entity-level tax and reduce the entity's ability to make distributions to us. In addition, such failures could, depending on the circumstances, jeopardize our ability to qualify as a REIT.

Complying with REIT requirements may limit our ability to hedge effectively.

        The REIT provisions of the Internal Revenue Code substantially limit our ability to hedge our investments and related borrowings. Under these provisions, our annual gross income from qualifying and non-qualifying hedges, together with any other income not generated from qualifying real estate assets, cannot exceed 25% of our gross income. In addition, our aggregate gross income from non-qualifying hedges, fees, and certain other non-qualifying sources cannot exceed 5% of our annual gross income. As a result, we might have to limit our use of advantageous hedging techniques or implement those hedges through one or more TRSs. This could increase the cost of our hedging activities or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear.

Certain dividends payable by REITs do not qualify for the reduced tax rates under recently enacted legislation.

        Legislation enacted in 2003 generally reduces the maximum tax rate for dividends payable by certain corporations to domestic stockholders that are individuals, trusts and estates to 15% (through 2008). Dividends payable by REITs, however, are generally not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

        Even if we remain qualified for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes, such as mortgage recording taxes. Any of these taxes would decrease cash available for distribution to our stockholders.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, that would be treated as sales for federal income tax purposes.

        A REIT's net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to dispose of or securitize loans in a manner that was treated as a sale of the loans for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans and may limit the structures we utilize for our securitization transactions, even though the sales or structures might otherwise be beneficial to us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements under "Summary," "Risk Factors," "Distribution Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and other statements included elsewhere in this prospectus constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward looking statements by terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" or the negative of these terms or other comparable terminology.

        The forward-looking statements are based on our beliefs, assumptions and expectations of our future financial performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:

  •
  the factors referenced in this prospectus, including those set forth under the sections captioned "Summary—Summary Risk Factors," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business;"

  •
  general volatility of the capital markets and the market price of our common stock;

  •
  changes in our strategy;

  •
  availability of and the terms of the capital obtained to fund our business plans;

  •
  nature of investments in which we deploy our capital;

  •
  LNR Property's ability to retain qualified personnel;

  •
  changes in our industry, interest rates or the general economy;

  •
  increased rates of default and/or decreased recovery rates on our investments; and

  •
  the degree and nature of our competition.

        In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements might not occur. We qualify any and all of our forward-looking statements by these cautionary factors. Please keep this cautionary note in mind as you read this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        This prospectus contains information on industry delinquency rates that is based on data from Trepp, LLC, which information we have not independently verified. Trepp, LLC disclaims all warranties regarding this data or information. Neither Trepp nor its information providers represent or warrant the accuracy or adequacy of such data or any work product based on such data, and shall not be liable for any damages related to the our use of such data or work product based thereon.

        This prospectus also contains market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data.

USE OF PROCEEDS

        We estimate that the net proceeds we will receive from the sale of             shares of our common stock in this offering will be approximately $    million (or approximately $     million if the underwriters fully exercise their over-allotment option), in each case assuming an initial offering price of $    per share, which is the mid-point of the range set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions of approximately $     million (or approximately $     million if the underwriters fully exercise their over-allotment option) and estimated organization and offering expenses of approximately $    million payable by us including repayment of a loan from LNR Property used to pay certain of our organizational and offering expenses.

        In connection with this offering, the Operating Partnership will acquire the Initial Portfolio, which as of                           , 2005, had a fair market value of $                    as determined by the management of LNR Property, from certain subsidiaries of LNR Property. After giving effect to the Formation Transactions and, assuming the sale of    shares of common stock in this offering:

  •
  LNR Property and its subsidiaries will own OP Units representing       % (       % if the underwriters exercise their over-allotment option in full) of the outstanding partnership interests in the Operating Partnership;

  •
  we will own OP Units and general partnership interests representing the remaining             % (             % if the underwriters exercise their over-allotment option in full) of the outstanding partnership interests in the Operating Partnership; and

  •
  all of the net proceeds of this offering will have been paid to LNR Property or its subsidiaries.

        The Formation Transactions will include, but not be limited to, the following:

  •
  We will purchase from Diesel Ltd., a subsidiary of LNR Property, all of its interests in CDOs in exchange for a portion of the net proceeds of this offering.

  •
  We will shortly thereafter contribute such CDOs, either directly, or through one or more of our subsidiaries, to the Operating Partnership and in return, we will receive the entire general partnership interest of the Operating Partnership and OP Units.

  •
  In a series of transactions, LNR Property, through its subsidiary, LNR Securities Holdings LLC, will contribute all of its interest in CMBS and B-Notes in exchange for OP Units.

  •
  LNR Securities Holdings LLC will subsequently transfer some of such OP Units to LNR Property Corporation.

  •
  LNR Property Corporation will sell a portion of its OP Units to us in exchange for the remaining net proceeds of this offering at a price equal to the public offering price per share of common stock for each OP Unit.

        We will use any net proceeds from the full or partial exercise of the underwriters' over-allotment option to purchase additional OP Units from LNR Property Corporation at the initial offering price per share per OP Unit.

DISTRIBUTION POLICY

        We intend to elect and qualify to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending on December 31, 2005. Federal income tax law requires that a REIT distribute with respect to each year at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. We will not be required to make distributions with respect to activities conducted through a TRS. For more information, see "Material United States Federal Income Tax Consequences—Taxation of Our Company."

        To satisfy the requirements to qualify as a REIT and generally not be subject to federal income and excise tax, we generally intend to make timely distributions of all or substantially all of our REIT taxable income to holders of our common stock out of assets legally available therefore. Any future distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, maintenance of REIT status, applicable provisions of the Maryland General Corporation Law, or MGCL, and such other factors as our board of directors deems relevant. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, please see "Risk Factors."

        We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. Income as computed for purposes of the foregoing tax rules will not necessarily correspond to our income as determined for financial reporting purposes. In addition, we may be required to pay dividends in excess of our cash flows and we may accordingly need to use cash reserves, incur debt, issue equity securities or liquidate assets to do so.

CAPITALIZATION

        The following table sets forth (1) our actual cash and capitalization at June 30, 2005, (2) our cash and capitalization as adjusted to reflect the effects of (i) the sale of our common stock in this offering at an assumed offering price of $             per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting the underwriting discount and the estimated organizational and offering expenses payable by us and (ii) our acquisition of the Initial Portfolio as of June 30, 2005, and (3) the capitalization reflected in (2) above adjusted through             , 2005. You should read this table together with "Use of Proceeds" included elsewhere in this prospectus.

	As of June 30, 2005		As of , 2005
	Actual	As Adjusted	As Adjusted
	(in thousands, except share amounts)
Cash and cash equivalents	$5	$	$
Debt(1)	$5	$	$
Stockholders' equity:
Common stock, par value $.001 per share; 100,000 shares authorized and 0 shares outstanding, actual; shares authorized and shares outstanding, as adjusted(2)(3)	$0	$	$
Capital in excess of par value	$0	$	$

Total stockholders' equity	$0	$	$

(1)
Represents a loan from LNR Property used to pay certain of our organizational and offering expenses, which will be repaid with a portion of the net proceeds of this offering.

(2)
Does not include shares potentially issuable upon redemption of OP Units or shares reserved for issuance under our stock incentive plan. See "Management—Stock Incentive Plan."

(3)
Prior to the consummation of this offering, we will amend our charter to provide for         authorized shares of common stock.

DILUTION

        Our net tangible book value as of             , 2005 was approximately $             million, or $             per share of common stock after giving effect to this offering. Net tangible book value per share represents the amount of our total tangible assets minus our total liabilities and minority interests, divided by the             shares of our common stock outstanding assuming the acquisition of the Initial Portfolio as of                   , 2005. Investors who purchase our common stock in this offering will pay a price per share that exceeds the net tangible book value per share of our common stock. The following table shows the difference:

Initial public offering price per share	$
Net tangible book value per share on , 2005, after giving effect to this offering	$

Excess of offering price over net tangible book value per share	$

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

        In connection with this offering, the Operating Partnership will acquire the Initial Portfolio from subsidiaries of DSHI LLC, or "DSHI," and other subsidiaries of LNR Property. DSHI is a newly created entity established to succeed Delaware Securities Holdings, Inc., or the "Predecessor," a consolidated subsidiary of LNR Property. The Predecessor, a Delaware company, was formed in August 1998, commenced operations in March 1999 and was organized and operated to qualify as a real estate investment trust, or REIT, for federal income tax purposes. On March 9, 2005, the Predecessor was merged into DSHI.

        The financial statements of DSHI and its Predecessor have been included in the Unaudited Pro Forma Combined Condensed Financial Statements and elsewhere in this prospectus, since the majority of the Initial Portfolio represents substantially all of the assets owned by DSHI. The remainder of the Initial Portfolio is comprised of CMBS, CDOs and B-Notes currently owned by other subsidiaries of LNR Property.

        The following Unaudited Pro Forma Combined Condensed Financial Statements present financial information for DSHI and its Predecessor after giving effect to several adjustments, including but not limited to:

  •
  the acquisition of the remaining investment securities and mortgage loans held by other subsidiaries of LNR Property;

  •
  the base management fee calculated in accordance with the management agreement for the applicable periods presented;

  •
  the incentive allocation calculated in accordance with the Operating Partnership Agreement for the applicable periods presented; and

  •
  the initial capitalization related to this offering.

        We refer to this financial information as well as the adjustments set forth above as the "pro forma information."

        The following Unaudited Pro Forma Combined Condensed Financial Statements, as of and for the six months ended June 30, 2005, combine the historical financial statements of DSHI, the Predecessor and LNR Capital Corporation, giving effect to the adjustments described above as if they had been effective on June  30, 2005 with respect to the Unaudited Pro Forma Combined Condensed Balance Sheet, and as of January 1, 2005 with respect to the Unaudited Pro Forma Combined Condensed Statement of Earnings. The following Unaudited Pro Forma Combined Condensed Statement of Earnings for the year ended December 31, 2004 present the historical financial statement of the Predecessor, giving effect to the transactions as if they had been effective on January 1, 2004.

        This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Unaudited Consolidated Condensed Financial Statements of DSHI and subsidiaries as of and for the three and six months ended June 30, 2005, as well as the Audited Consolidated Financial Statements of Delaware Securities Holdings, Inc. as of and for the year ended December 31, 2004, including their respective notes thereto, which are included elsewhere in this prospectus.

        The pro forma information, while helpful in illustrating the financial characteristics of the consolidated company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how we would actually have performed had we been combined throughout these periods. The adjustments included in the pro forma information are described in the footnotes to the Unaudited Pro Forma Combined Condensed Financial Statements and are based on available information and assumptions that our management believes are reasonable.

 LNR Capital Corporation
Unaudited Pro Forma Combined Condensed Balance Sheet
As of June 30, 2005
(In thousands)

	LNR Capital Corporation	DSHI LLC	Pro Forma Adjustments		Pro Forma Before Offering Adjustments	Offering Adjustments		Pro Forma as Adjusted
ASSETS
Cash and restricted cash	$5	21	—		26
Investment securities	—	619,461	405,018	(a)	1,024,479
Mortgage loans, net	—	144,731	8,737	(a)	153,468
Investment in unconsolidated entities	—	8,131	(8,131	)(b)	—
Intangible asset	—	—	—		—		(d)
Other assets	—	6,700	—		6,700

Total assets	5	779,044	405,624		1,184,673

LIABILITIES AND MEMBERS'/STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable	—	169	—		169
Accrued expenses and other liabilities	—	824	—		824
Derivative liability	—	3,293	—		3,293
Note payable to LNR Property, net	5	225,487	405,624	(c)	631,116		(e)

Total liabilities	5	229,773	405,624		635,402

Minority interest	—	—	—		—		(f)
Members'/stockholders' equity:
Preferred units	—	483,550	—		483,550		(g)
Class A units	—	24,178	—		24,178		(g)
Class B units	—	1,272	—		1,272		(g)
Common stock	—	—	—		—		(g)
Additional paid-in capital	—	—	—		—		(g)
Undistributed income (dividends in excess of earnings)	—	16,791	—		16,791		(g)
Accumulated other comprehensive earnings	—	23,480	—		23,480		(g)

Total members'/stockholders' equity	—	549,271	—		549,271

Total liabilities and members'/stockholders' equity	$5	779,044	405,624		1,184,673

 LNR Capital Corporation
Unaudited Pro Forma Combined Condensed Statement of Earnings
For the Six Months Ended June 30, 2005
(In thousands, except unit/share and per unit/share amounts)

	LNR Capital Corporation	Delaware Securities Holdings, Inc. (January 1, 2005 to February 28, 2005)	DSHI LLC (March 1, 2005 to June 30, 2005)	Pro Forma Adjustments		Pro Forma Before Offering Adjustments	Offering Adjustments		Pro Forma as Adjusted
Revenues:
Interest income	$—	20,113	20,670	13,501	(a)	54,284

Total revenues	—	20,113	20,670	13,501		54,284

Other operating income:
Equity in (losses) earnings of unconsolidated entities	—	—	(27)	27	(b)	—
Management and servicing fees	—	80	172	400	(h)	652
Gains on sales of investment securities	—	70,332	—	—		70,332
Gain (loss) on derivative financial instruments	—	133	(401)	—		(268)
Other income, net	—	—	37	—		37

Total other operating income	—	70,545	(219)	427		70,753

Costs and expenses:
General and administrative	—	599	635	27,760	(i)	28,994		(k)
Interest expense	—	813	3,025	(3,838	)(j)	—
Minority interest	—	—	—	—		—		(f)

Total costs and expenses	—	1,412	3,660	23,922		28,994

Net earnings	$—	89,246	16,791	(9,994)		96,043

Weighted average units/shares outstanding:
Preferred units			492,001

Class A units			24,178

Class B units			1,272

Basic—common stock		2,432

Basic—Class B common stock		102

Basic—Class C common stock		2,431

Diluted		4,965	25,450

Net earnings per unit/share:
Preferred units			34.13

Class A units

Class B units

Basic—common stock		$18,348.61

Basic—Class B common stock		$71.84

Basic—Class C common stock		$18,352.10

Diluted		$17,973.74

 LNR CAPITAL CORPORATION
Unaudited Pro Forma Combined Condensed Statement of Earnings
For the Year Ended December 31, 2004
(In thousands, except share and per share amounts)

	Delaware Securities Holdings, Inc.	Pro Forma Adjustments		Pro Forma Before Offering Adjustments	Offering Adjustments		Pro Forma As Adjusted
Revenues:
Interest income	$135,421	11,600	(a)	147,021

Total revenues	135,421	11,600		147,021

Other operating income:
Equity in (losses) earnings of unconsolidated entities	(6,153)	6,153	(b)	—
Management and servicing fees	106	800	(h)	906
Gains on sales of investment securities	21,270	—		21,270
(Loss) gain on derivative financial investments	(1,386)	—		(1,386)

Total other operating income	13,837	6,953		20,790

Costs and Expenses:
General and administrative	3,590	35,118	(i)	38,708		(k)
Interest expense	12,016	(12,016	)(j)	—
Minority interest						(f)

Total costs and expenses	15,606	23,102		38,708

Net earnings	$133,652	(4,549)		129,103

Weighted average shares outstanding:
Basic—common stock	4,991

Basic—Class B common stock	105

Diluted	5,096

Net earnings per share:
Basic—common stock	$26,777.08

Basic—Class B common stock	$70.00

Diluted	$26,226.79

(a)
Represents all remaining investment securities and mortgage loans (including the actual interest income earned during the period presented) held by other subsidiaries of LNR Property, which are assumed to be included in the Initial Portfolio which we will acquire. As of June 30, 2005, the Initial Portfolio had a book value of $1.2 billion, comprised of CMBS, CDOs and B-Notes. The Initial Portfolio had a book yield of 12% and a cash yield of 15% on its book value. The annualized difference between cash interest received and interest income recorded would represent approximately $33 million on a pro forma basis.

(b)
We will not have any investments in unconsolidated entities as of the date of the offering, therefore any balances or equity in losses of unconsolidated entities have been reversed.

(c)
Reflects net cash settlement to LNR Property for the assets acquired from LNR Property affiliates as part of this offering. See (a) above.

(d)
Reflects the excess purchase price over the book market value of the assets acquired representing the Initial Portfolio, using an estimated multiple of         times LNR Property's book value.

(e)
Assumes intercompany debt between DSHI and LNR Property is paid off at the time of the public offering. We are not assuming this obligation.

(f)
Minority interest represents the ownership interests of LNR Property and its subsidiaries in the Operating Partnership, with that ownership approximating    % of the OP Units.

(g)
Reflects the retirement of DSHI members' units, the elimination of undistributed income and accumulated other comprehensive earnings, and the issuance of                    shares of common stock (par value of $0.001) at $    per share (reflecting the mid-point of the offering price range set forth on the cover of this prospectus), net of offering costs of     %. Does not include shares potentially issuable upon redemption of OP Units.

(h)
Reflects fees related to certain due diligence services provided to third parties previously performed by an affiliate, which in the future will be earned by us. The pro forma adjustment amounts are based upon the actual amount of fee income earned by such affiliate.

(i)
Reflects the following adjustments: (a) the removal of any previously reported general and administrative expenses for the period presented as these amounts are not indicative of what we may incur in the future, (b) the addition of estimated general and administrative expenses, estimated on an annual basis using the product of 0.5% and the sum of total shareholders' equity and minority interest related to the Operating Partnership, (c) the addition of a management fee earned by our Manager, estimated on an annual basis using 2.0% of the first $1.0 billion of the sum of shareholders' equity plus minority interest related to the Operating Partnership, and 1.75% of such amount that is over $1.0 billion, and (d) the addition of an incentive allocation, estimated as 25% of the product of (i) the sum of weighted average shares and Operating Partnership units outstanding, and (ii) excess of net income per share (before minority interest related to the Operating Partnership) over the greater of either 8.0% (4.0% for the six month period) of the initial share price of $    per share (reflecting the mid-point of the offering price range set forth on the cover of this prospectus) or 2.0% over the 10-year U.S. Treasury Note rate (1.0% over one half of the 10-year U.S. Treasury Note rate for the six month period). These estimates of management fees and incentive allocations were determined based on pro forma amounts from the same respective period, reflect the same formulas as set forth in the management agreement and the Operating Partnership Agreement, respectively, and have been prorated where less than a full year period is presented.

(j)
Reflects a complete reversal of interest expense since we do not anticipate having debt immediately after the public offering.

(k)
Reflects stock compensation expense related to shares granted under the Stock Incentive Plan. Assumptions include the granting of options and restricted stock in an aggregate amount equal to    % of the total shares sold to the public at inception of this offering and vesting over         years. The value of the restricted stock is assumed to be equal to the mid-point of the offering price range set forth on the cover of this prospectus and the per share value of the options is assumed to be $    .

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table sets forth certain selected financial and operating data on an historical basis.

        The following selected consolidated financial data for the period from January 1, 2002 to December 31, 2004 has been derived from the audited financial statements of Delaware Securities Holdings, Inc. (the predecessor of DSHI) for such period. These financial statements have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, whose report thereon is included elsewhere in this prospectus. The selected financial information set forth below as of and for the periods ending from January 1, 2000 to December 31, 2001 and as of June 30, 2005 and for the three and six-month periods ended June 30, 2005, and June 30, 2004 have been derived from unaudited financial statements of DSHI and its predecessor, Delaware Securities Holdings, Inc. In the opinion of management, such unaudited information reflects all adjustments necessary for a fair statement of the results of operations and financial condition for such interim periods. Financial data presented below are not necessarily indicative of results of operations or financial condition to be expected as of any future date or for any future period.

        Shortly after LNR Property Holdings Ltd.'s acquisition of LNR Property Corporation on February 3, 2005, Delaware Securities Holdings, Inc. was merged with and into DSHI LLC (the successor of Delaware Securities Holdings, Inc.), an affiliate of LNR Property. Historical financial information prior to February 28, 2005 presented herein reflects the financial position and results of operations of Delaware Securities Holdings, Inc., while historical financial information subsequent to that date reflects the financial position and results of operations of DSHI. Except as noted in the next sentence, during the periods presented, over 80% of LNR Property's CMBS and B-Notes were owned by Delaware Securities Holdings, Inc. or DSHI (its successor). LNR Property's investments in CDOs were owned by Delaware Securities Holdings, Inc., through February 3, 2005, but were transferred to another affiliate of LNR Property shortly after this date.

        The selected consolidated financial data should be read in conjunction with the more detailed information contained in the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

				Predecessor
	Successor	Predecessor	Successor
				Period from January 1 to February 28, 2005
	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004	Period from March 1 to June 30, 2005		Six Months Ended June 30, 2004
	(Unaudited; in thousands, except unit/share and per unit/share amounts)
Results of Operations
Revenues and other operating income	$15,852	36,066	20,451	90,658	86,133
Interest expense	$3,005	3,240	3,025	813	6,063
Net earnings	$12,354	31,972	16,791	89,246	78,377
Earnings per unit/share—basic and diluted:
Basic—Preferred units	$25.55	—	34.72	—	—
Basic—Class A units	$—	—	—	—	—
Basic—Class B units	$—	—	—	—	—
Common stock	$—	6,404.46	—	18,348.61	15,702.10
Class B common stock	$—	70.00	—	71.84	70.00
Class C common stock	$—	—	—	18,352.10	—
Diluted	$—	6,273.94	—	17,973.74	15,380.01
Cash dividends per share:
Basic—Preferred units	$—	—	—	—	—
Basic—Class A units	$—	—	—	—	—
Basic—Class B units	$—	—	—	—	—
Common stock	$—	—	—	44,292.90	51,090.49
Class B common stock	$—	—	—	70.00	70.00
Financial Data
Cash flows provided by (used in):
Operating activities	$9,876	49,620	16,556	26,366	83,922
Investing activities	$(164,741)	(11,562)	(234,749)	694,560	(14,614)
Financing activities	$154,865	(38,058)	218,193	(720,926)	(69,308)
Financial Position
Total assets	$779,044	1,322,874	779,044	555,432	1,322,874
Total debt	$225,487	233,980	225,487	—	233,980
Note (payable) receivable to LNR Property, net	$(225,487)	—	(225,487)	49,348	—
Due to LNR Property and affiliates	$—	509,200	—	—	509,200
Members'/stockholders' equity	$550,434	553,476	550,434	551,361	553,476
Members'/stockholders' equity per share:
Preferred units	$1,000.00	—	1,000.00	—	—
Class A units	$1,000.00	—	1,000.00	—	—
Class B units	$37.83	—	37.83	—	—
Common stock	$—	110,845.12	—	104,917.55	110,845.12
Class B common stock	$—	1,000.00	—	1,000.00	1,000.00
Class C common stock	$—	—	—	5,532.46	—
Units/shares outstanding:
Preferred units	483,550	—	483,550	—	—
Class A units	24,178	—	24,178	—	—
Class B units	1,272	—	1,272	—	—
Common stock	—	4,991	—	4,741	4,991
Class B common stock	—	105	—	105	105
Class C common stock	—	—	—	250	—

	Predecessor
	Years Ended December 31,
	2004	2003	2002	2001	2000
	(Audited)	(Audited)	(Audited)	(Unaudited)	(Unaudited)
	(In thousands, except share and per share amounts)
Results of Operations
Revenues and other operating income	$149,258	170,993	201,816	198,551	151,700
Interest expense	$12,016	11,623	11,809	23,023	17,316
Net earnings	$133,652	155,542	186,091	172,183	131,354
Earnings per share—basic and diluted:
Basic—Common stock	$26,777.08	31,163.01	37,283.93	34,497.27	26,316.80
Basic—Class B common stock	70.00	70.00	70.00	70.00	70.00
Diluted	26,226.79	30,522.36	36,517.16	33,787.91	25,776.00
Cash dividends per share:
Common stock	$51,090.49	51,090.49	43,076.99	34,460.05	25,245.02
Class B common stock	70.00	70.00	25.93	94.04	20.03
Financial Data
Cash flows provided by (used in):
Operating activities	$162,936	138,452	137,357	170,818	125,199
Investing activities	(100,544)	40,724	(82,431)	(183,811)	(147,422)
Financing activities	(62,392)	(179,176)	(54,926)	12,972	22,200
Financial Position
Total assets	$1,442,482	1,338,155	1,403,730	1,385,850	897,437
Total debt	108,263	141,066	270,842	292,493	302,614
Due to (from) LNR Property and affiliates	656,776	599,661	346,318	151,440	(12,078)
Stockholders' equity	441,427	307,550	505,044	701,767	446,286
Stockholders' equity per share:
Common stock	$88,423.56	61,599.88	101,169.91	140,585.45	89,397.11
Class B common stock	1,000.00	1,000.00	1,000.00	1,000.00	1,000.00
Shares outstanding:
Common stock	4,991	4,991	4,991	4,991	4,991
Class B common stock	105	105	105	105	105

Total	5,096	5,096	5,096	5,096	5,096

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Some of the statements contained in the following Management's Discussion and Analysis of Financial Condition and Results of Operations are "Forward-Looking Statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Generally, the words "believe," "expect," "intend," "anticipate," "will" and similar expressions identify forward-looking statements. Forward-looking statements inherently involve risks and uncertainties. The factors, among others, that could cause our actual results to differ materially from those anticipated by the forward-looking statements in this Management's Discussion and Analysis of Financial Condition and Results of Operations include, but are not limited to (i) changes in demand for commercial real estate in areas in which properties securing mortgages directly or indirectly owned by us are located, (ii) changes in national or regional business conditions which affect the ability of mortgage obligors to pay principal or interest when it is due, (iii) the cyclical nature of the commercial real estate business, (iv) changes in interest rates, (v) changes in the market or the terms on which it is available, (vii) changes in availability of qualified personnel and (viii) changes in government regulations, including, without limitation, environmental regulations.

        DSHI LLC, or "DSHI," a Delaware limited liability company, was formed to succeed the business of Delaware Securities Holdings, Inc., or the "Predecessor," which was a consolidated subsidiary of LNR Property Corporation. DSHI commenced operations as a limited liability company on March 9, 2005. For purposes of this "Management's Discussion and Analysis of Financial Condition and Results of Operations" we have combined the operating results of DSHI for the period from March 1, 2005 to June 30, 2005 and of the Predecessor for the period from January 1, 2005 to February 28, 2005. LNR Property's management uses the combined information in evaluating DSHI's performance and believes the investors may find the information helpful.

        As of June 30, 2005, excluding the retained interests in the four resecuritizations that were sold to an affiliate of DSHI in March 2005, DSHI accounted for approximately 92% of the book value of LNR Property's domestic commercial mortgage-backed securities, and 94% of the book value of LNR Property's B-Note portfolio. As of December 31, 2004 and 2003, DSHI accounted for approximately 95% and 99%, respectively, of the book value of LNR Property's domestic CMBS, and 74% and 72%, respectively, of the book value of LNR Property's B-Note portfolio. The remaining CMBS and B-Notes owned by other subsidiaries of LNR Property, as well as all of LNR Property's retained interests in collateralized debt obligations, or "CDOs," are included in the Initial Portfolio to be acquired by the Operating Partnership substantially concurrently with the consummation of the offering, and on a combined basis will constitute 100% of the Initial Portfolio. The book value of the Initial Portfolio will consist of 52% of CMBS, 35% of retained interests in CDOs and 13% of loans, primarily B-Notes.

Overview

        LNR Capital Corporation is a newly formed company that will continue the real estate finance activities of LNR Property. We intend to continue to invest in real estate-related securities, real estate-related loans, and other real estate-related assets, including CMBS, CDOs or other resecuritizations, B-Notes and other subordinated real estate interests. We also expect that the real estate underlying these investments will be located primarily in the United States or its territories. Our objective is to provide our stockholders with attractive risk-adjusted returns through a combination of dividends and capital appreciation.

        We intend to elect and qualify to be taxed as a real estate investment trust, or "REIT," for federal income tax purposes for the taxable year ending on December 31, 2005. Any TRS that we form will be a regular taxable corporation that will be subject to federal, state and local income tax on its income. The Predecessor was established as a REIT and did not have a TRS.

        DSHI is a real estate investment and finance company. Its principal business activity was to invest in real estate-related securities, real estate-related loans, and other real estate-related assets, including CMBS, CDOs or other resecuritizations, B-Notes and other subordinated real estate interests. The real estate underlying these investments is primarily located in the United States or its territories. DSHI is organized and managed as a single business segment. We intend to continue the principal business activities of DSHI, focusing on investing in the types of assets described above, as further explained in this prospectus.

        Effective February 3, 2005, LNR Property Corporation, the ultimate parent of the Predecessor was merged into a subsidiary of LNR Property. The Cerberus Group beneficially owns 75% of LNR Property's outstanding equity securities, Stuart Miller, former chairman of the board of directors of LNR Property Corporation beneficially owns 20.4%, and members of LNR Property's senior management beneficially own 4.6%. As a result of the merger, LNR Property Corporation became a private entity and the Predecessor liquidated and merged with and into DSHI, effective March 9, 2005.

        The merger of LNR Property Corporation was recorded using the purchase method of accounting and the purchase price was allocated based on the estimated fair value of the net identifiable assets acquired, including assets recorded on DSHI's books. Because DSHI's assets have historically been recorded at fair value, there was no impact on DSHI's CMBS balances except that amortized cost was written up by $152.1 million on the acquisition date to reflect fair value. Therefore, unrealized gains and losses recorded in equity, related to these balances, were reversed when the merger was recorded. For DSHI's remaining assets, primarily loans, fair value approximated book value at the time of the merger.

        The purpose of this offering is to raise funds that LNR Property will use to fund its current and future operations or to reduce its indebtedness, and to provide us with a capital structure that will enable us to grow our business. As such, we believe it does not constitute a reversal of Cerberus's decision to take LNR Property Corporation private. Approximately 70% of LNR Property's consolidated assets as of June 30, 2005 will continue to be owned by it as a private company.

        The CMBS we intend to invest in generally are unrated and non-investment grade rated subordinated securities collateralized by pools of mortgage loans on commercial and multi-family residential real estate properties, and also includes non-investment grade rated notes and preferred shares issued through resecuritization transactions which are collateralized by CMBS. The delinquency rate of the loans underlying LNR Property's entire CMBS portfolio was 0.8% and 1.5% at June 30, 2005 and 2004, respectively, and 1.0%, 1.8% and 1.4% at December 31, 2004, 2003 and 2002, respectively.

        The majority of the high-yield real estate loans in the Initial Portfolio are investments in structured junior participations in short- to medium-term variable-rate real estate loans, or B-Notes, most of which represent participations in first mortgage loans. There were no delinquencies in LNR Property's B-Note portfolio at June 30, 2005 and 2004, nor at December 31, 2004, 2003 and 2002.

Trends

Interest Rates

        Over the past several years, interest rates have been at historically low levels. When interest rates fall, the value of fixed-rate CMBS generally increases. Decreases in interest rates may also lead to lower finance costs and increased proceeds on CDO executions. Interest rates have recently increased. If interest rates continue to rise, the market values on fixed-rate CMBS may decrease, financing costs may increase and proceeds on future CDO executions may decrease. The impact of interest rates on the market values of our assets may be reduced to the extent we use hedges to offset the impact of interest rates on changes in asset values.

        Changes in interest rate curves (i.e., short-term versus long-term interest rates) also impact us. Typically, long-term rates are higher than short-term rates; however, short-term interest rates currently approximate long-term rates. In this environment, to the extent we finance investments earning long-term fixed rate interest with short-term financing rates, the spread between interest income and interest expense is substantially lower than in an environment where long-term rates are well above short-term rates.

Competition and Yields in the CMBS and B-Note Markets

        We have seen an increase in competition for our targeted investments, including subordinated CMBS and B-Notes. Given the relatively low interest rate environment currently in place, increased competition in the CMBS and B-Note markets may occur as new investors find the risk-adjusted yields provided by subordinated CMBS and B-Note investments compelling in comparison to other investments. Fixed income investors that would normally purchase corporate bonds or other asset back securities, may now look to purchase CMBS or B-Notes because they provide a higher yield for similarly rated securities. In addition, the increase in activity of CDO issuances has created an increase in demand for CMBS and B-Note investments. In a low interest environment such as the current one, however, more borrowers are likely to refinance, which increases the supply of loans in the CMBS market and offsets some of the impact of higher demand. In markets that become more competitive, the cost of new investments may be higher than in a less competitive market, thereby lowering the yields we earn on such investments.

        These dynamics have an impact on CMBS spreads. Spreads represent the difference between a benchmark rate, such as that of a U.S. Treasury security and the interest rate on other fixed income or yield securities. The spread represents the perceived risk of the security relative to other securities. Over the past few years, spreads have tightened due to increased competition in the market for higher yielding investments along with the continued economic recovery in the United States. In periods of high demand, tightening of CMBS spreads will have a positive affect on the market value of our portfolio, and will have a negative affect on the yield to maturity on new investments that we purchase.

Real Estate Property Values

        Over the past several years, property values have been increasing. This has resulted in many real estate owners either selling their properties or refinancing their loans, both of which add to the supply of B-Notes and CMBS. If property values were to decrease, either as a result of an increase in interest rates or general economic conditions, there may be a slow down in the origination of new mortgages which could have a direct effect on the supply of B-Notes and CMBS. Further, decreases in property values could cause an increase in loan defaults that could also have a negative effect on B-Notes and CMBS.

Results of Operations

        The following is a summary of DSHI's results of operations, including those of the Predecessor, for the three and six-month periods ended June 30, 2005 and 2004:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(In thousands)
Revenues
Interest income	$15,940	37,345	40,423	72,329

Total revenues	15,940	37,345	40,423	72,329

Other operating income
Equity in losses of unconsolidated entities	(27)	(1,682)	(27)	(3,153)
Management and servicing fees	172	—	252	25
Gains on sales of investment securities	—	541	70,332	17,876
Loss on derivative financial investments	(233)	(138)	(268)	(944)
Other income, net	—	—	37	—

Total other operating income	(88)	(1,279)	70,326	13,804

Costs and expenses
General and administrative	493	854	1,234	1,693
Interest	38	3,240	941	6,063
Interest, net—LNR Property	2,967	—	2,537	—

Total costs and expenses	3,498	4,094	4,712	7,756

Net earnings	$12,354	31,972	106,037	78,377

Three and six months ended June 30, 2005 compared to three and six months ended June 30, 2004

        Net earnings for the three-month period ended June 30, 2005 were $12.4 million, compared to $32.0 million for the same period in 2004. The decrease in earnings was primarily due to lower interest income as a result of a larger resecuritization transaction in the first quarter of 2005, the sale of DSHI's retained interests in all of its CDO transactions and the payoff in full of several B-Notes since last year. Net earnings for the six-month period ended June 30, 2005 were $106.0 million, compared to $78.4 million for the same period in 2004. The increase was primarily due to the 2005 resecuritization transaction which produced higher gains on sales of real estate investment securities, partially offset by lower interest income as a result of the resecuritization transaction and the sale of DSHI's retained interests in all of its CDO transactions.

        Since 2002, DSHI and its Predecessor have used CDOs to resecuritize portions of their investment portfolios. A CDO creates new classes of securities, both investment grade and non- investment grade, by re-prioritizing the cash flows of the underlying bonds.

        Gains on sales of investment securities were $0.0 and $70.3 million for the three and six-month periods ended June 30, 2005, respectively, compared to $0.5 million and $17.9 million for the same respective periods in 2004. The gains recorded in the six-month periods for both years were primarily due to the completion of CDOs in 2005 and 2004. The gains from the 2005 CDO were higher primarily due to the size of the transaction which included 48 CMBS bonds and 15

B-Notes and mezzanine loans with a total face amount of $1.2 billion, compared to the 2004 CDO which included one CMBS bond with a face amount of $50.4 million.

        In the 2005 CDO, DSHI sold $914.8 million face amount of non-investment grade rated CMBS and $304.3 million face amount of B-Notes and mezzanine loans, or the "Collateral," to a qualifying special purpose entity, or a "QSPE," which we will refer to as the "2005 QSPE." The 2005 QSPE sold $360.0 million face amount of non-rated notes and issued $360.0 million face amount of promissory notes and pledged the Collateral to secure its obligations under these notes. The $720.0 million proceeds from the sale and issuance of the notes were used to purchase the Collateral from DSHI. In accordance with SFAS No. 140, DSHI recognized a pretax gain on the sale of the CMBS collateral to the 2005 QSPE of $70.3 million. The 2005 QSPE also issued $499.1 million face amount of preferred shares, which DSHI retained.

        In the 2004 CDO, the Predecessor sold $50.4 million face amount of a non-investment grade rated CMBS bond to a QSPE, which we will refer to as the "2004 QSPE." This CMBS bond was resecuritized into various classes of non-recourse fixed-rate bonds comprised of $28.7 million face amount of investment grade rated bonds and $21.7 million face amount of non-investment grade rated bonds. The 2004 QSPE sold the investment grade rated bonds to unrelated third parties for net proceeds of $30.3 million, which produced a gain of $17.3 million.

        At the time of the merger of LNR Property Corporation, DSHI sold its retained interest in the four CDO transactions completed between 2002 and 2005 to an affiliate at fair market value in exchange for a note receivable from LNR Property and preferred interest in the affiliate. At the time of sale, the retained interests had a combined fair market value and amortized costs of $413.1 million, and accordingly no gain was recorded on the sale. The note and the preferred interest in the affiliate were later exchanged for partial satisfaction of the intercompany indebtedness owed to LNR Property. DSHI's remaining outstanding balance was formalized into a note to LNR Property which accrues interest on a monthly basis.

        Equity in losses of unconsolidated entities was $27,000 for both the three and six-month periods ended June 30, 2005, respectively, compared to $1.7 million and $3.2 million for the same respective periods in 2004. The losses in 2004 were partially due to impairment charges recorded in its one remaining unconsolidated entity, an entity that holds primarily CMBS assets. The losses in 2004 were also due to reduced income from an investment in Madison Square Company LLC, or "Madison," an entity that holds CMBS assets, due to the timing and amount of expected principal collections on short-term floating-rate securities owned by Madison. Following the completion of a resecuritization transaction by Madison in March 2004, the investment in Madison no longer qualified as a REIT eligible asset and was sold to another affiliate of LNR Property at its net book value which was determined to approximate the fair market value and as such was not consolidated in the Predecessor's financial statements as of March 31, 2004.

        Interest expense (including interest expense with LNR Property of $3.0 million and $2.5 million for the three and six-month period ended June 30, 2005) was $3.0 million and $3.5 million for the three and six-month periods ended June 30, 2005, respectively, compared to $3.2 million and $6.1 million for the same respective periods in 2004. The decrease in interest expense between the six-month periods was primarily due to a lower average outstanding debt balance, which resulted from the payoff and termination of all of DSHI's outstanding debt prior to or at the time of the merger of LNR Property Corporation. As explained below and in Note 6 to DSHI's 2005 unaudited consolidated condensed financial statements, the terminated debt was replaced by two reverse repurchase facilities, or "repo facilities," with no balance outstanding at June 30, 2005. Although DSHI has no outstanding debt with outside lenders, with the merger of LNR Property Corporation, DSHI's intercompany balance with LNR Property was formalized into a revolving promissory note payable to LNR Property, which accrues interest at a fixed rate per annum of ten percent and is accreted to the note. Prior to the merger of LNR Property Corporation, this intercompany balance did not accrue interest. For more details, see "Note Payable to LNR Property, Net" below.

        Interest income from DSHI's combined CMBS and mortgage loan portfolios decreased to $15.9 million and $40.4 million for the three and six-month periods ended June 30, 2005, respectively, from $37.3 million and $72.3 million for the same respectively periods in 2004. Interest income from DSHI's CMBS portfolio decreased to $11.9 million and $31.6 million for the three and six-month periods ended June 30, 2005, respectively, from $27.7 million and $54.3 million for the same respective periods in 2004. Interest income from DSHI's mortgage loan portfolio decreased to $4.0 million and $8.8 million for the three and six-month periods ended June 30, 2005, respectively, from $9.6 million and $18.0 million for the same respective periods in 2004. The decrease in income from both portfolios was primarily due to the sale of CMBS, B-Notes and mezzanine loans into the 2005 CDO. The decrease in income from the CMBS portfolio is also due to the sale of the retained interests in all of its CDO transactions, which resulted in a $7.8 million and $12.9 million decrease in interest income for the three and six-month periods, respectively. The decrease in income from the mortgage loan portfolio is also due to the payoff in full of several B-Notes over the twelve-month period.

        At June 30, 2005, the annualized weighted average cash and book yields of DSHI's CMBS portfolio were approximately 12.9% and 11.5%, respectively, compared to 16.6% and 14.7% at June 30, 2004, respectively. The decline in cash and book yields in 2005, compared to 2004, was primarily due to the write-up of amortized costs to reflect fair market value at the acquisition date, discussed above, the sale of the higher yielding retained interests in the four resecuritization transactions, also discussed above, and the acquisition of lower yielding bonds.

        During the three months ended June 30, 2005, DSHI acquired $337.1 million face amount of non-investment grade fixed-rate CMBS for $186.0 million.

        The annualized weighted average book yield of DSHI's mortgage loan portfolio was 11.6% at June 30, 2005, compared to 9.8% at June 30, 2004. The increase in the yield was primarily due to two high-yielding B-Notes acquired at the end of 2004, which accounted for almost 50% of our B-Note portfolio at June 30, 2005. Most of the B-Notes outstanding during the prior year were either sold in the resecuritization transaction discussed above or paid off in full. DSHI's cash yield on this portfolio approximates its book yield.

        During the three months ended June 30, 2005, DSHI funded one new B-Note investment for $12.3 million and funded an additional $6.8 million to an existing B-Note investment, bringing the total B-Note investment balance to a face value of $137.3 million at June 30, 2005.

Years ended December 31, 2004, 2003 and 2002

        The following is a summary of the Predecessor's results of operations for the years ended December 31, 2004, 2003 and 2002:

	Years Ended December 31,
	2004	2003	2002
	(In thousands, except shares and per share amounts)
Revenues
Interest income	$135,421	123,322	145,893

Total revenues	135,421	123,322	145,893

Other operating income
Equity in (losses) earnings of unconsolidated entities	(6,153)	(6,538)	9,508
Management and servicing fees	106	550	—
Gains on sales of investment securities	21,270	52,867	47,179
(Loss) gain on derivative financial investments	(1,386)	792	(764)

Total other operating income	13,837	47,671	55,923

Costs and expenses
General and administrative	3,590	3,828	3,916
Interest	12,016	11,623	11,809

Total costs and expenses	15,606	15,451	15,725

Net earnings	$133,652	155,542	186,091

Weighted average shares outstanding:
Basic—Common stock	4,991	4,991	4,991

Basic—Class B common stock	105	105	105

Diluted	5,096	5,096	5,096

Net earnings per share:
Basic—Common stock	$26,777.08	31,163.01	37,283.93

Basic—Class B common stock	$70.00	70.00	70.00

Diluted	$26,226.79	30,522.36	36,517.16

Year ended December 31, 2004 compared to year ended December 31, 2003

        Net earnings for the year ended December 31, 2004 were $133.7 million, compared to $155.5 million in 2003. The decrease in earnings was primarily due to higher gains on sales of real estate securities in 2003 due to a large resecuritization transaction. The lower gains in 2004 were partially offset by higher interest income on mortgage loans due to a higher average loan balance.

        Gains on sales of investment securities for the year ended December 31, 2004 were $21.3 million, compared to $52.9 million in 2003. The gains from both years were primarily due to the Predecessor's completion of its 2004 and 2003 CDO's. The gains from the 2004 CDO were lower primarily due to the smaller size of the transaction, which included one CMBS bond with a face amount of $50.4 million, compared to the 2003 CDO which included 35 CMBS bonds with a face amount of $762.7 million.

        In the 2004 CDO, the Predecessor sold $50.4 million in face amount of a non-investment grade rated CMBS bond to a QSPE, which we will refer to as the "2004 QSPE." This CMBS bond was resecuritized into various classes of non-recourse fixed-rate bonds comprised of $28.7 million face amount of investment grade rated bonds and $21.7 million face amount of non-investment grade rated bonds. The 2004 QSPE sold the investment grade rated bonds to unrelated third parties for net proceeds of $30.3 million, which produced a pretax gain of $17.3 million. The Predecessor retained the non-investment grade rated bonds.

        In the 2003 CDO, the Predecessor sold $762.7 million in face amount of various non-investment grade rated CMBS to a QSPE, which we will refer to as the "2003 QSPE." These CMBS bonds were resecuritized into various classes of non-recourse bonds comprised of $419.5 million face amount of investment grade rated bonds, $74.0 million face amount of non-investment grade rated bonds and $269.2 million face amount of preferred shares in the issuing entity. The 2003 QSPE sold the investment grade rated bonds to unrelated third parties for net proceeds of $412.0 million, which produced a total pretax gain of $47.7 million. The Predecessor retained the non-investment grade rated bonds and the preferred equity in the 2003 QSPE, which had an aggregate face amount of $343.2 million at the date of transfer.

        Interest income from the combined CMBS and mortgage loan portfolios increased to $135.4 million for the year ended December 31, 2004, from $123.3 million in 2003. Interest income from the CMBS portfolio increased slightly to $100.2 million for the year ended December 31, 2004, from $99.4 million in 2003. Interest income from the mortgage loan portfolio increased to $35.2 million for the year ended December 31, 2004, from $23.9 million in 2003. The increase in the mortgage loan portfolio was primarily due to new B-Note investments acquired during both 2003 and 2004, partially offset by the early payoff of a B-Note with a guaranteed rate of return in 2003 and the early payoff of several loans acquired at a discount in the prior year.

        At December 31, 2004, the annualized weighted average cash and book yields of the CMBS portfolio were approximately 14.9% and 14.5%, respectively, compared to 16.4% and 14.9%, respectively, at December 31, 2003. The decline in the cash yield in 2004, compared to 2003, was primarily due to a migration to higher-rated, lower yielding bonds.

        During the year ended December 31, 2004, the Predecessor acquired $638.6 million face amount of non-investment grade fixed-rate CMBS for $319.6 million and $4.7 million face amount of non-investment grade short-term floating-rate CMBS for $2.8 million.

        The annualized weighted average book yield of the mortgage loan portfolio was 10.4% at December 31, 2004, compared to 9.9% at December 31, 2003. The cash yield on this portfolio approximates its book yield.

        During the year ended December 31, 2004, the Predecessor funded six new B-Note investments for $118.2 million, received three additional B-Note investments of $75.5 million which were transferred to the Predecessor from affiliates, and received $209.3 million for the payoff in full of twelve B-Note investments and the partial sale of one B-Note investment, bringing the total B-Note investment balance to a face value of $365.4 million at December 31, 2004.

        Equity in losses of unconsolidated entities was $6.2 million and $6.5 million for the years ended December 31, 2004 and 2003, respectively. The losses in 2004 were primarily due to losses from the investment in Madison prior to its sale in March 2004, and impairment charges recorded against the Predecessor's investment in another unconsolidated entity which holds CMBS. In 2003, the losses were primarily due to reduced income from its investment in Madison, due to the timing and amount of expected principal collections related to short-term floating-rate securities owned by the venture. Following the completion of a resecuritization transaction by Madison in March 2004, Madison no longer qualified as a REIT eligible asset and was sold to another affiliate of LNR Property at its net book value, which was determined to approximate the fair market value, and as such was not consolidated in the Predecessor's financial statements as of December 31, 2004. For more details, see "Investments in Unconsolidated Entities" below.

Year ended December 31, 2003 compared to year ended December 31, 2002

        Net earnings for the year ended December 31, 2003 were $155.5 million, compared to $186.1 million in 2002. The decrease in earnings was primarily due to lower interest income and losses from unconsolidated entities, partially offset by higher gains on sales of investment securities in 2003.

        Interest income from the combined CMBS and mortgage loan portfolios decreased to $123.3 million for the year ended December 31, 2003, from $145.9 million in 2002. Interest income from the CMBS portfolio decreased to $99.4 million for the year ended December 31, 2003, from $139.0 million in 2002, primarily due to lower cash flow projections and the recognition of bond purchase discounts as a result of the prepayment of principal on several bonds held at deep discounts in the prior year. Interest income from the mortgage loan portfolio increased to $23.9 million for the year ended December 31, 2003, from $6.9 million in 2002 primarily due to a higher average level of B-Note investments in 2003, the early payoff of a B-Note with a guaranteed rate of return in 2003 and the early payoff of several loans at a discount in 2003.

        At December 31, 2003, the annualized weighted average cash and book yields of the CMBS portfolio were approximately 16.4% and 14.9%, respectively, compared to 15.4% and 15.4%, respectively, at December 31, 2002. The increase in the cash yield was primarily due to reductions in amortized cost due to a higher level of bonds accounted for under the cost recovery method, in which cash received is used to reduce the basis in the bonds.

        During the year ended December 31, 2003, the Predecessor acquired $963.3 million face amount of non-investment grade fixed-rate CMBS for $379.8 million and $43.8 million face amount of non-investment grade short-term floating-rate CMBS for $36.9 million.

        The annualized weighted average book yield of the mortgage loan portfolio was 9.9% at December 31, 2003, compared to 9.5% at December 31, 2002. The cash yield on this portfolio approximates its book yield.

        During the year ended December 31, 2003, the Predecessor funded 14 new B-Note investments for $274.2 million, received one additional B-Note investment of $37.5 million which was transferred to the Predecessor from an affiliate, and received $60.1 million for the payoff in full of four B-Note investments, bringing the total B-Note investment balance to a face value of $340.7 million at December 31, 2003.

        Equity in (losses) earnings of unconsolidated entities was $(6.5) million for the year ended December 31, 2003, compared to $9.5 million in 2002. The decrease was primarily due to reduced income from the investment in Madison as previously discussed.

        Gains on sales of securities were $52.9 million for the year ended December 31, 2003, compared to $47.2 million for the same period in 2002. This increase was primarily due to the $47.7 million gain recognized in 2003 on the sale of non-investment grade rated CMBS through the large CDO transaction discussed above. During 2002, the Predecessor completed a similar resecuritization transaction. In this transaction, the Predecessor sold $800.6 million in face amount of non-investment grade rated CMBS to a QSPE, which we will refer to as the "2002 QSPE." These CMBS were resecuritized into various classes of non-recourse bonds comprised of $416.3 million face value of investment grade rated bonds, $94.1 million face value of non-investment grade rated bonds and $290.2 million face value of preferred shares in the issuing entity. The 2002 QSPE sold the investment grade rated bonds to unrelated third parties for net proceeds of $402.3 million, generating a pretax gain of $45.6 million. The Predecessor retained the remaining $384.3 million face amount in the form of non-investment grade rated bonds and the preferred shares in the 2002 QSPE. In addition, in 2003, the Predecessor sold an additional CMBS bond for a gain of $4.5 million.

Financial Condition, Liquidity and Capital Resources

        DSHI's operating activities provided cash of $42.9 million and $83.9 million in the six months ended June 30, 2005 and 2004, respectively. The decrease in cash provided by operating activities was primarily due to lower net earnings after adjustment for effects of non-cash items, including the gain from the 2005 resecuritization and CMBS write-downs. The lower net earnings reflect a smaller portfolio of assets as a result of the CDO and sale of CDO retained interests.

        The Predecessor's operating activities provided cash of $162.9 million in the year ended December 31, 2004 and $138.5 million in the year ended December 31, 2003. The increase in cash provided by operating activities was primarily due to higher interest income from higher mortgage loans and investment securities balances. This increase was partially offset by an increase in deferred loan costs (recorded in other assets) as a result of additional financings completed in 2004.

        DSHI's investing activities provided cash of $459.8 million and used cash of $14.6 million in the six months ended June 30, 2005 and 2004, respectively. The increase in cash provided by investing activities was primarily due to a higher level of proceeds from sales of investment securities in 2005 from the resecuritization transaction mentioned above and higher proceeds from collections of mortgage loans in 2005 due to the payoff in full of two B-Notes and partial paydown of two B-Notes for $59.4 million, partially offset by a higher level of investment spending on investment securities and mortgage loans in 2005.

        The Predecessor's investing activities used cash of $100.5 million in the year ended December 31, 2004 and provided cash of $40.7 million in the year ended December 31, 2003. The decrease in cash provided by investing activities was primarily due to a higher level of proceeds from sales of investment securities in 2003 due to the large resecuritization transaction mentioned above, partially offset by a lower level of investment spending on mortgage loans and investment securities in 2004 and a higher level of principal collections and sales activity on mortgage loan investments.

        DSHI's financing activities used cash of $502.7 million and $69.3 million in the six months ended June 30, 2005 and 2004, respectively. The increase in cash used by financing activities was primarily due to activities related to the merger of LNR Property Corporation and related transactions, including the payoff of all outstanding debt facilities and the paydown of the outstanding balance due to LNR Property and affiliates, partially offset by an increase in the revolving promissory note payable to LNR Property.

        The Predecessor's financing activities used cash of $62.4 million in the year ended December 31, 2004 and $179.2 million in the year ended December 31, 2003. The decrease in cash used by financing activities was primarily due to an increase in the net funding from LNR Property and affiliates in 2004 resulting from a greater level of investment spending in 2004, and lower net payments made under reverse repurchase agreements and revolving credit lines than in 2003.

        DSHI's investment activities consist primarily of purchasing real estate-related financial instruments, primarily CMBS and B-Notes, in part with borrowed funds. Real estate-related financial instruments are sensitive to interest rate changes because the value of the real estate which collateralizes the instruments, as well as the purely financial aspects of the instruments themselves, may be affected by changes in interest rates. Similarly, the cost of borrowing is affected by changes in interest rates, and the willingness of lenders to finance purchases of real estate-related financial instruments is affected by factors, including changes in interest rates, that may affect the value of the real estate. Accordingly, conditions that reduce the value of our assets can also increase the cost of financing them. Because we will borrow funds in connection with our investing activities, we could be adversely affected by reluctance of lenders to make loans to companies in real estate-related businesses. Difficulty obtaining financing can reduce our ability to take advantage of investment opportunities.

        Prior to or at the time of the merger of LNR Property Corporation, all of the Predecessor's existing secured bank lines and reverse repurchase agreements were paid-in full and all commitments were terminated. LNR Property replaced the debt with a $2.35 billion senior secured facility, which consists of a $1.8 billion senior secured facility, or the "Senior Facility," and three mezzanine facilities, or the "Mezzanine Facilities," the aggregate amount of which is $550 million. These facilities were entered into by one of DSHI's affiliates. Substantially, all of DSHI's assets (CMBS and B-Notes) were pledged as collateral for the Senior Facility of which DSHI is a guarantor, subject to certain limitations. The Mezzanine Facilities are secured by a pledge of DSHI's equity interest in certain subsidiaries. These facilities are consolidated under LNR Property, not under DSHI. The obligations under these facilities will not be assumed by us or the Operating Partnership.

        DSHI has two repo facilities, which can be used to finance newly acquired CMBS and B-Notes. These facilities had an aggregate maximum commitment of $600.0 million at June 30, 2005. Interest on these facilities is variable at LIBOR plus 200. The agreements contain certain financial tests and restrictive covenants that DSHI was in compliance with at June 30, 2005. At June 30, 2005, DSHI had no outstanding balance. These facilities will not be continued in their current form with us or the Operating Partnership.

        Most of DSHI's investments generated interest at essentially fixed rates. DSHI had entered into derivative financial instruments, primarily interest rate swaps, to manage its interest costs and hedge against risks associated with changing interest rates on its debt portfolio. We believe DSHI's risk management policy was, and our risk management policy is likely to be, generally effective. Nonetheless, our profitability may be adversely affected during particular periods as a result of changing interest rates. Additionally, hedging transactions using derivative instruments involve risks such as counterparty credit risk. The counterparties to our arrangements are expected to be major financial institutions, rated A- or better, with which we may also have other financial relationships.

Post-offering Liquidity

        In connection with this offering, the Operating Partnership will acquire from certain subsidiaries of LNR Property a portfolio of real estate finance assets, which we refer to as the Initial Portfolio. LNR Property and its subsidiaries will receive all of the net proceeds of this offering and certain OP Units in exchange for the Initial Portfolio.

        Our principal sources of liquidity will be the cash flow from the Initial Portfolio and new investments, borrowings under new credit facilities, future resecuritizations and future debt and equity offerings. Immediately after the consummation of this offering, we will have minimal cash balances for working capital purposes, however; substantially all of our assets will be unencumbered. Although we have no available credit facilities at this time, we believe that we will be able to obtain financing in amounts and on other terms generally consistent with DSHI's previous financing arrangements adjusted for the current market conditions. However, there can be no assurance that we will be able to consummate financing arrangements on terms acceptable to us, which could adversely impact our ability to make new investments or pay dividends.

        We expect our new credit facilities will consist of the following: medium-term revolving credit facilities; multi-year warehouse facilities, primarily in the form of reverse repurchase agreements; seller financing in the form of either term reverse repurchase agreements or term loans; and short-term reverse repurchase agreements. These facilities will be with various institutional lenders and may include one or more of the underwriters of this offering. The facilities will be secured by certain of our assets in the Initial Portfolio and those that we may acquire in the future. We expect these facilities to bear interest at one-month LIBOR plus a spread ranging from 50 to 200 basis points, based on the financed assets' credit rating or loan-to-value-ratio, as applicable. In addition, we expect the reverse repurchase agreements to contain provisions that may require us to provide additional collateral or fund margin calls prior to the scheduled maturity dates if the market values of the assets securing theses facilities fall significantly. Therefore, we could be required to either use cash flow we need to operate our business or to sell assets at a time when it may not be most advantageous for us to do so in order to generate cash needed to repay amounts under reverse repurchase obligations.

        In addition, we expect our new credit facilities to have limited financial covenants, but anticipate they will contain standard and customary affirmative covenants and default provisions, including payment defaults and cross-default provisions. If we were to default in the payment of interest or principal on any debt, breach any representation or warranty in connection with any borrowing or violate any covenant in any credit document, the lender may accelerate the maturity of such debt, requiring us to immediately repay the total amount outstanding. If we are unable to repay the indebtedness, our lender could sell the collateral securing its facility, in the case of reverse repurchase agreements, our could force us to sell certain assets or foreclose on our assets that are pledged as collateral to such lender. The lender could also sue us or force us into bankruptcy. Any of these events would likely have a material adverse effect on the value of our common stock.

        We intend to make regular quarterly distributions to the holders of our common stock. In order to qualify as a REIT and to avoid corporate-level tax on the income we distribute to our shareholders, we are required to distribute at least 90% of our REIT taxable income on an annual basis. Therefore, we will need to raise additional capital in order to acquire new investments. We anticipate that a portion of the additional capital will come from borrowings under the potential new credit facilities described above.

        We intend to resecuritize certain of our assets using CDOs and other match-funded structures as a means of generating liquidity or providing cash for us to fund operations or future investments. Our ability to effectively complete resecuritizations will depend on market demand for resecuritized securities, the pricing and interest rate environment, and our ability to obtain securities, which would be suitable for resecuritization.

        If our board of directors determines that additional liquidity is required, we may raise such funds through additional offerings of equity or debt securities or a combination thereof. Decisions by investors and lenders to enter into these types of transactions with us will depend upon a number of factors, such as our historical and projected financial performance, compliance with the terms of our credit agreements, if any, industry and market trends, and the availability of capital.

Note Payable to LNR Property, Net

        At June 30, 2005, DSHI had a revolving promissory note payable to LNR Property, net, which originated with intercompany receivable and payable balances that remained following the sale of the retained CDO interests and related merger transactions. The balances continue to increase when LNR Property advances money to DSHI for purchases of investments or funds the purchases of investments directly. These balances are reduced when DSHI remits cash collected from its operations to LNR Property. Although DSHI maintains bank accounts, DSHI's cash is transferred daily to LNR Property reducing its note payable. Thus, when DSHI pays dividends, LNR Property transfers funds back to DSHI increasing DSHI's note payable. Interest accrues on the monthly average outstanding receivable and payable balance, net, at a fixed rate per annum of ten percent and is accreted to the note. At June 30, 2005, the note had a balance of $225.5 million due to LNR Property. Prior to the merger of LNR Property Corporation, this intercompany balance did not accrue interest. This intercompany obligation will be paid off at the time of the offering. We are not assuming this obligation.

Dividends in Excess of Earnings

        The aggregate dividends declared on common stock and Class B common stock of the Predecessor were $210.0 million and $7,350, respectively, in 2004. The level of dividends are subject to various factors, including the discretion of the Board of Directors, the ability to pay dividends under Delaware law and the effect of REIT distribution requirements, which require at least 90% of taxable income to be distributed to shareholders.

        The Predecessor has been taxed as a REIT during its entire existence, and as such is entitled to a deduction for dividends paid for tax purposes. Although the REIT rules require an annual dividend of only 90% of taxable income, the Predecessor paid out more than 100% of its taxable income as dividends. The Predecessor's reported taxable income had typically been higher than its net earnings, principally due to the accretion of bond discount into income for tax purposes, partially offset by recognition of losses for tax purposes. Also, the Predecessor had historically declared a dividend in December of each year based on an estimate of its taxable income for the year, and that estimate included a cushion to ensure that the Predecessor fully paid out its entire taxable income so as to fully eliminate its federal and state tax liabilities. Of the $374.2 million of cumulative dividends since inception in excess of earnings at December 31, 2004, $173.0 million was attributable to cumulative differences between book and taxable income and $201.2 million was attributable to cumulative dividends in excess of taxable income. The amount of dividends in excess of taxable income resulted primarily from the reduction of prior years' taxable income as a result of the recognition of certain deductions in 2004, which resulted in the filing of amended tax returns for both 2002 and 2003.

        In order to qualify as a REIT, we expect to pay dividends to our shareholders of at least 90% of our REIT taxable income. However, the historical dividend payment experience of the Predecessor discussed above, whereby dividends were in excess of both book and taxable income, may not be indicative of our future dividend distributions.

Off-Balance Sheet Arrangements

Commitments and Contingent Obligations

        DSHI is subject to various claims, legal actions and complaints arising in the ordinary course of business. In our opinion, the disposition of these matters will not have a material adverse effect on DSHI's financial condition, results of operations or cash flows. At December 31, 2004 and June 30, 2005, DSHI had no commitments or contingent obligations under which DSHI guaranteed or was required to provide guarantees, except as set forth under the next caption. Upon consummation of this offering and the acquisition of the Initial Portfolio, we will not have any commitments or contingent obligations.

Guarantees of Debt

        At June 30, 2005, one of DSHI's subsidiaries was a guarantor of the Senior Facility, subject to certain limitations. The maturity date of the Senior Facility is February 2010, assuming two one-year extension options are exercised. Upon consummation of this offering, we will not be a guarantor of the Senior Facility, and we do not expect that it will have any guarantees of debt.

Retained Interests in Assets Transferred to Unconsolidated Entities

        DSHI and the Predecessor have resecuritized and we may resecuritize certain of our non-investment grade rated and unrated CMBS investments in order to realize the value of these bonds, to better match assets and liabilities, reduce interest rate and refinancing risk, improve liquidity and financial condition. LNR Property retained the non-investment grade rated and unrated bonds and the preferred shares issued in connection with each of the resecuritizations, plus an investment grade bond in the 2005 CDO. These non-investment grade rated or unrated bonds and preferred shares are included in the Initial Portfolio we are acquiring in connection with this offering.

        Although DSHI and the Predecessor have successfully completed CMBS resecuritization transactions in 2005, 2004, 2003 and 2002, which generated significant proceeds and gains, we do not expect to be dependent upon the completion of such transactions as a means of generating liquidity or providing cash for us to fund operations or future investments as we may be able to secure other sources of long-term and match-funded financing or capital. Although we expect to have the financial ability to hold our CMBS investments to their stated maturities, it may be advantageous for us to sell these investments through such resecuritization transactions, depending upon market conditions.

Investments in Unconsolidated Entities

        At June 30, 2005, DSHI had an investment in one unconsolidated entity, which holds primarily CMBS assets. The entity's CMBS assets were pledged under a $29.8 million reverse repurchase agreement which was non-recourse to DSHI and matured in May 2005. A discounted loan payoff was negotiated that satisfied the debt in full by having DSHI purchase the CMBS assets for $14.0 million. At June 30, 2005, DSHI's investment in this entity was $8.1 million. Subsequent to June 30, 2005, DSHI purchased the remaining partner's interest in this entity and consolidated the CMBS bonds on its balance sheet. These bonds will be part of the Initial Portfolio.

Critical Accounting Policies

        In the preparation of DSHI's financial statements, LNR Property's management followed accounting principles generally accepted in the United States of America. The application of some of these generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying results. The accounting policies that include significant estimates and assumptions are in the areas of investment securities, derivative financial instruments and allowance for loan losses. LNR Property's management periodically reviews the application and disclosure of these critical accounting policies. These same policies will also be our critical accounting policies.

Investment Securities

        Interest income on our investment securities will be recognized on the level yield method, using the yield that equates the future cash flows, estimated by us as described below, to the amortized cost (including any other than temporary impairments recognized to date). To the extent estimated future cash flows change, the yield on the security is increased or decreased prospectively to the revised yield. If the amount or timing of projected cash flows on a particular security become subject to significant uncertainty, the security is accounted for on a cost recovery method. Under the cost recovery method, all cash received is applied to amortized cost until such time as we are able to project cash flows with greater certainty, resulting in no income recognition during the period of uncertainty.

        As discussed in Note 2 to the 2004 audited consolidated financial statements, investment securities have been classified as available-for-sale and are recorded at fair value with unrealized gains and losses reported in stockholders' equity as a component of accumulated other comprehensive earnings (loss) until realized. We will determine fair value through quoted market prices if available. Where quoted market prices are not available, we estimate fair value based on the present value of estimated future cash flows using our best estimate of certain key assumptions including credit losses, expected payment dates and discount rates. Due to the uncertainty inherent in the valuation process, estimates of fair value may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material. Changes in the valuations do not affect reported income or cash flows, but impact unrealized gains and losses reported in stockholders' equity as a component of accumulated other comprehensive income.

        Management must assess whether unrealized losses on securities reflect a decline in fair value that is other than temporary. If the decline is determined to be other than temporary, a loss is recognized in earnings. For investment securities accounted for under the level yield method, a decline in fair value is considered to be other than temporary if the present value of the currently estimated total cash flows related to the security is less than the present value of the previous quarter's estimated total cash flows of that security, and the decline in the present value is due to adverse changes in the projected cash flows. For these securities a loss is recognized to the extent by which the fair value of the investment security has declined below its amortized cost. For investment securities accounted for under the cost recovery method, a loss is recognized to the extent that the total projected cash flows do not exceed the amortized cost of the security. Significant management judgment is required in this analysis, which includes but is not limited to making assumptions about the collectibility of the principal and interest, net of related expenses, on the underlying loans, and about the amount and timing of projected principal repayments or losses.

Derivative Financial Instruments

        In accordance with our risk management policy, we utilize derivative financial instruments, primarily interest rate swaps, to manage our exposure to changes in fair value due to movements in interest rates on our fixed-rate investments in CMBS. All derivatives are carried on our balance sheets at fair value, which is determined based on estimated net future payments or receipts of interest. Changes in fair value on fair value hedges are recorded in earnings, and are offset by changes in fair value on the hedged CMBS that arise due to changes in interest rates. As discussed in Note 4 to the 2004 audited consolidated financial statements, certain derivative financial instruments did not qualify for hedge accounting, although they were entered into in accordance with our risk management policy to hedge against fair value exposures on financial instruments that we hold. Changes in fair value of these derivatives are recorded currently in earnings.

        Changes in short- and long-term interest rates could have a significant impact on the fair value of derivative financial instruments we have entered into. Because these derivative instruments hedge specific assets, their changes in value should approximately offset the changes in value of the assets they hedge.

Allowance for Loan Losses

        The allowance for losses on loans in which we invest is established and maintained at levels we deem adequate to cover losses resulting from the inability of borrowers to make contractually required loan payments. Management will periodically evaluate each loan in our loan portfolio for impairment by comparing the fair value of the underlying collateral to the carrying value of the loan and evaluating the likelihood of repayment. The determination of the fair value of the underlying collateral will be based on judgments and assumptions about future performance of the asset and market conditions affecting the asset's value. This evaluation will also consider several other factors, including the historical and current performance of the underlying collateral (including debt service coverage, loan-to-value ratios, occupancy and lease terms), the strength of the borrower and current market conditions. If this evaluation indicates that all of the interest or principal on the specific loan may not be collectible, we will record an impairment loss in the amount by which book value exceeds the estimate of fair value.

        While DSHI has experienced no actual losses on its investments in loans, management considers it prudent to reflect a provision for loan losses on the portfolio based upon an evaluation of each loan and the related collateral, as well as other factors. When management's assessment indicates that an allowance may be prudent for loans not subject to specific impairment charges as discussed above, an allowance is recorded.

        Our assessment of probable loan losses at the specific loan and portfolio levels requires significant judgment in estimating future market conditions and the impact of economic events, the outcomes of which are uncertain. These events may include, but are not limited to, deterioration in general economic conditions, changes in economic conditions affecting our borrowers or tenants, availability and supply of commercial real estate, legislation that directly or indirectly affects the real estate industry, and regional economic conditions affecting specific geographical areas in which our underlying loan collateral is located. At June 30, 2005 and December 31, 2004, DSHI had a $2.0 million allowance for loan losses. Actual losses, if any, could ultimately differ significantly from these estimates.

New Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation, or FIN, No. 46, "Consolidation of Variable Interest Entities," which was subsequently revised in December 2003. The revisions to FIN No. 46 issued in December 2003 did not significantly affect the conclusions reached in the adoption of FIN No. 46 for entities with which DSHI or the Predecessor became involved after January 31, 2003, and accordingly the revisions to FIN No. 46 did not have a material effect on the results of operations or financial position. On May 31, 2004, the provisions of FIN No. 46, as revised, were adopted for entities created before February 1, 2003, and it was concluded that no consolidated entities were deemed VIEs, and all CMBS trusts in which DSHI or the Predecessor invested qualified as qualifying special purpose entities, and accordingly, they were scoped out of FIN No. 46.

        In December 2003, the American Institute of Certified Public Accountants, or AICPA, issued Statement of Position, or SOP, No. 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." SOP No. 03-3 addresses income recognition on certain loans or debt securities purchased subsequent to origination. SOP No. 03-3 also supercedes Practice Bulletin, or PB No. 6, "Amortization of Discounts on Certain Acquired Loans," which addresses income recognition on and impairment evaluation of certain bonds. SOP No. 03-3 is effective after January 1, 2005. We are currently evaluating whether the adoption of SOP No. 03-3 will impact our results of operations or financial position.

        In November 2003, the Emergency Issues Tax Force, or EITF, reached a consensus on the "disclosure" provisions of EITF No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." EITF No. 03-1 requires that certain quantitative and qualitative disclosures be made for debt securities subject to Statement of Financial Accounting Standards, or SFAS, No. 115 that are in an unrealized loss position at the balance sheet date but for which an other-than-temporary impairment has not been recognized. The required disclosure provisions of EITF No. 03-1 were adopted during the quarter ending December 31, 2004.

        In March 2004, the EITF reached a consensus on the "recognition" provisions of EITF No. 03-1. EITF No. 03-1 requires that a loss be recognized for an impairment that is other-than-temporary. A three-step impairment model should be applied to debt securities subject to SFAS No. 115, including those debt securities subject to EITF No. 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets." EITF 03-1 originally required that we adopt the "recognition" provisions of EITF No. 03-1 prospectively to all current and future investments during the quarter ended September 30, 2004. However, on September 30, 2004, the FASB issued FASB Staff Position, or FSP, EITF No. 03-1-1, "Effective Date of Paragraph 16 of EITF Issue No. 03-1," which delayed the effective date of the recognition provisions of EITF No. 03-1 until the issuance of the final FSP EITF Issue 03-1-a, "Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1." On June 29, 2005, the FASB agreed to issue a final FSP in July 2005 which will nullify the "recognition" provisions of EITF No. 03-1. Until the final FSP is issued, we are not able to evaluate whether the adoption of the "recognition" provisions under such guidance will have a material effect on our results of operations or financial position.

        In March 2004, the EITF reached a consensus on Issue 03-6, "Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share" or EITF No. 03-6, requiring the use of the two-class method of computing earnings per share for those enterprises with participating securities or multiple classes of common stock. Because the Predecessor's Class B common stock could receive per share dividends equal to not more than 1% of the cash dividends declared and paid on DSHI's common stock (up to 7% of the par value of the Class B common stock outstanding, with respect to any year), the Predecessor's Class B common stock is considered a participating security under EITF No. 03-6. Because DSHI's preferred units can receive distributions and dividends up to its capital contributions, accreted at a rate of 10.5% per annum, DSHI's preferred units are considered participating securities under EITF No. 03-6. Accordingly, we are required to compute and present basic earnings per share using the two-class method, rather than the if-converted method. The two-class method for each period allocates the amount of undistributed earnings using a participation percentage which reflects the dividend rights of each class of common stock. Subsequent to the offering, because we expect to have only one class of common stock, we do not expect EITF No. 03-6 to have a material impact on us.

        In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment." Prior to the issuance of SFAS No. 123R, a reporting entity could account for share-based payment under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and disclose share-based compensation as if accounted for under the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under the provisions of SFAS No. 123R, we are required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the award. This Statement is effective for non-public companies as of the beginning of the first annual reporting period after December 15, 2005. SFAS No. 123R is not expected to have an impact on DSHI, as no equity awards were outstanding or expected to be issued prior to the effective date. However, subsequent to this offering, this pronouncement will impact us as we plan to issue equity instruments, including stock options and restricted stock. This Statement is effective for public companies as of the beginning of the first interim or annual reporting period that begins after June 15, 2005 (our fiscal period beginning September 1, 2005). We will review the effect of this Statement on our consolidated financial statements upon the issuance of any equity instruments.

Quantitative and Qualitative Disclosures About Market Risks

        Following the acquisition of the Initial Portfolio, our business activities will contain elements of market risk. The primary market risks we are subject to include: (i) credit risk underlying our portfolio of investments, (ii) interest rate risk, and (iii) spread risk.

Credit Risk

        The Initial Portfolio is subject to credit risk. Credit risk is the exposure to loss from debtor defaults. Default rates are subject to a wide variety of factors, including but not limited to debt service coverage, property values, market rent levels, tenant strength, loan terms, geographic and market conditions, property types, borrower strength, and other factors beyond our control.

        Our investments in CMBS will include those in the most subordinated positions within the securitizations and therefore are subject to losses. In general, losses related to a mortgage loan included in a securitization will be borne first by a cash reserve fund or letter of credit, if any, then by the equity holder of the property, then by mezzanine holders, then by the most subordinated security holder and then by the other security holders in reverse order of seniority.

The most subordinated class in a securitization structure is the first in that transaction to bear the loss upon a default on, restructuring or liquidation of the underlying collateral and is typically the last to receive payment of interest and principal. Such class is subject to special risks, including a substantially greater risk of loss of principal and non-payment of interest than a more senior, rated classes. In the event of default and the exhaustion of any cash reserves or letters of credit, support from equity holders, mezzanine holders, and holders of any classes of equity securities or debt junior to those in which we invest, we may not be able to recover all of our investment in such security, which we typically purchase at a discount. In addition, if losses are incurred or if the values subsequently decline and, as a result, lower valued collateral is available to satisfy interest and principal payments due on the related CMBS, the securities in which we invest may effectively become the most subordinated position, which may result in losses to us to the extent that such loss is greater than the discount at which we typically acquire such assets.

        The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic conditions. As a result of these and other factors, subordinated interests generally are not actively traded and may not provide holders thereof with liquidity. In addition, the yield to maturity on subordinated interests of the type we intend to acquire may be sensitive to the default and loss experience of the underlying mortgage loans and the timing of such defaults or losses. Because the collateralized securities each represent a small percentage of the total pool of underlying mortgage loans, delinquencies, defaults and losses may have a disproportionate impact on the type of collateralized securities that we hold in such securitization.

        We will also invest in real estate loans, primarily B-Notes, mezzanine loans and other subordinated interests in real estate, which are also subject to credit risk. The extent of our credit risk exposure is mostly dependent upon risk associated with the underlying real estate properties and the financial strength of the borrower. Property values and net operating income derived from such properties are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions, local real estate conditions (such as an oversupply of commercial real estate space); changes or continued weakness in specific industry segments; construction quality, age and design; changed in demographic factors; retroactive changes to building or similar codes; and increases in operating expenses. In the event a property's net operating income decreases, the borrower may have difficulty repaying our loans, which could result in losses to us. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay our loans, which could also cause us to suffer losses.

        Because these risk factors are generally not under our control, attempts to minimize these risks may not always be effective. LNR Property, through our Manager, will attempt to manage credit risks through (i) underwriting programs, (ii) management and special servicing of the underlying assets and (iii) maintaining a portfolio of investments that is diverse by geographic area, tenant and property type. LNR Property will not make investments on our behalf before extensive property level due diligence is performed. For each asset, LNR Property will evaluate the local market, rental rates, vacancy rates and, if applicable, loan and borrower characteristics. Cash flows will be evaluated at the property level and loan levels, if applicable, and downside scenario assumptions will be stressed. Before any investment is made, it must be approved by senior management through a formal process. We generally do not make passive investments, typically investing when LNR Property has control over the development and implementation of the strategy for enhancing the value of the underlying assets. In fact, LNR Property through its special servicing subsidiary, LNR Partners, has the right to control the workout or foreclosure of the underlying assets for substantially all of the Initial Portfolio.

Interest Rate Risk

        Interest rates are highly sensitive to many factors, including governmental, monetary and tax policies, domestic and international economic and political conditions, and other factors beyond our control. We will implement an interest rate risk management policy with the objective of (i) managing our interest costs and (ii) reducing the impact of unpredictable changes in the values related to movements in interest rates on our available-for-sale securities. We may employ hedging strategies to limit the effects of changes in interest rates on our income and cash flows and on the value of our available-for-sale securities. We do not intend to utilize derivatives for speculative purposes or purposes other than interest rate risk management. We may not be able to execute certain hedging strategies because we are a REIT and there are complex rules regarding how our hedges impact our compliance with the REIT requirements. Hedging activities are complex, and accounting for interest rate derivatives as fair value or cash flow hedges in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and related interpretations is also complex.

        Our approach to managing interest costs is based on the concept of match funding, with the objective that the maturities of our assets match those of our liabilities and that variable-rate assets be primarily financed by variable-rate liabilities, and fixed-rate assets be primarily financed by fixed-rate liabilities. We are exposed to re-finance risk to the extent the maturities of our assets differ from those of our liabilities. In the event that our assets and liabilities are not matched with respect to variability in interest payments, we may employ derivative financial instruments, primarily interest rate swaps, which effectively change the variable-rate cash flows on debt obligations to fixed-rate cash flows. Under the terms of these interest rate swap agreements, we receive payments based on variable rates on specified notional amounts and make payments based on fixed rates on the same notional amounts, thereby generating variable-rate cash flow to offset variable-rate interest obligations and creating match funding. There will be no debt outstanding upon consummation of this offering, and accordingly we will not be exposed to interest rate risk on variable debt until such time as we incur indebtedness. However, we may enter into derivatives to manage our interest costs in the future as we incur indebtedness.

        We may utilize derivative instruments, primarily interest rate swaps, to manage unpredictable changes in the value of our available-for-sale securities due to movements in interest rates. The value of rated fixed-rate CMBS assets generally rises when interest rates fall, and falls when interest rates rise. Although a hedging strategy will not prevent these changes in value, the value of the interest rate swaps generally rises when interest rates rise, and falls when interest rates fall, effectively offsetting the change in value on the CMBS they are hedging.

        The Initial Portfolio consists of CMBS, common and preferred shares of CDO issuers, CDO bonds, and loans held for investment. As noted above, the value of fixed-rate assets generally rises when interest rates fall, and falls when interest rates rise. In the absence of hedging activity, for every 100 basis point (1%) increase in interest rates, the value of the Initial Portfolio would decline by $60.4 million. In the event that we employ a hedging strategy, the hedges would increase in value when interest rates rise, which would partially or fully offset the decrease in value of the hedged fixed-rate assets. Although a change in market value may not have a direct effect on our cash flow or net income, it could have an indirect effect on us by limiting our ability to borrow, since the amount that we could borrow is dependent on the value of the assets we pledge as collateral. In addition, an increase in interest rates could negatively affect the supply of CMBS and B-Notes, because it would be more expensive for real estate owners to obtain mortgage debt.

        A hedge may not achieve its intended purpose of offsetting losses or increased costs. As a result, our profitability may be adversely affected during particular periods as a result of changing interest rates. In addition, hedging transactions using derivative instruments involve risks such as counterparty credit risk. The counterparties to our arrangements are lenders of the hedged debt instruments or are major financial institutions, rated A- or better, with which we may also have other financial relationships. These counterparties potentially expose us to credit loss in the event of non-performance.

Spread Risk

        Spreads represent the difference between a benchmark rate, such as that of a U.S. Treasury security and the interest rate on other fixed income or yield securities. The spread represents the perceived risk of the security relative to other securities.

        Spreads are used to value our rated CMBS, and accordingly changes in spreads prevailing in the market will affect the values we report. For every 100 basis point (1%) increase in spreads, the value of the Initial Portfolio would decline by $60.4 million. Although a change in market value may not have a direct effect on our cash flow or net income, it could have an indirect effect on us by limiting our ability to borrow, since the amount that we could borrow is dependent on the value of the assets we pledge as collateral. In addition, an increase in spreads could negatively affect the supply of CMBS and B-Notes, because it would be more expensive for real estate owners to obtain mortgage debt.

        Spread risk, as measured in comparison to benchmark interest rates, is sensitive to dynamics of the markets for CMBS and other loans and securities in which we may invest. When the supply of these assets exceeds demand, the market may require a higher yield. This demand for higher yield may cause the market to use a higher spread over the U.S. Treasury securities yield curve or other benchmark interest rates to value these assets. In addition, general economic factors that affect credit will cause a movement in spreads.

        Our operating results are affected by the difference between the interest and related income earned on our investment portfolio and the interest expense incurred in connection with our indebtedness. Numerous factors may lead to a decrease in the interest rate earned on our interest-bearing assets, which we may not be able to offset by obtaining lower interest costs on our borrowings. Changes in the general level of interest rates prevailing in the financial markets may affect the spread between our interest-earning assets and interest-bearing liabilities. Any significant and sustained compression of the spreads between interest-earning assets and interest-bearing liabilities could have a material adverse effect on us.

        Our exposure to spread risk changes gradually over time, and is affected by purchases and sales of assets, and the incurrence and the maturity of indebtedness. Generally, the pricing, and therefore the expected yield, on our assets is set at the time of purchase. If we hold these assets to maturity, which can exceed ten years from the origination date for CMBS, changes in spreads for similar assets will not affect our income from the assets. When we enter into credit facilities, we also establish the spreads on our indebtedness for multi-year periods, and therefore changes in spreads will primarily affect us at the time the indebtedness is refinanced. Initially, this risk is mitigated since the prices on the Initial Portfolio are set at acquisition, and there will be no indebtedness outstanding upon acquisition of the Initial Portfolio.

BUSINESS

Our Company

        LNR Capital Corporation is a newly formed company that will continue the real estate finance activities of LNR Property. We intend to continue to invest in real estate-related securities, real estate-related loans, and other real estate-related assets, including commercial mortgage backed securities, or CMBS, collateralized debt obligations, or CDOs, or other resecuritizations, B-Notes and other subordinated real estate interests. We also expect that the real estate underlying these investments will be located primarily in the United States or its territories. Our objective is to provide our stockholders with attractive risk-adjusted returns through a combination of dividends and capital appreciation.

        LNR Capital Limited Partnership, or the Operating Partnership, will conduct substantially all of our business and own (either directly or indirectly through subsidiaries or joint ventures) substantially all of our assets. We are the sole general partner of the Operating Partnership. In connection with this offering, the Operating Partnership, will acquire from certain subsidiaries of LNR Property a portfolio of real estate finance assets, which we refer to as the Initial Portfolio. LNR Property, through its subsidiaries, will receive all of the net proceeds of this offering and limited partnership interests in the Operating Partnership in exchange for the Initial Portfolio. After the consummation of this offering, we will own    % (    % if the underwriters exercise their over-allotment option in full) in our capacity as a holder of limited partnership interests and the sole general partner of the Operating Partnership and LNR Property and its subsidiaries will own the remaining    % (    % if the underwriters exercise their over-allotment option in full) of the limited partnership interests in the Operating Partnership.

        As of             , 2005 (a date two days prior to the date of this prospectus), the assets that will comprise the Initial Portfolio included substantially all of the CMBS, CDOs and B-Notes of LNR Property consisting primarily of $          billion face amount of CMBS, $          billion face amount of CDOs (including notional amounts of preferred shares) and $          million face amount of loans, primarily B-Notes. The aggregate fair market value of the Initial Portfolio is $         as of    , 2005, as determined by the management of LNR Property. The CMBS include subordinated interests in commercial mortgage pools, most of which are either unrated or non-investment grade rated and were acquired by LNR Property over the past twelve years. The CDOs represent subordinated interests issued by special purpose entities that hold portfolios of CMBS and other real estate-related debt securities. The B-Notes represent subordinated interests in loans typically (a) secured by first mortgages on large properties and (b) subordinated to "A-Notes" secured by the same first mortgages on the same properties. We will be the sole general partner of the Operating Partnership and will hold a       % (    % if the underwriters exercise their over-allotment option in full) interest in the Operating Partnership through partnership units we will acquire in connection with the offering.

        We will be externally managed by LNR Capital Management LLC, an indirectly wholly-owned subsidiary of LNR Property, which we refer to as our Manager, pursuant to the agreement that we will enter into concurrently with the consummation of this offering. Our Manager's officers and directors will consist of LNR Property employees. LNR Property is a market leader in real estate finance, management and development, with established operations and demonstrated capability in investing in and managing and servicing real estate assets, including real estate properties, loans collateralized by real estate properties and securities backed by loans on real estate properties. LNR Property's extensive experience in real estate dates back to the 1960s when it was a part of Lennar Corporation, or Lennar. Lennar, founded in 1954, is one of the nation's leading homebuilders and community developers. In 1997, LNR Property Corporation was spun off from Lennar. In February 2005, LNR Property Corporation was acquired by a company controlled by funds and accounts related to Cerberus, and LNR Property Corporation became a wholly owned subsidiary of LNR Property.

        With a staff of over 500 employees and a seasoned senior management team, we believe LNR Property has in place an operating infrastructure which cannot be easily duplicated. We do not expect to have any employees. LNR Property's employees will perform all functions and services on our behalf, although none of LNR Property's employees will be exclusively dedicated to us. In addition, following the consummation of this offering, LNR Property will continue to operate its other real estate-related activities, including investing in properties, securities and loans. However, our management agreement will give us the right of first offer for certain categories of investments, including unrated and non-investment grade rated CMBS, preferred shares of and unrated and non-investment grade rated CDOs and other resecuritizations of commercial real estate assets, B-Notes, and mezzanine debt. In exchange for the services provided by our Manager, we will pay our Manager an annual base management fee based on our equity and will reimburse our Manager for certain expenses. The Operating Partnership will make an incentive allocation based on our performance to our Manager who will hold a special limited partner interest entitling it to such incentive allocation under our partnership agreement with the Operating Partnership, which we refer to as the "Operating Partnership Agreement." See "Our Manager—Management Agreement" and "The Operating Partnership—Incentive Allocation."

        Each of LNR Property and, indirectly, our Manager is majority owned and controlled by funds and accounts managed by Cerberus. Founded in 1992, Cerberus is a private investment firm with in excess of $16 billion of capital under management. The Cerberus Group acquired its controlling interest in LNR Property Corporation on February 3, 2005. As a result, LNR Property Corporation, a public company, became privately held, and the senior management team of LNR Property Corporation became the senior management of LNR Property. The acquisition transaction constituted a going private transaction in which LNR Property's current management group and principal stockholder exchanged some of their equity in LNR Property Corporation for equity in LNR Property. LNR Property Corporation, at the time of its acquisition by the Cerberus Group, was engaged in a broad array of real estate related activities, of which the assets that will constitute the Initial Portfolio, were approximately 30% of the total assets of LNR Property Corporation based on book value at such time. As a result of the acquisition, the Cerberus Group beneficially owns approximately    % of LNR Property's outstanding equity securities and after this offering will beneficially own approximately    % of our common stock, assuming redemption of all outstanding limited partnership interests, other than the special limited partnership interests, which we refer to as "OP Units," in exchange for shares of our common stock, and the members of LNR Property's and our senior management own approximately    % of LNR Property's outstanding equity securities and beneficially own approximately    % of our common equity, assuming redemption of all outstanding OP Units in exchange for shares of our common stock. Cerberus sponsors other investment vehicles or accounts and controls other portfolio companies that invest in certain of the types of real estate finance assets in which we will invest. Neither Cerberus nor the Cerberus Group has any obligation to introduce investment opportunities to us. The purpose of this offering is to raise funds that LNR Property will use to fund its current and future operations or to reduce its indebtedness, and to provide us with a capital structure that will enable us to grow our business.

        We were formed as a Maryland corporation on June 30, 2005. Our principal executive offices are located at 1601 Washington Avenue, Miami Beach, Florida. We will maintain a website at www.lnrcapital.com, which will be operational upon consummation of this offering. Information on our website is not and should not be considered part of this prospectus. LNR Property Corporation, a subsidiary of LNR Property, was involved in our formation and therefore may be deemed to be our promoter and no individual has acted as promoter. In connection with this offering, we will elect to be taxed as a real estate investment trust, or REIT, under Sections 856 through 859 of the Internal Revenue Code of 1986, as amended, or Internal Revenue Code, commencing with our taxable year ending on December 31, 2005. Our qualification as a REIT depends upon our ability to satisfy on a continuing basis, through investment and operating results, various requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We intend to be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT. As a REIT, we generally will not be subject to federal income tax on the REIT taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify as a REIT, we may be subject to some federal, state and local taxes on our income or property. We generally expect to make and hold our investments and conduct our other operations through the Operating Partnership. Certain of our taxable investments and activities may be conducted through a taxable REIT subsidiary, or TRS, which will be subject to federal, state and local income tax on its income.

        We intend to own all of our assets through the Operating Partnership or its subsidiaries in a structure known as an UPREIT. We will be the sole general partner of the Operating Partnership. The initial limited partners of the Operating Partnership will be subsidiaries of LNR Property. Such limited partners will receive their respective OP Units in connection with the transactions in which we will acquire the Initial Portfolio. The OP Unit holders will have the right to require the Operating Partnership to redeem their OP Units, subject to certain restrictions, into, at our option, cash equal to the value of an equivalent number of our shares or a number of shares equal to the number of OP Units. OP Unit holders will be entitled to achieve liquidity through such redemption, subject to such restrictions and the 180-day lockup period described in "Underwriting." Our Manager will be a special limited partner of the Operating Partnership. Certain provisions of the Operating Partnership Agreement affecting our rights and duties as general partner of the Operating Partnership (e.g., restrictions on our power to conduct businesses other than owning our general partnership interest; restrictions relating to the issuance of our securities and related capital contributions to the Operating Partnership; and restrictions relating to certain extraordinary transactions involving us or the Operating Partnership) may not be amended without the approval of 85% of the holders of OP Units (other than OP Units held by us). See "The Operating Partnership Agreement" for a description of the partnership agreement of the Operating Partnership and for a detailed description of the terms of the OP Units and general partnership interests. The chart below shows our structure and relationships amongst us, LNR Property, the Operating Partnership and various affiliated entities after giving effect to this offering:

*
REIT

        We intend to conduct our operations so as not to be regulated as an investment company under the Investment Company Act. In order not to be regulated as an investment company under the Investment Company Act, we intend to conduct our operations so as not to be an investment company under Section 3(a)(1)(C) of the Investment Company Act. See "Investment Company Act Considerations" and "Risk Factors—The requirements of the Investment Company Act impose limits on our operations."

Our Investments

        Our objective is to provide attractive risk-adjusted returns to our investors through a combination of dividends and capital appreciation. We will seek to achieve this objective by opportunistically investing in a portfolio of real estate-related securities, real estate-related loans and certain other real estate-related assets, subject to maintaining our REIT status and exception from the definition of an investment company under the Investment Company Act. Our investment strategy focuses on opportunities where we believe we have a competitive advantage related to LNR Property's areas of expertise and experience in real estate, including loan workouts.

Our Investment Philosophy

        We will attempt to maximize returns and mitigate risk in our transactions through intensive due diligence before the acquisition of our target asset classes, followed by thorough and disciplined management of assets after they are acquired. LNR Property's credit analysis prior to the acquisition of investments is based on an extensive property and loan level due diligence process. This process includes a detailed underwriting of the assets, as well as what we believe to be a consistent and formalized analysis, evaluation and risk/reward assessment. We believe this allows LNR Property to obtain the appropriate knowledge of the assets it underwrites, including the assets underlying a CMBS transaction, which in turn enables it to earn a level of return commensurate to the risks of such investment. LNR Property is able to deploy teams of experienced individuals to thoroughly analyze large portfolios of real estate assets similar to the assets in which we may invest and is often called upon not only to assist other institutions in this process, but also to co-invest with them. In addition to its emphasis on credit underwriting, LNR Property also seeks to mitigate risk and add value once investments are made through a thorough and disciplined management of the investments and the underlying collateral. We will typically seek to invest in subordinated real estate securities where we can appoint LNR Property, through its special servicing subsidiary, LNR Partners, as special servicer, which will control the workout process. LNR Property will use its workout expertise, surveillance, shadow servicing, special servicing skills and experience to maximize recoveries and reduce credit losses and improve the performance of the underlying assets in the Initial Portfolio and future investments. See "—Our Active Investment Management Process."

        We believe that LNR Property's management expertise will allow us to grow our portfolio and to provide attractive risk-adjusted returns. We generally expect our Manager to make portfolio allocation decisions, including purchases and sales based on various factors, including risk-adjusted returns, expected cash yield, relative value, current and projected credit fundamentals, current and projected macroeconomic considerations, credit and market risk concentration limits, liquidity, cost of financing and financing availability, current and projected supply and demand, as well as maintaining our REIT qualification and compliance with the applicable exception from the definition of an investment company under the Investment Company Act. While we will rely on our Manager to identify investment opportunities within our target asset classes, due to the variability of these factors, we cannot predict the percentage of our assets that will be invested in each asset class or whether we will invest in other asset classes or investments.

Our Target Asset Classes

        We expect to invest in real estate-related assets located primarily in the United States and its territories. Pursuant to the management agreement, we will have a right of first offer from LNR Property through our Manager with respect to the following investment opportunities:

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  unrated and non-investment grade rated CMBS;

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  preferred shares of, unrated and non-investment grade rated CDOs and other resecuritizations of commercial real estate assets;

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  B-Notes;

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  mezzanine loans;

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  debt of other REITs and real estate companies; and

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  synthetic investments (including derivatives) related to real estate.

        In addition, LNR Property may offer us investments in the following categories, although it has no obligation to do so and such opportunities are not subject to the right of first offer: (i) investment grade CMBS and CDOs; (ii) mortgage loans; (iii) bridge loans; (iv) equity securities of other real estate entities (including other REITs); (v) real estate properties such as office buildings, apartment buildings, condominiums, shopping centers, industrial properties, hotels, other properties, special purpose buildings and/or undeveloped land; and (vi) other real estate-related debt instruments, including non-performing loans, or NPLs, and credit tenant leases, or CTLs.

        We may change our investment strategy and policies or adopt new policies regarding our investments without a vote of our stockholders.

        The following discusses the principal investments we expect to make.

  Commercial Mortgage-Backed Securities (CMBS)

        We intend to invest in CMBS that are secured by, or evidence ownership interests in, pools of mortgage loans secured by commercial properties. These securities will consist primarily of subordinated, non-investment grade rated or unrated interests, but may be senior or investment grade. We expect some of our CMBS investments to be rated by at least one nationally recognized rating agency, and to consist of securities that are part of a capital structure or securitization where the rights of such class to receive principal and interest are subordinated to senior classes but senior to the rights of lower rated classes of securities. We intend to primarily invest in CMBS that will pay current interest. We intend to acquire CMBS from private originators of, or investors in, mortgage loans, including mortgage bankers, commercial banks, finance companies, investment banks and other entities. We may enter into interest rate swaps, futures, options or other strategies to manage or mitigate or hedge against potential changes in values caused by changes in interest rates for these investments, but we may not always do so and such strategies may not always be successful.

        CMBS that are non-investment grade rated and unrated securities are subordinated and generally do not receive principal payments until a substantial portion of the mortgage loans underlying the CMBS have been paid in full and distributed to holders of more senior securities. Mortgage loan payments can be affected by prepayments, extensions and defaults. As a result, the actual maturity of any class of securities may differ from its stated maturity. Because the holders of unrated CMBS typically buy these securities at significant discounts by factoring into the price the potential for loss from defaulting mortgages, better performance of the underlying mortgages or successful workouts of defaulted mortgages can result in collections that exceed original underwriting expectations.

        With respect to CMBS, a borrower's equity in a property is at risk before there is any exposure to the lender. In buying securities in multiple securitizations, LNR Property attempts to spread risk over large, diverse portfolios of assets so that no single default has a significant effect on the overall performance of the portfolio.

        The yields on CMBS depend on the timely payment of interest and principal due on the underlying mortgage loans, and defaults by the borrowers on such loans may ultimately result in deficiencies and defaults on the CMBS. The trustee for the benefit of the holders of CMBS has recourse only to the underlying pool of mortgage loans and, if a loan is in default, to the mortgaged property securing such mortgage loan. After the special servicer has exercised all of the rights of a lender under a defaulted mortgage loan and the related mortgaged property has been liquidated, no further remedy will be available. However, holders of senior classes of CMBS will generally be more protected by the structural features of the securitization transaction within which such CMBS were issued, such as the subordination of the relatively more junior classes of the CMBS. We expect that LNR Property, through its special servicing subsidiary, LNR Partners, will act as special servicer in CMBS transactions in which we have the right to appoint the special servicer.

        The credit quality of CMBS depends primarily on the credit quality of the underlying mortgage loans. Among the factors determining the credit quality of a mortgage loan are:

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  the principal amount of the mortgage loan relative to the value of the related mortgage property at origination through maturity;

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  the ratio of net cash flow of the related mortgage property to the required debt service payment on the mortgage debt;

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  market rents for properties comparable to those which collateralize the loan;

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  the credit and strength of the tenants in the underlying property;

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  the mortgage loan terms (e.g. amortization, balloon payments, reserves, prepayment terms);

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  the geographic location and the market of the related mortgage property;

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  the type of the related mortgage property;

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  the credit and strength of the borrower;

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  security or reserves put up by the borrower related to the property available to the lender, and

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  the purpose of the mortgage loan (e.g. refinancing or a new purchase).

        We have not established criteria that our investments must meet with respect to each of the foregoing factors. Our criteria for each investment will depend on the nature and type of each investment.

  Collateralized Debt Obligations (CDOs)

        We intend to invest in CDOs that are primarily originated by us. In general, CDOs are issued by a special purpose entity, or SPE, that owns a portfolio of debt obligations and/or securities. The SPE issues tranches of debt securities of different seniority and equity to fund the purchase of the portfolio. The debt tranches are typically rated based on collateral quality, diversification and structural subordination. The equity securities issued by the SPE are the most subordinated piece of the CDO capital structure, but they are also generally entitled to all residual amounts available for payment after the SPE's obligations to the debt holders have been satisfied. Some SPEs are "synthetics," in which the credit risk to the collateral pool is transferred to the SPE by means of a credit derivative such as a credit default swap. Because of LNR Property's experience in structuring and managing CDOs, which dates back to the early stages of the commercial real estate CDO market, we believe we have a competitive advantage relative to some other comparable businesses in analyzing investment opportunities in CDOs and other resecuritizations.

  Real Estate Subordinated Loans (B-Notes)

        We intend to invest in real estate subordinated loans, which are referred to as B-Notes. B-Notes are typically privately negotiated loans that are:

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  secured by a first mortgage on a single large property or a group of related properties; and

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  subordinated to an A-Note secured by the same first mortgage on the same property.

        The subordination of a B-Note typically is evidenced by an inter-creditor agreement with the holder of the related A-Note.

        B-Notes have some of the same credit characteristics as subordinated CMBS, in that both reflect an interest in a first mortgage and are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding senior securities or the A-Notes, as the case may be. As opposed to a typical CMBS secured by a large pool of mortgage loans, B-Notes typically are secured by a single property or group of related properties, and the associated credit risk is concentrated in that single property or with a single borrower with respect to a group of related properties. B-Notes have some of the same credit characteristics as second mortgages, in that both are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding first mortgage or the A-Note, as the case may be.

        We may acquire B-Notes in negotiated transactions with the originators of the related mortgage, as well as in the secondary market. We will typically invest in B-Notes where we retain the right to appoint LNR Property, through its special servicing subsidiary, LNR Partners, as the special servicer, which will control the workout process.

  Mezzanine Loans

        We intend to originate or purchase mezzanine loans that are subordinated to a mortgage loan on a property and are senior to the borrower's equity in the property. These loans are made to the property owners and are secured by pledges of interests in the property and/or the property owners. Unlike B-Notes, where the lender can foreclose on the actual asset, the mezzanine lender can foreclose on the pledge interests and thereby succeed to ownership of the property subject to the lien of the mortgage. We will typically invest in mezzanine loans where we retain the right to appoint LNR Property, through its special servicing subsidiary, LNR Partners, as the special servicer, which will control the workout process.

  Mortgage Loans and Bridge Loans

        We may originate or purchase loans secured by first mortgages which provide long-term mortgage financing to property developers and owners. We may also originate or purchase first mortgage loans that provide interim or bridge financing until permanent mortgage financing can be obtained. The maturity dates on bridge loans are generally less than five years. In some cases, we may originate and fund a first mortgage loan with the intention of selling the senior tranche and retaining the B-Note or mezzanine loan tranche.

  Other Investments

        We may also make investments in other real estate assets. Such investments may include, but are not limited to, debt and equity securities issued by other REITs or real estate entities, synthetic investments (including derivatives related to commercial real estate), equity ownership in real estate (either wholly-owned or through ventures/partnerships), and other real estate-related debt instruments, including NPLs and CTLs. While not intended to be a primary focus of our business, we may acquire investments or interests in real estate properties through (i) direct or joint venture investments in real estate properties such as office buildings, apartment buildings, condominiums, shopping centers, industrial properties, hotels, or other properties or special purpose buildings and/or undeveloped land, (ii) foreclosures of mortgages and mortgage related assets, or (iii) termination of CMBS trust vehicles that have foreclosed upon mortgages. Our Manager would provide portfolio management services and monitoring services with respect to these assets as is more particularly described in "Our Manager—Management Agreement." We have no financing in place that would limit our ability to finance any such investments or interests in real estate properties either in amount, by type of mortgages that may be placed on such investments or otherwise. We have not put policies in place regarding these potential real property investments but may adopt the same should we pursue these investments or interests in real estate properties.

        In addition, while not intended to be a primary focus of our business, we may engage in loan origination, loan servicing and warehousing of mortgages and either hold the loans for the income they generate or pool the same for prospective securitizations, financings or sales. We have not put policies in place regarding these potential activities but may adopt the same should we pursue such activities.

Investment Sourcing

        Investing in our targeted asset classes is highly competitive, and our Manager will compete with many other investment managers, some of whom are larger and have greater financial and technical resources and have greater access to deal flow than we do. We believe LNR Property's reputation, long-term relationships and capacity to complete multiple transactions simultaneously should lead financial institutions who are instrumental in originating loans and CMBS to seek LNR Property as a purchaser or partner. In addition, LNR Property has built long-term relationships with partners, other real estate owners and developers, borrowers, management companies, leasing agents, brokers, attorneys, and lenders. Such relationships may also supply LNR Property with potential investments and co-investment capital. We believe that LNR Property's reputation and strong relationships will provide us with advantages over our competitors.

        LNR Property, through its due diligence process, possesses specific knowledge of real estate assets in which it has invested, estimated in excess of $230 billion. We believe they can leverage this knowledge, providing us with opportunities to:

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  invest further in some of these existing transactions;

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  capitalize on LNR Property's proprietary real estate database to originate loans; and

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  invest in and reposition or redevelop individual assets that underlie the large portfolios.

        In addition, our affiliation with Cerberus provides another source of potential investment opportunities, due to Cerberus' long-standing presence in the real estate sector as a lender and investor. Neither Cerberus nor the Cerberus Group has any obligation to provide any of its investment opportunities to us. See "Risk Factors—We may compete with existing and future investment vehicles of LNR Property, Cerberus and their affiliates for access to investments."

Our Acquisition Process

        In making and managing our investments, we will rely on LNR Property's significant experience in acquiring, developing, managing and working out real estate assets. At the core of our acquisition process will be LNR Property's formalized and intensive due diligence. We believe that LNR Property's standardized due diligence methodology enables its employees to efficiently conduct due diligence on a wide array of potential investments. We believe that this process is most evident when an acquisition involves a large pool of assets. For example, in unrated or below investment grade rated CMBS where each transaction often involves over $1 billion of collateral and several hundred underlying loans backed by real estate properties, LNR Property's due diligence process includes:

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  visiting most underlying properties and typically three comparable properties in the same submarket;

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  preparing cash flow projections from the properties based on leases in place, market information and extensive internal knowledge;

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  determining an estimated value for each property;

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  reviewing loan documents and third party reports such as appraisals and environmental reports;

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  evaluating the borrower's credit-worthiness;

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  performing independent analysis upon the loan models and expected cash flows provided by the loan originator, which we refer to as "re-underwriting";

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  modeling the resultant bond class cash flows; and

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  presenting findings formally to senior management prior to the approval of any investment.

        Due diligence is conducted by an experienced group of LNR Property employees, who have knowledge and background in each asset's specific market, property type or geography. These same employees are also involved in LNR Property's workout activities.

        We believe that LNR Property's due diligence process, which was developed during the early 1990s, provides us with a competitive advantage. We also believe that LNR Property's acquisition process is scalable across each asset class in which we have and intend to invest. The following describes LNR Property's acquisition process, using a CMBS acquisition as an example:

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  Initial review. LNR Property initially reviews property summaries prepared by underwriters and loan originators in connection with rating agency reviews and analyzes pro forma financials. From its analysis, LNR Property performs risk-adjusted yield modeling on each bond class to be purchased, forecasting frequency and severity of losses. If the investment meets LNR Property's criteria, it may submit a non-binding or soft bid.

  •
  Due diligence. Once a soft bid is accepted, LNR Property's begins its formalized due diligence process. Asset managers evaluate the credit-worthiness of the borrowers of the underlying loans, visit many of the underlying properties and review loan files including environmental reports, appraisals, major leases, mortgage documents and property inspection reports. In addition, LNR Property's typically visits three comparable properties to confirm market information relative to occupancy, rental rates and competition. Through its network of experienced asset managers (who include many of the same individuals that handle the workout of commercial real estate loans underlying LNR Property's large and diverse CMBS portfolio) and special servicing knowledge base, LNR Property is often able to obtain timely information about the underlying properties, local markets, tenants and borrowers, which we believe is a competitive advantage. From the data collected, market information and extensive internal knowledge, LNR Property's asset managers perform independent analyses of loan models and expected cash flows, which we refer to as "re-underwriting," prepare ten-year property level pro forma financials, which forecast debt service coverage and credit statistics, and arrive at an independent value for the properties. Relevant information is presented in a standardized format to allow for efficient review and documentation.

  •
  Internal approvals. After the loans and the underlying properties in the CMBS pool are reviewed, the results are presented to senior management in a standardized "roll-up book" which models the expected cash flows from the properties and loans. The senior management team reviews the roll-up book at a round-table session and evaluates the assumptions used in the underwriting of the underlying properties. During this process, loans not meeting LNR Property's investment criteria are discussed with the originators and either may be removed from the securitization portfolio prior to issuance or the eventual price for which the bonds will be acquired may be reduced, with the goal of reducing the risk inherent in the investment and enhancing returns. For example, for the bonds which were contributed to the CDO transaction LNR Property completed in 2003, it was able to remove over $2.8 billion of risky loans from the underlying securitizations (which were collateralized by loans with a total face value of $34.8 billion) before it purchased such bonds. Finally, LNR Property creates a "Greenbook" that summarizes the transaction, cash flows and expected yields for review and approval by LNR Property's president and chief executive officer, chief investment officer, chief operating officer and chief financial officer.

        We believe that this formalized acquisition process allows for the due diligence of an asset or pool of assets to completed in a more efficient and scalable manner.

Our Active Investment Management Process

        LNR Property, through our Manager, will continue to conduct on our behalf its ongoing active investment management process through its surveillance, shadow servicing and special servicing activities described below.

Surveillance

        During the underwriting process and continuing after the acquisition, LNR Property identifies certain loans that are placed on an internal watch list either due to performance or credit concerns, or the size of the exposure. LNR Property reviews information available on borrowers, properties and, if applicable, tenants every month. LNR Property also performs monthly reviews of loan level information and the most recent property financial statements available to identify concerns or issues. LNR Property conducts monthly phone calls with the master servicers, who are responsible, among other things, for collecting loan principal and interest payments and property financial statements from borrowers, to highlight and discuss potential problem loans.

        LNR Property monitors the overall portfolio performance each month by reviewing collateral stratification reports, bond class subordination levels and rating changes/alerts along with industry reports or watch lists. Internal watch lists are also generated each month from LNR Property's proprietary surveillance database. This database encompasses tailored information from LNR Property's original underwriting, information from third party data providers that is updated monthly, and information from other data sources. The database is organized by classes of transactions that are prioritized (i.e. from those which are experiencing significant pay-downs, to those meeting or exceeding underwriting assumptions, to those currently experiencing losses, credit issues or high levels of special servicing activities). Classification is monitored and adjusted monthly as needed. Deal summary performance reports are distributed monthly to senior management, which include detailed deal performance comments and highlights.

Shadow Servicing

        Shadow servicing is an early warning system utilized by LNR Property. It involves reviewing the activities of the master servicers and trustees for asset pools in which LNR Property has an investment. In each securitization, a Pooling and Servicing Agreement, or PSA, outlines the parameters for the securitization, including how the trustee distributes cash receipts to all certificate holders and how the master servicer handles its responsibilities for certain other servicing activities such as taxes, insurance, filings under the Uniform Commercial Code, or the UCC, escrows, etc. Every month LNR Property reviews the master servicers' application of cash receipts from the borrowers and the trustees' distributions of funds to the certificate holders to verify all funds were distributed in accordance with the PSA. LNR Property also reviews the other servicing activities performed by the master servicers to verify their responsibilities are fulfilled in a timely manner. LNR Property communicates regularly with the master servicers and trustees to resolve any issues.

Special Servicing

        The primary function of the special servicer in a securitization is to manage loans that go into default or become delinquent during their term or at maturity. Accordingly, the special servicer function is critical with respect to maximizing the return of principal and interest from the underlying loans. LNR Property has substantial experience in working out loans, having resolved more than $23 billion face amount of loans over the past 13 years. We will generally seek investments where we have the right to appoint LNR Property, through its special servicing subsidiary, LNR Partners, as the special servicer.

        LNR Property increases the level of scrutiny of loans that may go into default, and attempts to develop strategies to workout such loans prior to the time a loan becomes specially serviced. With the internal and external watch lists, monthly calls with master servicers, the overall deal surveillance and shadow servicing, we believe that LNR Property may be able to detect and reduce potential problems at an early stage. We believe LNR Property's proprietary systems enable it to monitor large volumes of information on the underlying loans so that LNR Property can quickly identify potential issues at the loan level, negative trends at the property level, and tenant and borrower relationships or property type and geographic concerns across portfolios. LNR Property has developed distinct strategies for working with borrowers on problem loans, designed to maximize value from these assets, and there are many measures of its success in this area. For example, LNR Partners has the highest ratings afforded to special servicers by the rating agencies and, since its inception in 1993, its resolution rate on loans that have gone into special servicing is 90%. In addition, through June 30, 2005, in 1,167 separate rating actions, 482 CMBS certificate classes in securitizations for which LNR Partners is the special servicer have been upgraded by the rating agencies. However, we cannot assure our investors that the resolution rate or the number of upgrades will be an indicator of future results.

The Initial Portfolio

        In connection with this offering, the Operating Partnership, will acquire from certain subsidiaries of LNR Property the Initial Portfolio. LNR Property, through its subsidiaries, will receive all of the net proceeds of this offering and OP Units in exchange for the Initial Portfolio. As of June 30, 2005, this portfolio includes $1.32 billion face amount ($595 million book value) of CMBS, $1.19 billion face amount ($397 million book value) of CDOs (including notional amount of preferred shares), and $157.3 million face ($153.5 million book value) amount of loans, primarily B-Notes. Since June 30, 2005, LNR Property has acquired CMBS with a face value of $            million and B-Notes with a face value of $            million. The aggregate fair market value of the Initial Portfolio is $           , as of                   , 2005, as determined by the management of LNR Property.

CMBS Portfolio

        The securities in the Initial Portfolio, or the CMBS Portfolio, consist of CMBS, which are backed by pools of mortgages on commercial real estate properties, and subordinated interests in several CDOs in which LNR Property retained those interests upon the formation of the CDOs. At June 30, 2005, the total face amount of the CMBS Portfolio was $2.52 billion with a fair value of $1.02 billion, or $1.50 billion of discount. The CMBS Portfolio consisted of bonds from 132 separate securitized pools, representing CMBS securitizations with over $120 billion in current face value collateralized by over 14,000 mortgage loans. The CMBS Portfolio is collateralized by pools of mortgage loans on commercial real estate properties which are geographically dispersed across the United States. We believe that concentrations of credit risk with respect to these securities are limited due to the diversity of the underlying loans across geographic areas and among various property types. The underlying securities in the Initial Portfolio have been issued over the last twelve years as depicted in the following chart, based on outstanding face amount as of June 30, 2005:

        The types of real estate properties and location by region of the properties that collateralize the loans in the CMBS Portfolio at June 30, 2005 are as follows (based on a weighted average of the face value of the underlying loans):

        At June 30, 2005, based on fair value, 98% of the CMBS Portfolio was fixed-rate. The annualized cash yield on the fixed-rate bonds in the CMBS portfolio was approximately 15.7% at June 30, 2005. The cash yield on the unrated portion of this portfolio was approximately 22.4% at June 30, 2005.

        The following table shows the composition of the CMBS Portfolio including interests in CDOs at June 30, 2005:

Summary of CMBS Portfolio
(dollars in millions)

	Face amount	Weighted Average Interest Rate	Book value	Book value as % of Face amount	Weighted Average Cash Yield(1)	Weighted Average Book Yield(2)
Fixed-rate:
BB rated or above	$351	6.13%	$269	76.5%	8.0%	9.4%
B rated	438	6.58%	242	55.2%	12.1%	12.3%
Unrated	1,667	6.22%	440	26.4%	22.4%	13.2%

Total	2,456	6.27%	951	38.7%	15.7%	11.9%
Floating-rate/short-term	60	5.61%	41	69.2%	9.5%	16.6%

Total amortized cost		6.26%	992	39.4%	15.5%	12.1%
Excess of estimated fair value over amortized cost			32

Total CMBS portfolio	$2,516		$1,024

(1)
Cash yield is determined by annualizing the actual cash interest received during the month of June 2005, and dividing the result by the book value at June 30, 2005.

(2)
Book yield is determined by annualizing the interest income for the month of June 2005, and dividing the result by book value at June 30, 2005.

        At June 30, 2005, the CMBS Portfolio had a weighted average expected maturity of approximately 11 years, and coupon rates ranging from 3.78% to 11.75%. The potential yield, however, may be greater than the coupon rates, because the CMBS Portfolio investments are recorded at a discount from the face amounts.

        Loan delinquency rates on the CMBS Portfolio were at 0.8% at June 30, 2005, as compared to industry statistics per Trepp, LLC of 1.1% as of June 30, 2005. When a loan in a CMBS pool has credit issues, it is transferred to the special servicer. The most common reasons for transfer include scenarios when loans become 60 days delinquent or are in imminent default. Through its workout capabilities, LNR Property will work with the borrower to either resolve the issue and return the loan to the master servicer as a performing loan or will act to maximize recovery of the unpaid principal balance through another strategy. From December 1993 to date, LNR Property's resolution rate on loans that have gone into special servicing is 90%, and LNR Property has resolved $10 billion of specially serviced loans.

Loan Portfolio

        The real estate loan portion of the Initial Portfolio, or the Loan Portfolio, consists primarily of B-Notes, which are structured junior loan participations in short to medium-term floating- rate real estate loans. LNR Property works with financial institutions to underwrite and structure these loans. In many cases, the financial institutions securitize the senior participations. LNR Property, through its special servicing subsidiary, LNR Partners, is typically designated as the special servicer for both the securitizations and the participations. Of the $157.3 million face value of loans outstanding at June 30, 2005, 92% were participations in first mortgages.

        Based on face amount, 91% of the Loan Portfolio is floating-rate with an average spread on the portfolio of approximately 794 basis points over LIBOR and average length of maturities of

1.6 years. The remaining 9% is fixed-rate with an average interest rate of 10.4% and average length of maturities of 2.7 years. Since 1999, when LNR Property started investing in B-Notes, LNR Property has never experienced a loss in its B-Note portfolio and had no delinquencies in its B-Note portfolio at June 30, 2005. However, we cannot assure our investors that such past performance or any other past performance of LNR Property's management referred to in this prospectus is an indicator of our future results.

        The types of real estate properties and location of the properties by region underlying our real estate loans at June 30, 2005 are as follows (based on the fair value):

Our Competitive Advantages

Leading Manager with Proven Track Record

        LNR Property has a long history of proven investment performance in commercial real estate-related securities, loans and real properties, and has been recognized as one of the leaders in these sectors. LNR Property has developed substantial resources and proprietary technology to support its real estate investment activities. With a staff of over 500 employees and a seasoned senior management team, we believe LNR Property has an established infrastructure which cannot be easily duplicated. LNR Property's senior management team has worked together for over a decade. Jeffrey P. Krasnoff, LNR Property's president and chief executive officer, Ronald E. Schrager, LNR Property's chief operating officer, and Robert Cherry, LNR Property's chief investment officer, each have substantial real estate experience including investing in and managing assets of the same or comparable types to those in which we intend to or may invest.

        We believe LNR Property's management team has demonstrated a consistent and disciplined approach to investing which has resulted in strong portfolio performance through various economic and real estate cycles. For example, in late 1998, there was significant turmoil in the capital markets. Many of LNR Property's competitors, a number of them public companies, ceased operations, filed for bankruptcy or became severely impaired financially. Many large financial institutions found themselves with investments in real estate loans and securities that were illiquid and were being forced to sell such investments. By applying the same disciplined approach to investing, accounting and managing liquidity that it expects to apply managing our business, LNR Property's management team successfully navigated through this crisis with no material adverse impacts to its real estate securities portfolio, operations or liquidity, unlike many of its competitors. In addition, during this time, LNR Property's management team was able to opportunistically purchase or co-invest in such investments at attractive prices, ultimately creating substantial long-term value for LNR Property.

        We believe that LNR Property's track record will differentiate us from our peers. We also believe that its stringent investment process, extensive experience in specialized sectors of the real estate market and access to deal flow will give us a competitive advantage in our markets. As a participant in the CMBS market since its inception over a decade ago, LNR Property has substantial experience and a proprietary database that contains a wealth of historical data. Moreover, Delaware Securities Holdings, Inc. the predecessor of DSHI LLC, whose assets represent a majority of the assets in the Initial Portfolio, was a private REIT. Therefore, although our Manager was recently formed, its management team has experience in managing a private REIT.

        LNR Property's management team has managed its investment portfolio through several real estate cycles, through which LNR Property has never experienced a quarterly or annual net loss. LNR Property's management team's past performance includes both our business as well as LNR Property's other real estate and real estate-related activities. We cannot assure our investors that such past performance or any other past performance of LNR Property's management referred to in this prospectus is an indicator of our future results.

Immediate Yield from Initial Portfolio

        As of June 30, 2005, the cash yield on the Initial Portfolio was approximately 15% based on LNR Property's book value. The acquisition of the Initial Portfolio will occur substantially concurrently with the consummation of this offering and will provide an immediate source of cash flow to generate earnings.

Significant Deal Flow

        Investing in our targeted asset classes is highly competitive, and LNR Property, through our Manager, will compete with many other investment managers, some of whom may have greater capital resources or lower performance targets, for profitable investment opportunities in these areas. We believe we will have a competitive advantage based on LNR Property's access to deal flow through three primary sources:

  •
  The first source of deal flow opportunity will come from the relationships LNR Property has developed over the years. We believe LNR Property's reputation and capacity to complete multiple transactions simultaneously are the principal reasons that financial institutions, who are instrumental in originating loans and CMBS, have sought LNR Property as a purchaser or partner. In addition, LNR Property has built long-term relationships with partners, other real estate owners and developers, borrowers, management companies, leasing agents, brokers, attorneys, and lenders. Such relationships may also supply LNR Property with potential investments and co-investment capital.

  •
  The second source is through the Initial Portfolio. LNR Property has already completed extensive due diligence on the Initial Portfolio which will enable us to efficiently make additional investments in these transactions. The due diligence process for the purchase of a typical investment can take up to four weeks. Since this process has already been conducted on the Initial Portfolio, the amount of time and costs associated with any further investments in the same transactions that are included in the Initial Portfolio will be substantially reduced. Combined with LNR Property's ongoing surveillance and shadow servicing activities, our knowledge of the Initial Portfolio also enables us to act quickly when presented with an investment opportunity, and in some cases, can be the difference in being able to buy the investment.

  •
  Lastly our affiliation with Cerberus provides another source of potential investment opportunities. Certain of the funds and accounts comprising the Cerberus Group are established real estate investors. We believe their long-standing presence and extensive relationships in the real estate sector and investment banking community may provide us with additional deal flow, although neither Cerberus nor the Cerberus Group has any obligation to offer any of its opportunities to us. See "Risk Factors—We may compete with existing and future investment vehicles of LNR Property, Cerberus and their affiliates for access to investments."

Right of First Offer from LNR Property

        Our management agreement will give us the right of first offer from LNR Property, through our Manager, for specific categories of investments, including unrated and non-investment grade rated CMBS, preferred shares of, unrated and non-investment grade rated CDOs, B-Notes and mezzanine debt. See "Our Manager-Management Agreement-Conflicts of Interest in our Relationship with our Manager, LNR Property and Cerberus."

Significant Real Estate Acquisition, Operation, Management and Disposition Experience

        In the past decade, LNR Property has invested in properties, loans and securities with underlying real estate values estimated to be in excess of $230 billion. LNR Property, through its commercial property group, continues to manage its portfolio of commercial real estate properties by adding value through the development and repositioning of such properties. Using its skills and experience in commercial real estate property development and management, as well as the long-standing relationship with various partners, LNR Property is able to enhance the returns it achieves on its investments and provide a source of information and expertise to LNR Property's other activities. Since the spin-off from Lennar, LNR Property has invested approximately $1.9 billion of capital in commercial real estate assets. The relationships, knowledge and expertise of LNR Property's commercial property group complements the activities that LNR Property will perform on our behalf, including due diligence and workout activities, as LNR Property is able to leverage such knowledge and expertise to our benefit.

        In addition, LNR Property, has worked out thousands of loans that have gone into default, returning them to performing status, resolving them through payoffs or enhancing the underlying foreclosed properties before sale. We believe a combination of experience, disciplined methodologies, proprietary systems and advanced warning through its surveillance and shadow servicing programs allows LNR Property to enhance returns and mitigate risk on its assets. We believe LNR Property has more U.S. commercial loan workout experience than any of its competitors, and that its collection track record leads the industry. In fact, the major rating agencies that rate the capabilities of CMBS special servicers have recognized LNR Property's abilities by assigning LNR Property's special servicing subsidiary, LNR Partners, the highest special servicing rating. We intend to appoint LNR Property, through its special servicing subsidiary, LNR Partners, as special servicer on all of our investments where we would hold such right so that it can apply its significant experience in the purchase, development, management and workout of real estate assets.

Existing Infrastructure and Scalable Platform

        We believe that LNR Property's established infrastructure, although not exclusively dedicated to us, will be an important component of our success. We will benefit from LNR Property's extensive portfolio management infrastructure, which includes a proprietary systems platform that has been developed internally, based on LNR Property's broad investment experience. We will also benefit from LNR Property's established accounting, treasury, risk management, legal, and other financial and administrative functions, all supported by over 500 employees. We also believe we will benefit from existing policies, procedures and controls established during LNR Property's history. In addition, LNR Property was recently a public company, and continues to maintain resources, policies, procedures and controls intended to reflect public company oversight requirements.

        We believe LNR Property's existing infrastructure and operating capabilities are scalable thereby positioning us for continued expansion in the real estate markets. LNR Property's current professional staff has the ability to handle increased deal flow through leveraging their expertise, methodologies and in-house systems and technology. LNR Property has also developed a number of tools to automate tasks that would otherwise be performed manually.

        As an example of LNR Property's ability to leverage its infrastructure and platform, in 1998 LNR Property, along with other financial partners, entered into a joint venture with an international financial institution to invest in and manage its $2.2 billion CMBS portfolio, which was backed by approximately $15.9 billion of real estate loans. In a period of approximately six weeks, LNR Property performed due diligence upon the underlying collateral, evaluated the cash flows and presented the sellers with a proposal. Shortly thereafter, along with another real estate investor, a purchase agreement was signed. In early 1999, Madison Square Company, LLC, or Madison, began operating and LNR Property acted as special servicer and partnership manager.

Market Innovator and Leader

        We believe LNR Property's management team has played a key leadership role in the origin or development of many of the products and markets in which we will invest and its capabilities will provide us with a competitive advantage as the real estate finance industry continues to evolve. We believe some of these products and services have become well-accepted and growing components of the real estate financing market. For example, we believe LNR Property was:

  •
  in 1991, one of the earliest to invest in and work out large portfolios of distressed real estate assets, which resulted from the real estate market turmoil in the late 1980s and early 1990s;

  •
  in 1993 and 1994, one of the first entities to structure and complete private securitization transactions as issuer through securitizations of performing loan portfolios;

  •
  in 1993, one of the first to incorporate the concepts of special servicer and controlling class into third-party securitization transactions;

  •
  in 1993, the first to incorporate the combination of investing and special servicing in the same deal to enable control over the workout of assets underlying such investment;

  •
  in 1997, among the first to complete a commercial real estate resecuritization transaction and the first to create bonds rated higher than BBB from non-investment grade rated and unrated securities; LNR Property has subsequently completed four other such resecuritization transactions; and

  •
  in 1998, a participant in the initial structuring of B-Notes and one of the early B-Note purchasers.

        In addition, LNR Property is the leader in the special servicing and loan workout market, with special servicing rights on 141 CMBS pools with an original face value in excess of $157 billion as of June 30, 2005, and has a track record of over 13 years of special servicing. LNR Property has resolved more than $23 billion face amount of loans during that period. See "—Our Competitive Advantages—Positioned to Capitalize on Compelling Market Opportunity—Special Servicers for U.S. CMBS in 2004."

Positioned to Capitalize on Compelling Market Opportunity

        The commercial real estate market in the U.S. is estimated at $5.4 trillion (Source: Emerging Trends in Real Estate: 2005), and LNR Property has historically targeted investments in a relatively small subset of this large market. We intend to continue LNR Property's focus on transactions where we can capitalize upon market opportunities. Since 1993, the CMBS market has grown significantly and we believe it can continue to grow, thus presenting to us the potential for an increasingly significant source of profits and growth. Through the first half of 2005, CMBS issued in the U.S. exceeded $72 billion, which was a 65% increase over the same period in 2004 (Source: Commercial Mortgage Alert (CMAlert.com)), further demonstrating the U.S. market's acceptance of CMBS as a viable financing option.

  Sources: LNR Property management and Commercial Mortgage Alert (CMAlert.com)

(1)
LNR Property participation is defined as deals in which LNR Property has invested and/or is the special servicer.

        Additionally, we will seek to invest in portfolios where LNR Property's special servicing subsidiary may be appointed as the special servicer so that it is in a position to influence the performance of the underlying assets and where risk mitigation and effective special servicing can drive long-term value creation. The following table demonstrates LNR Property's significant lead over its competitors for new special servicing assignments over the past three years, achieving over double the market share of the nearest competitor in 2004.

  Special Servicers for U.S. CMBS in 2004

				Market Share %
		2004 volume ($ in millions)	2004 No. of deals
				2004	2003	2002
1	LNR Partners, Inc.[1]	34,140.6	28	37.0%	27.7%	28.7%
2	Midland Loan Servicers	16,600.7	22	18.0%	16.2%	5.9%
3	ARCap	9,338.8	10	10.1%	15.2%	12.9%
4	Clarion Partners	5,759.5	5	6.2%	4.5%	3.2%
5	GMAC Commercial Mortgage	5,748.0	6	6.2%	11.8%	21.8%
6	Wachovia	5,319.5	14	5.8%	6.1%	5.7%
7	Bank of America	5,303.7	4	5.7%	3.0%	1.1%
8	J.E. Robert Cos.	3,887.2	4	4.2%	0.0%	1.4%
9	Allied Capital	1,947.3	2	2.1%	0.0%	0.0%
10	Trimont Real Estate Investors	1,489.0	2	1.6%	1.0%	0.0%

        Source: Commercial Mortgage Alert (CMAlert.com)

        (1)  Formerly known as Lennar Partners Inc., a subsidiary of LNR Property.

Our Capital Sources

Leverage Strategy

        We believe we will benefit from LNR Property's broad experience in using leverage to enhance portfolio returns on CMBS, B-Notes and other subordinated real estate interests. We intend to maintain formal relationships with a number of financial institutions for the purpose of obtaining financing on favorable terms. We expect to have no debt outstanding upon the consummation of this offering and the acquisition of the Initial Portfolio. Subsequent to this offering, we expect to incur indebtedness, which may be significant. Such indebtedness may include the following:

  Revolving credit agreements

        We intend to enter into revolving credit agreements with one or more financial institutions, which we can use for working capital purposes and for interim funding of investments. These facilities may be recourse and secured by certain of our CMBS and B-notes. We expect the interest rate to be based on LIBOR plus a spread that will be determined based on the amount and type of security available to the lender. In addition, we expect these agreements to contain limited financial covenants and to have an initial term of three years and provide for one or more extension options.

  Reverse Repurchase Agreements

        We intend to finance certain of our CMBS through the use of reverse repurchase agreements. In these transactions, we sell our CMBS to a counterparty and agree to repurchase the same CMBS from the counterparty at a price equal to the original sales price plus an interest factor. These agreements will be accounted for as debt, secured by the underlying assets. During the term of a reverse repurchase agreement, we earn the principal and interest on the related CMBS and pay interest to the counterparty. We expect that our reverse repurchase agreement counterparties will be commercial and investment banks, and the term of these agreements will typically be multi-year. In addition, we expect the reverse repurchase agreements to contain provisions that may require us to provide additional collateral or fund margin calls prior to the scheduled maturity dates if the market value of the assets securing these facilities falls significantly. All of our reverse repurchase agreement counterparties will be formally approved by our Manager and will be monitored for changes in their financial condition.

  Warehouse Facilities

        In addition to reverse repurchase agreements, we intend to rely on credit facilities for capital needed to fund our other investments. These facilities, referred to as warehouse lines or warehouse facilities, are typically lines of credit from other financial institutions from which we can draw to fund our investments. Warehouse lines are typically collateralized loans made to investors who invest in securities and loans that, in turn, pledge the resulting securities and loans to the warehouse lender. Third-party custodians, usually large banks, typically hold the securities and loans funded with the warehouse facility borrowings, including the securities, loans, notes, mortgages and other important loan documentation, for the benefit of the lender who is deemed to own the securities and loans and, if there is a default under the warehouse line, for the benefit of the warehouse lender.

        The pool of assets in a warehouse facility typically must meet certain requirements, including term, average life, investment rating, agency rating and sector diversity requirements. There are also certain requirements relating to portfolio performance, including required minimum portfolio yield and limitations on delinquencies and charge-offs. Failure to comply with these requirements could result in either the need to post additional collateral or cancellation of the financing facility.

  Asset Liability Matching

        We expect that a substantial portion of our indebtedness will bear interest at variable rates. However, significant portions of our investments generate interest at a fixed rate, resulting in a mismatch between the interest we pay and the interest we receive. We may manage our interest costs and hedge against risks associated with changing interest rates by entering into derivative financial instruments, primarily interest rate swaps. This strategy may adversely affect our profitability during particular periods as a result of changing interest rates.

        In addition, a portion of our assets will be financed under facilities, which will mature prior to the maturity of the underlying collateral. This asset/liability mismatch could cause us to have to refinance such debt at a time when the financing terms are not favorable or financing is not available. Therefore, we may be forced to either use cash flow or other sources of liquidity we need to operate our business or to sell assets at unattractive prices to generate the cash needed to repay such indebtedness.

Resecuritizations

        We intend to resecuritize certain of our assets using CDOs and other match-funded structures. CDOs are multiple class debt securities, or bonds, secured by pools of assets, such as CMBS. Like typical securitization structures, in a CDO:

  •
  the assets are pledged to a trustee for the benefit of the holders of the bonds;

  •
  one or more classes of the bonds are rated by one or more rating agencies; and

  •
  one or more classes of the bonds are marketed to a wide variety of fixed income investors.

        We believe CDOs and other forms of resecuritization structures may be an appropriate vehicle for our target asset classes because they will enable us to obtain lower long-term cost of funds and minimize the risk that we have to refinance our liabilities prior to the maturities of our investments.

        The CDOs and other forms of resecuritization will be significantly leveraged vehicles. The principal amount of the debt securities resulting from the CDOs and other forms of resecuritization is much greater than the equity tranche, which functions as the most subordinated piece.

Equity Financing

        If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

Our Hedging and Interest Rate Management Strategy

        We will employ hedging strategies to manage our interest costs or to reduce the impact of unpredictable changes in the values of our available-for-sale securities due to movements in interest rates.

        Our approach to managing interest costs will be based primarily on match funding, with the objective that variable-rate assets will be primarily financed by variable-rate liabilities, and fixed-rate assets will be primarily financed by fixed-rate liabilities. In the event that our assets and liabilities are not matched with respect to variability in interest payments, we may employ derivative financial instruments, primarily interest rate swaps, which effectively change the variable-rate cash flows on debt obligations to fixed-rate cash flows. Under the terms of these interest rate swap agreements, we will receive payments equal to interest at variable rates on specified notional amounts and make payments equal to interest at fixed rates on the same notional amounts, thereby generating variable-rate income to offset variable-rate interest obligations and creating the equivalent of fixed-rate debt.

        We may use derivative-instruments, primarily interest rate swaps, to manage unpredictable changes in the value of our available-for-sale securities due to movements in interest rates. Under the terms of these swap agreements, we will receive payments equal to interest at variable rates on specified notional amounts and make payments equal to interest at fixed rates on the same notional amounts. The value of rated fixed-rate CMBS assets generally rises when interest rates fall, and falls when interest rates rise. Although our hedging strategy will not prevent these changes in value, the value of the interest rate swaps generally rises when interest rates rise, and falls when interest rates fall, effectively offsetting the change in value on the CMBS they are hedging.

        The derivatives that we may utilize in order to manage our interest costs and protect the value of our available-for-sale securities will be entered into for hedging purposes only, and not for trading. We may, however, structure certain derivatives that are designed to become collateral for CDO transactions or for general investment purposes, and these derivatives will not be entered into for hedging purposes.

        Under the federal income tax laws applicable to REITs, we generally will be able to enter into these types of derivative transactions, although our annual gross income from qualifying and non-qualifying hedges, together with any other income not generated from qualifying real estate assets, cannot exceed 25% of our gross income. In addition, our aggregate gross income from non-qualifying hedges, fees and certain other non-qualifying sources cannot exceed 5% of our annual gross income. Because of the tax rules applicable to REITs, we may decide to implement certain of these techniques through a TRS that is fully subject to corporate income taxation.

Competition

        Our net income will depend, in large part, on our ability to acquire assets at favorable spreads over our borrowing costs. In acquiring real estate-related assets, we will compete with other mortgage REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, other lenders, governmental bodies and other entities. In addition, there are numerous mortgage REITs with similar asset acquisition objectives, and others may be organized in the future. The effect of the existence of additional REITs may be to increase competition for the available supply of real estate investments suitable for purchase. Some of our competitors are large and may have greater financial and technical resources and greater access to deal flow than we do. In addition to existing companies, other companies may be organized for similar purposes, including companies organized as REITs focused on purchasing real estate investments. A proliferation of such companies may increase the competition for equity capital and thereby adversely affect the market price of our common stock. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us.

        In addition, we may compete with existing and future investment vehicles of LNR Property, Cerberus and their respective affiliates for access to investments. See "Risk Factors—We may compete with existing and future investment vehicles of LNR Property, Cerberus, and their affiliates for access to investments."

Our Distribution Policy

        Federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. For more information, please see "Material United States Federal Income Tax Consequences."

        In connection with the REIT requirements, we generally intend to make timely distributions of all or substantially all of our REIT taxable income to holders of our common stock. Any future distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. These results and our ability to pay distributions will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. In order to maintain our REIT status, we may be required to pay dividends in excess of our cash flows and use cash reserves, incur debt or liquidate assets to do so.

Staffing

        We will be managed pursuant to the management agreement between LNR Capital Management LLC and us. All of our executive officers will be employees of LNR Property. We will initially have no employees. See "Our Manager—Management Agreement."

Legal Proceedings

        We are not party to any material legal proceedings.

Policies with Respect to Certain Other Activities

        We have the authority to offer equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares and may engage in such activities in the future.

        Subject to gross income and asset tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

        We may engage in the purchase and sale of investments. We also may make loans to third parties. We will not underwrite the securities of other issuers.

        Our board of directors may adopt or change any of these policies or such other policies regarding any such investments without prior notice to you or a vote of our stockholders. We have not yet adopted policies regarding these activities.

OUR MANAGER

        We will be externally managed and advised by LNR Capital Management LLC, an indirect wholly-owned subsidiary of LNR Property, whose officers and directors will consist of LNR Property's employees. LNR Property is a market leader in real estate finance, management and development, with established operations and demonstrated capability in investing in and managing and servicing real estate assets, including real estate properties, loans collateralized by real estate properties and securities backed by loans on real estate properties. LNR Property's extensive experience in commercial real estate dates back to 1969 when it was part of Lennar Corporation, or Lennar. Lennar, founded in 1954, is one of the nation's leading homebuilders and community developers. In 1997, LNR Property Corporation was spun off from Lennar. In February 2005, LNR Property Corporation was merged with a company controlled by the Cerberus Group and LNR Property Corporation became a wholly-owned subsidiary of LNR Property.

        LNR Property has a senior management team with extensive experience in identifying, financing, hedging and managing CMBS, real estate equity and other real estate-related investments. LNR Property has over 500 employees located across the U.S. and in Europe. LNR Property's senior management team has worked together for over a decade.

        We believe our relationship with LNR Property will provide us with substantial benefits in identifying, analyzing, acquiring and managing our investments. LNR Property's active involvement in various aspects of the real estate financing and loan workout markets has created an experienced and integrated management team. We believe LNR Property has established:

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  relationships with an existing network of partners, creating access to deal flow for potential investments;

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  a comprehensive real estate due diligence process, referred to by LNR Property as the "due diligence machine;"

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  a national team of experienced real estate professionals, enabling LNR Property to efficiently and thoroughly underwrite large and complex transactions;

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  an extensive database of real estate knowledge and information, at an asset specific and market level;

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  a strong and experienced real estate special servicing and loan workout function, as evidenced in part by its track record and by the assignment of the highest special servicer rating assigned by the rating agencies; and

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  a scalable infrastructure and systems designed to ensure that processes can be levered efficiently and effectively.

        Our Manager will be responsible for administering our business activities and day-to-day operations and will use the resources of LNR Property to support our operations.

LNR Property's History

        LNR Property's history of investing in and managing commercial real estate dates back to 1969. In LNR Property's original operations, its properties were typically connected to large land parcels where its former parent, Lennar was developing residential communities. LNR Property also gained significant experience during its history as a number of financial institutions retained LNR Property to assist them with working out their troubled real estate loans and properties.

LNR Property History

        We believe the experience that LNR Property acquired as a part of Lennar's operations formed the basis of LNR Property's core competencies and provided it with the foundation for success in each of its markets, and with the expertise to identify and capitalize on opportunities in the real estate market. Under our management agreement, we will benefit from LNR Property's experience and the resources it has developed.

Track Record of Opportunistic Investments

        LNR Property's experience provides it with capabilities that allow it to capitalize on real estate market cycles. LNR Property's approach has been, and we expect this approach to continue with us, to have funds available for those times when others are compelled to sell at depressed valuations.

        For example, in the late 1980s, a significant overbuilding of commercial real estate in the U.S. contributed to a prolonged recession in the early 1990s. During this period, LNR Property developed a strong presence investing in and working out portfolios of distressed assets (real estate properties and loans) offered for sale by banks, insurance companies and the government. Through a series of partnership transactions, LNR Property evolved into a leading real estate workout firm, purchasing and handling the workout activities for over $5 billion from over a dozen portfolios of distressed commercial assets in the early-to-mid 1990s.

        In each of these transactions, LNR Property was the manager and conducted the activities of the partnership. In addition, LNR Property expanded its operations to include significant workout capabilities and refined its proprietary standardized due diligence process to enable the efficient processing of the portfolio's significant number of assets. As a result, LNR Property was able to hire additional professionals (many of whom remain with LNR Property today) and open offices to expand its capabilities across the country.

        In addition to generating strong returns on its investments and developing its proprietary due diligence process, these distressed portfolio purchases allowed LNR Property to demonstrate its ability to execute large, sophisticated real estate transactions involving large numbers of assets and demonstrate the value it could add to its investments through its structuring, workout and property repositioning skills.

Track Record of Innovation

        During the early 1990s, the Resolution Trust Corporation began using the capital markets to securitize performing commercial mortgage loans, which helped to start the CMBS market. By late 1993, private sellers began to enter the market as a way to restructure their own portfolios. LNR Property was one of the first issuers of CMBS and completed a number of transactions containing performing loan collateral from both the AmeriFirst and Westinghouse portfolios in 1993 and 1994. In these transactions, the most senior securities were sold to third parties, and LNR Property and its partners retained the most junior securities. At that time, LNR Property believed that it would be able to realize a much higher return by retaining rather than selling the bonds. LNR Property also believed it possessed detailed knowledge of the underlying collateral from its portfolio activities, and that as special servicer would be able to utilize its real estate and workout skills to maximize the value from those loans.

        A few months after LNR Property's first transaction as an issuer, LNR Property was involved in developing some of the first transactions where third parties were the sellers of the most junior securities which included the special servicing rights. This provided an opportunity for LNR Property to use skills that it developed in its distressed portfolio business as well as its experience as an issuer of CMBS. In these transactions, LNR Property was given the opportunity to perform due diligence on the underlying assets before investing. LNR Property was then able to monitor the portfolio through its surveillance of the underlying collateral and by "shadow servicing" the activities performed by the master servicer. If loans needed attention or went into default, LNR Property, through its special servicing subsidiary, was able to deal with those issues directly with the borrowers under its rights as special servicer.

        LNR Property entered the CMBS market in its infancy, and has established a leadership position by applying its due diligence capabilities, market knowledge and workout and real estate skills to enhance its portfolio. Today, with investments in 132 transactions and a proven track record, we believe LNR Property is a market leader in subordinated CMBS investing and special servicing.

        In the mid 1990s, as the U.S. real estate market began to strengthen, substantially fewer large real estate portfolios became available at prices that LNR Property then believed would perform so as to provide attractive yields. At that time, LNR Property developed its high-yield real estate loan operations, which LNR Property believed was a natural extension of its loan workout and CMBS operations. Initially, LNR Property typically made loans on a first mortgage basis at high rates of interest, or purchased loans at a discount to achieve a high yield. This expanded later into mezzanine lending opportunities, typically with real estate developers, and by 1998 into B-Note transactions, which are structured junior loan participations in short-to-medium term real estate loans. Today, LNR Property continues to work with a number of leading financial institutions in underwriting and structuring these loans. The senior participations are typically securitized by such financial institutions. LNR Property, through LNR Partners, is typically designated as the special servicer for both the securitizations and the junior loan participations, which allows it to provide asset management and resolution services with respect to these loans.

        In 1997, LNR Property was one of the first institutions to take CMBS bonds from several different transactions, pool them together and resecuritize the resultant cash flows. Over the past 9 years, LNR Property has completed five resecuritizations involving approximately $3.0 billion face amount of underlying collateral. These transactions provided means to further enhance the value of the securities LNR Property already owned and strengthened LNR Property's financial position by better matching LNR Property's assets and liabilities, reducing interest rate and re-financing risk; and improving liquidity.

Track Record of Partnering with Institutions

        In late 1998, there was significant turmoil in the capital markets. Many of LNR Property's competitors, a number of them public companies that had recently raised new capital, ceased operations, filed for bankruptcy or became impaired financially. Many large financial institutions found themselves with investments in real estate loans and securities that were increasingly illiquid and were forced to sell such investments. LNR Property, following its disciplined approach to investing, accounting and managing liquidity, was not materially adversely impacted during this period and was able to opportunistically purchase or co-invest in such investments, ultimately creating substantial value for LNR Property.

Portfolio Management Infrastructure

        We expect to benefit from LNR Property's extensive portfolio management infrastructure which we believe will be helpful in managing our business. LNR Property has made a major investment in risk management, operations, administration and other resources that directly support its portfolio teams. Many of these systems have been developed in-house by LNR Property. Specifically, LNR Property currently employs over 500 individuals, most of them professional level employees, in the following functional areas:

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  Investment management;

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  Accounting and finance;

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  Operations;

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  Technology;

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  Risk management; and

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  Legal and compliance.

Management Agreement

        Concurrently with the consummation of this offering, we will enter into a management agreement with LNR Capital Management LLC, a wholly owned subsidiary of LNR Property, pursuant to which it will provide for the day-to-day management of our business.

        The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Our Manager will perform, or cause to be performed, services and activities, which will include, without limitation, the following:

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  serving as our consultant with respect to the periodic review of the investment guidelines and other policies for the approval of our board of directors;

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  investigating, analyzing and selecting possible investment opportunities, which are approved by our executive officers prior to making such investment, in accordance with the investment guidelines established by our board of directors;

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  with respect to any prospective investment by us and any sale, exchange on other disposition of any investment by us, conducting negotiations on our behalf with sellers and purchasers and their respective agents, representatives and investment bankers;

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  engaging and supervising, on our behalf and at our expense, independent contractors who will provide investment banking, mortgage brokerage, securities brokerage and other financial services and such other services as may be required relating to our investments;

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  coordinating and managing operations of joint venture or co-investment interests held by us and conducting all matters with joint venture or co-investment partners;

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  providing executive and administrative personnel, office space and office services required in rendering services to us;

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  administering our day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

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  communicating on our behalf with the holders of our equity or debt securities to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets or contractual obligations and to maintain effective relations with such holders;

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  counseling us in connection with policy decisions to be made by our board of directors;

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  evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with our qualification as a REIT and with our investment guidelines;

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  counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury Regulations;

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  counseling us regarding the maintenance of our exception from the definition of an investment company under the Investment Company Act and monitoring compliance with the requirements for maintaining such exception;

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  assisting us in developing criteria for asset purchase commitments that are tailored to our investment objectives and making available to us its knowledge and experience with respect to mortgage loans, real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets;

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  furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Manager;

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  monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

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  investing or reinvesting any money or securities of ours (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends on distributions to our stockholders, members and partners), and advising us as to our capital structure and capital raising;

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  causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Internal Revenue Code and Treasury Regulations applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

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  causing us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

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  assisting us in complying with regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934, or the Exchange Act;

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  taking all necessary actions to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the provisions of the Internal Revenue Code and Treasury Regulations applicable to REITs;

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  handling and resolving claims, disputes or controversies (including litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by our board of directors;

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  using commercially reasonable efforts to cause expenses incurred by or on behalf of us to be commercially reasonable or commercially customary and within any budgeted parameters as set forth in our annual budget as adopted by our board of directors or, in the absence of such budget, within the expense guidelines set by our board of directors from time to time;

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  advising us with respect to obtaining appropriate warehouse or other financings for its assets;

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  advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

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  performing such other services as may be required from time to time for management and other activities relating to our assets as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and

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  using commercially reasonable efforts to cause us to comply with applicable laws.

        Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations.

        Our Manager, its directors, officers, managers and employees will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary's stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify our Manager, its affiliates, directors, officers, members, managers, members, employees and agents with respect to all liabilities, damages, judgments, costs, charges, loss, expense and claims arising from claims of third parties caused by acts or omissions of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed or not performed in good faith in accordance with and pursuant to the management agreement. Our Manager has agreed to indemnify us, our directors and officers with respect to all liabilities, judgments, costs, changes, losses, expenses and claims arising from claims of third parties caused by acts or omissions of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by our Manager's employees relating to the terms and conditions of their employment. Our Manager will carry errors and omissions and other customary insurance upon the completion of the offering.

        Pursuant to the terms of the management agreement, our Manager is required to provide us with our management team, including a chairman, chief executive officer, president and chief operating officer, chief financial officer and other officers, along with appropriate support personnel, to provide the management services to be provided by our Manager to us.

        The initial term of the management agreement will expire on December 31, 2008 and will be automatically renewed for a one year term on such date and on each anniversary date thereafter. After the initial term, our independent directors will review our Manager's performance annually and the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock, based upon unsatisfactory performance that is materially detrimental to us or a determination by our independent directors that the aggregate remuneration to our Manager is not fair, subject to our Manager's right to prevent such a compensation termination by accepting a mutually acceptable reduction of such remuneration. Our board of directors will be required to provide 180 days' prior notice of any such termination and our Manager will be paid a termination fee equal to the amount of four times the sum of the average annual base management fee and the average annual incentive allocation earned by our Manager during the 12-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

        We may also terminate the management agreement with 60 days' prior written notice from our board of directors for cause, which is defined as:

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  our Manager's continued material breach of any provision of the management agreement following a period of 30 days after written notice of such breach;

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  our Manager's fraud, misappropriation of funds, or embezzlement against us;

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  our Manager's gross negligence of duties under the management agreement that causes material damage or diminution in our value; and

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  the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition.

Our Manager may terminate the management agreement effective upon 30-days' prior written notice of termination to us in the event that we default in the performance or observance of any material term, condition or covenant in the management agreement and the default continues for a period of 30 days after written notice to us specifying the default and requesting that the default be remedied in such 30-days' period. The management agreement shall terminate at the option of our Manager, without payment of the termination fee, in the event we become regulated as an investment company under the Investment Company Act, with such termination deemed to occur immediately prior to such event.

Fees

        We do not expect to have any employees. LNR Property's employees will perform all functions and services of our Manager on our behalf. We will reimburse our Manager for its out of pocket expenses on the first business day of each calendar month.

        Base Management Fee.    We will pay our Manager a base management fee monthly in arrears in an amount equal to 1/12 of an amount equal to the sum of our stockholders' equity plus any minority interest related to the Operating Partnership for OP Units, (i) times 2.00% for the first $1 billion of such amount and (ii) times 1.75% for such amount above $1 billion.

        For purposes of calculating the base management fee, our stockholders' equity will mean, for any month, the sum of the net proceeds from any issuance of our equity securities, after deducting any underwriting discounts, placement fees and commissions and other expenses and costs relating to the issuance, plus any minority interest related to the Operating Partnership at the end of such month (without taking into account any non-cash equity compensation expense incurred in current on prior periods), which amount shall be reduced by any amount that we pay for repurchases of our equity securities.

        Our Manager's base management fee shall be calculated by our Manager within 15 days after the end of each month and such calculation shall be promptly delivered to us. We are obligated to pay the base management fee in cash within five business days after the delivery to the Board of Directors of such computation.

        Reimbursement of Expenses.

        The Operating Partnership will also pay on a monthly basis all operating expenses, except those specifically required to be borne by our Manager under the management agreement. The expenses required to be paid by us include, but are not limited to:

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  issuance and transaction costs incident to the acquisition, disposition and financing of our investments;

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  third party legal, regulatory, compliance, tax, accounting, consulting, auditing and administrative fees and expenses;

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  the compensation and expenses of our directors and the cost of liability insurance to indemnify our directors and officers;

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  the costs associated with the establishment and maintenance of any credit facilities and our other indebtedness (including commitment fees, accounting fees, legal fees, closing costs, rating agency fees etc.);

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  expenses associated with our securities offerings;

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  expenses relating to the payment of dividends;

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  expenses relating to communications with holders of our securities and in complying with the continuous reporting and other requirements of the SEC and other governmental bodies;

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  transfer agent and exchange listing fees;

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  the costs of printing and mailing proxies and reports to our stockholders;

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  costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors that is used solely by us;

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  costs and out of pocket expenses incurred by directors, officers, employees or other agents of our Manager for travel on our behalf;

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  the costs and expenses incurred with respect to market information systems and publications, research publications and materials;

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  settlement, clearing, and custodial fees and expenses;

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  costs and expenses related to the business and investment operations;

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  costs and expenses related to any judgment or settlement of pending or threatened legal proceedings;

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  the costs of maintaining compliance with all federal, state and local rules and regulations, including securities regulations, or any other regulatory agency, all taxes and license fees and all insurance costs incurred on our behalf;

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  expenses relating to any office or office facilities, including disaster backup recovery sites and facilities maintained for us or separate from offices of our Manager; and

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  expenses incurred by our Manager which are reasonably necessary for the performance of its duties.

        In addition, the Operating Partnership will be required to pay the pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations.

        Because LNR Property's employees through our Manager may, from time to time, perform certain legal, regulatory, compliance, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager will be paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are no greater than those which would be paid to outside professionals or consultants on an arm's length basis.

        However, our Manager shall be responsible for the compensation and compensation related benefits payable to its personnel as well as the errors and omissions insurance required to be maintained by it pursuant to the management agreement.

Incentive Allocation

        Our Manager shall receive a quarterly incentive allocation based on our consolidated net income plus income attributable to the minority interest related to the Operating Partnership, non-cash compensation and incentive allocation. See "The Operating Partnership Agreement—Incentive Allocation."

Conflicts of Interest in our Relationship with our Manager, LNR Property and Cerberus

        Our chairman, chief executive officer, president and chief operating officer, chief financial officer and other officers also serve as officers, directors or are otherwise employed by LNR Property and/or its respective affiliates. As a result, our Operating Partnership Agreement, management agreement with our Manager and agreement to acquire the Initial Portfolio will be agreed to without arm's-length negotiation between related parties, and their respective terms, including fees payable, may not be as favorable to us as they would have been if they had been negotiated with unaffiliated third parties.

        Our Manager, LNR Property, Cerberus and their respective affiliates may engage in additional management or investment opportunities or vehicles, such as joint ventures, private equity funds, and partnerships, that have overlapping objectives or competing targeted investments with us and which may compete for our officers' time devoted to us and may not be in the best interests of us or our stockholders. Our rights to participate in investment opportunities will be subject to our code of business conduct and ethics, which contains provisions regarding the preservation of confidential information and mechanisms to address potential conflicts of interest. With respect to investment opportunities fitting within our investment strategy and arising after the consummation of this offering, we have a right of first offer from LNR Property through our Manager on the following investment opportunities related to real estate located primarily in the United States and its territories:

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  unrated and non-investment grade rated CMBS;

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  preferred shares of, unrated and non-investment grade rated CDOs and other resecuritizations of commercial real estate assets;

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  B-Notes and other subordinated interests related to real estate, including mezzanine loans secured by real estate;

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  debt of other REITs and real estate companies; and

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  synthetic investments, including derivatives related to commercial real estate.

        In addition, LNR Property may offer us investments in the following categories although it has no obligation to do so and such opportunities are not subject to the right of first offer: (i) investment grade rated CMBS; (ii) investment grade rated CDOs; (iii) whole loans; (iv) bridge loans; (v) equity securities of, and investments in, other real estate entities, including other REITs; (vi) commercial real estate properties; and (vii) other real estate related debt instruments, including non-performing loans and credit tenant leases.

        In the event that we enter into investment opportunities in which LNR Property or our Manager has an interest, such transactions will require the approval of a majority of our independent directors.

        The management compensation structure that we have agreed to with our Manager may cause our Manager to invest in high risk investments. In addition to its management fee, our Manager may receive an incentive allocation based in part upon our achievement of targeted levels of net income. In evaluating investments and other management strategies, the opportunity to earn an incentive allocation based on net income may lead our Manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, in order to achieve a higher incentive allocation. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our invested portfolio. See "Risk Factors—Risks Related To Our Business and Investment Strategy."

        Termination of the management agreement with our Manager without cause is difficult and costly. The management agreement provides that it may only be terminated without cause on the date of expiration of the initial term and on each anniversary date thereafter upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of at least a majority of the outstanding shares of our common stock, based either upon unsatisfactory performance by our Manager that is materially detrimental to us or upon a determination that the aggregate remuneration payable to our Manager is not fair, subject to our Manager's right to prevent such a termination by accepting a mutually acceptable reduction of such remuneration fees. Our Manager will be provided 180 days' prior notice of any such termination and will be paid a termination fee equal to the amount of four times the annual base management fee during the 12-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. At such time our Manager will also be entitled to have its special limited partnership interest in the Operating Partnership purchased by us for an amount equal to four times the sum of the annual incentive allocation earned during the 12 month period immediately preceeding the date of termination. These provisions may increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate our Manager without cause. See "Risk Factors—Risks Related To Our Business and Investment Strategy."

        Our directors periodically review our investment guidelines and our investment portfolio. However, our board of directors will not review all of our proposed investments. In addition, in conducting periodic reviews, the directors rely primarily on information provided to them by our Manager. Furthermore, our Manager may use complex strategies and transactions entered into by our Manager which may be difficult or impossible to unwind by the time they are reviewed by the directors. Our Manager has great latitude within the broad guidelines of the investment guidelines in determining the types of assets it may decide are proper investments for us. See "Risk Factors—Risks Related To Our Business and Investment Strategy."

Information Technology Systems Infrastructure

        Availability and access to a broad array of portfolio and market information and the organization of that information in a manner that can be used to analyze and manipulate data is a cornerstone of LNR Property's portfolio management system. We believe LNR Property's capabilities in this area distinguish us from many of our competitors. Through our management agreement with our Manager, we expect to benefit from LNR Property's comprehensive information technology systems. The key to LNR Property's ability to manage information is an application developed in-house, called LNR Partners Asset Management System, or LPAMS.

        LPAMS is a comprehensive, proprietary data management software application that LNR Property uses throughout all stages of the investment process, including special servicing functions. LPAMS integrates all CMBS management and oversight functions and we believe is one of the keys to LNR Property's leadership role in the CMBS industry. Its design is intended to ensure the integrity of asset and investment information, providing automated monitoring and reporting with minimal administrative overhead. LPAMS provides access to detail, flexible query and reporting capabilities. For example, using LPAMS, LNR Property can quickly summarize our portfolio of investments by any existing data field such as face amount, book value, year of origination, original rating, current rating, etc. and summarize the assets underlying those investments by criteria such as property type, geographic location, coupon type, etc. In addition, LPAMS allows LNR Property to quickly summarize the underlying assets to effectively monitor the large number of loans in our portfolio on a monthly basis, stratifying the information by key indicators such as Loan to Value (LTV), Debt Service Coverage Ratio (DSCR) and occupancy. This will allow LNR Property's employees to pinpoint loans that require more in-depth monitoring. In addition, the CMBS database, a repository of LPAMS data, is updated frequently and supports the extensive reporting and analysis that is fundamental to LNR Property's CMBS management approach. LPAMS enables LNR Property to proactively manage our portfolio in many ways—for example, following the bankruptcy announcement of a major retailer, LNR Property's surveillance group was able to identify the exposure across a portfolio of investments and provided its asset management team with the information necessary to quickly assess and develop a plan of action with respect to the affected loans.

        Through LPAMS, we believe LNR Property has automated and created more efficient processes which has helped address the needs of a growing company without requiring as much growth in staffing. Examples of these processes include automated uploads of third party information, cash flow scenario modeling capabilities, automated fee calculations and reporting, and document abstracting.

        LNR Property utilizes Oracle's PeopleSoft Enterprise Financials applications across all its lines of activities. By leveraging the best practices and features of PeopleSoft Financials, LNR Property seeks to ensure accounting and financial information is consistently processed and reported.

        The combination of asset information and accounting systems in place at LNR Property preserves the integrity of and provides accessibility to vital information on which it will rely to make intelligent decisions regarding the management of our assets—from performing pre-investment due diligence, monitoring ongoing activity and returns, through analysis of disposition opportunities.

Alignment of Interests of LNR Property and our Stockholders

        LNR Property and its affiliates have agreed to retain OP Units in the Operating Partnership equal to (i) at least 30% of the total of the OP Units plus outstanding common stock that will be outstanding following the completion of this offering on a fully-diluted basis for a period beginning on the date of the consummation of this offering and continuing until one year after such consummation and (ii) at least 15% of such total of the OP Units plus outstanding common stock for a period beginning on the date of consummation of this offering and continuing until two years after such consummation. These restrictions would be eliminated if we terminate the management agreement without cause.

MANAGEMENT

Directors and Executive Officers

        Upon completion of this offering, our board of directors initially will consist of    directors, including the    director nominees named below, each of whom has been nominated for election and consented to serve as a director upon completion of this offering. Of these    directors, we believe that    will be considered independent in accordance with the general independence standards of the New York Stock Exchange.

        Upon the expiration of their current terms at the annual meeting of the stockholders in             200    , directors will be elected to serve a term of one year and until their successors are duly elected and qualified

        All of our executive officers are employees of LNR Property or one or more of their affiliates. We expect that Mr. Cherry and Mr. Tageson will both spend a majority of their time managing our business, although our management agreement does not require them to do so.

        Our directors, director nominees and executive officers, their ages and titles with LNR Capital Corporation, as well as their positions with LNR Property upon consummation of this offering will be as follows:

Name	Age	Title	Position at LNR Property
Jeffrey P. Krasnoff	50	Chairman of the Board and Director	President and Chief Executive Officer
Robert B. Cherry	43	Chief Executive Officer and Director	Vice President and Chief Investment Officer
Ronald E. Schrager	43	President and Chief Operating Officer	Vice President and Chief Operating Officer
Brian Tageson	33	Chief Financial Officer	Director of Capital Markets

        We anticipate adding additional directors, including independent directors, prior to the consummation of this offering.

Biographical Information

        Information for each of our directors and executive officers is set forth below.

        Jeffrey P. Krasnoff is LNR Property's President and Chief Executive Officer. Mr. Krasnoff assumed the role of Chief Executive Officer of LNR Property Corporation in December 2002. Before that, he was LNR Property Corporation's President since it was formed in June 1997 and was a member of the LNR Property Corporation's Board of Directors since 1997. He became a member of LNR Property's Board of Directors in February 2005. From 1987 until June 1997, he was a Vice President of Lennar. From 1990 until he became LNR Property Corporation's President, Mr. Krasnoff was involved almost entirely in Lennar's Real Estate Investment and Management Division (the predecessor to a substantial portion of LNR Property's activities) and was involved with the creation of its loan workout and special servicing operations, as well as its formation. Prior to LNR Property Corporation and Lennar, Mr. Krasnoff spent 10 years with KPMG Peat Marwick in New York City and Florida where his areas of specialization included real estate and mergers and acquisitions. Mr. Krasnoff is a graduate of Duke University.

        Robert B. Cherry is LNR Property's Vice President and Chief Investment Officer, responsible for establishing its investment strategy and approving specific investments. He is also responsible for sourcing and evaluating (i) new investment opportunities in debt products (i.e., CMBS, B-Notes, and distressed debt), (ii) reverse repurchase agreements and structured financings collateralized by these debt products and (iii) third party joint venture partners in these debt products. Mr. Cherry became a member of the Board of Directors of LNR Property Corporation in February 2005. Prior to joining LNR Property in March 1995, Mr. Cherry was a Vice President of G. Soros Realty Advisors/Quantum North America Realty Fund, a $500 million offshore hedge fund specializing in opportunistic real estate investments, where he was responsible for equity and securitized debt underwriting. Prior to that, Mr. Cherry was a senior analyst in the Structured Finance Group at Moody's Investor Service, where he was responsible for rating debt backed by commercial real estate. Before joining Moody's, Mr. Cherry was an associate with Sullivan & Cromwell, specializing in real estate and securitized commercial real estate financings. Previously, Mr. Cherry was with EQK Partners, a joint venture between Equitable and Kravco, where he analyzed commercial real estate investments for placement into a NYSE-listed partnership. Mr. Cherry is a graduate of the Wharton School of Business at the University of Pennsylvania and UCLA School of Law.

        Ronald E. Schrager is LNR Property's Vice President and Chief Operating Officer, a position he has held since June 1, 2003. As COO, he is responsible for the operations and management of various divisions. Previously, he was the President of LNR Property's Real Estate Finance and Servicing Division, which is primarily focused on special servicing, CMBS investment and joint venture activities. Mr. Schrager became a member of the Board of Directors of LNR Property Corporation in February 2005. During his career with LNR Property, Mr. Schrager also directed the Real Estate Asset Management Department, managed due diligence efforts for new acquisitions, assisted in portfolio financing and securitization efforts and negotiated loan workouts and restructurings. In addition, Mr. Schrager opened and managed LNR Property's Western Regional Office in Los Angeles in 1995 and assisted in the establishment of operations in Tokyo in 1997. Mr. Schrager joined Lennar's Real Estate Investment and Management Division (the predecessor to a substantial portion of LNR Property's activities) in 1992 from Chemical Bank (now JPMorgan Chase) in New York, where he served as Vice President and focused on restructuring troubled loans. Mr. Schrager received a Masters Degree in Business Administration from Harvard Business School. He graduated with a Bachelor of Arts from the University of Pennsylvania and was elected to Phi Beta Kappa.

        Brian Tageson is LNR Property's Director of Capital Markets. His responsibilities include working with the corporate finance group in all business/capital markets issues relating to LNR Property, hedging, secondary trading and new structured product development. Mr. Tageson joined LNR Property's Real Estate Finance and Servicing Division in May 2000. Mr. Tageson has over ten years of securitization experience. His experience includes structuring, pricing, hedging, marketing, tax and accounting. Prior to joining LNR Property, Mr. Tageson was a Vice President for Donaldson, Lufkin & Jenrette, or DLJ, developing a European Asset Securitization Group in the London office. At DLJ, Mr. Tageson's responsibilities included presenting deals to potential clients, structuring the transaction from an accounting, finance, tax and legal perspective, marketing the bonds and pricing and closing the transactions. Prior to DLJ, Mr. Tageson worked on the trading desk in New York for Nomura Securities International, Inc. Mr. Tageson worked with bankers, traders and the sales force to structure CMBS transactions along with several other asset types. Prior to Nomura, Mr. Tageson began his career in the Ernst & Young Kenneth Leventhal Real Estate Group working primarily in the CMBS and collateralized mortgage obligation arena. Mr. Tageson holds a Bachelor of Science in Accountancy from Arizona State University.

LNR Property's Management Team

        LNR Property's management team will perform all functions and services on our behalf, although none will be exclusively dedicated to us. This management team has significant experience in real estate investing and management, which is summarized below:

Name	Position at LNR Property	Relevant Experience
Management Team
Randolph J. Wolpert	President—Real Estate Finance and Servicing Business
17 years experience in real estate brokerage, property management, investment management and lending; Prior Experience—Vice President and Senior Banker for Nomura Capital and CDC Mortgage Capital; Vice President for Lend Lease Real Estate Investment Management; various positions with a New York-based leasing and property management firm.
Larry J. Golinsky	Director of Asset Management
27 years real estate experience including development, acquisition and disposition, loan workouts and asset management; Prior Experience—Vice President of Retail Development for Swerdlow Real Estate Group; various positions with real estate partnerships.
Steven Ferreira	Director of Real Estate Asset Management
24 years commercial real estate experience in site acquisition, development, asset management, sales and facilities management; Prior Experience—Vice President Asset Management for Carteret Bank; Corporate Vice President for AmeriFirst Development Corporation; Division Vice President for Facilities Management.
Patricia Prince	Director of Loan Servicing	28 years real estate and loan servicing experience; Prior Experience—Vice President and Manager of Commercial Loan Servicing for AmeriFirst Bank.
Investing Team
Kevin W. Wodicka	Director of Investment Management	17 years real estate and CMBS experience; Prior Experience—Analyst for Morgan Stanley & Company Inc.; Analyst for CB Richard Ellis.

Michael E. Wheeler	Director of High Yield Investments
16 years real estate and finance experience; Prior Experience—Chief Financial Officer of a privately held Real Estate Investment firm; U.S. and foreign investor advisor for Price Waterhouse LLP; Certified Public Accountant.
Luke N.T. Dann	Senior Acquisitions Manager	11 years finance experience; Prior Experience—Associate for Smith Barney Inc.
A. Richard Le	Acquisition Manager	11 years real estate and finance experience; Prior Experience—Acquisition Associate for The Bulfinch Companies; Senior Investment Analyst for Morgan Stanley Real Estate Fund.
Isaac Pesin	Surveillance Manager	8 years real estate and finance experience; Prior Experience—Associate for JP Morgan Partners' Real Estate Practice Group; Associate and Analyst for Morgan Stanley.
Brandon Garson	Acquisitions Manager	7 years real estate experience; Prior Experience—Associate with Allegiance Capital Partners, LLC; Analyst with Donaldson, Lufkin & Jenrette.
Natan Bresler	Structured Finance Analyst	8 years real estate and finance experience; Prior Experience—Strategic Planning Manager for Carnival Corporation; Financial Analyst for Citibank; Chartered Financial Analyst.
James Caldero	Analyst, Business Development	8 years real estate and finance experience; Prior Experience—Associate for JP Morgan; Assistant Vice President for Heitman; Analyst for Prudential Insurance Company.
Timothy B. Dudley	Acquisitions Manager	7 years experience in real estate finance, acquisitions and development; Prior Experience—Development Associate for Trammell Crow.
Operations Team
Steven N. Bjerke	Vice President and Chief Financial Officer	22 years of accounting and finance experience; Prior Experience—Director of Planning and Divisional Controller for Ryder System, Inc.; Audit Manager for Price Waterhouse; Certified Public Accountant.

Susan K. Chapman	Chief Financial Officer—Real Estate Finance and Servicing Business
30 years accounting and finance experience; Prior Experience—Corporate CFO for Cadiz Land Company, Inc.; Vice President of Operations and CFO for Agora Development, Inc.; Controller for a privately held manufacturing company; Audit Senior for Price Waterhouse; Certified Public Accountant.
Zena M. Dickstein	Vice President, General Counsel & Secretary	25 years of legal experience in real estate, corporate and finance transactions; Prior Experience—Partner at Steel Hector & Davis LLP; Vice President and General Counsel for Ameco Capital Corporation.
Thomas F. Nealon III	General Counsel—Real Estate Finance and Servicing Business	30 years legal experience primarily in real estate; Prior Experience; General Counsel Citicorp Savings of Florida; General Counsel Bowen Savings Bank; Attorney for Cadwalader Wickersham & Taft.
Margaret A. Jordan	Treasurer
30 years experience in corporate finance and treasury; Prior Experience—Senior Vice President and Treasurer for Atlantic Gulf Communities Corporation; Director of Cash Management and Director of Investor Relations for American Bankers Insurance Group.
Steven Oswald	Controller
26 years accounting and finance experience; Prior Experience—Vice President and CFO for Skandia Southeast Companies; Director and Controller for Capital Assurance Group; Director Reports & Budgets for Enserch Corporation; Certified Public Accountant; Associate in Insurance Accounting and Finance and Associate in Reinsurance of Insurance Institute of America.
Richard Shannon	Director of Finance—Real Estate Finance and Servicing Business
18 years of accounting, finance and operations experience; Prior Experience—Investment Operations and Accounting Manager for American Bankers Insurance Group; Vice President of Investment Operations and Accounting with American Savings of Florida, F.S.B.

Arthur J. Lieberman	Taxation VP
23 years of tax accounting and compliance experience; Prior Experience—Senior Tax Manager for Ernst & Young; Vice President Taxation for CRI, Inc./CRIIMI Mae, Inc.; Tax Senior for Arthur Andersen; Tax Specialist for Coopers & Lybrand; Certified Public Accountant.
Paul Sherman	Planning and Strategy VP
22 years experience in finance and accounting; Prior Experience—Vice President Operations Excellence for Burger King Corporation; Associate, Mergers & Acquisitions for Corporate Finance Associates; Financial Controller for Charterhall PLC; Audit Senior for Hacker Young & Co.
Margaret M. Villedrouin	Chief Information Officer	26 years experience in finance and information technology; Prior Experience—VP Management Information Systems for Fortis Inc.
Barbara C. Woolverton	Human Resources Director
26 years experience in human resources; Prior Experience—Director Human Resources for University Physicians, Inc.; Personnel Administrator for Pepsi-Cola Bottling Company; Personnel Assistant/Safety Coordinator for The Tampa Tribune.

Corporate Governance—Board of Directors and Committees

        Our business will be managed under the direction of our board of directors, which will establish investment guidelines for our Manager to follow in its day to day management of our business. A majority of our board of directors will be independent, as determined by our board of directors, consistent with the rules of the New York Stock Exchange. Our independent directors will be nominated by our nominating and corporate governance committee.

        Our directors will keep informed about our business at meetings of our board and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our corporate officers.

        Our board will establish three committees consisting solely of independent directors, the principal functions of which are briefly described below. Matters put to a vote at any one of our three committees will need to be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee.

Audit Committee

        Our audit committee will be composed of the following directors:             ,              and             .             will be the chairman of our audit committee. Our board of directors will determine whether all members of the audit committee satisfy independence requirements of the New York Stock Exchange and the Securities and Exchange Commission.

        Our audit committee will operate pursuant to a written charter to be adopted by our board of directors. Among other things, the audit committee charter to be adopted will call upon the audit committee to oversee:

  •
  our accounting and financial reporting processes;

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  the integrity and audits of our consolidated financial statements;

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  our compliance with legal and regulatory requirements;

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  internal quality control procedures and risk management;

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  the qualifications and independence of our independent auditors; and

  •
  the performance of our independent auditors and any internal auditors.

        The audit committee will also responsible for engaging independent auditors, reviewing with the independent auditors the plans and results of the audit engagement, approving professional services provided by the independent auditors, reviewing the independence of the independent auditors, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

        The members of our compensation committee will be             ,              and             .             will be the chairman of our compensation committee. Our board of directors will determine whether all of the compensation committee members qualify as "independent directors" under NYSE independence standards. The principal functions of the compensation committee will be to:

  •
  oversee the compensation and fees payable to LNR Capital Management LLC under our management agreement;

  •
  administer the issuance of any stock or equity derivative issued or granted to the employees of LNR Property and/or its subsidiaries who provide services to us under any of our equity incentive plans; and

  •
  produce any compensation committee report or other disclosure required to be included in any report or statement under the rules of the Securities Exchange Commission or the applicable listed requirements of the New York Stock Exchange.

Nominating and Governance Committee

        The members of our nominating and governance committee will be             ,              and             .             will chair our nominating and corporate governance committee. The nominating and corporate governance committee will be responsible for seeking, considering and recommending to our full board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It will also periodically prepare and submit to our board for adoption the committee's selection criteria for director nominees. It will review and make recommendations on matters involving the general operation of our board and our corporate governance, and annually recommend to our board nominees for each committee of the board. In addition, the committee will annually facilitate the assessment of our board of directors' performance as a whole and of the individual directors and reports thereon to our board.

Code of Business Conduct and Ethics

        Our board of directors will establish a code of business conduct and ethics that will apply to our officers and directors and to our Manager's and LNR Property's officers, directors and employees when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and:

  •
  promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

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  promote compliance with the code of business conduct in our personal and professional relationships;

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  promote full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

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  promote compliance with applicable governmental laws, rules and regulations;

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  promote prompt internal reporting of violations of the code to appropriate persons identified in the code;

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  provide a mechanism to report unethical conduct; and

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  help foster a culture of honesty and accountability.

        Accountability for adherence to conduct and ethics for our executive officers or directors will be made only by our board of directors or our audit committee and will be promptly disclosed as required by law or stock exchange regulations.

Director Compensation

        Any member of our board of directors who is also an employee of our Manager or LNR Property or their respective affiliates, or the executive directors, will not receive additional compensation for serving on our board of directors. Each non-excluded director will receive an annual retainer of             . We will also reimburse our directors for their travel expenses incurred in connection with their attendance at full board and committee meetings. Each member serving on any of the committees will be paid an annual fee of $             , and an additional fee of $             to attend each committee meetings.

        Our non-executive directors will also be eligible to receive restricted stock, option and other stock-based awards under our stock incentive plan.

Executive Compensation

        We have not paid, and we do not intend to pay, any annual cash compensation to our executive officers for their services as executive officers. Our executive officers will be compensated by LNR Property. Our executive officers may receive compensatory awards, either from us under our stock incentive plan described below or from LNR Property.

Stock Incentive Plan

        In connection with our formation as a REIT, we will establish the stock incentive plan for the purpose of providing incentives to LNR Property, executive officers, employees, directors and other persons and entities that provide services to us to motivate them toward our long term success, growth and profitability and to attract, retain and reward key personnel. The stock incentive plan authorizes the award of stock options, stock appreciation rights, stock, restricted stock, restricted stock units, and other stock-based awards.

        Administration of the stock incentive plan will be carried out by the compensation committee of the board of directors. The compensation committee may delegate its authority under the stock incentive plan to one or more officers but it may not delegate its authority with respect to awards to individuals subject to Section 16 of the Exchange Act. As used in this summary, the term "administrator" means the compensation committee and its delegate.

        Our officers and employees, if any, and those of our affiliates, are eligible to participate in the stock incentive plan. Our directors and other persons and entities that provide services to us, including LNR Property and its employees, are also eligible to participate in the stock incentive plan.

        Up to             shares of common stock are available for issuance under the stock incentive plan. The aggregate number of stock options and stock appreciation rights granted to any participant in any calendar year may not exceed                           . The maximum amount of an award that is intended to qualify under Section 162(m) of the Internal Revenue Code during a calendar year to any participant shall be: (x) with respect to awards that are paid in shares,             shares and (y) with respect to awards that are not paid in shares, $             . The share authorization and award limitations, as well as the terms of outstanding awards, will be adjusted as the board of directors determines is appropriate in the event of a stock dividend, stock split, reclassification of shares or similar events.

        The stock incentive plan provides for the grant of (i) options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and (ii) options that are not intended to so qualify. The principal difference between incentive stock options and other options is that a participant generally will not recognize ordinary income at the time an incentive stock option is granted or exercised, but rather at the time the participant disposes of the shares acquired under the incentive stock option. In contrast, the exercise of an option that is not an incentive stock option generally is a taxable event that requires the participant to recognize ordinary income equal to the difference between the shares' fair market value and the option price. The employer will not be entitled to a federal income tax deduction with respect to incentive stock options except in the case of certain disqualified dispositions of shares acquired under the options. The employer may claim a federal income tax deduction on account of the exercise of an option that is not an incentive stock option equal to the amount of ordinary income recognized by the participant. Incentive stock options may only be granted to employees. Since it is not expected that we will have any employees, we currently do not intend to grant any incentive stock options.

        The administrator will select the participants who are granted options and, consistent with the terms of the stock incentive plan, will prescribe the terms of each option. The option price of an incentive stock option cannot be less than the shares' fair market value on the date the option is granted if the grantee is not a 10% stockholder. The option price may be paid in cash or, with the administrator's consent, by surrendering shares of common stock, or a combination of cash and common stock or such other method as approved by the administrator. Options may be exercised in accordance with requirements set by the administrator. The maximum period in which an option may be exercised will be fixed by the administrator but cannot exceed ten years. Except as otherwise provided by the administrator, options generally will be nontransferable except in the event of the participant's death.

        The administrator also will select the participants who are granted restricted stock awards and, consistent with the terms of the stock incentive plan, will establish the terms of each stock award. A restricted stock award may be subject to vesting requirements or transfer restrictions or both as determined by the administrator. Those conditions may include, for example, a requirement that the participant complete a specified period of service or that certain objectives be achieved. The objectives may be based on performance goals that are stated with reference to a specified level of consolidated pre-tax or after-tax earnings or earnings before interest income taxes, depreciation or amortization, or EBITDA, or the pre-tax or after-tax earnings, or the EBITDA, of any particular subsidiary, division or other operating unit of ours, the achievement of a specified level of revenues, earnings, costs, return on assets, return on equity, return on capital, return on investment, total shareholder return, net sales, net income per share, cash flows, market share, cost reduction, return on assets under management, net operating income or net operating income as a percentage of book value with regard to us or any particular subsidiaries, divisions or operating units of ours, particular assets or group of assets or particular employees or groups of employees or other objective financial or operational measures that the administrator may designate.

        The stock incentive plan also authorizes the grant of other stock-based awards, i.e., awards of shares, awards of restricted stock units and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value, of shares of common stock. The administrator will select the participants who are granted awards and will establish the terms of each award. The conditions established for earning other stock-based award may include, for example, a requirement that the participant complete a specified period of service or that certain objectives be achieved. The objectives may be based on performance goals that are stated with reference to a specified level of consolidated pre-tax or after-tax earnings or EBITDA or the pre-tax or after-tax earnings or the EBITDA of any particular subsidiary, division or other operating unit of ours, the achievement of a specified level of revenues, earnings, costs, return on assets, return on equity, return on capital, return on investment, total shareholder return, net sales, net income per share, cash flows, market share, cost reduction, return on assets under management, net operating income or net operating income as a percentage of book value with regard to us or any particular subsidiaries, divisions or operating units of ours, particular assets or group of assets or particular employees or groups of employees or other objective financial or operational measures that the administrator may designate. To the extent that an award is earned, it may be settled in cash, by the issuance of common stock or a combination of cash and common stock.

        The administrator also will select the participants who receive stock appreciation rights under the stock incentive plan. A stock appreciation right may be granted independent of an option or in connection with an option. A stock appreciation right entitles the participant to receive a payment of up to the amount by which the fair market value of a share of common stock on the date of exercise exceeds the fair market value of a share of common stock on the date the stock appreciation right was granted. A stock appreciation right will be exercisable at such times and subject to such conditions as may be established by the administrator. The amount payable upon the exercise of a stock appreciation right may be settled in cash, by the issuance of common stock or a combination of cash and common stock.

        The stock incentive plan provides that outstanding awards will be exercisable, vested or earned upon a change in control (as defined in the stock incentive plan). In the event of a change in control, the administrator may, in its sole discretion, provide for: (i) the termination of an award upon the consummation of the change in control, and the payment of a cash amount in exchange for the cancellation of the award; and/or (ii) the issuance of substitute awards.

        No awards may be granted under the stock incentive plan after                           , 20    . The board of directors may amend or terminate the stock incentive plan at any time, but an amendment will not become effective without the approval of our shareholders if it (i) increases the number of shares of common stock that may be issued under the stock incentive plan (other than changes to reflect certain corporate transactions and changes in capitalization as described above) (ii) changes the categories of persons eligible under the plan or (iii) materially increases the benefits participants may receive under the plan. No amendment or termination of the stock incentive plan will adversely affect a participant's rights under outstanding awards without the participant's consent.

Indemnification and Limitation on Liability; Insurance

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

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  active and deliberate dishonesty established by a final judgment as being material to the cause of action.

        Our charter will contain such a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

        Our charter will also authorize us, to the maximum extent permitted by Maryland law, to obligate ourselves to indemnify any present or former director or officer or any individual who, while directors or officers and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

        Our bylaws will obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim on liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws will also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

        Maryland law requires a corporation (unless its charter provides otherwise, which our charter will not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made, or threatened to be made, a party by reason of his or her service in such capacity, or in the defense of any issue, claim or matter in such a proceeding. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and

  •
  was committed in bad faith or

  •
  was the result of active and deliberate dishonesty, or

  •
  the director or officer actually received an improper personal benefit in money, property or services, or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

        However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or her or on his or her behalf to repay the amount paid on reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        We are in the process of obtaining, and expect to obtain prior to the consummation of this offering, a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

THE OPERATING PARTNERSHIP AGREEMENT

General

        LNR Capital Limited Partnership, or the Operating Partnership, was formed on                           2005 to own and operate (in conjunction with its subsidiaries) assets on our behalf. It will allow us to operate as what is generally referred to as an Umbrella Partnership Real Estate Investment Trust, or UPREIT, which is a structure that could provide future benefits to us with respect to the tax basis of certain assets. For purposes of satisfying the asset and income tests for qualification as a REIT for tax purposes, the REIT's proportionate share of the assets and income of an UPREIT, such as the Operating Partnership, will be deemed to be assets and income of the REIT.

        The Operating Partnership is structured to make distributions with respect to limited partnership interests, or OP Units, which will be equivalent to the dividend distributions made with respect to our common stock. In addition, a limited partner in the Operating Partnership may later redeem its OP Units in the Operating Partnership and, if we consent, receive our shares in a taxable transaction.

        We intend to hold substantially all of our assets through the Operating Partnership and its subsidiaries, and we intend to make future acquisitions of real estate related investments using the UPREIT structure. We are the sole general partner of the Operating Partnership and, immediately after giving effect to this offering will own an approximately    % equity percentage interest in the Operating Partnership. Certain restrictions apply to our ability to engage in business combinations and other extraordinary transactions as described below.

Formation Transactions

        In connection with this offering, the Operating Partnership will acquire the Initial Portfolio, which as of                           , 2005, had a fair market value of $                                 as determined by the management of LNR Property, from certain subsidiaries of LNR Property. The transactions pursuant to which we will acquire our assets are referred to as the Formation Transactions. After giving effect to the Formation Transactions and, assuming the sale of    shares of common stock in this offering:

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  LNR Property and its subsidiaries will own OP Units representing             % (             % if the underwriters exercise their over-allotment option in full) of the outstanding partnership interests in the Operating Partnership;

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  we will own OP Units and general partnership interests representing the remaining             % (             % if the underwriters exercise their over-allotment option in full) of the outstanding partnership interests in the Operating Partnership; and

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  all of the net proceeds of this offering will have been paid to LNR Property or its subsidiaries.

        The Formation Transactions will include, but not be limited to, the following:

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  We will purchase from Diesel Ltd., a subsidiary of LNR Property, all of its interests in CDOs in exchange for a portion of the net proceeds of this offering.

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  We will shortly thereafter contribute such CDOs, either directly, or through one or more of our subsidiaries, to the Operating Partnership and in return, we will receive the entire general partnership interest of the Operating Partnership and OP Units.

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  In a series of transactions, LNR Property, through its subsidiary, LNR Securities Holdings LLC, will contribute all of its interest in CMBS and B-Notes in exchange for OP Units.

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  LNR Securities Holdings LLC will subsequently transfer some of such OP Units to LNR Property Corporation.

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  LNR Property Corporation will sell a portion of its OP Units to us in exchange for the remaining net proceeds of this offering at a price equal to the public offering price per share of common stock for each OP Unit.

        We will use any net proceeds from the full or partial exercise of the underwriters' over-allotment option to purchase additional OP Units from LNR Property Corporation at the initial offering price per share for each OP Unit, thereby increasing our percentage ownership of partnership interests in the Operating Partnership. If the number of shares of common stock sold in this offering (exclusive of the exercise of the underwriters' over-allotment option) exceeds           shares, the remaining net proceeds of this offering will be used to purchase additional OP Units from LNR Property Corporation. Upon any such purchase, the percentage ownership by us of partnership interests in the Operating Partnership will increase. To the extent that the number of shares of common stock sold in this offering (exclusive of shares purchased upon exercise of the over-allotment option) is less than             shares, the percentage ownership by us of the partnership interests in the Operating Partnership will decrease.

        Our Manager will also hold an interest in the Operating Partnership as a special limited partner. As a special limited partner, our Manager will be solely entitled to an incentive allocation each quarter pursuant to the Operating Partnership Agreement. We will be the sole general partner of the Operating Partnership. As the sole general partner of the Operating Partnership, we have the exclusive power to manage and conduct the business of the Operating Partnership, subject to the limited partners' right to approve certain extraordinary transactions and the other rights of the holders of the OP Units provided for in the Operating Partnership Agreement.

        The following is a summary of the material provisions of the partnership agreement of the Operating Partnership. You should refer to the partnership agreement itself, which we have filed as an exhibit to the registration statement, for more detail.

Capital Contributions

        If the Operating Partnership issues additional OP Units to any new or existing partner in exchange for cash capital contributions, the contributor will receive a number of OP Units and a percentage interest in the Operating Partnership calculated based upon the amount of the capital contribution and the value of the Operating Partnership at the time of such contribution.

        We will use a portion of the net proceeds of the offering to acquire assets that will be contributed to the Operating Partnership. If the Operating Partnership requires additional funds at any time in excess of capital contributions made by us and its limited partners or from borrowing, we may borrow funds from a financial institution or other lender and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to our borrowing of such funds, or we may cause the Operating Partnership to borrow such funds.

Issuance of Additional OP Units

        As general partner of the Operating Partnership, we can, without the consent of the limited partners, cause the Operating Partnership to issue additional units representing general or limited partnership interests. A new issuance may include preferred OP Units, which may have rights which are different and/or superior to those of general partnership units that we hold and/or OP Units.

Operations

        The partnership agreement of the Operating Partnership provides that the Operating Partnership will be operated in a manner that will enable us to:

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  satisfy the requirements for being classified as a REIT for tax purposes;

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  ensure that the Operating Partnership will not be classified as a "publicly traded partnership" for purposes of Section 7704 of the Internal Revenue Code, which classification could result in the Operating Partnership being taxed as a corporation, rather than as a partnership. See "Material United States Federal Income Tax Consequences—Taxation of the Operating Partnership—Classification as a Partnership"; and

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  conduct our operations so as not be an investment company under the Investment Company Act.

        In addition to the administrative and operating costs and expenses incurred by the Operating Partnership in acquiring and operating real estate-related investments, the Operating Partnership will assume and pay when due or reimburse us for payment of all of our administrative and operating costs and expenses and such expenses will be treated as expenses of the Operating Partnership.

Distributions and Allocations

        The partnership agreement provides that the Operating Partnership will distribute cash flow from operations to its partners in accordance with their percentage interests at such times and in such amounts as we determine as general partner.

        Except as provided below, all distributions shall be made such that a holder of one unit of limited partnership interest in the Operating Partnership will receive annual distributions from the Operating Partnership in an amount equal to the annual dividends paid to the holder of one of our shares. Moreover, we intend to distribute as dividends to our stockholders substantially all distributions we receive from the Operating Partnership as necessary to maintain our qualification as a REIT.

        Our Manager shall receive a quarterly incentive allocation in an amount equal to 25% of:

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  the amount by which our consolidated net income before the incentive allocation and non-cash compensation for such quarter, without giving effect to the amount of net income that was reduced because it represents the minority interest related to the Operating Partnership for OP Units, divided by the sum of (i) shares representing the weighted average number of our shares outstanding during the quarter and (ii) the weighted average number of OP Units outstanding during the quarter not held by us or any of our subsidiaries exceeds an amount equal to:

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  the product of the weighted average price per share in this offering and any subsequent offerings of our common stock multiplied by the higher of:

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  2.00%; and

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  0.50% plus 25% of the then applicable 10-year U.S. Treasury Note rate,

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  multiplied by the sum of the weighted average number of shares of common stock outstanding during the quarter and the weighted average number of OP Units outstanding not held by us or any of our subsidiaries;

provided, that the foregoing calculation of the incentive allocation will be adjusted to exclude cumulative adjustments events pursuant to changes in GAAP, as well as non-cash charges after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges.

        The following example illustrates how we would calculate the quarterly incentive allocation in accordance with the Operating Partnership Agreement. This example assumes the following:

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  consolidated net income plus minority interest attributable to the Operating Partnership, plus non-cash compensation expense and the incentive allocation for the quarter ("Adjusted Consolidated Net Income") equals $                  ;

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  the sum of the weighted average number of shares of common stock and the weighted average number of OP Units outstanding during the quarter is                  ;

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  10-year U.S. Treasury Note rate is 4.2%; and

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  weighted average offering price per share of common stock is $             .

        Under these assumptions, the quarterly incentive allocation payable to the Manager would be $             , as calculated below:

1.	Adjusted Consolidated Net Income per share ($ / )	$
2.	weighted average offering price per share of common stock ($ ) multiplied by the greater of (A) 2.00% or (B) 0.50% plus one-fourth of the 10-year U.S. Treasury Note rate (1.55%)	$
3.	excess of adjusted consolidated net income per share over amount calculated in 2 above ($ - $ )	$
4.	sum of the weighted average number of shares and the weighted average number of OP Units outstanding, multiplied by the amount calculated in 3 above ( × $ )	$
5.	incentive allocation equals 25% of amount calculated in 4 above	$

        The incentive allocation calculation provides for a rolling four-quarter high watermark rather than a quarterly calculation. In determining the rolling four-quarter high watermark, we will calculate the incentive allocation based upon our current and prior three quarters' consolidated net income before the incentive allocation and non-cash compensation expense plus income attributable to the minority interest in the Operating Partnership. Our Manager would be allocated an incentive allocation in the current quarter if such sum of the incentive allocation were greater than what was allocated to the Manager in the prior three quarters cumulatively.

        Our ability to achieve returns in excess of the thresholds noted above in order for our Manager to earn the incentive allocation described in the preceeding paragraph is dependent upon economic and other factors, many of which are beyond our control.

        Our Manager will compute the quarterly incentive allocation within 15 days after the end of each quarter and we will pay the quarterly incentive allocation with respect to each fiscal quarter within five business days following the delivery to us of our Manager's written statement setting forth the computation of the incentive allocation for such quarter.

        Under the partnership agreement, the Operating Partnership may issue preferred OP Units that entitle their holders to distributions prior to the payment of distributions for other OP Units and/or the units of general partnership interest that we hold.

        The partnership agreement of the Operating Partnership provides that net profits and losses will generally be allocated to the partners in accordance with their percentage interests. The incentive allocation, if any, for each fiscal quarter will be reallocated from each partner to our Manager.

        Upon the liquidation of the Operating Partnership, after payment of debts and obligations, and after any amounts payable to preferred units, any remaining assets of the Operating Partnership will be distributed to partners in accordance with the distribution provisions of the partnership agreement to the extent of each partner's positive capital account balance.

Buyout of Special Limited Partnership Interest

        If our Manager ceases to act in such capacity because we terminate our relationship with our Manager for cause, no purchase of our Manager's special limited partnership interest in the Operating Partnership will be required. If we terminate the relationship without cause, we will be required to purchase our Manager's special limited partnership interest in the Operating Partnership for an amount equal to four times the sum of the annual incentive allocation earned during the 12-month period immediately preceding the date of termination.

Amendments

        Amendments to the Operating Partnership Agreement may be proposed by us or by limited partners owning at least 15% of the OP Units. Generally, the Operating Partnership Agreement may be amended with our approval, as general partner, and limited partners holding a majority of the OP Units. Certain amendments that would, among other things, convert a limited partner's interest into a general partner's interest, modify the limited liability of a limited partner, alter the interest of a partner in profits or losses or the right to receive any distributions, alter or modify the redemption right described above, or cause the termination of the Operating Partnership at a time or on terms inconsistent with those set forth in the Operating Partnership Agreement must be approved by us and each limited partner that would be adversely affected by such amendment. Notwithstanding the foregoing, we, as general partner, have the power, without the consent of the limited partners, to amend the Operating Partnership Agreement as may be required to (1) add to our obligations as general partner or surrender any right or power granted to us as general partner; (2) reflect the admission, substitution, termination or withdrawal of partners in accordance with the terms of the Operating Partnership Agreement; (3) establish the rights, powers, duties and preferences of any additional partnership interests issued in accordance with the terms of the Operating Partnership Agreement; (4) reflect a change of an inconsequential nature that does not materially adversely affect the limited partners, or cure any ambiguity, correct or supplement any provisions of the Operating Partnership Agreement not inconsistent with law or with other provisions of the Operating Partnership Agreement, or make other changes concerning matters under the Operating Partnership Agreement that are not otherwise inconsistent with the Operating Partnership Agreement or law; or (5) satisfy any requirements of federal or state law. Certain provisions affecting our rights and duties as general partner (e.g., restrictions on our power to conduct businesses other than owning the general partnership interest of the Operating Partnership; restrictions relating to the issuance of our securities and related capital contributions to the Operating Partnership; restrictions relating to certain extraordinary transactions involving us or the Operating Partnership) may not be amended without the approval of a majority of the OP Units.

Redemption Rights

        The limited partners of the Operating Partnership have the right to cause the Operating Partnership to redeem their OP Units for, at our option, cash equal to the value of an equivalent number of our shares or a number of our shares equal to the number of OP Units redeemed, except to the extent such redemption ratio is adjusted pursuant to the following sentence, in which case their OP Units will be redeemable for such adjusted cash amount or number of shares. Unless we elect in our sole discretion to satisfy a redemption right with a cash payment, these redemption rights may not be exercised if and to the extent that the delivery of shares upon such exercise would:

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  adversely affect our ability to qualify as a REIT under the Internal Revenue Code or subject us to any additional taxes under Section 857 or Section 4981 of the Internal Revenue Code;

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  violate any provision of our articles of incorporation or bylaws;

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  constitute or be likely to constitute a violation of any applicable federal or state securities laws;

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  result in us being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code;

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  cause the Operating Partnership to become a "publicly traded partnership" under the Internal Revenue Code; or

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  cause the Operating Partnership to cease to be classified as a partnership for federal income tax purposes except in the case of the exercise by every limited partner (other than us) of their redemption right with respect to 100% of the limited partnership interests held by them.

        We do not expect to issue any of the shares of common stock offered hereby to limited partners of the Operating Partnership in exchange for their OP Units. Rather, in the event a limited partner of the Operating Partnership exercises its redemption rights, and we elect to purchase the OP Units with shares of our common stock, we expect to issue unregistered shares of common stock, or subsequently registered shares of common stock, in connection with such transaction.

        Any common stock issued to the limited partners upon redemption of their respective OP Units may be sold only pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to an available exemption from registration. We may grant holders of partnership interests registration rights for such shares of common stock.

        As a general partner, we will have the right to grant similar redemption rights to holders of other classes of OP Units, if any, in the Operating Partnership, and to holders of equity interests in the entities that own our assets.

Transferability of Interests

        We may not voluntarily withdraw as the general partner of the Operating Partnership or transfer our general partnership interest in the Operating Partnership (except to a wholly-owned subsidiary), unless the limited partners holding at least 85% of the OP Units held by limited partners (other than OP Units held by us) vote to approve such transaction.

        With certain exceptions, the limited partners may not transfer their interests in the Operating Partnership, in whole or in part, without our written consent as the general partner.

Extraordinary Transactions

        The Operating Partnership Agreement provides that neither we nor the Operating Partnership may generally engage in any merger, consolidation or other combination with or into another person, or sale of all or substantially all of our assets, or any reclassification, or any recapitalization or change of outstanding shares of common stock, which we refer to as a

Business Combination, unless the holders of OP Units will receive, or have the opportunity to receive, the same pre-tax consideration per OP Unit as holders of common stock receive per share of common stock in the transaction; provided, however, if holders of OP Units will not be treated in such manner in connection with a proposed Business Combination, we may not engage in such transaction unless limited partners holding at least 85% of the OP Units held by limited partners (other than OP Units held by us) vote to approve the Business Combination. In addition, we have agreed, as general partner of the Operating Partnership, in the Operating Partnership Agreement with the limited partners that we will not consummate a Business Combination in which we conducted a vote of our stockholders unless the matter would have been approved had holders of OP Units been able to vote together with the stockholders on the transaction.

        The foregoing provision of the Operating Partnership Agreement would under no circumstances enable or require us to engage in a Business Combination which required the approval of our stockholders if our stockholders did not in fact give the requisite approval. Rather, if our stockholders did approve a Business Combination, we would not consummate the transaction unless (i) we, as general partner of the Operating Partnership, first conduct a vote of holders of partnership interests (including us) on the matter, (ii) we vote the general partnership interests held by us in the same proportion as our stockholders voted on the matter at the stockholder vote, and (iii) the result of such vote of the holders of partnership interests (including the proportionate vote of our general partnership interests) is that had such vote been a vote of stockholders, the Business Combination would have been approved by the stockholders.

        As a result of these provisions of the Operating Partnership Agreement, a third party may be inhibited from making an acquisition proposal that it would otherwise make, or we, despite having the requisite authority under our charter, may not be authorized to engage in a proposed Business Combination.

Term

        The Operating Partnership will be dissolved and its affairs wound up upon the earliest to occur of certain events, including:

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  our determination as general partner to dissolve the Operating Partnership;

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  the sale of all or substantially all of the assets of the Operating Partnership; or

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  our withdrawal as general partner of the Operating Partnership, unless the remaining partners determine to continue the business of the Operating Partnership.

Tax Matters

        We are the tax matters partner of the Operating Partnership and, as such, have the authority to handle tax audits and to make tax elections under the Internal Revenue Code on behalf of the Operating Partnership subject, in some circumstances, to the consent of the limited partners.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        In connection with this offering, the Operating Partnership will acquire from certain subsidiaries of LNR Property the Initial Portfolio. Prior to the completion of the offering, we will enter into a management agreement with our Manager, pursuant to which our Manager will provide for the day-to-day management of our operations. The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. In exchange for the services provided by our Manager, we will pay an annual base management fee based on our equity and will make an incentive allocation based on its performance. In addition, pursuant to the management agreement, for future investments we will make where we will have the right to appoint the special servicer, we intend to appoint LNR Property through its subsidiary, LNR Partners, as special servicer which will entitle them to receive special servicing fees from cash receipts collected from the borrowers of the underlying loans which are held by CMBS trusts, pursuant to servicing agreements to which we will not be a party. We do not expect to have any employees, and our chairman, chief executive officer, president and chief operating officer, and chief financial officer will also serve as officers and/or directors or are otherwise employed by LNR Property. As a result, our Operating Partnership Agreement, management agreement with our Manager and agreements to acquire the Initial Portfolio will be agreed to without arm's-length negotiation between related parties, and their respective terms, including fees payable, may not be as favorable to us as they would have been if they had been negotiated with unaffiliated third parties. See "Business—Our Company." See "Management—Conflicts of Interest in Our Relationship with our Manager, LNR Property and Cerberus," "Risk Factors—Risks Related to Our Business and Investment Strategy—There are conflicts of interest in our relationship with LNR Capital Management LLC, which could result in decisions that are not in the best interests of our stockholders" and "Risk Factors—Risks Related to Our Business and Investment Strategy—Investments in Securities, such as CMBS, when LNR Partners acts as special servicer present conflicts of interest which could result in decisions which are not in our best interest." See "Our Manager—Management Agreement," and "The Operating Partnership Agreement." Prior to the consummation of this offering, LNR Property provided us with a loan, which we used to pay certain organizational and offering expenses.

        Cerberus retains consultants that specialize in operations management and support and who provide management and operational consulting services to Cerberus concerning portfolio companies in which funds and accounts managed by Cerberus or its affiliates have invested. From time to time, Cerberus makes the services of these consultants available to Cerberus portfolio companies. In the future, we may employ the consulting services of one or more of these Cerberus consultants. Any such retention will require the approval of the independent members of our board of directors and will be for specific projects in areas in which the consultants have expertise. In addition, any such consultants will be subject to the supervision of the independent members of our board of directors, and the consultants' duty of loyalty in their performance of their consulting services to our company shall be solely to us. Any such consulting services shall be provided at monthly rates not greater than the fees that Cerberus pays to the applicable consultant, together with reimbursement of out pocket expenses incurred by the consultant in providing such services. Depending upon the nature of the assignment, consultants retained by us may provide services for Cerberus and other entities affiliated with Cerberus, including other Cerberus portfolio companies, at the same time as they are performing consulting services to us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of common stock (including common stock that may be issued in exchange for OP Units presented for redemption) by each director and director nominee, by each named executive officer, by all of our directors (including director nominees) and our executive officers as a group and by each person who is expected to be the beneficial owner of 5% or more of the outstanding shares of common stock immediately following the completion of the offering. This table assumes that the formation transactions and the offering are completed. Except as indicated below, all of such common stock is owned directly, and the indicated person has sole voting and investment power. The extent to which a person will hold shares of common stock as opposed to OP Units is set forth in the notes to the table. Unless otherwise indicated, the address of each named person is c/o LNR Capital Corporation, 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139.

Name of Beneficial Owner	Number of Shares and OP Units Beneficially Owned After the Offering(1)	Percentage of All Common Stock and OP Units	Percentage of All Common Stock(2)
Stephen Feinberg(3)(4)
Jeffrey P. Krasnoff
Robert B. Cherry
Ronald E. Schrager
Brian Tageson
Officers and directors as a group ( persons)

(1)
Does not reflect              shares of common stock reserved for issuance upon exercise of the underwriters' over-allotment option or              shares of common stock currently available for future grants under our stock incentive plan.

(2)
Assumes that all the OP Units held by the person are presented to the Operating Partnership for redemption and acquired by us for shares of common stock. The total number of shares of common stock outstanding used in calculating the percentage assumes that all of the OP Units held by other persons are similarly acquired for common stock.

(3)
CB Riley Investor L.P., controlled by Cerberus, owns 75% of LNR Property's outstanding equity securities. LNR Property beneficially owns       % of the OP Units issued by the Operating Partnership, which OP Units are redeemable at our option into common stock equal to       % of our outstanding common stock. Stephen Feinberg exercises sole voting and investment authority over all of the equity securities of LNR Property beneficially owned by CB Riley Investor L.P. Pursuant to Rule 13d-3 under the Exchange Act, Stephen Feinberg may be deemed to beneficially all of the OP Units held by LNR Property outstanding and, upon redemption in exchange for common stock, may be deemed to beneficially all of the common stock received upon such exchange and held by LNR Property.

(4)
The address for Stephen Feinberg is c/o Cerberus Capital Management, L.P., 299 Park Avenue, New York, New York 10171.

DESCRIPTION OF CAPITAL STOCK

        Prior to the consummation of this offering, we will amend and restate our charter to reflect the information provided in this section. The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and our charter and our bylaws, copies of which will be filed as exhibits to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information."

General

        Our charter provides that we may issue up to                            shares of common stock with a par value of $.001 per share and                            shares of preferred stock, with a par value $       per share. Our board, without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Upon completion of this offering,              shares of common stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding. Under Maryland law, our stockholders generally are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

        All shares of our common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of assets legally available therefor. Shares of our common stock have no preemptive or appraisal rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Subject to our charter restrictions on the transfer and ownership of our stock, each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares will be unable to elect any director.

Power to Reclassify Shares of our Stock

        Our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Prior to issuance of shares of each class or series, the board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on the transfer and ownership of our stock, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interests. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

        We believe that the power of our board of directors to amend the charter without stockholder approval to increase the total number of authorized shares of our stock or any class or series of our stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interests. See "Risk Factors–Risks Related to our Organization and Structures" and "Certain Provisions of the Maryland General Corporation Law and our Charter and ByLaws."

Restrictions on Ownership and Transfer

        In order to qualify as a REIT under the Internal Revenue Code, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, commencing with our taxable year ending December 31, 2006. Also, beginning with our 2006 taxable year, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the second half of any calendar year.

        Our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and may prohibit certain entities from owning our shares. Our charter provides that (subject to certain exceptions described below) no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock.

        Our charter also prohibits any person from beneficially or constructively owning shares of our capital stock that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and transferring shares of our capital stock if such transfer would result in our capital stock being beneficially owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our stock which are transferred to the trust (as described below), will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such representations, covenants and undertakings as our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our board of directors may also require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our status as a REIT.

        Any attempted transfer of our stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur, our charter provides that the purported transfer in violation of the restrictions will be void. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

        Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: the proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

        In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

        All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

        Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our stock, including shares of common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock which the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or might otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our shares of common stock is                           .

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock.

        Upon completion of this offering, we will have outstanding an aggregate of approximately             shares of our common stock. The shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless the shares are acquired by any of our "affiliates," as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. The shares of common stock held by our affiliates, including our officers and directors, are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below.

Rule 144

        In general, under Rule 144, a person who owns shares of our common stock that are restricted securities and that were acquired from us or any of our affiliates at least one year prior to the proposed sale is entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding; or

  •
  the average weekly trading volume of the common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Sales under Rule 144 are also subject to certain manner of sale provisions, certain notice requirements and the availability of current public information about us.

        Our affiliates must comply with all the provisions of Rule 144 other than the one-year holding period requirement in order to sell shares of our common stock that are not restricted securities (such as shares acquired by our affiliates either in this offering or through purchases in the open market following this offering).

Rule 144(k)

        Under Rule 144(k), a person who has not been our affiliate at any time during the three months preceding a sale is entitled to sell restricted securities without regard to the public information, volume limitation, manner of sale and notice provisions of Rule 144, provided that at least two years have elapsed since the later of the date the shares were acquired from us or any of our affiliates.

Lock-Up Agreements

        We, our Manager, LNR Property, our respective officers and directors and certain subsidiaries of LNR Property will own beneficially                    shares assuming redemption of all of the OP Units held by such persons for shares of our common stock of our common stock upon consummation of this offering and have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any shares of our common stock or securities convertible into or exchangeable for shares of our common stock or OP Units during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of each of Deutsche Bank Securities Inc. and Goldman, Sachs & Co.

LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS;
INDEMNIFICATION AND ADVANCE OF EXPENSES

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

        Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

        Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

        Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity, or in defense of any issue, claim or matter in such a proceeding. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND OUR CHARTER AND BYLAWS

        Prior to the consummation of this offering, we will amend and restate our charter to reflect the information provided in this section. The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the MGCL, our charter and our bylaws, copies of which will be filed as exhibits to the registration statement of which this prospectus forms a part. See "Available Information."

        The MGCL and our charter and bylaws contain provisions that could make it more difficult for a potential acquiror to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Number of Directors; Vacancies; Removal

        Our charter provides that the number of directors will be set only by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than              (    ) more than             (    ). Our bylaws currently provide that any vacancy may be filled by a majority of the remaining directors, except a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors. Any individual elected to fill such vacancy will serve until the next annual meeting of stockholders, and until a successor is duly elected and qualifies. However, our charter provides that, at such time as we have at least             independent directors and a class of our common or preferred stock is registered under the Exchange Act, we elect to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the board of directors. Accordingly, at such time, except as may be provided by the board of directors in setting the terms of any class or series of stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is duly elected and qualifies.

        Our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.

Action by Stockholders

        Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

        Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by the board of directors or (3) by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting at which directors are to be elected may be made only (1) pursuant to our notice of the meeting, (2) by the board of directors or (3) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

        The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed businessand, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

        Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders shall be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

        Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter, with certain exceptions, generally provides for approval of charter amendments and extraordinary transactions, which have been first declared advisable by our board of directors, by the stockholders entitled to cast a majority of the votes entitled to be cast on the matter.

        Our bylaws provide that the board of directors will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

        As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights.

Control Share Acquisitions

        The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. However, we will amend our bylaws to be subject to the Control Share Acquisition Act only if the board of directors determines that it would be in our best interests.

Business Combinations

        Under the Maryland Business Combination Act, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

  •
  any person who beneficially owns 10% or more of the voting power of the corporation's shares; or

  •
  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

        A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

        After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

  •
  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

        These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

        The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution which provides that any business combination between us and any other person is exempted from the provisions of the BusinessCombination Act, provided that the business combination is first approved by the board of directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Maryland Unsolicited Takeovers Act

        Subtitle 8 of Title 3 of the MGCL (referred to as the Maryland Unsolicited Takeovers Act) permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

  •
  a classified board;

  •
  a two-thirds stockholder vote requirement for removing a director;

  •
  a requirement that the number of directors be fixed only by vote of the directors;

  •
  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

  •
  a majority requirement for the calling of a special meeting of stockholders.

        Through provisions in our charter and bylaws unrelated to the Maryland Unsolicited Takeovers Act, we already (a) require a two-thirds stockholder vote for the removal of any director from the board, as well as require such removal be for cause (as defined in our charter), (b) unless called by our chairman of the board, our president, our chief executive officer or the board, require the request of holders of a majority of outstanding shares to call a special meeting and (c) vest in the board of exclusive power to fix the number of directorships. Our charter also provides that at such time as Subtitle 8 becomes applicable to us, our board will have the exclusive power to fill vacancies on the board, by a vote of the remaining directors, and such vacancies will be filled until the end of the term of the class of directors in which the vacancy occurred.

INVESTMENT COMPANY ACT CONSIDERATIONS

        We intend to conduct our operations so as not to be an investment company as defined in the Investment Company Act. We are a holding company that will own, through our Operating Partnership directly and its wholly-owned subsidiary indirectly, majority-owned subsidiaries that generally rely on various exemptions from the Investment Company Act and engage in the real estate- and mortgage-related businesses described in this prospectus. Our Operating Partnership will own directly and indirectly, through its wholly-owned subsidiary securities issued by majority-owned subsidiaries that: (i) are CDOs relying on Rule 3a-7, an exemption from the definition of investment company under the Investment Company Act for structured finance vehicles; and (ii) hold interests in mortgages and mortgage and real estate-related assets in reliance on the exemption set forth in Section 3(c)(5)(C) of the Investment Company Act (or Section 3(c)(6), if, from time to time, a subsidiary engages in its real estate business through one or more majority-owned subsidiaries). Other portions of our Operating Partnership's assets may be comprised of securities issued by subsidiaries that do not fall within the definition of investment company because they comply with the requirements of Section 3(c)(1) or 3(c)(7) of the Investment Company Act. We will need to limit the Operating Partnership's holdings in these 3(c)(1) or 3(c)(7) subsidiaries, however, because, under Section 3(a)(1)(C) of the Investment Company Act, the value of the Operating Partnership's interests in these subsidiaries, together with the value of any other investment securities it may own, may not exceed 40% of the value of the Operating Partnership's total assets on an unconsolidated basis. This requirement is commonly known as the "40% Test." If we fail to meet the 40% Test we may be deemed to be an investment company. We and our Operating Partnership, therefore, must monitor our respective holdings to ensure that each complies with the 40% Test.

        We are not limited as to the extent to which the Operating Partnership's holdings may be comprised of interests in CDO's that rely on Rule 3a-7 and in 3(c)(5)(C) subsidiaries. These interests are "good assets," that is, they do not count against the 40% limit if the Operating Partnership or its wholly-owned subsidiary is a majority owner of the CDO and the Section 3(c)(5)(C) subsidiary. We intend that our Operating Partnership's primary business be conducted through these subsidiaries. However, in order to maintain their respective exemptions, the CDOs and the 3(c)(5)(C) subsidiaries must adhere to certain conditions and requirements. For instance, our CDOs would be limited in their ability to sell their assets and reinvest the proceeds from asset sales. The 3(c)(5)(C) subsidiaries would be required to conduct their operations so as to comply with the SEC staff's guidelines as to the permissible types of investments that may be held by 3(c)(5)(C) entities. The SEC staff interprets the 1940 Act to require a Section 3(c)(5)(C) entity to invest at least 55% of its assets in "mortgages and other liens on and interests in real estate" ("Qualifying Real Estate Assets") and at least 80% of its assets in Qualifying Real Estate Assets plus real estate related assets.

        If we or our Operating Partnership fail to adhere to the 40% Test or if one of our Operating Partnership's exempt subsidiaries that intends to qualify for an exemption under Rule 3a-7 or Rule 3(c)(5)(C) fails to qualify for its applicable exemption, and we are unable to qualify for any other exception, exclusion or exemption from the Investment Company Act, then, we could, among other things, be required either (a) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have a material adverse effect on us and the market price of our common stock. If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition and other matters.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        This section summarizes the material United States federal income tax considerations relating to the purchase, ownership and sale of our common stock that you, as a stockholder, may consider relevant. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in "—Taxation of Tax-Exempt Stockholders" below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in "—Taxation of Non-U.S. Stockholders" below).

        This summary assumes that stockholders will hold their common stock as capital assets (generally property held for investment) and is based on the Internal Revenue Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date hereof may affect the tax consequences described herein and may apply retroactively.

        We urge you to consult your own tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election, and regarding potential changes in applicable tax laws.

Taxation of Our Company

        We plan to make an election to be taxed as a REIT under the Internal Revenue Code effective for our taxable year ending on December 31, 2005. We believe that, commencing with such short taxable year, we will be organized and will operate in such a manner so as to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the material aspects of the provisions of the Internal Revenue Code that govern the federal income tax treatment of a REIT and its stockholders. These provisions are highly technical and complex.

        In connection with this offering, Schulte Roth & Zabel LLP is rendering an opinion that, commencing with our taxable year ending on December 31, 2005, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. Investors should be aware that Schulte Roth & Zabel LLP's opinion is based upon certain assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and is not binding upon the Internal Revenue Service, or IRS, or any court. In addition, this opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change, possibly with retroactive effect and Schulte Roth & Zabel LLP has no obligation to advise stockholders of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Schulte Roth & Zabel LLP will not review our compliance with those tests. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see "—Failure to Qualify".

        As a REIT, we generally will not be subject to federal corporate income tax on our net income that we distribute to our stockholders, but taxable income generated by any taxable REIT subsidiary, or TRS that we establish, will be subject to regular federal corporate income tax and any applicable state or local income tax on corporations. However, our stockholders will generally be taxed on dividends that they receive. In general, income earned by a REIT and distributed to its stockholders will be subject to less aggregate federal income taxation than if such income were earned by a non-REIT C corporation, subjected to corporate income tax on C corporations, and then distributed and taxed to stockholders.

        While we generally are not subject to corporate income taxes on our net income that we distribute currently to stockholders, we will be subject to federal tax in the following circumstances:

  •
  We will be subject to federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

  •
  We may be subject to the "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to stockholders.

  •
  We will be subject to income tax at the highest corporate rate on:

•
net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

•
other non-qualifying income from foreclosure property.

•
We will be subject to a 100% excise tax on net income earned from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•
If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "—Requirements for Qualification—Gross Income Tests," and nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

•
In the event of a more than de minimis failure of the asset tests, as described below under "—Requirements for Qualification—Asset Tests," as long as the failure was due to reasonable cause and not to willful neglect, we file a schedule with the IRS describing the assets that caused the failure, and we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter, we may elect to be subject to an excise tax equal to the greater of $50,000 per failure or an amount equal to the product of the highest corporate income tax rate (currently 35%) and the net income from the non-qualifying assets during the period in which we failed to satisfy such asset tests.

•
If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests (due to reasonable cause and not willful neglect) and the asset tests, we will be subject to a penalty of $50,000 for each such failure.

  •
  If we fail to distribute during a calendar year at least the sum of:

•
85% of our REIT ordinary income for the year,

•
95% of our REIT capital gain net income for the year, and

•
any undistributed taxable income from earlier periods,

      we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

  •
  We may elect to retain and be subject to income tax on our net long-term capital gain. In that case, a stockholder would include in income for federal income tax purposes its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

  •
  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in "—Recordkeeping Requirements."

  •
  We will be subject to a 100% excise tax on transactions between us and a TRS to the extent that such transactions are not conducted on an arm's length basis.

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  If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation's basis in the asset or to another asset, we will be subject to tax at the highest regular corporate rate (currently 35%) applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset (assuming that the C corporation will not elect in lieu of this treatment to be subject to an immediate tax when the asset is acquired).

  •
  If we derive "excess inclusion income" from an interest in certain mortgage loan securitization structures (for example, a "taxable mortgage pool" or a residual interest in a real estate mortgage investment conduit, or REMIC), then we could be subject to tax at the highest corporate rate on the portion of any excess inclusion income that we derive from such investments equal to the percentage of our stock that is held by "disqualified organizations". We expect to derive excess inclusion income from such investments. For a discussion of "excess inclusion income," see "—Requirements for Qualification—Taxable Mortgage Pools and Excess Inclusion Income". A "disqualified organization" includes:

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the United States;

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any state or political subdivision of the United States;

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any foreign government;

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any international organization;

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any agency or instrumentality of any of the foregoing;

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any other tax-exempt organization, other than a farmer's cooperative described in section 521 of the Internal Revenue Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and

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any rural electrical or telephone cooperative.

        In addition, notwithstanding our status as a REIT, we may also be subject to certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any TRS in which we own an interest will be subject to federal corporate income tax, and state and local tax where applicable, on its taxable income.

Requirements For Qualification

        To qualify as a REIT, we must elect to be treated as a REIT and we must meet the organizational requirements described below as well as certain (i) annual gross income requirements, (ii) quarterly asset tests and (iii) annual distribution requirements.

        A REIT is a corporation, trust, or association that meets each of the following requirements:

  1.
  It is managed by one or more trustees or directors.

  2.
  Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

  3.
  It would be taxable as a domestic corporation, but for the REIT provisions of the Internal Revenue Code.

  4.
  It is neither a financial institution nor an insurance company subject to special provisions of the Internal Revenue Code.

  5.
  At least 100 persons are beneficial owners of its shares or ownership certificates.

  6.
  Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Internal Revenue Code defines to include certain entities, during the last half of any taxable year.

  7.
  It meets certain other qualification tests, described below, regarding the nature of its income and assets.

        We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2006 taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

        We believe that we are issuing sufficient common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our stock in a manner designed to assure our continued satisfaction of these requirements. The provisions of our charter restricting the ownership and transfer of the common stock are described in "Description of Capital Stock—Restrictions on Ownership and Transfer".

        In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the recordkeeping requirements of the Internal Revenue Code and regulations promulgated thereunder, as described below in "—Recordkeeping Requirements".

        Qualified REIT Subsidiaries. A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT for federal income tax purposes. All assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction and credit of the REIT. A "qualified REIT subsidiary" is a corporation, other than a TRS, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" that we own will be disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities and items of income, deduction and credit.

        Other Disregarded Entities and Partnerships.    An unincorporated domestic entity, such as a limited liability company, that has a single owner generally is not treated as an entity separate from its parent for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, such as the Operating Partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share of the assets, liabilities and items of income, deduction and credit of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets, liabilities and items of income, deduction and credit for purposes of applying the various REIT qualification requirements. A summary of certain rules governing the federal income tax treatment of the Operating Partnership and its partners is provided below in "—Taxation of the Operating Partnership".

        Taxable REIT Subsidiaries.    A REIT is permitted to own up to 100% of the stock of one or more "taxable REIT subsidiaries," or TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Overall, no more than 20% of the value of a REIT's assets may consist of stock or securities of one or more TRSs.

        We intend to hold an interest, directly or indirectly, in at least one TRS. Such TRS will be subject to federal income tax, and state and local income tax where applicable, on its taxable income. To the extent the TRS is required to pay taxes, it will have less cash available for distribution to us. If dividends are paid by the TRS to us, then the dividends we pay to our stockholders who are taxed as individuals, up to the amount of dividends we receive from the TRS may generally be eligible to be taxed at a maximum rate of 15% currently applicable to qualified dividend income. See "—Taxation of Taxable U.S. Stockholders".

        The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants to the extent that they are not conducted on an arm's-length basis.

        Taxable Mortgage Pools and Excess Inclusion Income.    An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Internal Revenue Code if:

  •
  substantially all of its assets consist of debt obligations or interests in debt obligations;

  •
  more than 50% of those debt obligations are real estate mortgage loans, interests in real estate mortgage loans or interests in REMICs as of specified testing dates;

  •
  the entity has issued debt obligations that have two or more maturities; and

  •
  the payments required to be made by the entity on its debt obligations "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets.

Under applicable Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

        We intend to make investments or enter into financing and securitization transactions that may result in a portion of our assets being treated as a taxable mortgage pool for federal income tax purposes. Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. The portion of the REIT's assets, held directly or through a qualified REIT subsidiary, that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT's stockholders. The Treasury Department has yet to issue regulations governing the tax treatment of the stockholders of a REIT that owns an interest in a taxable mortgage pool. A portion of the REIT's income from a taxable mortgage pool arrangement, which might be non-cash accrued income, or "phantom income", could be treated as "excess inclusion income". Excess inclusion income may also result from ownership of a residual interest in a REMIC.

        Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a taxable mortgage pool interest (or REMIC residual interest) over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This non-cash income, or "phantom income", would be subject to the distribution requirements that apply to us and could therefore adversely affect our liquidity. See "—Distribution Requirements".

        Our excess inclusion income would be allocated among our stockholders. A stockholder's share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See "—Taxation of Taxable U.S. Stockholders," "—Taxation of Tax-Exempt Stockholders," and "—Taxation of Non-U.S. Stockholders". The manner in which excess inclusion income is to be reported to stockholders is not clear under current law. Although Treasury regulations have not yet been drafted to clarify the law, to the extent that excess inclusion income is allocated from a taxable mortgage pool to certain tax-exempt stockholders that are not subject to unrelated business income tax (such as government entities), a REIT may be taxable on this income at the highest applicable corporate tax rate (currently 35%). In that case, we may reduce distributions to such stockholders by the amount of such tax paid by us attributable to such stockholder's ownership.

        Tax-exempt investors, foreign investors, and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our common stock.

        If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for federal income tax purposes. If we were deemed to own more than 10% of the voting power of the subsidiary or more than 10% of the value of all securities of the subsidiary, we would fail the asset test unless the subsidiary were to elect TRS status. It is unlikely that the trustee of the taxable mortgage pool would agree to such an election. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Gross Income Tests

        We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

  •
  rents from real property;

  •
  interest derived from mortgage loans secured by real property (including certain types of mortgage backed securities);

  •
  dividends or other distributions on, and gain from the sale of, shares in other REITs;

  •
  gain from the sale of real estate assets;

  •
  income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC's assets are real estate assets, in which case all of the income derived from the REMIC; and

  •
  income derived from certain temporary investment of new capital.

        Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these. Gross income from our sale of inventory property is excluded from both the numerator and the denominator in both income tests. In addition, income and gain from "hedging transactions," as defined in "—Hedging Transactions," that we enter into that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test). We intend to monitor the amount of our non-qualifying income and manage our investment portfolio to comply at all times with the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

        Interest.    The term "interest," as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

  •
  an amount that is based on a fixed percentage or percentages of gross receipts or sales; and

  •
  an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying "rents from real property" if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date (a "shared appreciation provision"), income attributable to the participation feature will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests provided that the property is not held as inventory or dealer property.

        Interest on debt secured by a mortgage on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but may be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

        The interest, original issue discount, and market discount income that we receive from our mortgage-related assets generally will be qualifying income for purposes of both gross income tests. Our interest income from loans not secured by mortgages on real property or interests in real property may be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, as discussed above, if the fair market value of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

        Fee Income. We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by a TRS will not be included for purposes of the gross income tests.

        Dividends.    Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.

        Rents from Real Property.    We currently do not intend to acquire any real property with the proceeds of this offering, but we may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, rents we receive will qualify as

"rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

  •
  First, the amount of rent must not be based in whole or in part on the income or profits of any person, subject to an exception for amounts based on fixed percentages of receipts or sales.

  •
  Second, rents we receive from a "related party tenant" will generally not qualify as rents from real property in satisfying the gross income tests. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. There is an exception that applies to certain TRSs.

  •
  Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

  •
  Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an "independent contractor" who is adequately compensated and from whom we do not derive revenue. However, we may provide services directly to tenants if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Furthermore, we may generally provide services to tenants or others through a TRS, which may provide customary and non-customary services to tenants without tainting its rental income from the related properties.

        Hedging Transactions.    From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Income and gain from "hedging transactions" will be excluded from gross income for purposes of the 95% gross income test (but will be treated as nonqualifying income for purposes of the 75% gross income test). A "hedging transaction" includes any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. To the extent that we hedge for other purposes, or to the extent that a portion of our mortgage loans is not secured by "real estate assets" (as described below under "—Asset Tests") or in other situations, the income from those transactions will likely be treated as nonqualifying income for purposes of both gross income tests unless certain requirements are met. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, and will not adversely affect our ability to satisfy the REIT qualification requirements.

        Prohibited Transactions.    A REIT will incur a 100% tax on the net income derived from a prohibited transaction. The term "prohibited transaction" generally includes a sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Although we do not expect that our assets will be held primarily for sale to customers or that a sale of any of our assets will be in the ordinary course of our business, these terms are dependent upon the particular facts and circumstances, and we cannot assure you that we will never be subject to this excise tax. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.

        A REIT might be subject to the prohibited transactions tax if it were to sell or securitize loans in a manner that was treated as a sale of loans for federal income tax purposes. In order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans and may limit the structures we utilize for our securitization transactions even though such sales or structures might otherwise be beneficial to us.

        Foreclosure Property.    We will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

  •
  that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or a mortgage loan held by the REIT and secured by the property;

  •
  for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

  •
  for which the REIT makes a proper election to treat the property as foreclosure property.

        Failure to Satisfy Gross Income Tests.    If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the Internal Revenue Code. Those relief provisions generally will be available if:

  •
  our failure to meet such tests is due to reasonable cause and not due to willful neglect; and

  •
  following such failure for any taxable year, a schedule of the sources of our income is filed in accordance with Treasury regulations.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "—Taxation of Our Company," even if the relief provisions apply, we may incur a 100% tax on the amount by which we fail the 75% or 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

        To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

  •
  cash or cash items, including certain receivables;

  •
  government securities;

  •
  interests in real property, including leaseholds and options to acquire real property and leaseholds;

  •
  interests in mortgage loans secured by real property;

  •
  stock in other REITs;

  •
  investments attributable to certain temporary investment of new capital; and

  •
  regular or residual interests in a REMIC; however, if less than 95% of the assets of a REMIC are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

        Second, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets.

        Third, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities.

        Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

        Fifth, no more than 25% of the value of our total assets may consist of securities (other than securities that otherwise qualify under the first asset test).

        For purposes of the second and third asset tests, the term "securities" does not include securities of a TRS or securities that otherwise qualify under the first asset test.

        For purposes of the 10% value test, the term "securities" does not include:

  •
  "Straight debt" securities, which now has an expanded definition and includes securities having certain contingency features. A newly enacted restriction, however, precludes a security from qualifying as "straight debt" where a REIT (or a controlled TRS of the REIT) owns other securities of the issuer that do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer's outstanding securities.

  •
  Any loan to an individual or an estate.

  •
  Certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT).

  •
  Any obligation to pay rents from real property.

  •
  Certain securities issued by governmental entities.

  •
  Any security issued by a REIT.

  •
  Any debt instrument of an entity treated as a partnership for federal income tax purposes if the partnership's income is of a nature that would satisfy the 75% gross income test described above in "—Requirements for Qualification—Gross Income Tests".

        In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT's proportionate interest in that partnership.

        We may hold mezzanine loans that are secured by equity interests in a non-corporate entity that directly or indirectly owns real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan to such a non-corporate entity, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test described above. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, the mezzanine loans that we acquire may not meet all of the requirements for reliance on this safe harbor and, as such, may not be qualifying assets for purposes of the 75% asset test.

        Where a REIT holds a "residual interest" in a REMIC from which it derives "excess inclusion income," the REIT is generally required either to distribute the excess inclusion income or to pay tax on it (or a combination of the two), even though the income may not be received in cash by the REIT. To the extent that excess inclusion income is allocable to a particular stockholder, the income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction of any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income received by a REIT that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities, may be subject to corporate-level income tax in the REIT's hands, whether or not it is distributed. See "—Requirements for Qualification—Taxable Mortgage Pools and Excess Inclusion Income."

        If the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, then a portion of such loan likely will not be a qualifying real estate asset under the Internal Revenue Code. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. Our debt securities issued by other REITs or C corporations that are not secured by mortgages on real property will not be qualifying assets for purposes of the 75% asset test. We believe that any stock that we hold or acquire in other REITs will be qualifying assets for purposes of the 75% asset test. However, if a REIT in which we own stock fails to qualify as a REIT in any year, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, we would be subject to the second, third, fourth, and fifth assets tests described above with respect to our investment in such a disqualified REIT. We anticipate that the value of our investment in TRSs will be less than 20% of the value of our total assets.

        We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of the real estate securing our mortgage loans at various times. In addition, we will have to value our investment in our other assets to ensure compliance with the asset tests. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% and the other asset tests and would fail to qualify as a REIT. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

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  we satisfied the asset tests at the end of the preceding calendar quarter; and

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  the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

        In the event that we violate the second or third asset tests described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) file with the IRS a schedule describing the assets that caused the failure, (ii) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter and (iii) pay a tax equal to the greater of $50,000 per failure or an amount equal to the product of the highest corporate income tax rate (currently 35%) and the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests.

        We currently believe that the commercial mortgage loans, mortgage backed securities and other assets that we expect to hold will satisfy the foregoing asset test requirements. However, no independent appraisals will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that we hold. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

        Each taxable year, we must distribute dividends (other than capital gain dividends) to our stockholders in an aggregate amount at least equal to:

  •
  the sum of

•
90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain, and

•
90% of our after-tax net income, if any, from foreclosure property, minus

•
the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

        We will pay federal income tax at corporate tax rates on taxable income, including net capital gain, that we do not distribute to stockholders. We may elect to retain, rather than distribute, our net capital gain and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and to receive a corresponding credit, or refund as the case may be, for their share of the tax paid by us. Stockholders would then increase the adjusted basis of their stock by the difference between the designated amounts of capital gains from us that they include in their taxable income, and the tax paid on their behalf by us with respect to that income.

        Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

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  85% of our REIT ordinary income for such year,

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  95% of our REIT capital gain income for such year, and

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  any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We generally intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

        It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the distribution requirements due to timing differences between the actual receipt of cash, including distributions from subsidiaries, and the inclusion of items in income by us for federal income tax purposes. Possible examples of those timing differences include the following:

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  We will recognize taxable income in advance of the related cash flow on mortgage-backed securities that are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account losses until they are actually incurred.

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  We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans.

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  We expect to recognize phantom income from residual interests in REMICs or retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt.

        We expect principal collections and coupon interest to provide available cash to help alleviate any cash shortfall created by such timing differences. However, such timing differences may cause us to have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock. We may also choose to declare taxable stock dividends. If such alternatives are not available or cannot alleviate any cash shortfall created as a result of the foregoing, then we may not be able to satisfy the distribution requirements necessary to qualify as a REIT.

        Under certain circumstances, we may be able to correct a failure to meet the distribution requirements for a year by paying "deficiency dividends" to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

        We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of certain percentages of our stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. A stockholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.

Failure to Qualify

        If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in "—Gross Income Tests" and "—Asset Tests".

        If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the Internal Revenue Code, corporate stockholders might be eligible for the dividends received deduction and individual and certain non-corporate trust and estate stockholders may be eligible for a reduced federal income tax rate, currently at a maximum rate of 15%, on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

        The term "U.S. stockholder" means a holder of our common stock that, for United States federal income tax purposes, is:

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  a citizen or resident of the United States;

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  a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its States, or the District of Columbia;

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  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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  any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

        If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our common stock by the partnership.

        As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends. Such distribution to a corporate U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not be treated as "qualified dividend income". The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income received by non-corporate taxpayers to 15%

for tax years through 2008. Qualified dividend income generally includes dividends paid to individuals, trusts and estates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (see "—Taxation of Our Company" above), our dividends generally will not be eligible for the 15% reduced rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate generally applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% reduced tax rate for qualified dividend income will apply to our ordinary REIT dividends to the extent attributable to (i) dividends received by us from non-REIT corporations, such as a TRS and (ii) income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must satisfy certain holding period and other requirements.

        A U.S. stockholder generally will take into account distributions that we designate as capital gain dividends as long-term capital gain (to the extent that they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the U.S. stockholder has held our common stock. A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. The tax treatment of capital gains is discussed below under "—Capital Gains and Losses".

        A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder's common stock. Instead, the distribution will reduce the adjusted basis of such common stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder's adjusted basis in his or her common stock as long-term capital gain, or short-term capital gain if the shares of common stock have been held for one year or less, assuming the shares of common stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

        Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income.

        We may recognize taxable income in excess of our economic income, known as "phantom income", in the first years that we hold certain investments and experience an offsetting excess of economic income over our taxable income in later years. As a result, stockholders at times may be required to pay federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Taking into account the time value of money, this acceleration of federal income tax liabilities may reduce a stockholder's after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. We will consider the potential effects of phantom income on our taxable stockholders in managing our investments.

        If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, then that income will generally be taxable to the stockholder as ordinary income. A stockholder's share of excess inclusion income would not be allowed to be offset by any net operating losses or other deductions otherwise available to the stockholder.

Taxation of Taxable U.S. Stockholders on the Disposition of Common Stock

        In general, a U.S. stockholder must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder's adjusted tax basis. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. The tax treatment of capital gains and losses is discussed below under "—Capital Gains and Losses".

        If a stockholder recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards "tax shelters," they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, recently enacted legislation imposes significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities, or transactions that might be undertaken directly or indirectly by us.

Capital Gains and Losses

        A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The maximum tax rate on long-term capital gain applicable to individuals, trusts and estates is 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2008. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000, or $1,500 in the case of a married individual filing a separate tax return. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates (currently 35%). A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses generally being eligible to be carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

        We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding, currently at a rate of 28%, with respect to distributions unless the holder:

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  is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

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  provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

        A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

Taxation of Tax-Exempt Stockholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they may be subject to taxation on their unrelated business taxable income, or UBTI. If a tax-exempt stockholder has not held its shares of our common stock as "debt financed property" within the meaning of the Internal Revenue Code and our common stock is not otherwise used by the tax-exempt stockholder in an unrelated trade or business, then amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI (subject to the exception for excess inclusion income discussed below). Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI.

        A tax-exempt stockholder's share of any excess inclusion income that we recognize would be subject to tax as UBTI. If, however, excess inclusion income is allocable to some categories of tax-exempt stockholders that are not subject to UBTI, then we may be subject to corporate level tax on such income and, in that case, may reduce the amount of distributions to those stockholders whose ownership gave rise to the tax. See "—Requirements for Qualification—Taxable Mortgage Pools and Excess Inclusion Income".

        In certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock could be required to treat a percentage of the dividends that it receives from us as UBTI if we are a "pension-held REIT". We will not be a pension-held REIT unless either:

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  one pension trust owns more than 25% of the value of our stock; or

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  a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

        Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock thus making unlikely that we will become a pension-held REIT.

Taxation of Non-U.S. Stockholders

        The term "non-U.S. stockholder" means a holder of our common stock other than a U.S. stockholder. The rules governing U.S. federal income taxation of non-U.S. stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our common stock, including any reporting requirements.

        The portion of dividends received by non-U.S. stockholders payable out of our current and accumulated earnings and profits that are not attributable to our capital gains and that are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will be subject to U.S. withholding tax. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. We may withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

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  a lower treaty rate applies and the non-U.S. stockholder provides us with the appropriate IRS Form W-8 evidencing eligibility for that reduced rate, or

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  the non-U.S. stockholder files an IRS Form W-8ECI with us certifying that the distribution is effectively connected income.

However, reduced treaty rates are not available to the extent that the income allocated to the non-U.S. stockholder is excess inclusion income.

        Distributions made by us that are not dividends out of our earnings and profits will not be subject to U.S. income or withholding tax. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

        Notwithstanding the foregoing, we may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits if our stock constitutes a "United States real property interest," as described below. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we may withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

        A non-U.S. stockholder will generally be subject to tax on distributions that are attributable to gain from our sale or exchange of any "United States real property interests", or USPRIs, under special provisions of the federal income tax laws known as "FIRPTA". USRPIs include interests in real property located in the United States and shares in domestic corporations at least 50% of whose assets consists of interests in real property. USRPIs generally do not include mortgage loans or mortgage-backed securities; therefore, we may not generate material amounts of gain that would be subject to tax under FIRPTA. Under the FIRPTA rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. trade or business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal rates applicable to U.S. stockholders, subject to applicable alternative minimum tax rules. A non-U.S. corporate stockholder also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any such distribution that we could designate as a capital gain dividend. However, if our common stock is regularly traded on an established securities market (as defined by applicable Treasury regulations), distributions that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-U.S. stockholder receiving such distributions does not own (actually or constructively) more than 5% of our common stock during the taxable year. As a result, non-U.S. stockholders generally would be subject to withholding tax on such distributions in the same manner as they are subject to withholding tax on ordinary dividends.

        In the unlikely event that at least 50% of the assets we hold were determined to be United States real property interests, gains from the sale of our common stock by a non-U.S. stockholder could be subject to U.S. taxation under FIRPTA. However, even if that event were to occur, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we were a "domestically-controlled REIT". A domestically-controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met.

        Even if we do not qualify as a domestically-controlled REIT at the time the non-U.S. stockholder sells our common stock, the gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if:

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  our common stock is considered regularly traded under applicable Treasury regulations on an established securities market; and

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  the non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period.

        If the gain on the sale of the common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax rules.

        A non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

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  the gain is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or

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  the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Taxation of the Operating Partnership

        Classification as a Partnership.    In general, a partnership is a "pass-through" entity that is not subject to federal income tax. Partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership. We will be entitled to include in our income a distributive share of the Operating Partnership's income and to deduct our distributive share of the Operating Partnership's losses only if the Operating Partnership is classified for federal income tax purposes as a partnership, rather than an association taxable as a corporation. Under applicable Treasury regulations, an unincorporated domestic entity with at least two members may be classified either as an association taxable as a corporation or a partnership. If the entity fails to make an election and does not otherwise meet any of the criteria to be treated as a corporation, then it will be treated as a partnership for federal income tax purposes. The Operating Partnership intends to be classified as a partnership for federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the Treasury regulations.

        Tax Allocations with Respect to Contributed Assets.    Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Under applicable Treasury regulations, partnerships are required to use a "reasonable method"

for allocating items subject to Section 704(c) of the Internal Revenue Code and several reasonable allocation methods are described therein. The Operating Partnership intends to use the "traditional method" under Section 704(c) of the Internal Revenue Code.

        Under the Operating Partnership agreement, any depreciation or amortization deductions of the Operating Partnership generally will be allocated among the partners in accordance with their respective interests in the Operating Partnership, except to the extent that the Operating Partnership is required under Section 704(c) of the Internal Revenue Code to use a different method for allocating such deductions attributable to its properties. In addition, gain or loss on the sale of a property that has been contributed to the Operating Partnership will be specially allocated to the contributing partner to the extent of any built-in gain or loss with respect to the property for federal income tax purposes. LNR Property, through its subsidiaries, will manage us as well as hold OP Units received in exchange for the contribution of assets to the Operating Partnership. Accordingly, LNR Property may suffer different and more adverse tax consequences than holders of our capital stock upon the sale or refinancing of the properties owned by our Operating Partnership, and therefore may have different objectives regarding the appropriate pricing, timing and other material terms of any sale or refinancing of certain properties. It is possible that we may be allocated:

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  lower amounts of deductions for federal income tax purposes with respect to contributed properties than would be allocated to us if each such property were to have a tax basis equal to its fair market value at the time of contribution; and

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  taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale.

        These allocations may cause us to recognize taxable income in excess of cash proceeds received by us, which might adversely affect our ability to comply with the REIT distribution requirements.

Possible Legislative or Other Actions Affecting Tax Consequences

        Prospective stockholders should recognize that the present federal income tax treatment of an investment in our common stock may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal income tax laws and interpretations thereof could adversely affect the tax consequences of an investment in our common stock.

State and Local Taxes

        We and/or our stockholders may be subject to taxation by various states and localities, including those jurisdictions in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the common stock.

ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with an investment in us by employee benefit plans subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements subject to Section 4975 of the Internal Revenue Code or provisions under any similar federal, state, local, non-US or other laws or regulations ("Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (including, as applicable, without limitation, an insurance company general account) (each, a "Plan"). The following is merely a summary, however, and should not be construed as legal advice or as complete in all relevant respects. All investors are urged to consult their legal advisors before investing assets of a Plan in our company and to make their own independent decisions.

        ERISA imposes certain responsibilities on persons who are fiduciaries with respect to Plans subject to ERISA, including prudence, diversification, an obligation not to engage in prohibited transactions and other standards. In determining whether a particular investment is appropriate for an ERISA-covered Plan, Department of Labor ("DOL") regulations provide that an ERISA-covered Plan fiduciary must give appropriate consideration to, among other things, the role the investment plays in such Plan's portfolio, taking into consideration whether the investment is designed reasonably to further the Plan's purposes, an examination of the risk and return factors, the portfolio's composition with regard to diversification, the liquidity and current return of the total portfolio relative to the anticipated cash flow needs of the ERISA-covered Plan, the tax consequences and the projected return of the total portfolio relative to the Plan's funding objectives. Before purchasing shares, a fiduciary should determine whether such investment is consistent with its fiduciary responsibilities and the DOL's regulations. For example, a fiduciary should consider whether an investment in us may be too illiquid or too speculative for a particular ERISA-covered Plan. If a fiduciary breaches its responsibilities in selecting an investment or an investment course of action, the fiduciary may be held liable for losses incurred by the Plan resulting from such breach. A fiduciary considering investing assets of a Plan in us should consult its legal advisor about ERISA, Similar Law(s) and other legal considerations before making such an investment.

        ERISA and the Internal Revenue Code do not define "plan assets." However, regulations promulgated under ERISA by the DOL, known as the "DOL Plan Asset Regulations," generally provide that when a Plan that is subject to Title I of ERISA and/or Section 4975 of the Internal Revenue Code (an "ERISA Plan") acquires an equity interest in an entity that is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the ERISA Plan's assets include both the equity interest in the entity and an undivided interest in each of the underlying assets of the entity, unless it is established either that equity participation in the entity by "benefit plan investors" is not "significant" or that the entity is an "operating company," in each case as defined in the DOL Plan Asset Regulations.

        Under the DOL Plan Asset Regulations, a security is a "publicly-offered security" if it is freely transferable, part of a class of securities that is widely-held, and either (1) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or (2) sold to an ERISA Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which that security is a part is registered under the Exchange Act within 120 days (or that later time as may be allowed by the SEC) after the end of the fiscal year of the issuer during which the offering of those securities to the public occurred. "Widely-held" for this purpose means the security is of a class owned by 100 or more investors independent of the issuer and of one another. "Freely transferable," again for purposes of the DOL Plan Asset Regulations, is a question to be determined on the basis of all relevant facts and circumstances but, where the minimum investment is $10,000 or less, is ordinarily not adversely affected by some enumerated restrictions, including restrictions against any transfer which would result in a termination or reclassification of the issuer for federal tax purposes.

        Although no assurances can be given, we believe that the "publicly-offered securities" exception will be applicable to the shares offered pursuant to this registration statement, so that our underlying assets would not be deemed "plan assets."

        If the "publicly-offered securities" exception does not apply, our assets could be deemed to be "plan assets" of a Plan whose assets are invested in us, whether as a result of the application of the DOL Plan Asset Regulations or otherwise, Subtitle A and Parts 1 and 4 of Subtitle B of Title I of ERISA and Section 4975 of the Internal Revenue Code would extend to our investments. This would result, among other things, in (1) the application of the prudence and other fiduciary standards of ERISA to investments made by us, which could materially affect our operations, (2) the potential liability of persons having investment discretion over the assets of the ERISA Plans investing in us should our investments not conform to ERISA's prudence and fiduciary standards of ERISA, unless certain conditions are satisfied, and (3) the possibility that certain transactions that we might enter into in the ordinary course of our business and operation might constitute "prohibited transactions" under ERISA and the Internal Revenue Code. A prohibited transaction, in addition to imposing potential personal liability upon fiduciaries of the ERISA Plans, may also result in the imposition of an excise tax under the Internal Revenue Code upon the "party in interest," as defined in ERISA, or "disqualified person," as defined in the Internal Revenue Code, with whom we engaged in the transaction, and correction or unwinding of the transaction.

        Without regard to whether our assets are deemed to be "plan assets," the purchase or holding of our common stock by or on behalf of a Plan could be considered to result in a prohibited transaction. Section 406 of ERISA and/or Section 4975 of the Internal Revenue Code prohibit ERISA Plans from engaging in specific transactions with person or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Internal Revenue Code, unless an exemption is available. In this regard, each purchaser that is a Plan subject to ERISA and/or Section 4975 of the Internal Revenue Code or any Similar Law, and each person that is investing assets of such Plan, will be deemed to represent and warrant that its purchase of common stock will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Internal Revenue Code or a non-exempt violation of any Similar Laws.

        The discussion of ERISA and Section 4975 of the Internal Revenue Code in this registration statement is, of necessity, general in nature and does not purport to be complete. However, provisions of ERISA and Section 4975 of the Internal Revenue Code are subject to extensive and continuing administrative and judicial interpretation and review. Therefore, the matters discussed above may be affected by future regulations, rulings and court decisions, some of which may have retroactive effect. It is particularly important that fiduciaries, or other persons considering purchasing our share on behalf of, or with the assets of any Plan or other arrangement, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code or any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the shares.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives                           and                             have severally agreed to purchase from us the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriters	Number of Shares
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Total

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional             shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less that amount paid by the underwriters to us per share of common stock. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters' option.

Paid by us
	Without Exercise	With Full Exercise
Per Share	$	$
Total	$	$

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $                        per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $                        per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

        We, our Manager, LNR Property, our respective officers and directors and certain subsidiaries of LNR Property have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any shares of our common stock or securities convertible into or exchangeable for shares of our common stock or OP Units during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of each of Deutsche Bank Securities Inc. and Goldman, Sachs & Co. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

        We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act.

        We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $                    .

        Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among the representatives and us. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

        We have applied to have our common stock listed on the New York Stock Exchange under the symbol "LNR." In order to meet one of the requirements for listing the common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

        In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the company's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

        Each of the underwriters has represented and agreed that:

(a)
it has not made or will not make an offer of shares to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA);

(b)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

(c)
it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)
to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)
to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)
in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

        No offering circular or other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, may be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore.

        The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

        In connection with the financing for the acquisition of LNR Property Corporation in February 2005 by the Cerberus Group, affiliates of Deutsche Bank Securities Inc. and Goldman, Sachs & Co., respectively, acted as joint lead arrangers on a $1.8 billion senior secured facility and a $550 million mezzanine loan and Deutsche Bank Securities Inc. and Goldman, Sachs & Co. acted as joint bookrunners and co-lead managers for a $720 million CDO issuance by LNR Property Corporation. Affiliates of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are lenders under the senior secured facility. The remaining component of the financing was a $600 million warehouse facility, for which affiliates of Deutsche Bank Securities Inc. and Goldman, Sachs & Co. acted as buyers. Deutsche Bank Securities Inc. also served as deal manager in connection with a contemporaneous cash tender offer by LNR Property Corporation for its outstanding senior subordinated notes and entered into various interest rate swaps with subsidiaries of LNR Property in the first quarter of 2005. In January 2004, an affiliate of Deutsche Bank Securities Inc. served as lead arranger in connection with a $600 million senior secured credit facility entered into by Lennar and subsidiaries of LNR Property Corporation and used to finance their joint acquisition of Newhall Land. Each of Deutsche Bank Securities Inc. and Goldman, Sachs & Co., or their respective affiliates, have served as a counterparty to LNR Property in connection with several debt transactions and as an agent for various CDOs entered into by LNR Property Corporation. Each of Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. have served as lead managers for debt offerings for LNR Property Corporation in the past. Citigroup Global Markets Inc. has also sold various assets to and entered into other financing transactions with LNR Property from time to time in the past.

        Deutsche Bank Securities Inc., or its affiliates, has advised affiliates of Cerberus with financing arrangements and has served as an underwriter or initial purchaser on various securities offerings from time to time in the past. Goldman Sachs & Co., or its affiliates, has also advised Cerberus and its affiliates with financing arrangements, mergers, acquisitions and other transactions and has served as underwriter or initial purchaser on various securities offerings. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is a member of a lending syndicate for a credit facility extended to an affiliate of Cerberus.

        In connection with the above transactions, each of Deutsche Bank Securities Inc., Goldman, Sachs & Co., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and their respective affiliates, have received customary fees and commissions for their services. We expect that some of the underwriters and their affiliates will continue to provide investment banking, commercial banking and other services to us, LNR Property and Cerberus in the future. We anticipate that they will receive customary fees and commissions for these services.

LEGAL MATTERS

        Certain legal matters in connection with this offering will be passed on for us by Schulte Roth & Zabel LLP. DLA Piper Rudnick Gray Cary US LLP will pass upon the validity of the shares of common stock sold in this offering and certain other matters under Maryland law. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will act as counsel to the underwriters.

EXPERTS

        The balance sheet of LNR Capital Corporation as of June 29, 2005, included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Delaware Securities Holdings, Inc. as of December 31, 2004 and December 31, 2003, and each of the three years in the period ended December 31, 2004, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the common shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E. Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you for free on the Securities and Exchange Commission's website at www.sec.gov.

        As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
 Delaware Securities Holdings, Inc. and Subsidiaries
Miami Beach, Florida

        We have audited the accompanying consolidated balance sheets of Delaware Securities Holdings, Inc. and subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of earnings, comprehensive earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Delaware Holdings Securities, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
Certified Public Accountants

Miami, Florida
July 18, 2005

DELAWARE SECURITIES HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	As of December 31,
	2004	2003
ASSETS
Investment securities	$1,047,679	902,801
Mortgage loans, net	373,205	338,318
Investments in unconsolidated entities	—	83,714
Other assets	21,598	13,322

Total assets	$1,442,482	1,338,155

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable	$146	8
Accrued expenses and other liabilities	4,916	5,020
Dividends payable	210,000	255,000
Derivative liability	20,954	29,850
Mortgage notes and other debts payable	108,263	141,066
Due to LNR and affiliates, net	656,776	599,661

Total liabilities	1,001,055	1,030,605

Commitments and contingent liabilities (Note 13)
Stockholders' equity:
Common stock, $.01 par value, 50,000 shares authorized, 4,991 shares issued and outstanding in 2004 and 2003	—	—
Class B common stock, $1,000 par value, 200 shares authorized, 105 shares issued and outstanding in 2004 and 2003	105	105
Additional paid-in capital	697,847	505,855
Dividends in excess of earnings	(374,231)	(297,883)
Accumulated other comprehensive earnings	117,706	99,473

Total stockholders' equity	441,427	307,550

Total liabilities and stockholders' equity	$1,442,482	1,338,155

See accompanying notes to consolidated financial statements.

DELAWARE SECURITIES HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except share and per share amounts)

	Years Ended December 31,
	2004	2003	2002
Revenues
Interest income	$135,421	123,322	145,893

Total revenues	135,421	123,322	145,893

Other operating income
Equity in (losses) earnings of unconsolidated entities	(6,153)	(6,538)	9,508
Management and servicing fees	106	550	—
Gains on sales of investment securities	21,270	52,867	47,179
(Loss) gain on derivative financial investments	(1,386)	792	(764)

Total other operating income	13,837	47,671	55,923

Costs and expenses
General and administrative	3,590	3,828	3,916
Interest	12,016	11,623	11,809

Total costs and expenses	15,606	15,451	15,725

Net earnings	$133,652	155,542	186,091

Weighted average shares outstanding:
Basic—Common stock	4,991	4,991	4,991

Basic—Class B common stock	105	105	105

Diluted	5,096	5,096	5,096

Net earnings per share:
Basic—Common stock	$26,777.08	31,163.01	37,283.93

Basic—Class B common stock	$70.00	70.00	70.00

Diluted	$26,226.79	30,522.36	36,517.16

See accompanying notes to consolidated financial statements.

DELAWARE SECURITIES HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

(In thousands)

	Years Ended December 31,
	2004	2003	2002
Net earnings	$133,652	155,542	186,091

Other comprehensive earnings (loss):
Unrealized gains (losses) on available-for-sale securities arising during the period	35,382	(64,577)	(76,671)
Less: reclassification adjustment for gains on available-for-sale securities included in net earnings	(17,152)	(33,721)	(51,671)
Unrealized gains on derivative financial instruments	3	262	528

Other comprehensive earnings (loss)	18,233	(98,036)	(127,814)

Comprehensive earnings	$151,885	57,506	58,277

See accompanying notes to consolidated financial statements.

DELAWARE SECURITIES HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(In thousands, except share amounts)

			Class B Common Stock
	Common Stock						Accumulated Other Comprehensive Earnings
					Additional Paid-in Capital	Dividends in Excess of Earnings
	Shares	Amount	Shares	Amount				Total
Balance at December 31, 2001	4,991	$—	105	$105	$505,855	$(129,516)	$325,323	$701,767
Cash dividends declared:
—Common stock	—	—	—	—	—	(254,993)	—	(254,993)
—Class B common stock	—	—	—	—	—	(7)	—	(7)
Net Earnings	—	—	—	—	—	186,091	—	186,091
Change in accumulated other comprehensive loss, net	—	—	—	—	—	—	(127,814)	(127,814)

Balance at December 31, 2002	4,991	—	105	105	505,855	(198,425)	197,509	505,044
Cash dividends declared:
—Common stock	—	—	—	—	—	(254,993)	—	(254,993)
—Class B common stock	—	—	—	—	—	(7)	—	(7)
Net earnings	—	—	—	—	—	155,542	—	155,542
Change in accumulated other comprehensive loss, net	—	—	—	—	—	—	(98,036)	(98,036)

Balance at December 31, 2003	4,991	—	105	105	505,855	(297,883)	99,473	307,550
Cash dividends declared:
—Common stock	—	—	—	—	—	(209,993)	—	(209,993)
—Class B common stock	—	—	—	—	—	(7)	—	(7)
Contribution from Parent	—	—	—	—	191,992	—	—	191,992
Net earnings	—	—	—	—	—	133,652	—	133,652
Change in accumulated other comprehensive earnings, net	—	—	—	—	—	—	18,233	18,233

Balance at December 31, 2004	4,991	$—	105	$105	$697,847	$(374,231)	$117,706	$441,427

See accompanying notes to consolidated financial statements.

DELAWARE SECURITIES HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net earnings	$133,652	155,542	186,091
Adjustments to reconcile net earnings to net cash provided by operating activities:
Accretion of discount on investment securities and mortgage loans, net of write-downs	11,351	2,657	(37,224)
Amortization of deferred costs	4,800	1,665	1,406
Equity in losses (earnings) of unconsolidated entities	6,153	6,538	(9,508)
Distributions of earnings from unconsolidated entities	273	2,559	28,505
Interest received on investment securities in excess of income recognized	50,169	35,264	21,016
Gains on sales of investment securities	(21,270)	(52,867)	(47,179)
Loss (gain) on derivative financial investments	1,386	(792)	764
Changes in assets and liabilities:
(Increase) decrease in other assets	(14,947)	(3,588)	1,664
Decrease in accounts payable and accrued liabilities	(8,631)	(8,526)	(8,178)

Net cash provided by operating activities	162,936	138,452	137,357

Cash flows from investing activities:
Distributions of capital from unconsolidated entities	8,105	8,777	—
Purchase of mortgage loans held for investment	(128,229)	(274,260)	(74,107)
Proceeds from principal collections and sales of mortgage loans held for investment	168,428	77,919	15,916
Purchase of investment securities	(273,913)	(336,086)	(464,681)
Proceeds from principal collections on and sales of investment securities	125,065	563,771	441,044
Decrease (increase) in restricted cash	—	603	(603)

Net cash (used in) provided by investing activities	(100,544)	40,724	(82,431)

Cash flows from financing activities:
Payment of dividends	(255,000)	(255,000)	(215,000)
Repurchase agreements and revolving credit lines	(81,835)	(150,648)	(21,651)
Contribution from Parent	191,992	—	—
Net funding from LNR and affiliates	82,451	226,472	181,725

Net cash used in financing activities	(62,392)	(179,176)	(54,926)

Net increase in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of year	—	—	—

Cash and cash equivalents at end of year	$—	—	—

See accompanying notes to consolidated financial statements.

	Years Ended December 31,
	2004	2003	2002
Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$7,181	8,774	8,607
Supplemental disclosure of non-cash investing and financing activities:
Purchases of investment securities financed by seller	$49,032	20,873	—
Supplemental disclosure of non-cash transfers:
Transfer of mortgage loans from affiliates	$75,500	37,500	5,850
Transfer of unconsolidated entity to affiliate	$(72,181)	—	—
Transfer of investment securities (to) from affiliates	$(28,655)	(10,628)	7,302

See accompanying notes to consolidated financial statements.

DELAWARE SECURITIES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Summary of Organization, Business and Significant Accounting Policies

Description of Business

        Delaware Securities Holdings, Inc. is a Delaware company that was formed in August 1998 and commenced operations in March 1999. At December 31, 2004, all our outstanding common stock was owned by LNR DSHI Interhold, Inc. ("Parent"), a wholly owned subsidiary of LNR Property Corporation ("LNR"), the ultimate parent, and our Class B common stock was each owned by various individuals who were or are employees of LNR. We operate a real estate investment and finance business which engages primarily in investing in high-yielding real estate loans and unrated and non-investment grade rated commercial mortgage-backed securities ("CMBS"). We are organized and managed as a single business segment.

        We are organized and conduct our operations to qualify as a real estate investment trust ("REIT") for federal income tax purposes. As such, we will generally not be subject to federal income tax on that portion of our income that is distributed to stockholders if we distribute at least 90% of our REIT taxable income to our stockholders by prescribed dates and comply with various other requirements.

Basis of Presentation and Consolidation

        The accompanying consolidated financial statements include our accounts and those of our wholly owned subsidiaries. We consolidate the assets, liabilities, and results of operations of entities in accordance with Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements," Statement of Financial Accounting Standards ("SFAS") No. 94, "Consolidation of All Majority-Owned Subsidiaries—an amendment of ARB No. 51, with related amendments of Accounting Principles Board ("APB") Opinion No. 18 and ARB No. 43, Chapter 12," and the Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 46, "Consolidation of Variable Interest Entities," as revised.

        Variable interest entities ("VIEs") are entities in which equity investors do not have a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. In accordance with FIN No. 46, we consolidate VIEs of which we are the primary beneficiary—those in which we have a variable interest or a combination of variable interests that will absorb a majority of the entity's expected losses, receive a majority of the entity's expected residual returns, or both, based on an assessment performed at the time we become involved with the entity. We reconsider this assessment only (i) if the entity's governing documents or the contractual arrangements among the parties involved change in a manner that changes the characteristics or adequacy of the entity's equity investment at risk, (ii) some or all of the equity investment is returned to the investors and other parties become exposed to expected losses of the entity, (iii) the entity undertakes additional activities or acquires additional assets beyond those that were anticipated at inception or at the last reconsideration date that increase its expected losses, or (iv) the entity receives an additional equity investment that is at risk, or curtails or modifies its activities in a way that decreases its expected losses.

        Entities not deemed to be VIEs are consolidated if we own a majority of the voting securities or interests, except in those instances in which the minority voting interest owner effectively participates through substantive participative rights, as discussed in Emerging Issues Task Force ("EITF") No. 96-16, "Investor's Accounting for an Investee When the Investor Has a Majority of

the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights." Substantive participative rights include the ability to select, terminate, and set compensation of the investee's management, if applicable, and the ability to participate in capital and operating decisions of the investee, including budgets, in the ordinary course of business.

        We evaluated all of our investments and other interests in entities that may be deemed VIEs under the provisions of FIN No. 46. These included interests in CMBS, which are scoped out of FIN No. 46 if the securitization trusts meet the SFAS No. 140 requirements to be qualifying special purpose entities, and an investment in an unconsolidated entity. The CMBS trusts under which we hold our CMBS investments were deemed to be qualifying special purpose entities and the unconsolidated entity was not deemed to be a VIE at December 31, 2004.

        Investments in entities which are not consolidated are generally accounted for by the equity method or by the cost method if our investment is considered to be minor.

        All significant intercompany transactions and balances among consolidated entities and intercompany profits and/or losses with unconsolidated entities have been eliminated.

Earnings Per Share

        We report earnings per share in accordance with SFAS No. 128, "Earnings per Share" and related EITF guidance. Because our Class B common stock can receive per share dividends equal to not more than 1% of the cash dividends declared and paid on our common stock (up to 7% of the par value of the Class B common stock outstanding with respect to any year), our Class B common stock is considered a participating security under EITF No. 03-6, "Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share." Accordingly, we have computed basic earnings per share using the two-class method, rather than the if-converted method. The two-class method for each period allocates the amount of undistributed earnings using a participation percentage which reflects the dividend rights of each class of common stock. Diluted earnings per share continues to be computed using the if-converted method.

        Under SFAS No. 128, basic earnings per share is computed by dividing our allocable earnings for the period attributable to our classes of common stock by the weighted average number of shares outstanding during the period for each class of common stock. Diluted earnings per share is computed by dividing our earnings attributable to common stockholders for the period by the weighted average number of common and common equivalent shares outstanding during the period. There were no common equivalent shares as of December 31, 2004, 2003 and 2002.

Comprehensive Earnings

        We report our comprehensive earnings in accordance with SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and presenting comprehensive earnings and its components in a full set of financial statements. Comprehensive earnings consist of net income and other comprehensive earnings (loss), which are primarily unrealized gains and losses on available-for-sale securities and derivative financial instruments. Comprehensive earnings are presented separately in our consolidated statements of comprehensive earnings. The change in accumulated other comprehensive earnings (loss) is reflected in our consolidated statements of stockholders' equity. SFAS No. 130 requires only additional disclosures in the consolidated financial statements; it does not affect our results of operations or financial position.

Investment Securities

        Investment securities, which consist principally of CMBS, are accounted for in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This standard requires that debt and equity securities be classified as either trading, available-for-sale or held-to-maturity. At December 31, 2004 and 2003, none of our securities were held for trading purposes or held-to-maturity; all were classified as available-for-sale. Because we may choose to sell our securities prior to stated maturity, SFAS No. 115 requires that they be classified as available-for-sale. The cost of securities sold is based on the specific identification method. CMBS acquisition costs, such as costs incurred in conducting our due diligence, are capitalized and amortized to earnings over the life of the investment security.

        Securities classified as available-for-sale are recorded at fair value. Certain of our securities are hedged for changes in fair value due to movements in interest rates through the use of interest rate swaps. Changes in fair value on available-for-sale securities that are due to interest rate movements on such hedged securities are recognized currently in income, and are offset against changes in fair value of the associated interest rate swaps in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." Changes in fair value on available-for-sale securities that are not hedged are excluded from earnings and are reported in stockholders' equity as a component of accumulated other comprehensive earnings (loss) until realized.

        We account for interest income on securities using a level yield method in accordance with EITF No. 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets." See further discussion of revenue recognition under Revenue and Other Operating Income Recognition section. Changes in cash flow projections adjust the yield recognized on a prospective basis. If the projected cash flows on a particular security become subject to significant uncertainty, the security is accounted for using the cost recovery method in accordance with Practice Bulletin ("PB") No. 6, "Amortization of Discounts on Certain Acquired Loans." Under the cost recovery method, we record no interest income and apply all cash received to reduce the amortized cost of such securities until such time as we are able to project cash flows with greater certainty, or the investment balance is reduced to zero.

        Unrealized losses that are other than temporary are recognized in earnings. For investment securities accounted for in accordance with EITF No. 99-20, unrealized losses are considered to be other than temporary if the present value of the currently estimated total cash flows related to the security is less than the present value of the previous quarter's estimated total cash flows of that security, and the decline in the present value is due to adverse changes in the projected cash flows. For these securities, a loss is recognized to the extent by which the fair value of the security has declined below its amortized cost. For investment securities accounted for in accordance with PB No. 6, a loss is recognized to the extent that the total projected cash flows, if determinable with reasonable certainty, do not exceed the amortized cost of the security.

Mortgage Loans, Net

        Mortgage loans are accounted for in accordance with Statement of Position ("SOP") No. 01-06, "Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others." Under the provisions of SOP No. 01-06, loans for which we have the intent and ability to hold for the foreseeable future or until maturity or payoff should be recorded on the balance sheets as held for investment at outstanding principal adjusted for any chargeoffs, allowances, deferred fees or costs on originated loans and any unamortized premiums or discounts on purchased loans. Since we have the intent and ability to hold our loans for the foreseeable future, we classify all of our mortgage loans as held for investment. These mortgage loans are accordingly carried at outstanding principal net of unaccreted discounts, which are accreted to income utilizing a methodology that results in a level yield. In the event that we decide to sell a loan previously classified as held for investment, that loan is reclassified to held for sale at the lower of cost or fair value, with the excess of cost over fair value, if any, recorded as a valuation allowance. If loans are reclassified to held for sale in the future, the determination of fair value will be based on discounting future cash flows using the current interest rates at which similar loans would be made, or will be estimated by us on the basis of financial or other information.

        We provide an allowance for credit losses for mortgage loans that are considered to be impaired in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." The allowance for losses is based on our evaluation of various factors, including our historical loss experience, fair value of the collateral, operating performance of the collateral, strength of the borrower, and other factors, and is charged to interest income. Realized credit losses on loans are deducted from the allowance when they occur. Any loan recoveries are recorded in earnings as a component of interest income when received. Loan acquisition costs, such as costs incurred in conducting our due diligence, are capitalized and amortized to earnings over the life of the loan.

Derivative Financial Instruments

        In accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and related interpretations, we record each derivative instrument as either an asset or liability on the consolidated balance sheets at its fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship.

        We periodically enter into derivative financial instruments, primarily interest rate swap agreements, to hedge unpredictable changes in asset values related to movements in interest rates on a portion of our available-for-sale securities. These derivative instruments are reported on the consolidated balance sheets at fair value, and changes in the fair value of these derivative instruments are recognized in earnings. Changes in the fair value of the hedged available-for-sale securities attributable to movements in interest rates are also recognized in earnings.

        In accordance with SFAS No. 133, certain criteria must be met before an interest rate swap or other derivative instrument is accounted for as a hedge. This includes formal documentation at hedge inception of (i) the hedging relationship and our risk management objective and strategy for undertaking the hedge and (ii) an indication that the hedging relationship is expected to be highly effective in hedging the designated risk during the term of the hedge. Effectiveness is tested periodically, and at least quarterly.

        Our derivative instruments are not leveraged or held-for-trading purposes. See Note 4 for further discussion of derivative financial instruments and hedging activities.

Revenue and Other Operating Income Recognition

        In accordance with EITF No. 99-20, we estimate all cash flows attributable to an investment security on the date the security is acquired. The amount by which estimated cash flows exceed the initial investment is recognized as interest income over the life of the security using the effective interest method. Changes in expected cash flows result in prospective adjustments to interest income, in accordance with APB Opinion No. 20, "Accounting Changes."

        Interest income for mortgage loans held for investment is comprised of interest received plus the accretion of discount between the carrying value and unpaid principal balance using a methodology that results in a level yield.

        Transfers of investment securities are accounted for as sales under the provisions of SFAS No. 140, providing that we have surrendered control over the transferred securities and to the extent that we received consideration other than beneficial interests in the transferred securities.

Income Taxes

        We have elected to be taxed as a REIT and to comply with the provisions of the Internal Revenue Code with respect thereto. Accordingly, we generally will not be subject to Federal income tax to the extent of our distributions to stockholders and as long as certain assets, income and stock ownership tests are met.

        We have been taxed as a REIT during our entire existence, and as such are entitled to a deduction for dividends paid for tax purposes. Although the REIT rules require an annual dividend of only 90% of taxable income, we have historically paid out 100% of our taxable income as dividends in order to fully eliminate federal and state taxes on our taxable income. Our reported taxable income has typically been higher than our net earnings, principally due to differences between book and tax methods for accretion of bond discount and accounting for impaired bonds. Also, we have historically declared a dividend in December of each year based on an estimate of our taxable income for the year, and that estimate has included a cushion to ensure that we fully paid out our entire taxable income so as to fully eliminate our federal and state tax liabilities. Of the $374.2 million of dividends in excess of earnings at December 31, 2004, $173.0 million was attributable to differences between book and taxable income and $201.2 million was attributable to dividends in excess of taxable income. The amount of dividends in excess of taxable income resulted primarily from the reduction of prior years' taxable income as a result of the recognition of certain deductions in 2004, which resulted in the filing of amended tax returns for both 2002 and 2003.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

New Accounting Pronouncements

        In January 2003, the FASB issued FIN No. 46, which was subsequently revised in December 2003. The revisions to FIN No. 46 issued in December 2003 did not significantly affect the conclusions reached in the adoption of FIN No. 46 for entities with which we became involved after January 31, 2003, and accordingly the revisions to FIN No. 46 did not have a material effect on our results of operations or financial position. On May 31, 2004, we adopted the provisions of FIN No. 46, as revised, for entities created before February 1, 2003, and we concluded that no unconsolidated entities were deemed VIEs, and all CMBS trusts in which we invested qualified as qualifying special purpose entities, and accordingly, they were scoped out of FIN No. 46.

        In December 2003, the American Institute of Certified Public Accountants ("AICPA") issued SOP No. 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." SOP No. 03-3 addresses income recognition on certain loans or debt securities purchased subsequent to origination. SOP No. 03-3 also supercedes PB 6, which addresses income recognition on and impairment evaluation of certain bonds. SOP No. 03-3 is effective after November 30, 2005. We are currently evaluating whether the adoption of SOP No. 03-3 will impact our results of operations or financial position.

        In November 2003, the EITF reached a consensus on the "disclosure" provisions of EITF No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." EITF No. 03-1 requires that certain quantitative and qualitative disclosures be made for debt securities subject to SFAS No. 115 that are in an unrealized loss position at the balance sheet date but for which an other-than-temporary impairment has not been recognized. We have adopted the required disclosure provisions of EITF No. 03-1 during the year ended December 31, 2004.

        In March 2004, the EITF reached a consensus on the "recognition" provisions of EITF No. 03-1. EITF No. 03-1 requires that a loss be recognized for an impairment that is other-than-temporary. A three-step impairment model should be applied to debt securities subject to SFAS No. 115, including those debt securities subject to EITF No. 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets." EITF 03-1 originally required that we adopt the "recognition" provisions of EITF No. 03-1 prospectively to all current and future investments during the year ended December 31, 2004. However, on September 30, 2004, the FASB issued FASB Staff Position ("FSP") EITF No. 03-1-1, "Effective Date of Paragraph 16 of EITF Issue No. 03-1," which delayed the effective date of the recognition provisions of EITF No. 03-1 until the issuance of the final FSP EITF Issue 03-1-a, "Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1." Until the final FSP is issued, we are not able to evaluate whether the adoption of the "recognition" provisions under such guidance will have a material effect on our results of operations or financial position.

        In March 2004, the EITF reached a consensus on Issue 03-6, "Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share" ("EITF No. 03-6"), requiring the use of the two-class method of computing earnings per share for those enterprises with participating securities or multiple classes of common stock. Because our Class B common stock can receive per share dividends equal to not more than 1% of the cash dividends declared and paid on our common stock (up to 7% of the par value of the Class B common stock outstanding, with respect to any year), our Class B common stock is considered a participating security under EITF No. 03-6. Accordingly, we are required to compute and now present basic earnings per share using the two-class method, rather than the if-converted method. The two-class method for each period allocates the amount of undistributed earnings using a participation percentage which reflects the dividend rights of each class of common stock. See Note 11.

2.    Investment Securities

        Investment securities consist of investments in unrated and non-investment grade rated portions of various issues of CMBS. In general, principal payments on each class of security are made in the order of the stated maturities of each class so that no payment of principal will be made on any class until all classes having an earlier maturity date have been paid in full. Each class of security is, in effect, subordinate to all classes with earlier maturities. The principal repayments on a particular class are dependent upon collections on the underlying mortgages, which are affected by prepayments, extensions and defaults. As a result, the actual maturity of any class of securities may differ from its stated maturity. We have already begun to receive principal payments from some of our securities, and some have matured entirely. At December 31, 2004, the stated maturities of our CMBS investments extended through 2062 and their weighted average coupon rates ranged from 2.72% to 26.42%. Our potential yield, however, may be substantially greater than the coupon rates, because we purchase our CMBS investments at substantial discounts from the face amounts.

        Our investment securities are collateralized by pools of mortgage loans on commercial and multi-family residential real estate assets which are geographically dispersed. Concentrations of credit risk with respect to these securities are limited due to the diversity of the underlying loans across geographical areas and among property types. In addition, we only invest in securities when we can perform extensive due diligence analysis on the real estate supporting the underlying loans.

        Because we may choose to sell our securities prior to stated maturity, SFAS No. 115 requires that they be classified as available-for-sale. SFAS No. 115 also requires that securities classified as available-for-sale be recorded at fair value with unrealized gains or losses, net of the related tax effects, reported in stockholders' equity as a component of accumulated other comprehensive earnings (loss) until realized. At December 31, 2004 and 2003, the excess of fair value over amortized cost on our available-for-sale securities was $129.5 million and $114.3 million, respectively.

        During the years ended December 31, 2004, 2003, and 2002, we wrote down our amortized cost by $4.3 million, $0.5 million, and $1.7 million, respectively, for other than temporary losses on securities accounted for in accordance with EITF No. 99-20. During the years ended December 31, 2004, 2003, and 2002, we wrote down our amortized cost by $32.9 million, $21.1 million and $0.0, respectively, due to cash flow projections where we utilized the highest level of loss severity among possible outcomes on securities accounted for in accordance with PB No. 6.

        The following table provides information about our available for sale investments with gross unrealized losses, and the length of time these investments have been in a continuous unrealized loss position at December 31, 2004.

	Less than 12 Months	12 Months or More	Total
	(In thousands)
Fair value	$95,459	$36,141	$131,600
Unrealized loss	$(8,331)	$(12,181)	$(20,512)

        At December 31, 2004, 40 securities were in an unrealized loss position. The gross unrealized losses on these securities are attributable to a number of factors including changes in interest rates and credit spreads. As part of our ongoing monitoring process, we have concluded that none of these securities are other-than-temporarily impaired as of December 31, 2004. We have the intent and ability to hold these securities for a time sufficient for a forecasted price recovery up to or beyond the carrying amount of the security.

        Total fair value of our investment securities at December 31, 2004 and 2003 includes $237.0 million and $369.3 million, respectively, of investment securities pledged to creditors which can be repledged or sold by creditors under repurchase agreements (see Note 7 for description of repurchase agreements). At December 31, 2004, the debt balance outstanding against which these assets were pledged was $106.7 million. Of the $810.7 million and $533.5 million of other investment securities at December 31, 2004 and 2003, respectively, $128.1 million and $133.4 million, respectively, have been pledged to creditors, but the lender does not have the right by contract or custom to repledge the securities. At December 31, 2004, we had no outstanding debt balance against these assets.

3.    Securitization Transactions

        In February 2004, we sold $50.4 million face amount of a non-investment grade CMBS bond to a qualified special purpose entity (the "2004 QSPE"). This CMBS bond was resecuritized into various classes of non-recourse fixed-rate bonds comprised of $28.7 million face amount of investment grade rated bonds and $21.7 million face amount of non-investment grade rated bonds. The 2004 QSPE sold the investment grade rated bonds to unrelated third parties for net proceeds of $30.3 million, which was used to pay us for the CMBS collateral. In accordance with SFAS No. 140, we recognized a pretax gain on the sale of the CMBS collateral to the 2004 QSPE of $17.3 million in 2004. We retained the non-investment grade rated bonds which had an aggregate face amount and amortized cost at the time of the resecuritization of $21.7 million and $7.5 million, respectively. The retained interests are carried on our balance sheet at December 31, 2004 at an estimated fair value of $17.0 million and are classified as available-for-sale. We measure the estimated fair value of the retained interests based on the present value of the expected future cash flows, which are determined based on the expected future cash flows from the underlying CMBS. The difference between the amortized cost of the retained interests and their fair value is recorded, net of tax, in stockholders' equity as a component of accumulated other comprehensive earnings.

        During 2003, we sold $762.7 million in face amount of non-investment grade CMBS to a qualifying special purpose entity (the "2003 QSPE"). These CMBS were securitized into various classes of non-recourse bonds comprised of $419.5 million face amount of investment grade rated bonds, $74.0 million face amount of non-investment grade rated bonds and $269.2 million face amount of preferred shares in the issuing entity. The 2003 QSPE sold the investment grade rated bonds to unrelated third parties for net proceeds of $412.0 million which was used to pay us for the CMBS collateral securities. In accordance with SFAS No. 140, we recognized a total pretax gain of $47.7 million in 2003 on the sale of the collateral CMBS to the 2003 QSPE. We retained the non-investment grade rated bonds and the preferred equity in the 2003 QSPE. The aggregate face amount of the 2003 retained interests at the date of transfer was $343.2 million, the fair value of which is carried on our balance sheet classified as available-for-sale securities.

        During 2002, we sold $800.6 million in face value of non-investment grade rated CMBS to a qualifying special purpose entity (the "2002 QSPE"). Those CMBS were securitized into various classes of non-recourse bonds comprised of $416.3 million face value of investment grade rated bonds, $94.1 million face value of non-investment grade rated bonds, and $290.2 million face value of preferred shares in the issuing entity. The 2002 QSPE sold the investment grade rated bonds to unrelated third parties for net proceeds of $402.3 million, which was used to pay us for the CMBS collateral securities. We recognized a pretax gain of $45.6 million in 2002 on the sale of the CMBS collateral securities to the 2002 QSPE. We retained the non-investment grade rated bonds and the preferred equity in the 2002 QSPE. The aggregate face amount of the 2002 retained interests at the date of transfer was $384.3 million, the fair value of which is carried on our balance sheets classified as available-for-sale securities.

        The table below summarizes the cash flows received from securitization trusts structured by us during the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
	(In thousands)
Proceeds from new securitizations	$30,261	412,040	402,286
Cash flow on retained interests	$42,448	27,291	6,746

        We measure our retained interests at their estimated fair value based on the present value of the expected future cash flows, which are determined based on the expected future cash flows from the underlying CMBS and from expected changes in LIBOR. Expected future cash flows from the underlying CMBS are determined using our best estimate of certain key assumptions, primarily including anticipated losses and the timing of losses. Expected future cash flows are discounted at market yields for the rated retained interests, depending on the rating of the security, and at a fixed discount rate for the preferred equity considering the related risk. The difference between the amortized cost of the retained interests and their fair values is recorded in stockholders' equity as a component of accumulated other comprehensive earnings (loss).

        At the time of any transfer, we apply certain key assumptions to pre-loss cash flows, in accordance with industry standards, to determine fair value. The fair value of our retained interests at the date of our securitizations (February 2004, July 2003 and July 2002) was determined based on key economic assumptions used in measuring the fair value as follows:

	2004	2003	2002
Weighted average life in years	8.4	11.4	16.1
Residual pre-loss cash flows blended discount rate	10.1%	26.3%	26.5%

        When subsequently measuring the fair value of our retained interests, we apply certain key assumptions to after-loss cash flows. We estimate credit losses and the timing of losses for each loan underlying the CMBS collateral, and accordingly do not apply a constant default rate to the portfolio. At December 31, 2004 and 2003 the amortized costs of our total retained interests were $139.2 million and $140.6 million, respectively, with a combined estimated fair value of $174.7 million and $168.9 million at December 31, 2004 and 2003, respectively, based on key economic assumptions. The sensitivity of the current fair value of our retained interests to immediate adverse changes in those assumptions follows:

	2004	2003	2002
	(In thousands, except statistics)
Weighted average life in years	12.2	14.1	15.6
Estimated credit losses (in total over the life of the trust)	$461,688	448,175	250,857
Impact on fair value of 10% adverse change	$(21,190)	(15,941)	(11,453)
Impact on fair value of 20% adverse change	$(45,534)	(26,937)	(20,866)
Residual after-loss cash flows blended discount rate	15.7%	15.9%	15.6%
Impact on fair value of 100 basis points of adverse change	$(9,795)	(8,879)	(4,998)
Impact on fair value of 200 basis points of adverse change	$(18,717)	(16,952)	(9,535)

        These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a variation in key assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. This non-linear relationship exists because we apply our key assumptions on a loan-by-loan basis to the assets underlying the CMBS collateral. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes to another, which might magnify or counteract the sensitivities. We review all major assumptions periodically using the most recent empirical and market data available, and make adjustments where warranted.

        At December 31, 2004, the total principal outstanding in the three securitization structures was $1,585.0 million, of which $864.5 million has been de-recognized in our financial statements in accordance with the provisions of SFAS No. 140. During the year ended December 31, 2004, the CMBS underlying the retained interests experienced $28.7 million in realized losses, net of recoveries.

4.    Derivative Financial Instruments and Hedging Activities

        In accordance with SFAS No.133, and related interpretations, we record each derivative instrument as either an asset or a liability on our balance sheets at its fair value. At

December 31, 2004 and 2003, we had a derivative liability of $21.0 million and $29.9 million, respectively. At December 31, 2004 and 2003, we had a derivative asset of $3.2 million and $2.1 million, respectively, which is included in other assets on our balance sheets. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship.

Hedging Objectives and Strategies

        We have a risk management policy with the objective of reducing the impact of unpredictable changes in the values of our available-for-sale securities due to movements in interest rates. To meet this objective, we employ hedging strategies to limit the effects of changes in interest rates on the value of our available-for-sale securities.

        We do not enter into derivative instruments for any purpose other than fair value hedging purposes. That is, we do not enter into derivative instruments for speculative purposes. However, the securitization transaction that we completed in July 2002 was structured in such a way that it gave rise to an embedded derivative. Since this embedded derivative was not entered into for hedging purposes, changes in its fair value are recorded in earnings in accordance with SFAS No. 133 and related interpretations. In order to hedge the potential cash flow and earnings volatility of this embedded derivative, we entered into an offsetting derivative instrument in 2003. Because the offsetting derivative is not specifically designated to assets or liabilities, the changes in its fair value and net interest payments are also recorded in earnings. While not a hedge for accounting purposes, this derivative is an effective economic hedge of the embedded derivative from the 2002 securitization transaction, and greatly minimizes the income and cash flow volatility of the embedded derivative that arises due to changes in interest rates.

        Due to the sale of hedged CMBS bonds into the 2003 QSPE, discussed in Note 3, we had a large interest rate swap in a net liability position that was no longer required for hedging purposes. In accordance with our risk management policy, we did two things related to this interest rate swap to minimize volatility in future earnings and cash flow while minimizing our current cash outflow: (i) entered into a derivative transaction (the "reverse swap") to fully offset the changes in value of the existing interest rate swap; and (ii) set up a repayment schedule to compensate the counterparty for the value of the reverse swap. Because the two offsetting swaps are not specifically designated to assets or liabilities, changes in their respective fair values are recorded currently in earnings. The terms of the two swaps are perfectly matched and offset, so that no impact to our cash flow or earnings will occur as interest rates change. The repayment schedule for the reverse swap is considered to be a variable liability for accounting purposes, and accordingly changes in its value impact our earnings. However, the repayment schedule is much less volatile than the derivative to which it relates, and therefore changes in its value are not expected to be material.

        We believe our risk management policy is generally effective. Nonetheless, our profitability may be adversely affected during particular periods as a result of changing interest rates. In addition, hedging transactions using derivative instruments involve risks such as counterparty credit risk. The counterparties to our arrangements are major financial institutions, rated A+ or better, with which we and our affiliates may also have other financial relationships. These counterparties potentially expose us to loss in the event of their non-performance.

Fair Value Hedging Instruments

        To manage the risk associated with unpredictable changes in asset values related to the effect of movements in interest rates on our fixed-rate available-for-sale securities, we periodically use derivative financial instruments, primarily interest rate swap agreements. Under the terms of these swap agreements, we receive variable interest rate payments and make fixed interest rate payments. At December 31, 2004, we had no such interest rate swap agreements hedging changes in asset values. At December 31, 2003, we had seven such interest rate swap agreements hedging changes in asset values with a notional amount of $108.2 million.

        We have designated these interest rate swap agreements as hedges of changes in value due to interest rates on certain available-for-sale securities and record the fair value of the agreements as derivative assets or liabilities. Changes in the fair value of the interest rate swap agreements are recorded in earnings, as are the changes in the fair value of the hedged available-for-sale securities resulting from changes in interest rates.

        If a derivative instrument designated as a fair value hedge is terminated, changes in the value of the hedged available-for-sale securities are reported prospectively in accumulated other comprehensive earnings (loss). If a hedged available-for-sale security matures or is disposed of, we may designate the derivative instrument to other similar assets, or may terminate the related portion of the derivative instrument.

        We recorded a loss of $1.4 million, income of $0.8 million and a loss of $0.8 million during the years ended December 31, 2004, 2003 and 2002, respectively, for ineffectiveness of hedges against changes in asset values. These amounts are included in other operating income, net in our consolidated statements of earnings.

5.    Mortgage Loans, Net

	December 31,
	2004	2003
	(In thousands)
Mortgage loans	$375,513	340,885
Allowance for losses	(2,038)	(2,065)
Unaccreted discounts	(270)	(502)

	$373,205	338,318

        Most of our mortgage loans are structured junior participations in institutional quality short- to medium-term variable-rate real estate loans ("B-Notes"). The amount of mortgage loans, net at December 31, 2004 and 2003 that served as collateral for our borrowings was $2.8 million and $95.1 million, respectively. Included in these amounts were $2.8 million and $69.2 million of mortgage loans at December 31, 2004 and 2003, respectively, which were pledged to creditors and can be repledged or sold by creditors under reverse repurchase agreements. At December 31, 2004, the debt balance outstanding against which the mortgage loans were pledged under repurchase agreements was $1.6 million.

6.    Investments in Unconsolidated Entities

        Summarized financial information on a combined 100% basis related to our unconsolidated entities accounted for by the equity method at December 31, 2004 and 2003 follows:

	December 31,
	2004	2003
	(In thousands)
Assets
Cash	$—	824
Portfolio investments	20,726	868,119
Other assets	53	877

	$20,779	869,820

Liabilities and equity
Accounts payable and other liabilities	$2,252	3,570
Notes and mortgages payable	30,141	540,942
Equity of:
DSHI	(8,071)	85,842
Others	(3,543)	239,466

	$20,779	869,820

        For 2004 our equity in the entity's financial statements shown above is negative compared to our recorded investment of $0.0 in unconsolidated equity due to the recording of a charge in our one remaining unconsolidated entity for impairments on its investments that were other-than-temporary, in accordance with SFAS No. 115. These charges reduced the equity of the entity to a debit balance as shown. We reduced our investment balance to zero, but did not reduce it below zero because the debt of the entity is non-recourse to us, and accordingly we are not obligated to contribute anything further to the unconsolidated entity, although we may choose to do so. For 2003, our equity in the entities' financial statements shown above is higher than our recorded investment in unconsolidated entities by

$2.1 million primarily due also to impairment charges recorded against our investment in the same unconsolidated entity. The entity's portfolio investments consist primarily of CMBS.

        Summarized operating results on a combined 100% basis related to our unconsolidated entities accounted for by the equity method for the years ended December 31, 2004, 2003 and 2002 follows:

	Years Ended December 31,
	2004	2003	2002
	(In thousands)
(Losses) revenues and other income	$(4,635)	59,829	103,625
Costs and expenses	17,892	79,300	67,599

(Losses) earnings of entities	$(22,527)	(19,471)	36,026

Our share of (losses) earnings	$(6,153)	(6,538)	9,508

        At December 31, 2004, 2003 and 2002, all our investments in unconsolidated entities were accounted for by the equity method.

        In 2004, we sold our interests in an unconsolidated entity, Madison Square Company LLC, to another affiliate at net fair value, which was determined to approximate the fair market value. Our investment at the time of sale was $72.2 million.

7.    Mortgage Notes and Other Debts Payable

	December 31,
	2004	2003
	(In thousands)
Secured debt without recourse to us:
Repurchase agreements with floating interest rates (3.65% to 4.58% at December 31, 2004), secured by CMBS, due through April 2007	$62,975	98,786
Secured debt with recourse to us:
Repurchase agreements with floating interest rates (4.20% to 4.28% at December 31, 2004), secured by CMBS and B-Notes, due through January 2008	45,288	34,158
Term loan with floating interest rates, secured by a B-Note	—	8,122

	$108,263	141,066

        Information concerning our more significant debt instruments follows:

Secured Bank Lines

        We have two secured revolving credit lines with an aggregate commitment of $350.0 million of which there were no borrowings outstanding at December 31, 2004. Interest is variable and is based on a range of LIBOR plus 75—LIBOR plus 200. The lines are collateralized by CMBS and mortgage loans and mature through February 2009. The agreements contain certain financial tests and restrictive covenants, none of which are currently expected to restrict our activities.

Repurchase Agreements

        We have eight reverse repurchase obligation facilities ("repos") through which we finance selected CMBS and B-Notes. The repo agreements contain provisions which may require us to repay amounts or post additional collateral prior to the scheduled maturity dates under certain circumstances. For example, if the market value of the collateral falls significantly, we could be required either to use cash flow we need to operate and grow our business, or sell assets at a time when it may not be most appropriate for us to do so in order to generate cash needed to repay amounts under repo obligations. Our repos are summarized below:

Commitment Amount	Outstanding Amount	Collateral Type	Interest Rate	Maturity Date	Recourse
(In thousands)
$100,000	$34,825	CMBS	LIBOR + 150-250	April 2007	Non-recourse
150,000	24,463	CMBS	LIBOR + 125-225	April 2005	Non-recourse
3,687	3,687	CMBS	LIBOR + 125	January 2005	Non-recourse
430,000	43,698	CMBS	LIBOR + 150-300	January 2008	Limited Recourse(1)
120,000	—	CMBS	LIBOR + 150-190	January 2005	Recourse
75,000	—	B-Notes	LIBOR + 150-225	February 2006	Non-recourse
100,000	1,590	B-Notes	LIBOR + 150-225	February 2007	Recourse
100,000	—	B-Notes	LIBOR + 175-275	November 2007	Recourse

$1,078,687	$108,263

(1)
$43.7 million of the commitment is recourse.

Maturities

        The aggregate principal maturities of mortgage notes and other debts payable subsequent to December 31, 2004, assuming extensions which are exercisable at our option, are as follows (in millions): 2005—$28.2; 2006—$1.2; 2007—$68.0; 2008—$10.9; 2009 and thereafter—$0.0.

8.    Financial Instruments

        The following table presents the carrying amounts and estimated fair values of financial instruments held by us at December 31, 2004 and 2003, using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies might have a material effect on the estimated fair value amounts. The table excludes other assets and accounts payable, which had fair values approximating their carrying values.

	December 31,
	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Assets
Mortgage loans, net	$373,205	376,009	338,318	341,031
Investment securities available-for-sale	$1,047,679	1,047,679	902,801	902,801
Liabilities
Mortgage notes and other debts payable	$108,263	108,263	141,066	141,066
Net derivative liability	$17,798	17,798	27,743	27,743

        We used the following methods and assumptions in estimating fair values:

        Mortgage loans, net:    The fair values are based on discounting future cash flows using the current interest rates at which similar loans would be made or are estimated by us on the basis of financial or other information.

        Investment securities available-for-sale:    We classify all of our CMBS securities as available-for-sale. In 2004 and 2003, the fair values of the investment securities are based on quoted market prices, or where quoted market prices are not available, are estimated by us based on discounted expected future cash flows. The fair value of available-for-sale securities of $1,047.7 million and $902.8 million at December 31, 2004 and 2003, respectively, includes unrealized gains of $138.2 million and $135.2 million and unrealized losses of $20.5 million and $35.7 million, respectively.

        Mortgage notes and other debts payable:    The fair value of fixed-rate borrowings is based on quoted market prices, if available, or discounting future cash flows using our incremental borrowing rate. Variable-rate borrowings are tied to market indices, and thereby approximate fair value.

        Net derivative liability:    The fair value of derivatives is based on prices obtained from independent third parties, which represents an estimate of the amounts we would pay or receive to terminate the agreement.

9.    Due to LNR and Affiliates, Net

        At December 31, 2004 and 2003, we had a net intercompany payable of $656.8 million and $599.7 million, respectively. The balances arise when LNR advances money to us for purchases of investments or funds the purchases of investments directly. These balances are reduced when we remit cash collected from our operations to LNR. Although we maintain bank accounts, LNR sweeps our cash nightly reducing our Due to LNR balance. Thus, when we pay dividends, LNR transfers funds back to us increasing our Due to LNR balance. Interest does not accrue on the outstanding balance.

10.    Capital Stock

        We have two classes of common stock. The common stockholders have one vote for each share owned in matters requiring stockholder approval and during the years ended 2004, 2003 and 2002, received dividends of $42,074, $51,091 and $51,091 per share, respectively. Class B common stockholders are not entitled to any votes for any share of Class B common stock and during the years ended 2004, 2003 and 2002, received dividends of $70 per share (which is 7% of the par value of the Class B common stock outstanding) for each year. Prior to any Class B common stockholder effecting any transfer of Class B common stock, it must first be offered to us. As of December 31, 2004, 2003 and 2002, our Parent owned all of the outstanding 4,991 shares of common stock and the outstanding Class B common stock was owned by various individuals who were or are employees of LNR. In the event of a sale of all or substantially all of our assets or any voluntary or involuntary liquidation of us, each holder of a share of Class B common stock shall be entitled to participate in any liquidating distributions with all other holders of common stock, on a pro rata basis based upon the total number of shares of common stock outstanding. However the holder of each share of Class B common stock shall receive 1/100 of the amount of liquidating distributions receivable by a holder of one share of common stock which cannot be greater than the par value per share of the Class B common stock owned.

11.    Earnings Per Share

        The following reconciles the numerator and denominator of the basic and diluted earnings per share calculations for the years ended December 31, 2004, 2003, and 2002, respectively:

	Years Ended December 31,
	2004	2003	2002
	(In thousands, except share amounts)
Numerator
Numerator for basic earnings per share:
Earnings allocable to common shareholders	$133,645	155,535	186,084
Earnings allocable to Class B common shareholders	7	7	7

Net earnings	$133,652	155,542	186,091

Denominator
Denominator for basic earnings per share — weighted average common shares	4,991	4,991	4,991
Denominator for basic earnings per share — weighted average Class B common shares	105	105	105

Denominator for basic and diluted earnings per share — total weighted average common shares	5,096	5,096	5,096

12.    Related Party Transactions

        We have a management and servicing agreement with Lennar Partners, Inc., ("Lennar"), of which we also share our ultimate parent, LNR. During the years ended December 31, 2004, 2003 and 2002, Lennar received management and servicing fees from us totaling $3.2 million, $3.3 million and $3.1 million, respectively, from managing and servicing our assets. These fees are calculated based on a percentage of average invested assets and are included in our general and administrative expenses in the consolidated statements of earnings for each respective year.

13.    Commitments and Contingent Liabilities

        We are subject to various claims, legal actions and complaints arising in the ordinary course of business. In our opinion, the disposition of these matters will not have a material adverse effect on our financial condition, results of operations or cash flows.

14.    Segment Reporting

        SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," established standards for reporting financial and descriptive information about operating segments in annual financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Our chief operating decision maker is our president and chief executive officer.

        We invest in a diversified portfolio of CMBS, collateralized debt obligations and real estate loans. Substantially all of our investments are ultimately collateralized by real estate and earn interest income. We evaluate the performance of each of our individual investments and report on them individually and in logical groups based on the structure of the investments and their ratings, if applicable. However, because the investments in our portfolio share similar economic characteristics, earn interest as their primary source of income and are supported by real estate, these investments have been aggregated into one reportable segment.

15.    Quarterly Data (Unaudited)

        The following table represents unaudited supplemental quarterly financial information for the years ended December 31, 2004 and 2003:

	First	Second	Third	Fourth
	(In thousands, except per share amounts)
2004
Revenues and other operating income	$50,067	36,259	32,910	30,022
Net earnings	$46,405	32,164	28,941	26,142
Net earnings per share-basic:
Common stock	$9,296.17	6,442.98	5,797.11	5,236.40
Class B common stock	$70.00	70.00	70.00	70.00
Net earnings per share-diluted	$9,106.17	6,311.67	5,679.11	5,129.94
2003
Revenues and other operating income	$35,936	31,278	74,194	29,585
Net earnings	$31,584	26,563	70,893	26,502
Net earnings per share-basic:
Common stock	$6,326.81	5,320.65	14,202.61	5,308.52
Class B common stock	$70.00	70.00	70.00	70.00
Net earnings per share-diluted	$6,197.90	5,212.46	13,911.42	5,200.59

        Quarterly and year-to-date computations of per share amounts are made independently; therefore, the sum of per share amounts for the quarters may not equal per share amounts for the year.

16.    Subsequent Events

        Effective January 28, 2005, we undertook a recapitalization of our capital stock involving the authorization of 5,000 shares of a new class of common stock, Class C shares. On that date, LNR exchanged 4,741 shares of our common stock for the newly issued Class C common stock, leaving 250 shares of common stock remaining. Common stock and Class C common stock are identical in all respects except that each share of common stock is entitled to 38 votes while each share of Class C common stock is entitled to one vote.

        Effective February 3, 2005, LNR was merged into a subsidiary of LNR Property Holdings Ltd. ("Holdings"). Holdings is 75% owned by funds and accounts managed by the Cerberus, 20.4% owned by Stuart Miller, former chairman of the Board of LNR, a trust of which he is a principal beneficiary and family partnerships, and 4.6% owned by members of LNR's management. As a result of the merger, LNR became a private entity.

        The merger was recorded using the purchase method of accounting and the purchase price was allocated based on the estimated fair value of the net identifiable assets acquired, including assets recorded on our books. Because our CMBS assets have historically been recorded at fair value, there was no impact on our CMBS balances, except that amortized cost was written up by $152.1 million on the acquisition date to reflect fair value. As part of this merger, CB DSHI Investor LLC ("CB DSHI"), an entity owned by certain investors in Holdings, loaned funds to

LNR. CB DSHI later exchanged this loan receivable from LNR for an ownership interest in DSHI LLC ("DSHI"), (as discussed below).

        Effective March 9, 2005, DSHI Interhold, Inc. was liquidated and Delaware Securities Holdings, Inc. merged with and into DSHI. At that time, the remaining 250 outstanding shares of common stock of Delaware Securities Holdings, Inc. were exchanged for 24,177.5 Class A units (per unit value of $1,000) and 1,272,500 of Class B units (per unit value of $1.00) in DSHI. Class A and Class B units are currently owned 57.45% by DSHI Acquisition Corporation, a wholly owned subsidiary of Holdings, with the remaining 42.55% owned by CB DSHI. Also in conjunction with the merger of Delaware Security Holdings, Inc. into DSHI, the 105 outstanding shares of our Class B common stock were retired, with each outstanding share redeemable for a cash value of $1,000. The 4,741 outstanding shares of Class C common stock were ultimately exchanged for 483,550 preferred units in DSHI, all owned by LNR, and a $42.3 million revolving promissory note payable to LNR. The preferred units earn a return of 10.5% per annum compounded quarterly, and the Class A units earn a return of 10.0% per annum compounded quarterly. The preferred units and Class A units have no voting rights, while the Class B units are each entitled to one vote per unit.

        In March 2005, also in conjunction with the merger of Delaware Security Holdings, Inc. into DSHI, DSHI sold its retained interests in the resecuritization transactions to Diesel Ltd ("Diesel"), another subsidiary of Holdings, in exchange for a $26.2 million note receivable from LNR and a $387.0 million preferred interest in Diesel. The note and the Diesel preferred interest were later exchanged with LNR in satisfaction of intercompany indebtedness owed by DSHI to LNR. The remaining intercompany indebtedness was converted into a revolving note payable, which bears interest at 10% per annum, compounded quarterly.

 DSHI LLC AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except unit/share and per unit/share amounts)

	Successor	Predecessor
	June 30, 2005	December 31, 2004
	(Unaudited)	(Audited)
ASSETS
Restricted cash	$21	—
Investment securities	619,461	1,047,679
Mortgage loans, net	144,731	373,205
Investment in unconsolidated entity	8,131	—
Other assets	6,700	21,598

Total assets	$779,044	1,442,482

LIABILITIES AND MEMBERS'/STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable	$169	146
Accrued expenses and other liabilities	824	4,916
Dividends payable	—	210,000
Derivative liability	3,293	20,954
Mortgage notes and other debts payable	—	108,263
Note payable to LNR Property, net	225,487	—
Due to LNR Property and affiliates	—	656,776

Total liabilities	229,773	1,001,055
Commitments and contingent liabilities (Note 10)
Members'/stockholders' equity:
Preferred units, $1,000 unit value, 483,500 units authorized, issued and outstanding at June 30, 2005	483,550	—
Class A units, $1,000 unit value, 24,177.5 units authorized, issued and outstanding at June 30, 2005	24,178	—
Class B units, $1 unit value, 1,272,500 units authorized, issued and outstanding at June 30, 2005	1,272	—
Common stock, $.01 par value, 50,000 shares authorized, 4,991 shares issued and outstanding at December 31, 2004	—	—
Class B common stock, $1,000 par value, 200 shares authorized, 105 shares issued and outstanding at December 31, 2004	—	105
Additional paid-in capital	—	697,847
Undistributed income (dividends in excess of earnings)	16,791	(374,231)
Accumulated other comprehensive earnings	23,480	117,706

Total members'/stockholders' equity	549,271	441,427

Total liabilities and members'/stockholders' equity	$779,044	1,442,482

See accompanying notes to unaudited consolidated condensed financial statements.

 DSHI LLC AND SUBSIDIARIES

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(In thousands, except unit/share and per unit/share amounts)

	Three-Month Period		Six-Month Period
	Successor	Predecessor	Successor	Predecessor
	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004	Period from March 1 to June 30, 2005	Period from January 1 to February 28, 2005	Six Months Ended June 30, 2004
Revenues
Interest income	$15,940	37,345	20,670	19,753	72,329
Interest income, net—LNR Property	—	—	—	360	—

Total revenues	15,940	37,345	20,670	20,113	72,329

Other operating Income
Equity in losses of unconsolidated entities	(27)	(1,682)	(27)	—	(3,153)
Management and servicing fees	172	—	172	80	25
Gains on sales of investment securities	—	541	—	70,332	17,876
(Loss) gain on derivative financial investments	(233)	(138)	(401)	133	(944)
Other income, net	—	—	37	—	—

Total other operating income	(88)	(1,279)	(219)	70,545	13,804

Costs and expenses
General and administrative	493	854	635	599	1,693
Interest	38	3,240	128	813	6,063
Interest, net—LNR Property	2,967	—	2,897	—	—

Total costs and expenses	3,498	4,094	3,660	1,412	7,756

Net earnings	$12,354	31,972	16,791	89,246	78,377

Weighted average units/shares outstanding:
Basic—Preferred units	483,550	—	492,001	—	—

Basic—Class A units	24,178	—	24,178	—	—

Basic—Class B units	1,272	—	1,272	—	—

Basic—Common stock	—	4,991	—	2,432	4,991

Basic—Class B common stock	—	105	—	102	105

Basic—Class C common stock	—	—	—	2,431	—

Diluted	25,450	5,096	25,450	4,965	5,096

Net earnings per unit/share:
Basic—Preferred units	$25.55	—	34.13	—	—

Basic—Class A units	$—	—	—	—	—

Basic—Class B units	$—	—	—	—	—

Basic—Common stock	$—	6,404.46	—	18,348.61	15,702.10

Basic—Class B common stock	$—	70.00	—	71.84	70.00

Basic—Class C common stock	$—	—	—	18,352.10	—

Diluted	$—	6,273.94	—	17,973.74	15,380.01

See accompanying notes to unaudited consolidated condensed financial statements.

 DSHI LLC AND SUBSIDIARIES

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE EARNINGS

(In thousands)

	Three-Month Period		Six-Month Period
	Successor	Predecessor	Successor	Predecessor
	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004	Period from March 1 to June 30, 2005	Period from January 1 to February 28, 2005	Six Months Ended June 30, 2004
	(Unaudited)
Net earnings	$12,354	31,972	16,791	89,246	78,377

Other comprehensive earnings (loss):
Unrealized gains (losses) on available-for-sale securities arising during the period	23,311	(11,816)	23,480	—	(8,257)
Less: reclassification adjustment for gains on available-for-sale securities included in net earnings	—	(13)	—	(31,193)	(16,186)

Other comprehensive earnings (loss)	23,311	(11,829)	23,480	(31,193)	(24,443)

Comprehensive earnings	$35,665	20,143	40,271	58,053	53,934

See accompanying notes to unaudited consolidated condensed financial statements.

 DSHI LLC AND SUBSIDIARIES

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY(1)

(In thousands, except share amounts)

			Class B Common Stock		Class C Common Stock			Undistributed Income (Dividends in Excess of Earnings)
	Common Stock								Accumulated Other Comprehensive Earnings
							Additional Paid-in Capital
	Shares	Amount	Shares	Amount	Shares	Amount				Total
	(Unaudited)
Balance at December 31, 2004	4,991	$—	105	$105	—	$—	$697,847	$(374,231)	$117,706	$441,427
Conversion of common stock to Class C common stock	(4,741)	—	—	—	4,741	—	—	—	—	—
Net earnings	—	—	—	—	—	—	—	89,246	—	89,246
Change in accumulated other comprehensive earnings, net	—	—	—	—	—	—	—	—	(31,193)	(31,193)
Effect of LNR Property Corporation merger	—	—	—	—	—	—	(146,591)	284,985	(86,513)	51,881
Retirement of common stock	(250)
Retirement of Class B common stock	—	—	(105)	(105)	—	—	—	—	—	(105)
Retirement of Class C common stock	—	—	—	—	(4,741)	—	—	—	—

Balance at February 28, 2005	—	$—	—	$—	—	$—	$551,256	$—	$—	$551,256

(1)
Activity of Predecessor.

See accompanying notes to unaudited condensed financial statements.

 DSHI LLC AND SUBSIDIARIES

UNAUDITED CONSOLIDATED CONDENSED STATEMENT OF MEMBERS' EQUITY(2)

(In thousands, except unit and per unit amounts)

	LNR Property Corporation	DSHI Acquisition Corporation	CB DSHI Investor LLC	Total Members' Equity
	(Unaudited)
Inception of LLC at March 1, 2005
Initial capital contributions of members:
Preferred units, $1,000 unit value, 525,806 units authorized, issued and outstanding	$525,806	—	—	525,806
Class A units, $1,000 unit value, 24,177.5 units authorized, issued and outstanding	—	13,890	10,288	24,178
Class B units, $1 unit value, 1,272,500 units authorized, issued and outstanding	—	731	541	1,272
Adjustment of preferred members' equity and note payable to LNR Property	(42,256)	—	—	(42,256)
Net earnings	16,791	—	—	16,791
Change in accumulated other comprehensive earnings, net	387	13,267	9,826	23,480

Members' equity at June 30, 2005	$500,728	27,888	20,655	549,271

(2)
Activity of Successor.

See accompanying notes to unaudited condensed financial statements.

 DSHI LLC AND SUBSIDIARIES

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

	Successor	Predecessor
	Period from March 1 to June 30, 2005	Period from January 1 to February 28, 2005	Six Months Ended June 30, 2004
	(Unaudited)
Cash flows from operating activities:
Net earnings	$16,791	89,246	78,377
Adjustments to reconcile net earnings to net cash provided by operating activities:
Accretion of discount on investment securities and mortgage loans, net of write-downs	(3,121)	(1,789)	5,470
Amortization of deferred costs	—	512	2,404
Equity in losses of unconsolidated entities	27	—	3,153
Distribution of earnings from unconsolidated entities	—	—	524
Interest received on investment securities in excess of income recognized	9,319	5,543	23,409
Gains on sales of investment securities	—	(70,332)	(17,876)
Losses (gains) on derivative financial instruments	401	(133)	944
Changes in assets and liabilities:
(Increase) decrease in other assets	(3,574)	7,583	(13,288)
(Decrease) increase in accounts payable and accrued liabilities	(3,287)	(4,264)	805

Net cash provided by operating activities	16,556	26,366	83,922

Cash flows from investing activities:
Investment in unconsolidated entity	(8,157)	—	—
Distributions of capital from an unconsolidated entity	—	—	8,105
Purchase of mortgage loans held for investment	(49,114)	(20,015)	(78)
Proceeds from principal collections of mortgage loans held for investment	12,097	48,425	27,056
Purchase of investment securities	(228,269)	(37,354)	(123,973)
Proceeds from principal collections on and sales of investment securities	38,715	703,504	74,276
Increase in restricted cash	(21)	—	—

Net cash (used in) provided by investing activities	(234,749)	694,560	(14,614)

Cash flows from financing activities:
Redemption of Class B common stock	(26)	—	—
Payment of dividends	—	(210,000)	(255,000)
Repurchase agreements and revolving credit lines	—	(108,263)	68,954
Increase (decrease) in note payable to LNR Property, net	218,219	(49,348)	20,758
Net funding from LNR Property and affiliates	—	(353,315)	95,980

Net cash providied by (used in) financing activities	218,193	(720,926)	(69,308)

Net change in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of period	—	—	—

Cash and cash equivalents at end of period	$—	—	—

Supplemental disclosure of cash flow Information:
Cash paid for interest, net of amounts capitalized	$2,954	1,763	3,481
Supplemental disclosure of non-cash investing and financing activities:
Purchases of investment securities financed by seller	$—	—	23,960
Supplemental disclosure of non-cash transfers:
Transfer of certificated B-Notes to investment securities	$—	251,602	—
Transfer of certificated B-Notes to investment securities from affiliates	$—	82,225	—
Transfer of retained portions of resecuritization transactions to affiliate	$—	(413,147)	—
Transfer of B-Notes from LNR Property	$14,360	—	10,600
Adjustment of equity and note payable to LNR Property	$42,256	—	—

See accompanying notes to unaudited consolidated condensed financial statements.

 DSHI LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

The interim financial statements as of June 30, 2005 and for the quarter then ended are unaudited and should be read in conjunction with the December 31, 2004 audited consolidated financial statements. However, in the opinion of our management, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of our financial position, results of operations and cash flows have been included. The nature of our business is such that the results of any interim period are not necessarily indicative of results of a full year.

1.    Merger Transaction

        DSHI LLC ("we," "DSHI," and the "Successor") is a newly created entity, which was merged into Delaware Securities Holdings, Inc. (the "Predecessor"), as described below. We operate a real estate investment and finance business, which engages primarily in investing in high-yielding real estate loans and unrated and non-investment grade rated commercial mortgage-backed securities ("CMBS"). We are organized and managed as a single business segment.

        Effective February 3, 2005, LNR Property Corporation, the ultimate parent of our Predecessor, was merged into a subsidiary of LNR Property Holdings Ltd. ("LNR Property"). LNR Property is 75% owned by funds and accounts managed by the Cerberus Group and its real estate affiliate, Blackacre Institutional Capital Management, LLC and co-investors, 20.4% owned by Stuart Miller, former chairman of the Board of LNR Property Corporation, a trust of which he is a principal beneficiary and family partnerships, and 4.6% owned by members of LNR Property's management. As a result of the merger, LNR Property Corporation became a private entity.

        The merger of LNR Property Corporation was recorded using the purchase method of accounting and the purchase price was allocated based on the estimated fair value of the net identifiable assets acquired, including assets recorded on our books. Because our CMBS assets have historically been recorded at fair value, there was no impact on our CMBS balances, except that amortized cost was written up by $152.1 million on the acquisition date to reflect fair value. Therefore, unrealized gains and losses recorded in equity, related to these balances, were reversed when the merger was recorded. For our remaining assets, primarily loans, fair value approximated book value at the time of the merger.

        Effective March 9, 2005, DSHI Interhold, Inc. (the parent of our Predecessor) was liquidated and our Predecessor merged with and into DSHI. As part of the merger of LNR Property Corporation, CB DSHI Investor LLC ("CB DSHI"), an entity owned by certain investors in LNR Property, loaned funds to LNR Property. CB DSHI later exchanged this loan receivable from LNR Property for an ownership interest in DSHI. See Note 8 for further discussion.

2.    Earnings Per Share

        The following reconciles the numerator and denominator of the basic and diluted earnings per unit/share calculations:

	Three-Month Period
			Six-Month Period
		Predecessor
	Successor		Successor	Predecessor
		Three Months Ended June 30, 2004
	Three Months Ended June 30, 2005		Period from March 1 to June 30, 2005	Period from January 1 to February 28, 2005	Six Months Ended June 30, 2004
	(In thousands)
Numerator
Numerator for basic earnings per unit:
Earnings allocable to preferred unitholders	$12,354	—	16,791	—	—
Earnings allocable to Class A unitholders	—	—	—	—	—
Earnings allocable to Class B unitholders	—	—	—	—	—

Net earnings	$12,354	—	16,791	—	—

Numerator for diluted earnings per unit:
Net earnings	$12,354	—	16,791	—	—
Return to preferred unitholders	(12,354)	—	(16,791)	—	—

Earnings allocable to Class A and Class B unitholders	$—	—	—	—	—

Numerator for basic earnings per share:
Earnings allocable to common shareholders	$—	31,965	—	44,620	78,370
Earnings allocable to Class B common shareholders	—	7	—	7	7
Earnings allocable to Class C common shareholders	—	—	—	44,619	—

Net earnings	$—	31,972	—	89,246	78,377

Denominator
Denominator for basic earnings per unit:
Weighted average preferred units	483,550	—	492,001	—	—
Weighted average Class A units	24,178	—	24,178	—	—
Weighted average Class B units	1,272	—	1,272	—	—
Denominator for diluted earnings per unit—total weighted average units	25,450	—	25,450	—	—
Denominator for basic earnings per share:
Weighted average common shares	—	4,991	—	2,432	4,991
Weighted average Class B common shares	—	105	—	102	105
Weighted average Class C common shares	—	—	—	2,431	—

Denominator for basic and diluted earnings per share—total weighted average shares	—	5,096	—	4,965	5,096

3.    Investment Securities and Mortgage Loans, Net

      At June 30, 2005, $185.1 million and $0.0 of investment securities and mortgage loans, net, respectively, were pledged to lenders and could be repledged or sold by the lenders under repurchase facilities, with the remainder pledged to a senior credit facility to which we are a party (see Note 6 for further discussion). At December 31, 2004, $237.0 million and $2.8 million of investment securities and mortgage loans, net, respectively, were pledged under reverse repurchase facilities.

4.    Securitization Transactions

        In the first quarter of 2005, we sold $914.8 million face amount of non-investment grade CMBS and $304.3 million face amount of B-Notes and mezzanine loans (the "Collateral") to a qualifying special purpose entity (the "2005 QSPE"). The 2005 QSPE sold $360.0 million face amount of non-rated notes and issued $360.0 million face amount of promissory notes and pledged the Collateral to secure its obligations under these notes. The $720.0 million proceeds from the sale and issuance of the notes were used to purchase the Collateral from us. In accordance with SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," we recognized a pretax gain on the sale of the CMBS collateral to the 2005 QSPE of $70.3 million. The 2005 QSPE also issued $499.1 million face amount of preferred shares, which we retained.

        At the time of the LNR Property Corporation merger, we sold our retained interests in the four resecuritization transactions completed between 2002 and 2005 to an affiliate at fair market value in exchange for a note receivable from LNR Property and preferred interest in the affiliate. At the time of the sale, the retained interests had a combined fair market value and amortized cost of $413.1 million. Because the fair value at the time of sale equaled our amortized cost, no gain or loss was recorded on the sale. The note and the preferred interest in the affiliate were later exchanged for partial satisfaction of our intercompany indebtedness owed to LNR Property. Our remaining outstanding balance was formalized into a note to LNR Property which accrues interest (see Note 7.)

5.    Investment in Unconsolidated Entity

        At June 30, 2005, we had an investment in one unconsolidated entity, which holds primarily CMBS. The entity's CMBS were pledged under a $29.8 million reverse repurchase agreement which was non-recourse to us and matured in May 2005. A discounted loan pay off was negotiated that satisfied the debt in full by our purchase of all of the CMBS assets for $14.0 million. At June 30, 2005, our investment in the entity was $8.1 million.

6.    Mortgage Notes and Other Debts Payable

        Prior to or at the time of the merger of LNR Property Corporation, all of our existing secured bank lines and reverse repurchase agreements ("repos") were paid-in full and all commitments were terminated. The funding for the merger, which included fees and expenses and the refinancing of existing indebtedness, amounted to $4.2 billion. These funds were provided through equity from the owners of LNR Property, a senior credit facility of up to $2.35 billion, a $400 million subordinated loan and cash on hand. The $2.35 billion senior secured facility consists of a $1.8 billion senior secured facility (the "Senior Facility") and three mezzanine facilities, the aggregate amount of which is $550 million (the "Mezzanine Facilities"). Substantially all of our assets (CMBS and B-Notes) are pledged as collateral for the Senior Facility of which we are a guarantor of, subject to certain limitations. The Mezzanine Facilities are secured by a pledge of our equity interest in certain subsidiaries. These facilities are consolidated under LNR Property, not under us.

        We have two warehouse facilities (the "Repurchase Facilities") in the form of reverse repurchase agreements, which may require us to repay amounts or post additional collateral prior to the scheduled maturity dates under certain circumstances, with an aggregate commitment amount of $600 million. The Repurchase Facilities will be used to finance newly acquired CMBS and B-Notes. Any CMBS and B-Note purchases that are not financed and pledged to the Repurchase Facilities will be pledged to the Senior Facility.

        Our Repurchase Facilities at June 30, 2005, are summarized below:

Commitment Amount	Outstanding Amount	Collateral Type	Interest Rate	Maturity Date	Recourse
(In thousands)
$300,000	$—	CMBS / B-Notes	LIBOR + 200	February 2010(1)	Non-recourse
300,000	—	CMBS / B-Notes	LIBOR + 200	February 2010(1)	Non-recourse

$600,000	$—

(1)
Assuming two one-year extension options are exercised.

7.    Note Payable to LNR Property, Net

        At June 30, 2005, we had a revolving promissory note payable to LNR Property, net, which originated with intercompany receivable and payable balances that remained following the sale of our retained interests in the resecuritization transactions and other related merger transactions as discussed in Notes 4 and 8. The balances continue to arise when LNR Property advances money to us for purchases of investments or funds the purchases of investments directly. These balances are reduced when we remit cash collected from our operations to LNR Property. Although we maintain bank accounts, LNR Property sweeps our cash nightly reducing our note payable to LNR Property. Thus, when we pay dividends, LNR Property transfers funds back to us increasing our note payable to LNR Property. Interest accrues on the monthly average outstanding receivable and payable balance, net, at a fixed rate per annum of 10% and is accreted to the note.

8.    Members' Equity

        Prior to our merger, in January 2005, we undertook a recapitalization of our capital stock involving the authorization of 5,000 shares of a new class of common stock, Class C shares. On that date, LNR Property Corporation exchanged 4,741 shares of our common stock for the newly issued Class C common stock, leaving 250 shares of common stock remaining. Common stock and Class C common stock are identical in all respects except that each share of common stock is entitled to 38 votes while each share of Class C common stock is entitled to one vote.

        DSHI Interhold, Inc. was liquidated and our Predecessor merged with and into DSHI, effective March 9, 2005. At that time, the remaining 250 outstanding shares of common stock of our Predecessor were exchanged for 24,177.5 Class A units (per unit value of $1,000) and 1,272,500 of Class B units (per unit value of $1.00) in DSHI. Class A and Class B units are currently owned 57.45% by DSHI Acquisition Corporation, a wholly owned subsidiary of LNR Property, with the remaining 42.55% owned by CB DSHI (see Note 1). Also in conjunction with the merger of our Predecessor into DSHI, the 105 outstanding shares of our Class B common stock were retired, with each outstanding share redeemable for a cash value of $1,000. The 4,741 outstanding shares of Class C common stock were ultimately exchanged for 483,550 preferred units in DSHI, all owned by LNR Property, and a $42.3 million revolving promissory note payable with LNR Property (see Note 7).

        The preferred and Class A units have no right or authority to vote on matters other than matters explicitly requiring such vote in the Delaware Limited Liability Company Act or the DSHI LLC Limited Liability Company Agreement. Each Class B unit is entitled to one vote on any matter for which a vote of the members is taken. Additionally, preferred units earn a return based on the capital contribution of each unit, ("preferred return"), accreted at a rate of 10.5% per annum and compounded quarterly. Class A units also earn a return based on the capital contribution for each unit, ("Class A return"), accreted at a rate of 10.0% per annum and compounded quarterly. Class B units do not earn a return on capital contribution.

        Net income for each fiscal year is allocated to the members in the following order and priority: (i) proportionally to preferred members who have been allocated net losses in prior fiscal years up to an amount equal to the cumulative net losses allocated to each member; (ii) proportionally to Class A members who have been allocated net losses in prior fiscal years up to an amount equal to the cumulative net losses allocated to each member; (iii) proportionally to Class B members who have been allocated net losses in prior fiscal years up to an amount equal to the cumulative net losses allocated to each member; (iv) proportionally to the preferred members equal to each member's preferred return; (v) proportionally to the Class A members equal to member's Class A return; and (vi) thereafter, proportionally to the Class B members.

        Net losses for each fiscal year are allocated to the members in the following order and priority: (i) proportionally to the Class B members to the extent of each member's positive balance in its Class B capital account; (ii) proportionally to the Class A members to the extent of each member's positive balance in its Class A capital account; and (iii) proportionally to the preferred members.

        All property and interests in property, real or personal, is deemed owned by us, and no member, individually, has ownership of such property or interest except by owning our units.

9.    Guarantees

        At June 30, 2005, one of our subsidiaries was a guarantor of the Senior Facility, subject to certain limitations. The maturity date of the Senior Facility is February 2010, assuming two one-year extension options are exercised.

10.    Commitments and Contingent Liabilities

        We are subject to various claims, legal actions and complaints arising in the ordinary course of business. In our opinion, the disposition of these matters will not have a material adverse effect on our financial condition, results of operations or cash flows.

11.    Subsequent Event

        In August 2005, we acquired the remaining interest in our unconsolidated entity (see Note 5). As a result, subsequent to the acquisition, we will eliminate our investment in the unconsolidated entity and consolidate $49.3 million face amount of non-rated CMBS, with a net book value of $8.6 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Sole Incorporator of
 LNR Capital Corporation
Miami Beach, Florida

        We have audited the accompanying balance sheet of LNR Capital Corporation as of June 29, 2005. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company at June 29, 2005, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
Certified Public Accountants

Miami, Florida
July 18, 2005

LNR CAPITAL CORPORATION
BALANCE SHEET
As of June 29, 2005

ASSETS
Cash	$5,000

Total assets	$5,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Note payable	$5,000

Total liabilities	5,000
Commitments and contingent liabilities (Note 3)
Stockholders' equity	—

Total liabilities and stockholders' equity	$5,000

See accompanying notes to balance sheet.

LNR CAPITAL CORPORATION
NOTES TO BALANCE SHEET

1. Organization

        LNR Capital Corporation, a Maryland corporation, was formed on June 29, 2005 for the purpose of acquiring and originating a diversified portfolio of commercial real estate structured finance investments. Under the Articles of Incorporation, we are authorized to issue up to 1,000 shares of common stock, $.001 par value per share. We have had no operations since our formation. We were formed on June 29, 2005 and LNR Property Corporation, an indirect wholly owned subsidiary of LNR Property Holdings Ltd. ("LNR Property"), loaned us $5,000.

        In connection with the offering (see Note 2), we will elect to be taxed as a real estate investment trust ("REIT"), under Sections 856 through 859 of the Internal Revenue Code ("IRC") commencing with our taxable year ending on December 31, 2005. Our qualification as a REIT depends on our ability to satisfy on a continuing basis, through actual investment and operating results, various complex requirements under the IRC relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. As a REIT, we generally will not be subject to federal income tax on that portion of our income that is distributed to stockholders, if we distribute at least 90% of our REIT taxable income that we distribute to our stockholders by prescribed dates and comply with various other requirements.

2. Formation and Offering Transaction

        We are in the process of an initial public offering of our common shares. In connection with this offering, we will, through LNR Capital Limited Partnership ("Operating Partnership"), of which we are the sole general partner, acquire from certain subsidiaries of LNR Property a portfolio of real estate related assets ("Initial Portfolio"). A portion of the purchase price for the Initial Portfolio will be paid from the proceeds of this offering.

        We will be externally managed by LNR Capital Management LLC ("our Manager"), an indirect wholly owned subsidiary of LNR Property. LNR Property's employees will perform all functions and services on our behalf. Our management agreement gives us the right of first offer from LNR Property for certain categories of investments, including unrated and non-investment grade rated CMBS, collateralized debt obligations ("CDOs"), B-Notes, and mezzanine debt. In exchange for the services provided by our Manager, we will pay an annual base fee calculated on our shareholders equity, as well as an incentive allocation based on our performance. We do not have, and do not expect to have, any employees.

        We are a newly formed company that will continue the real estate finance activities of LNR Property. We intend to continue to invest in real estate related securities, real estate loans, and other real estate related assets, including commercial mortgage backed securities ("CMBS"), CDOs or other resecuritizations, B-Notes and other subordinated interests related to commercial real estate. We also expect that the real estate underlying these investments will primarily be located in the United States or its territories.

3. Commitments and Contingent Liabilities

        We are not subject to any material litigation.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
 Delaware Securities Holdings, Inc.
Miami Beach, Florida

        We have audited the consolidated financial statements of Delaware Securities Holdings, Inc. and subsidiaries (the "Company") as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, and have issued our report thereon dated July 18, 2005; such report is included elsewhere in this Form S-11. Our audits also included the financial statement schedules of the Company listed in Item 36. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

DELOITTE & TOUCHE LLP
Certified Public Accountants

Miami, Florida
July 18, 2005

Delaware Securities Holdings, Inc.
Schedule IV
Mortgage Loans on Real Estate
December 31, 2004

Description	Interest Rate	Index Floor	Final Maturity Date	Periodic Payment Terms	Prior Liens	Principal Amount of Mortgages	Carrying Amount of Mortgages (A)(D)	Principal Amount of Loans Subject to Delinquent Principal or Interest
							(In thousands)
B-Notes secured by real estate:
Industrial—MI	Libor + 700		2005	Principal and Interest	(C)	$15,523	15,537
Hotel—CA, NY, OH, NC, TN, FL	Libor + 555		2005	Interest Only	(C)	10,829	10,830
Retail center—MO, MN, NV	17.07%		2005	Principal and Interest		847	850
Mobile home—FL, TX, CA	7.15%		2007	Principal and Interest		3,206	2,780
Office building—TX	Libor + 1050	2.00%	2005	Interest Only	(C)	5,445	5,455
Multifamily—WA	Libor + 713	2.50%	2005	Principal and Interest		23,141	23,141
Retail center—MA	Libor + 696		2005	Interest Only	(C)	26,000	26,008
Retail center—UT	11.75%		2008	Interest Only		9,500	9,523
Office building—CA	Libor + 700	2.00%	2006	Interest Only	(B)	7,950	7,950
Office building—NY	Libor + 660	2.75%	2005	Interest Only	(C)	38,500	38,516
Retail center—NY	Libor + 875		2005	Interest Only	(B)	40,000	40,023
Hotel—FL	Libor + 700		2006	Interest Only		10,000	10,038
Hotel—CA, FL, NY	Libor + 700	2.00%	2006	Principal and Interest	(C)	24,934	25,057
Retail center—PR	Libor + 763		2006	Interest Only	(C)	56,500	56,573
Office building—CA	Libor + 800		2005	Interest Only	(C)	10,000	10,041
Office building—CA	Libor + 615	2.00%	2007	Principal and Interest	(C)	33,944	34,018
Office building—NY	11.73%		2011	Interest Only	(C)	10,000	10,000
Retail center—HI	6.36%		2009	Principal and Interest		1,100	803
Office building—NY	Libor + 775		2005	Interest Only		38,000	38,000

						365,419	365,143

Other loans secured by real estate:
Multifamily—FL	Libor + 1250	2.00%	2005	Interest Only		10,000	10,008
Multifamily—FL	6.61%		2011	Principal and Interest		94	92

						10,094	10,100

						375,513	375,243
Allowance for losses							(2,038)

						$375,513	373,205	—

Notes:

(A)
Carrying amounts are net of accreted discounts.

(B)
Loans were paid off during the first quarter 2005.

(C)
Loans were sold in the January 2005 resecuritization transaction.

(D)
The changes in the carrying amounts of mortgages for the years ended December 31, 2004, 2003 and 2002 are as follows (in thousands):
	2004	2003	2002
Balance at beginning of year	$338,318	104,747	36,282
Additions (deductions):
New mortgage loans, net	128,202	274,265	74,107
Collections of principal	(157,928)	(77,919)	(15,915)
Sale of loans	(10,500)	—	—
Accretion of discount	(413)	(359)	(149)
Change in allowance for losses	27	(5)	—
Transfers and other	75,499	37,589	10,422

Balance at end of year	$373,205	338,318	104,747

Delaware Securities Holdings, Inc.
Schedule IV
Mortgage Loans on Real Estate
December 31, 2003

Description	Interest Rate	Index Floor	Final Maturity Date	Periodic Payment Terms	Prior Liens	Principal Amount of Mortgages	Carrying Amount of Mortgages (A)(B)	Principal Amount of Loans Subject to Delinquent Principal or Interest
B-Notes secured by real estate:
Office building / Industrial—AL, FL, GA, IL, KY, TN, WI	Libor + 987	3.00%	2004	Interest Only		$17,500	17,500
Industrial—MI	Libor + 703		2005	Principal and Interest		15,735	15,773
Hotel—CA, FL, NC, NY, OH, TN	Libor + 555		2004	Interest Only		10,829	10,829
Office building—CA	11.00%		2005	Principal and Interest		4,044	4,057
Office building—MO	Libor + 481		2004	Interest Only		9,600	9,115
Office building—NY	Libor + 650	2.55%	2004	Interest Only		9,000	9,000
Retail center—MN, MO, NV	17.07%		2005	Principal and Interest		2,080	2,089
Office building—FL	Libor + 951	2.50%	2005	Interest Only		5,000	5,039
Mobile home—FL, TX, CA	7.15%		2007	Principal and Interest		3,487	2,940
Office building / Industrial—TX	Libor + 1050	2.00%	2005	Interest Only		6,893	6,940
Multifamily—WA	Libor + 713	2.50%	2005	Interest Only		23,350	23,398
Retail center—MA	Libor + 696		2005	Interest Only		26,000	26,031
Retail center—UT	11.75%		2008	Interest Only		9,500	9,538
Office building—NY	Libor + 737	2.75%	2005	Interest Only		15,000	15,024
Office building—CA	Libor + 700	2.00%	2004	Interest Only		7,950	7,871
Office building—NY	Libor + 660	2.75%	2005	Interest Only		38,500	38,543
Office building—NY	Libor + 1100	3.00%	2005	Interest Only		10,500	10,511
Retail center—NY	Libor + 875		2004	Interest Only		40,000	40,051
Multifamily—MO	Libor + 656		2005	Interest Only		7,100	7,125
Office building—CA	Libor + 739		2005	Interest Only		12,100	12,130
Retail center—PR	Libor + 763		2006	Interest Only		56,500	56,584
Office building—CA	Libor + 800		2005	Interest Only		10,000	10,089

						340,668	340,177	—

Other loans secured by real estate:
Other	7.95%-9.50%		2004-2011	Principal and Interest		217	206	28

						217	206	28

						340,885	340,383	28

Loan Loss Reserve							(2,065)

						$340,885	338,318	28

  (A)
  Carrying amounts are net of accreted discounts.

  (B)
  The changes in the carrying amounts of mortgages for the years ended December 31, 2003, 2002 and 2001 are as follows (in thousands):

	2003	2002	2001
Balance at beginning of year	$104,747	36,282	1,228
Additions (deductions):
New mortgage loans, net	274,265	74,107	37,735
Collections of principal	(77,919)	(15,915)	(403)
Accretion of discount	(359)	(149)	7
Change in allowance for losses	(5)	—	(17)
Transfers and other	37,589	10,422	(2,268)

Balance at end of year	$338,318	104,747	36,282

                        Shares

Common Stock

PROSPECTUS
, 2005

Deutsche Bank Securities
Goldman, Sachs & Co.
Citigroup
Merrill Lynch & Co.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

        The following table sets forth an estimate of the fees and expenses payable by the registrant in connection with the registration of the common stock offered hereby. All of such fees and expenses, except for the Registration Fee, are estimated:

Registration Fee—Securities and Exchange Commission		$88,275
New York Stock Exchange listing fee
NASD Filing fee		75,500
Transfer Agent fees
Legal fees and expenses
Accounting fees and expenses
Printing fees and expenses
Miscellaneous

Total	$

        All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the registrant, other than underwriting discount and selling commissions, if any.

Item 32. Sales to Special Parties

        None.

Item 33. Recent Sales of Unregistered Securities

        None. Prior to the effectiveness of this Registration Statement we will issue one share of common stock to LNR Property Corporation, in return for consideration of $.001. We intend to issue             shares of our common stock as part of our Formation Transactions. In addition, as part of our Formation Transactions, the Operating Partnership intends to issue                      OP Units to subsidiaries of LNR Property Corporation, each of which is initially redeemable at the holder's option for one share of our common stock or cash, at our election.

Item 34. Indemnification of Directors and Officers; Insurance

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  active and deliberate dishonesty established by a final judgment as being material to the cause of action.

        Our charter contains such a provision that eliminates directors' and officers' liability to the maximum extent permitted by Maryland law. Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

        Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

        Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in such capacity, or in the defense of any issue, claim or matter in such a proceeding. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        We have obtained a policy of insurance under which our directors and officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 35. Treatment of Proceeds from Stock Being Registered

        None of the proceeds of the offering will be credited to an account other than the appropriate capital share account.

Item 36. Exhibits and Financial Statement Schedules

  (a)
  See page F-1 for an index of the financial statements and financial statement schedules that are being filed as part of this Registration Statement.

  (b)
  The following is a list of exhibits filed as part of this Registration Statement:

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1*	Amended and Restated Articles of Incorporation of the Registrant
3.2*	Bylaws of the Registrant
4.1*	Form of Certificate for Common Stock
5.1*	Opinion of DLA Piper Rudnick Gray Cary US LLP as to the legality of the securities being issued
8.1*	Opinion of Schulte Roth & Zabel LLP as to certain U.S. federal income tax matters
10.1*	Form of Management Agreement between Registrant and LNR Property Corporation
10.2*	Form of Operating Partnership Agreement of LNR Capital Limited Partnership
10.3*	Form of Services Agreement between LNR Capital Management LLC and LNR Property Corporation
10.4*	Form of CDO Sale Agreement between Diesel Ltd. and Registrant
10.5*	Form of CMBS Exchange Agreement between LNR Securities Holdings LLC and LNR Capital Limited Partnership
10.6*	Form of OP Purchase Agreement between LNR Property Corporation and Registrant
10.7*	Stock Incentive Plan
21.1*	Subsidiaries of the Registrant
23.1	Consent of Deloitte & Touche LLP
23.2*	Consent of DLA Piper Rudnick Gray Cary US LLP (included within Exhibit 5.1 hereto)
23.3*	Consent of Schulte Roth & Zabel LLP (included within Exhibit 8.1 hereto)
24.1	Powers of Attorney (included on the signature page hereto)

*
To be filed by amendment.

Item 37. Undertakings

  (a)
  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  (b)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c)
  The undersigned registrant hereby further undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, LNR Capital Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on 9th day of September, 2005.

LNR CAPITAL CORPORATION
By:	/s/ JEFFREY P. KRASNOFF Name: Jeffrey P. Krasnoff Title: Chairman of the Board and Director

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

        EACH PERSON IN SO SIGNING, ALSO MAKES, CONSTITUTES AND APPOINTS ZENA M. DICKSTEIN, BRIAN TAGESON AND STEVE BJERKE, AND EACH OF THEM ACTING ALONE, HIS OR HER TRUE AND LAWFUL ATTORNEY-IN-FACT, WITH FULL POWER OF SUBSTITUTION, TO EXECUTE AND CAUSE TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, ANY AND ALL AMENDMENTS AND POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT, WITH EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, AND ANY RELATED REGISTRATION STATEMENT AND ITS AMENDMENTS AND POST-EFFECTIVE AMENDMENTS FILED PURSUANT TO RULE 462(B) UNDER THE ACT, WITH EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, AND HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEY-IN-FACT OR HIS OR HER SUBSTITUTE OR SUBSTITUTES MAY DO OR CAUSE TO BE DONE BY VIRTUE THEREOF.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT B. CHERRY Robert B. Cherry	Chief Executive Officer and Director	September 9, 2005
/s/ BRIAN TAGESON Brian Tageson	Chief Financial Officer, Chief Accounting Officer and Treasurer	September 9, 2005
/s/ JEFFREY P. KRASNOFF Jeffrey P. Krasnoff	Chairman of the Board and Director	September 9, 2005

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1*	Amended and Restated Articles of Incorporation of the Registrant
3.2*	Bylaws of the Registrant
4.1*	Form of Certificate for Common Stock
5.1*	Opinion of DLA Piper Rudnick Gray Cary US LLP as to the legality of the securities being issued
8.1*	Opinion of Schulte Roth & Zabel LLP as to certain U.S. federal income tax matters
10.1*	Form of Management Agreement between Registrant and LNR Capital Management LLC
10.2*	Form of Operating Partnership Agreement of LNR Capital Limited Partnership
10.3*	Form of Services Agreement between LNR Capital Management LLC and LNR Property Corporation
10.4*	Form of CDO Sale Agreement between Diesel Ltd. and Registrant
10.5*	Form of CMBS Exchange Agreement between LNR Securities Holdings LLC and LNR Capital Limited Partnership
10.6*	Form of OP Purchase Agreement between LNR Property Corporation and Registrant
10.7*	Stock Incentive Plan
21.1*	Subsidiaries of the Registrant
23.1	Consent of Deloitte & Touche LLP
23.2*	Consent of DLA Piper Rudnick Gray Cary US LLP (included within Exhibit 5.1 hereto)
23.3*	Consent of Schulte Roth & Zabel LLP (included within Exhibit 8.1 hereto)
24.1	Powers of Attorney (included on the signature page hereto)

*
To be filed by amendment.

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TABLE OF CONTENTS
SUMMARY
The Offering
Our Corporate Information
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DISTRIBUTION POLICY
CAPITALIZATION
DILUTION
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
LNR Capital Corporation Unaudited Pro Forma Combined Condensed Balance Sheet As of June 30, 2005 (In thousands)
LNR Capital Corporation Unaudited Pro Forma Combined Condensed Statement of Earnings For the Six Months Ended June 30, 2005 (In thousands, except unit/share and per unit/share amounts)
LNR CAPITAL CORPORATION Unaudited Pro Forma Combined Condensed Statement of Earnings For the Year Ended December 31, 2004 (In thousands, except share and per share amounts)
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
OUR MANAGER
MANAGEMENT
THE OPERATING PARTNERSHIP AGREEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS; INDEMNIFICATION AND ADVANCE OF EXPENSES
CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND OUR CHARTER AND BYLAWS
INVESTMENT COMPANY ACT CONSIDERATIONS
ERISA CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
DELAWARE SECURITIES HOLDINGS, INC. CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share amounts)
DELAWARE SECURITIES HOLDINGS, INC. CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except share and per share amounts)
DELAWARE SECURITIES HOLDINGS, INC. CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS (In thousands)
DELAWARE SECURITIES HOLDINGS, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (In thousands, except share amounts)
DELAWARE SECURITIES HOLDINGS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
DELAWARE SECURITIES HOLDINGS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DSHI LLC AND SUBSIDIARIES CONSOLIDATED CONDENSED BALANCE SHEETS (In thousands, except unit/share and per unit/share amounts)
DSHI LLC AND SUBSIDIARIES UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS (In thousands, except unit/share and per unit/share amounts)
DSHI LLC AND SUBSIDIARIES UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE EARNINGS (In thousands)
DSHI LLC AND SUBSIDIARIES UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY(1) (In thousands, except share amounts)
DSHI LLC AND SUBSIDIARIES UNAUDITED CONSOLIDATED CONDENSED STATEMENT OF MEMBERS' EQUITY(2) (In thousands, except unit and per unit amounts)
DSHI LLC AND SUBSIDIARIES UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (In thousands)
DSHI LLC AND SUBSIDIARIES NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
LNR CAPITAL CORPORATION BALANCE SHEET As of June 29, 2005
LNR CAPITAL CORPORATION NOTES TO BALANCE SHEET
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Delaware Securities Holdings, Inc. Schedule IV Mortgage Loans on Real Estate December 31, 2004
PROSPECTUS , 2005
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
EXHIBIT INDEX
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX